As filed with the U.S. Securities and Exchange Commission on November 26, 2018

Registration No. 333-227744

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERCANTIL BANK HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	65-0032379 (I.R.S. Employer Identification Number)

220 Alhambra Circle

Coral Gables, Florida 33134

(305) 460-8728

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Millar Wilson

Chief Executive Officer

Mercantil Bank Holding Corporation

220 Alhambra Circle

Coral Gables, Florida 33134

(305) 460-8728

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ralph F. MacDonald III Jones Day 1420 Peachtree Street, N.E., Suite 800 Atlanta, Georgia 30309 (404) 521-3939	Nicholas A. Kronfeld John Banes Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Class A common stock, par value $0.10 per share	$225,000,000	$27,270.00+

+	Previously paid.
(1)	Includes the offering price of shares of Class A common stock that may be sold if the option to purchase additional shares of Class A common stock granted to the underwriters is exercised.
(2)

This amount represents the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant and the selling shareholder. This figure is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933 based on an estimate of the proposed maximum offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling shareholder may offer these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 26, 2018

PRELIMINARY PROSPECTUS

            Shares

Class A Common Stock

This is the initial public offering of Mercantil Bank Holding Corporation’s Class A common stock, which we refer to as the Offering. We are a bank holding company for Amerant Bank, N.A., a national bank headquartered in Coral Gables, Florida. We are rebranding our organization as Amerant.

We are offering 6,100,000 shares of our Class A common stock. Mercantil Servicios Financieros, C.A., the selling shareholder identified in this prospectus, is offering all of its 4,922,477 shares of our Class A common stock. We will not receive any of the proceeds from the sale of the shares being sold by the selling shareholder.

We currently estimate that the Offering price per share of our Class A common stock will be between $16.50 and $18.50 per share. Our Class A common stock and our Class B common stock are listed on the Nasdaq Global Select Market under the trading symbols “AMTB” and “AMTBB,” respectively. On November 23, 2018, the last reported sales price of our Class A common stock was $15.27 per share.

Our Class B common stock is not convertible into our Class A common stock and no shares of our Class B common stock are included in this Offering.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 25, for a discussion of certain risks that you should consider before investing in our Class A common stock.

Neither the United States Securities and Exchange Commission nor any state securities commission nor regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Our Class A common stock is not a deposit and is not insured or guaranteed by the FDIC or any other governmental agency.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, which we refer to as the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act. Therefore, we are allowed to provide in this registration statement, which we refer to as the Offering Registration Statement, more limited disclosures than a registrant that would not so qualify. In addition, for so long as we remain an emerging growth company, we may also take advantage of certain limited exceptions from investor protection laws such as the Sarbanes-Oxley Act of 2002, which we refer to as the Sarbanes-Oxley Act, and the Investor Protection and Securities Reform Act of 2010, for limited periods. See “Emerging Growth Company Status” below.

	Per Share	Total
Offering price	$	$
Underwriting discount (1)	$	$
Proceeds to us before expenses	$	$
Proceeds to selling shareholder before expenses	$	$

(1)	See “Underwriting” for additional information regarding the underwriting discounts and commissions and certain expenses payable to the underwriters by us.

The underwriters have an option for a period of 30 days to purchase up to an additional 1,653,372 shares of our Class A common stock from us at the Offering price less the underwriting discount.

The underwriters expect to deliver the shares of our Class A common stock to purchasers on or about                     , 2018 through the book-entry facilities of The Depository Trust Company.

RAYMOND JAMES	KEEFE, BRUYETTE & WOODS A Stifel Company
STEPHENS INC.

SUNTRUST ROBINSON HUMPHREY	FIG PARTNERS, LLC

The date of this prospectus is                     , 2018

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ABOUT THIS PROSPECTUS

Unless the context indicates otherwise, references in this prospectus to “we,” “our,” “us,” and the “Company” refer to Mercantil Bank Holding Corporation, a Florida corporation, and its consolidated subsidiaries. All references in this prospectus to “Amerant Bank” or “the Bank” refer to Amerant Bank, N.A., our wholly-owned bank subsidiary.

Neither we, the selling shareholder nor the underwriters have authorized anyone to provide you with information that is additional to, different from, or inconsistent with, that contained in this prospectus. If anyone provides you with additional, different or inconsistent information, you should not rely on it as having been authorized by us, the selling shareholder or the underwriters. Neither we, the selling shareholder nor the underwriters take responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of our Class A common stock offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. Neither we, the selling shareholder nor the underwriters are making an offer of, or a solicitation of an offer to buy, shares of our Class A common stock in any state, country or other jurisdiction where the offer or solicitation is not permitted. You should not assume that the information in this prospectus or any free writing prospectus is accurate as of any date other than the date of the applicable document regardless of its time of delivery or the time of any sales of our Class A common stock. Our business, financial condition, results of operations and cash flows may have changed since the date of the applicable document.

This prospectus describes the specific details regarding this Offering and the terms and conditions of our Class A common stock being offered hereby and the risks of investing in our Class A common stock. For additional information, please see the section entitled “Where You Can Find More Information.”

INDUSTRY AND MARKET DATA

This prospectus includes industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry and internal company surveys. These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements.” Trademarks used in this prospectus are the property of their respective owners, although for presentational convenience, we may not use the ® or the ™ symbols to identify such trademarks.

EMERGING GROWTH COMPANY STATUS

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with

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the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, the trading market for our securities may be reduced, and the prices of our securities may be traded at lower prices and experience greater volatility.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period, for as long as it is available.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act and (b) in which we have total annual gross revenue of at least $1.07 billion, (2) the date on which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (3) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” have the meaning provided in the JOBS Act.

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SUMMARY

This summary highlights information included elsewhere in this prospectus and does not contain all of the information you should consider in making an investment decision. You should read this entire prospectus carefully, including the sections entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Selected Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto before making an investment decision regarding our Class A common stock.

For all historical periods described, we have reported our financial condition and results of operations and other financial data, including certain ratios and information calculated for bank regulatory purposes as of and for the periods shown herein. The historical financial information presented may not be indicative of our future operating results or financial condition as a standalone public company.

About Our Company

Our Company

We are a bank holding company headquartered in Coral Gables, Florida, with $8.4 billion in assets, $6.2 billion in loans, $6.2 billion in deposits, $727.7 million of shareholders’ equity and $1.7 billion in assets under management and custody as of September 30, 2018. We provide individuals and businesses a comprehensive array of deposit, credit, investment, wealth management, retail banking and fiduciary services. We serve customers in our United States markets and select international customers. These services are offered through Amerant Bank, N.A., or the Bank, which is also headquartered in Coral Gables, Florida, and its subsidiaries. Fiduciary, investment and wealth management services are provided by the Bank’s national trust company subsidiary, or the Trust Company, and the Bank’s securities broker-dealer subsidiary, or Investment Services. We call these services and entities wealth management.

The Bank was founded in 1979 and is the largest community bank headquartered in Florida. We currently operate 23 banking centers where we offer personal and commercial banking services. The Bank’s primary markets are South Florida, where we operate 15 banking centers in the Miami-Dade, Broward and Palm Beach counties; the greater Houston, Texas area, where we have eight banking centers that serve nearby areas of Harris, Montgomery, Fort Bend and Waller counties; and the New York City area, where we have a loan production office, or LPO, in Midtown Manhattan. We are opening a LPO in Dallas, Texas in the fourth quarter of 2018. We currently have 948 full time equivalent employees, or FTEs, throughout our markets. We have no foreign offices.

From 1987 through December 31, 2017, we were a wholly-owned subsidiary of Mercantil Servicios Financieros, C.A., which we refer to as MSF or the selling shareholder. On March 15, 2018, MSF transferred 100% of our outstanding Class A common stock and Class B common stock, together, the Company Shares, to a newly created Florida common law, non-discretionary, grantor trust, which we refer to as the Distribution Trust or the Trust. TMI Trust Company is the trustee of the Distribution Trust. See “Certain Relationships and Related Party Transactions—Distribution Trust.”

On August 10, 2018, we completed our spin-off from MSF, or Spin-off, through the distribution, or Distribution, of 19,814,992 shares of our Class A common stock and 14,218,596 shares of our Class B common stock in each case adjusted for the October 24, 2018 stock split. The shares distributed in the Distribution, or Distributed Shares, constitute 80.1% of the total issued and outstanding Company Shares of each class. As a result of the Distribution, each holder of record of MSF’s Class A common stock or Class B common stock on April 2, 2018 received one share of our Class A common stock or one share of our Class B common stock for each share of MSF Class A common stock or Class B common stock, respectively.

The Distributed Shares were registered with the United States Securities and Exchange Commission, or SEC, on Form 10, or the Spin-off Registration Statement. Except for Company Shares held by our affiliates, including Company Shares held in the Distribution Trust on behalf of MSF, the Distributed Shares are freely transferable.

The Distribution Trust retains the remaining 19.9% of the outstanding Company Shares of each class pending their sale or disposition by MSF. These shares are called the Retained Shares. MSF, as the selling shareholder, seeks to sell all of its 4,922,477 Class A Retained Shares in the Offering.

Our Class A common stock and Class B common stock is listed on the Nasdaq Global Select Market under the trading symbols “AMTB” and “AMTBB,” respectively.

New Brand

We are rebranding our Company as Amerant. We believe our new name and logo will identify us as separate and distinct from MSF and promote our strategic focus as a community bank with its own identity. All the entities in our organization are adopting the new name and logo, and the Company will formally change its name, subject to shareholder approval, following our 2019 annual shareholders’ meeting. We changed the Nasdaq Global Select Market trading symbols for our Class A common stock and Class B common stock to “AMTB” and “AMTBB,” respectively, to reflect the new brand.

Competitive Strengths

Established Franchise and Attractive Markets

We believe we have developed a strong reputation as well as deep client relationships in our markets during our over 30 years of business. We operate in high growth markets in Florida, Texas, and New York. Our management has a track record of profitable organic growth, a conservative credit culture, and a community-focused approach to banking in our markets.

We are the largest community bank in Miami and a leading bank serving Hispanic communities. Substantial amounts of our operations are in the greater Houston, Texas area, where we are growing a diversified loan and domestic deposit base. Our New York LPO serves the greater New York City area and originates commercial real estate, or CRE, loans. We are experienced in this market, and we compete for and make CRE loans to sophisticated borrowers, including many with long relationships with the Bank.

Growing Domestic Deposits

We are successfully executing our domestic deposit strategy. Our domestic deposits have grown from $2.5 billion to $3.0 billion from December 31, 2016 to September 30, 2018, representing a compound annual growth rate, or CAGR, of 12.70%. Although we have selectively closed approximately $272 million of foreign deposits since December 31, 2016, because of their compliance costs and risks, we continue to serve our valued international customers and others who meet our criteria. We had approximately $3.2 billion of foreign deposits at September 30, 2018. Our deposits from foreign depositors, predominantly Venezuelans, had an average annual cost of approximately 0.25% for the nine months ended September 30, 2018.

The following chart summarizes the change in the geographic composition of our deposit mix from the fourth quarter of 2015 to the third quarter of 2018:

We seek continued core deposit growth through our needs-based consultative sales and servicing approach, and through improving deposit account penetration among our commercial and wealth management customers, and we are in the process of transforming our banking centers. We also benefit from our long-term experience in providing banking services to sophisticated domestic and international customers.

Well-Positioned Loan Portfolio

Our loans are diversified across asset classes and geographic markets. Our asset sensitive balance sheet is positioned to drive net interest margin, or NIM, expansion in the current rising interest rate environment. Our disciplined underwriting culture is reflected in our outstanding credit performance. We continue to replace lower yielding international commercial and financial institution loans with higher yielding domestic commercial and industrial, or C&I, loans, CRE loans, and other mortgage lending to increase our net income. Our banking teams are well-positioned to serve the needs of our communities. Our employees are generally bilingual in English and Spanish, which enables us to serve Hispanic and English speaking customers in South Florida and Texas. We believe our commitment to strength and soundness, compliance with applicable laws, and our code of ethics is the best way to maintain our reputation and long-term success.

The following chart summarizes the change in the geographic composition of our loan portfolio from the fourth quarter of 2015 to the third quarter of 2018:

Differentiated Fee Income Platform

We leverage our various fee income generating platforms across our diverse client base. Wealth management had approximately $1.7 billion of assets under management at September 30, 2018. We believe that our Trust Company, Investment Services and private banking provide comprehensive services, which are unique for a bank of our size. We offer these services through a consultative process designed to meet our clients’ objectives. The Bank, Trust Company and Investment Services seek to appropriately cross-sell all their respective services to build broader relationships with our customers. We believe our scalable investment, fiduciary and private banking platforms will enable us to provide personalized services complementary to our deposit and lending capabilities to additional clients, driving future growth and profitability.

The Company’s non-interest income, including the $10.5 million gain in 2017 on the sale of the New York Building, has averaged 24.8% of net interest income and non-interest income before taxes from December 31, 2012 to September 30, 2018.

Experienced Management

We are led by a team of experienced banking executives, most of whom are very knowledgeable about our markets. Most of our executive team has spent at least 20 years with us or our former parent company. See “Management.”

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Millar Wilson has served as an officer and a director of the Bank since 1987, and our Chief Executive Officer since 2009. Mr. Wilson has served in various roles with MSF for over 40 years, including as Executive Director of International Business from 2013 until January 2018. Mr. Wilson has served as a member of the board of directors of the Federal Reserve Bank of Atlanta, Miami Branch since 2013.

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Alberto Peraza was appointed as our Co-President and Chief Financial Officer in February 2018. Mr. Peraza provides support and guidance to the Chief Executive Officer on our business strategy. He directly manages all finance areas, including treasury, budgeting, tax and reporting. He is also responsible for investor and public relations. Mr. Peraza has served in various roles with us since 1992, including as President and Chief Operating Officer of the Bank from 2013 to 2018, Chief Financial Officer of the Bank from 1995 to 2013 and Corporate Secretary of the Bank from 1998 to 2004.

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Alfonso Figueredo became our Co-President and Chief Operating Officer in February 2018. Mr. Figueredo is responsible for all day-to-day business operations and administration activities, including operations and technology, human resources, legal, credit services and administration. Mr. Figueredo has served in various roles with MSF since 1988, including as Executive Vice President of Operations & Administration from 2015 to 2018 and Chief Financial Officer from 2008 to 2015.

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Miguel Palacios was appointed as our Executive Vice President and Chief Business Officer in February 2018. Mr. Palacios is responsible for implementing our corporate strategies, managing the business units and our products and channels, and establishing performance and production targets to achieve our financial objectives. He has held various roles since joining the Bank in 2005, including as Executive Vice President and Domestic Personal and Commercial Manager from 2012 to 2018, Special Assets Manager from 2009 to 2012 and Corporate International-LATAM Manager from 2005 to 2009. Mr. Palacios has also served in various roles with MSF since 1992.

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Alberto Capriles was appointed as our Executive Vice President in February 2018 and has been our Chief Risk Officer since 2016. Mr. Capriles is responsible for all enterprise risk management oversight, including credit, market, operational and information security risks. Mr. Capriles served in various roles with MSF, including Corporate Treasurer from 2008 to 2015, head of Corporate Market Risk Management from 1999 to 2008, and as Corporate Risk Specialist from 1995 to 1999, where he led the project to implement MSF’s enterprise risk management model.

Enhanced Profitability

The Spin-off and this Offering simplify our business and regulation. The Spin-off has sharpened our focus on our strategy to increase our return on assets, or ROA, and return on equity, or ROE, through margin expansion, shift in loan mix, efficiencies, appropriate cross-selling of services, increased fee income and growth in our various businesses. We intend to continue to build on our already improving financial performance as part of a multi-year strategic plan which focuses on increasing our core domestic business and profitability.

As we have continued to execute on our plan, we have seen significant improvement in key profitability and operating measures as follows:

	Nine Months Ended		Growth Rates
	September 30, 2018	September 30, 2017
	(in thousands, except percentages)
Total interest income	$227,472	$201,114	13.11%
Net interest income	$162,255	$154,858	4.78%

We believe that our cost reduction program will generate a significant reduction in noninterest expenses as a result of our simplified business model and as better technology is deployed. In addition, our asset sensitive balance sheet is expected to result in further margin expansion as a result of the current rising rate environment. Our redeployment from lower yielding loans and securities into higher yielding U.S. C&I loans and CRE loans is further expected to improve our NIM.

We intend to use the net proceeds which we receive from the Offering first to repurchase, subject to Federal Reserve approval, up to all 3,532,457 shares of our Class B common stock held by MSF. After repurchasing all of our Class B common stock held by MSF, we intend to use the remaining proceeds to redeem, subject to Federal Reserve approval, up to $53.9 million of our highest cost outstanding trust preferred securities with annual fixed interest rates ranging from 10.60% to 8.90% starting with the most expensive trust preferred securities. Redemption of all $53.9 million of these trust preferred securities would reduce our annual interest expense by approximately $5.2 million. Any remaining proceeds will be used for general corporate purposes, including technology investments to implement our strategic plan. See “Use of Proceeds.”

Our Business Strategy

We recently conducted a strategic review with the assistance of a nationally known consulting firm to evaluate our post Spin-off business strategy as an independent company. As part of our Spin-off from MSF, our business model and product offerings are being simplified and focused on U.S. domestic lending.

We have adopted and are in the early stages of implementing our strategic plan to simplify our business model and focus our activities as a community bank serving our domestic customers and select foreign depositors, and wealth management and fiduciary customers.

Our strategic objectives include:

•	Increase domestic core deposits by bundling products and improving customer and market data to improve deposit offerings and gain a greater share of each customer’s business;

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Enhance retail and commercial sales approaches with better data and customer relationship management, or CRM, tools, improved banking centers of the future, and a consultative approach to identify and meet customer needs, while reducing banking center occupancy and staffing costs;

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Replace the approximately $300 million of low yielding foreign Corporate LATAM loans outstanding at September 30, 2018 as these mature this year and in the first quarter of 2019, with higher margin domestic loans;

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Focus on domestic lending opportunities, especially relationship-driven consumer loans (including residential first mortgages and home equity loans), retail lending (including personal and small business loans) and C&I and CRE loans, which may improve our returns at lower risks than various types of credit we have made historically;

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Improve cross-selling among all business lines, with a focus on attracting core deposits, fee income and loans, while building broader, more profitable customer relationships, including wealth management;

•	Increase non-interest fee income through our cash management products, interest rate swaps, private banking and wealth management services;

•	Build our scalable wealth management business with more domestic, as well as international, customers;

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Expand by four new banking centers of the future in South Florida through 2020, reconfigure banking centers to smaller banking center of the future facilities, and relocate certain banking centers to better locations as existing leases expire;

•	Improve the customer experience by:

•	improving online and mobile banking for retail and commercial customers;

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transforming our banking centers to provide a seamless retail banking experience with staff focused on consultative customer service across the full range of products we offer with less emphasis on routine transactions;

•	streamlining and speeding product applications, transactions and customer processes compliant with regulatory requirements, such as data privacy and anti-money laundering; and

•	providing quicker decisions on customer requests while maintaining accountability and appropriate credit and compliance standards;

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Reduce the number of our computer applications and programs and streamline our processes to increase efficiency through approximately $10 to $15 million of technology investments over the next 3 years;

•	Reduce staffing generally, including as a result of more automated and better integrated systems, and reduced staffing in the banking centers of the future;

•	Improve the quality and reduce the costs of our capital by redeeming approximately $53.9 million of high cost, fixed rate trust preferred securities;

•	Reduce and reorganize the space we occupy in our main office to increase the amount and attractiveness of space available for lease to third parties;

•	Expand and improve the capabilities of our online bank to offer deposit accounts nationwide; and

•	Align responsibilities and incentives to achieve these goals.

Our plan includes replacing existing technology and information systems with a reduced number of systems that are better integrated, and which automate and speed our customer and compliance processes, while enabling us to improve the data we use to better understand and anticipate our markets’ and customers’ needs. We also continue to implement digital banking services and further automate manual customer service and back office processes. We believe these enhanced processes and systems will promote our growth, efficiency and profitability.

We attribute much of our success to our strong culture of customer service, credit policies, internal controls and regulatory compliance, and our experience as a subsidiary of a large, well-established, sophisticated multinational banking organization. In contrast to many community banks, we have extensive experience working with larger, sophisticated customers to provide solutions for their entire banking and wealth management needs. We operate in highly attractive markets and will seek to expand to meet those markets’ needs, such as with an additional banking center in Palm Beach, as well as expand in other markets in Florida and Texas with attractive demographics, including Dallas. We will continue to serve our existing profitable international customer base, and will seek select new customers that meet our risk and profitability objectives.

We believe that we have substantially completed our strategic reduction in our international customer base to reduce our risks and costs. We selectively closed accounts held by certain Venezuelan and other international customers with approximately $272 million of deposits in 2017 and the first nine months of 2018. We expect to redeploy maturing foreign loans into higher yielding domestic loans. Our domestic deposit strategy is expected to fund anticipated loan growth. We will use FHLB advances to match fund real estate loans. We are seeing substantial growth in the Houston market and continued growth in Florida. We have increased our core domestic deposits, and will continue do to so through our needs-based consultative sales and service approach. We have improved our deposit account penetration among our commercial customer base and are seeking further increases in these deposits.

We believe that our bank model, including wealth management, provides a seamless, multi-channel client experience that permits us to build upon existing customer relationships and attract new, profitable business. Our focus is gaining an increased share of wallet and non-lending products from our existing client base, and using a consultative approach to increase our customers, generally. We plan to leverage our wealth management capabilities and focus on other cross-selling opportunities. We seek to increase our deposits from our borrowers and loans and deposits from our wealth management customers. We seek to expand our wealth management services to our depositors and borrowers, especially owners and managers of small and medium size businesses.

We continue to pursue targeted lending opportunities consistent with our credit guidelines. We are seeking to increase our domestic lending to reduce foreign lending risks, and we have refined our product suite to target selected domestic customers.

Retail Banking

Retail banking includes our consumer and small business deposit and lending groups. It operates through our 23 banking centers, and our online and mobile banking services. It offers a full array of deposit products, residential first mortgages, home equity loans and lines of credit, executive lines of credit and loans to small businesses, including SBA loans. It actively seeks to bundle products to attract a greater share of its customers’ wallets and to cross-sell wealth management and other services such as cash management for small businesses. At September 30, 2018, retail accounted for $1.8 billion (29.62%) of our deposits and $431.0 million (7.08%) of our loans.

Retail banking is implementing our new strategy successfully in other ways, also. During the first three quarters of 2018, retail deposits grew 16.6%, including 38.2% growth in Texas. In May, we introduced our new relationship money market and checking account product. Our home equity lines were actively promoted during 2018. Although the amounts fluctuate, the Dollar amount of these home equity lines increased 23.7% as of September 30, 2018 compared to September 30, 2017. More than one-half of the new home equity line customers also established a checking account with us. Our jumbo mortgage product has been successfully promoted in 2018, with outstanding jumbo loans growing $58.2 million, or 89.1%, since December 31, 2017. We have been adding experienced residential mortgage lenders, and improving our product offerings and processes.

Retail banking seeks efficiencies and improved customer service with electronic banking, and speedier processes and customer services platforms. For example, in August 2018, we introduced the Aperio system from FISERV, our core banking system provider, to speed account openings and promote our ongoing customer service.

In February 2018, we launched our “banking center of the future” with our new banking center in Wellington, Florida. These smaller facilities will offer a combination of bank relationship managers and products, and focus on consultative, needs-oriented service to our customers, while recognizing that customers’ banking center needs are changing as a result of mobile and electronic banking.

We currently have three banking centers of the future, and are adding four new banking centers in Miami Lakes, Davie, Delray Beach and Boca Raton during 2019. The banking center of the future reduces the average size of a banking center from 4,000 square feet to between 2,000 and 3,000 square feet, depending on the location. The staffing of our banking centers has been reduced already, and the banking centers of the future will be reduced further to an average of approximately four FTEs. The banking centers of the future will focus less on routine transactions. Instead, these offices will promote interaction with our customers. Our banking specialists, who are cross-trained to market and execute the full variety of our retail banking services, will help customers with specialized needs, and introduce them to our specialists who are available via video conference with respect to wealth management, mortgages and other services. Existing banking centers are being converted to the banking center of the future as their leases expire, and, in some cases, are being relocated to better facilities and better locations.

Our Markets

Our primary markets are the Miami-Fort Lauderdale-West Palm Beach, FL metropolitan statistical area, or MSA, Houston-The Woodlands-Sugar Land, TX MSA and New York City markets. We offer our services through 23 banking centers in Florida and Texas and a LPO in New York City. According to S&P Global, the Miami MSA, which has approximately 29% of Florida’s total population, is home to some of the largest Southeast companies. The Miami MSA is comprised of the Miami-Dade, Broward, and Palm Beach counties and is the second most populous Southeast MSA behind the Washington D.C. MSA. The Miami MSA had $236.8 billion of total deposits as of June 30, 2018, and its projected population growth rate of 6.6% is almost twice the projected national population growth rate.

Additionally, the Houston MSA, which comprises roughly 24% of Texas’ total population and is also home to some of the largest Southwest companies, is the second largest Southwest MSA in terms of total population behind the Dallas MSA. The Houston MSA had $245.6 billion of total deposits as of June 30, 2018. Its projected population growth rate of 8% is significantly outpacing the national rate by approximately 4.4%. We believe these markets have significant organic growth opportunities.

The following table shows certain demographic information regarding the Florida and Texas markets where we provide the full range of our services:

	September 30, 2018	June 30, 2018	Projected Total Population 2019	Projected Population Change 2010-2019 (%)	Projected Population Change 2019-2024 (%)	Projected Median Household Income 2019	Projected Household Income Change 2019-2024 (%)
MSA	Number of Mercantil Banking Centers	Mercantil Deposits in Market (millions)
Miami-Fort Lauderdale-West Palm Beach, FL	15	$5,761.5	6,283,790	12.92	6.60	$57,220	11.26
Houston-The Woodlands-Sugar Land, TX	8	638.4	7,092,836	19.80	8.01	65,702	2.36
Weighted Average: MSA				13.61	6.74	58,066	10.37
Aggregate: National			329,236,175	6.64	3.56	63,174	8.82

Source:	FDIC deposit data as of June 30, 2018 and demographic data from S&P Global Market Intelligence as of June 2018.

We are the largest community bank headquartered in the Miami MSA with 2.43% deposit market share according to the most recent Federal Deposit Insurance Corporation, or FDIC, data, as of June 30, 2018. We believe our focused efforts on generating domestic deposits, while serving our valued international customers, will expand our overall market share in the Miami and Houston MSAs.

The following table shows our market position in the Miami MSA among the top 15 banks.

		June 30, 2018
Institution (Headquarters)	Rank	Number of Branches in Market		Total Deposits in Market	Total Deposit Market Share (%)
	(Dollars in thousands)
Miami-Fort Lauderdale-West Palm Beach, FL
Bank of America, N.A. (NC)	1	193		$41,729,608	17.62
Wells Fargo Bank, N.A. (SD)	2	204		35,831,937	15.13
JPMorgan Chase Bank, N.A. (OH)	3	187		21,480,232	9.07
Citibank, N.A. (SD)	4	54		17,991,000	7.60
BankUnited, N.A. (FL)	5	59		12,607,372	5.32
SunTrust Bank (GA)	6	92		11,474,561	4.84
City National Bank of Florida (FL)***	7	42		10,445,419	4.41
TD Bank, N.A. (DE)***	8	75		7,520,706	3.18
Branch Banking and Trust Company (NC)	9	98		7,288,234	3.08
Amerant Bank, N.A. (FL)****	10	16	*	5,761,530	2.43
Iberiabank (LA)	11	30		5,031,967	2.12
Florida Community Bank, N.A. (FL)**	12	21		4,994,010	2.11
PNC Bank, N.A. (DE)	13	71		4,737,361	2.00
HSBC Bank USA, N.A. (VA)***	14	17		4,307,081	1.82
Regions Bank (AL)	15	66		4,083,400	1.72

Total for Top 15 Institutions		1,225		$195,284,418	82.45

Total for Other Institutions		324		41,557,606	17.55

Aggregate Total		1,549		236,842,024	100.00

Source: FDIC data as of June 30, 2018.

*	The Company operates 15 banking centers in the Miami MSA (23 in total). The FDIC also counts the Coral Gables headquarters office as a “branch.”
**	Recently announced sale to Synovus Financial Corp. (GA).
***	Parent company headquartered outside of the United States.
****	Mercantil Bank, N.A. was renamed “Amerant Bank, N.A.” on the opening of business on October 24, 2018.

The greater Miami market has a diversified economy, including the trade, tourism, services, manufacturing, education, real estate, and construction sectors. Some of Miami’s top private employers include Baptist Health South Florida, University of Miami, American Airlines, Florida Power & Light Company, and Carnival Cruise Lines. The United States Bureau of Labor Statistics states the unemployment rate for the Miami area was 3.5% as of September 2018. According to Miami-Dade Beacon Council, there were over 96,000 businesses located in the Miami-Dade County in 2016 with the most job growth occurring in the hospitality, tourism, life sciences and healthcare sectors, which experienced an increase of 26,209 and 13,403 jobs, respectively, in 2012 and 2017. The 2017 Kauffman Index of start up activity ranked the Miami MSA as the number one area for startup activity in the nation among the 39 largest metropolitan areas in the U.S. Small and medium sized businesses predominate in the Miami MSA.

Summary Risk Factors

There are a number of risks that you should consider before investing in our Class A common stock. These risks are discussed more fully in the section titled ‘‘Risk Factors,’’ beginning on page 25 and in “Cautionary Note Regarding Forward-Looking Statements” beginning on page 58. These risks include, among others, the following:

•	We are a relatively new public company, which just completed its spin-off from MSF on August 10, 2018;

•	We have been refocusing our business away from low margin foreign lending to higher margin U.S. domestic lending, which is highly competitive;

•

In 2017 and the first nine months of 2018, we selectively closed accounts held by certain Venezuelan and other international customers with approximately $272 million of deposits and wealth management accounts totaling approximately $108 million because of their compliance costs and risks. During that same period, foreign depositors have reduced their deposit balances with us by approximately $940 million, as many Venezuela customers used their U.S. deposits for living expenses due to hyperinflation and adverse economic conditions in Venezuela. Replacing lost foreign deposits with core U.S. deposits in a highly competitive, rising rate environment may prove more difficult than we expect and may increase our cost of funding;

•	Adverse general business and economic conditions, particularly within our local markets, could adversely affect our growth, results of operations and financial condition;

•

We expect that our projected profitability will depend upon continued increases in interest rates generally. If interest rates do not continue to increase, our projected profit growth will be adversely affected;

•

We recently adopted a new business strategy to focus on profitable growth, cross selling to gain a larger share of our respective customers’ business, core deposit generation, loan growth in our local markets, changes in loan mix to higher margin loans, and improving our customer experience, processes, operating efficiency and cost reductions. Our strategy may take longer than anticipated and may be more expensive to implement, and otherwise may achieve less than we expect, all of which could adversely affect our business growth, results of operations and financial condition;

•

Our wealth management business currently relies almost entirely on our Venezuelan customers. Our strategy calls for expanding this business to U.S.-based customers, where the market for such services is highly competitive;

•	Economic, market, operational, liquidity, credit and interest rate risks associated with our business could adversely affect our business, results of operations and financial condition;

•

Our markets, and the financial services industry generally, are intensely competitive for customers, loans, deposits and our other services and bank staff. Competition could limit our ability to grow and could adversely affect our costs and the pricing and terms that we are able to offer to our customers;

•	If we do not effectively manage our credit risks or economic and credit conditions deteriorate, or both, we may experience increased levels of delinquencies, nonperforming loans and charge-offs, which could require increases in our loan servicing costs and in our provision for loan losses;

•

We may sell fewer shares in the Offering than we seek. If less than substantially all of the selling shareholders’ Class A common stock are sold in the Offering, or our proceeds from the sale by the Company of Class A common stock is less than needed to repurchase substantially all of MSF’s Class B common stock, MSF may remain in “control” of the Company under the Bank Holding Company Act of 1956, or the BHC Act, which will not eliminate all the regulatory complexity posed by MSF’s ownership of our Company Shares; and

•

Even if our net proceeds from the Offering are sufficient to end MSF’s “control” of us under the BHC Act, we may have insufficient net proceeds to redeem all the trust preferred securities we seek to redeem, thereby diminishing our potential cost savings.

Recent and Other Developments

Cayman Bank Purchase

We and MSF entered into the amended and restated Separation Agreement dated as of June 12, 2018, which we refer to as the Separation Agreement, for purposes of effecting the Spin-off. The Separation Agreement contemplates the Bank’s purchase from a MSF subsidiary of Mercantil Bank and Trust Limited (Cayman), or the Cayman Bank, a bank and trust company located in St. George, Grand Cayman. We operate and manage the Cayman Bank and receive approximately 75% of its fiduciary revenues. Trusts held by the Cayman Bank held approximately $209.1 million of assets at September 30, 2018 and generated annualized fees of approximately $0.7 million through September 30, 2018. Approximately 28% of our Trust Company customers held their trusts with the Cayman Bank and accounted for approximately 18% and 9% of our Trust Company and Investment Services revenues, respectively, for the nine months ended September 30, 2018. The Cayman Bank had shareholders’ equity of $13.7 million as of September 30, 2018.

We intend to acquire the Cayman Bank for cash at its fair market value based on the Cayman Bank’s shareholder’s equity, adjusted to reflect income and losses to the closing date and purchase accounting adjustments, including the mark to market of all assets and liabilities at the closing date, plus a premium of $885,500. The premium is based upon a valuation of the Cayman Bank prepared for us by Hovde Group, an investment banking firm. Based on the Cayman Bank’s October 31, 2018 balance sheet, marked to market with purchase accounting adjustments as of that date, the estimated purchase price would be approximately $13.9 to $14.9 million. See “Related Party Transactions.”

This acquisition is subject to the negotiation of a definitive purchase agreement and the receipt of necessary approvals from the Board of Governors of the Federal Reserve System, or Federal Reserve; and the Cayman Islands Monetary Authority, or CIMA. It is anticipated that the necessary bank regulatory approvals will take 3 to 6 months to complete. The acquisition is expected to be completed promptly after the receipt of the last required bank regulatory approval. Herein, references to the Trust Company include the Cayman Bank upon and following its acquisition.

The Stock Split

Effective October 23, 2018, we split our outstanding Class A and Class B common stock on a one-for-three basis. We refer to this as the stock split. No vote of our shareholders was required for the stock split.

As a result of the stock split, every three outstanding shares of our Class A common stock were combined into only one share of our Class A common stock and every three outstanding shares of our Class B common stock were combined into only one share of our Class B common stock. Fractional shares were issued. No cash was paid to shareholders in respect of fractional shares or otherwise in the stock split. Our current shareholders’ proportionate interests in us did not change as a result of the stock split.

Chairman

As previously announced, Mr. Vollmer will retire as Chairman of our board of directors effective following the completion of this Offering. Mr. Vollmer intends to continue to serve as one of our directors. Also as previously announced, our board of directors elected, effective upon the completion of the Offering and the retirement of Mr. Vollmer as our Chairman, Mr. Copeland to serve as the nonexecutive Chairman of our board of directors. Our Amended and Restated Bylaws, as amended upon the completion of the Offering, permit Mr. Copeland to be elected as a nonexecutive Chairman of our board of directors and clarify that such position will not interfere with his ability to serve on our committees or interfere with his ability to meet applicable SEC, Nasdaq and corporate independence requirements. Our Amended and Restated Bylaws, as amended upon the completion of the Offering, make no other changes to the Amended and Restated Bylaws currently in effect.

Corporate Information

Our principal executive offices are located at 220 Alhambra Circle, Coral Gables, FL 33134, and our telephone number is (305) 460-8728. Our website is https://www.mercantilbank.com. The information contained on or accessible from our website does not constitute a part of this prospectus and is not incorporated by reference herein.

THE OFFERING

Class A common stock offered by us	6,100,000 shares.

Class A common stock offered by the selling shareholder	4,922,477 shares.

Underwriter purchase option	1,653,372 shares of Class A common stock from us.

Class A common stock outstanding before and after completion of the Offering
24,737,470 shares of Class A common stock before completion of the Offering and 30,837,470 shares of Class A common stock (32,490,842 shares if the underwriters exercise in full their option to purchase additional shares of our Class A common stock from us) after completion of the Offering.

Class B common stock offered	None.

Voting rights	Holders of shares of our Class A common stock are entitled to one vote for each share on all matters to be voted on by the shareholders.

Holders of shares of our Class B common stock have no voting rights, except as mandated by Florida law, and separately as a voting group as to amendments or changes to our amended and restated articles of incorporation that would significantly and adversely affect the rights of Class B common stock, or upon a reorganization event, such as a merger, where the Class B common stock does not remain outstanding or the rights and powers of the Class B common stock are changed materially and adversely. If and when we ask our shareholders to approve our recommendation of independent certified accountants for a given fiscal year, holders of shares of our Class B common stock will be entitled to one-tenth of a vote for each share, voting together with the holders of the Class A common stock on the matter.

Use of proceeds

Assuming an Offering price of $17.50 per share, which is the midpoint of the Offering price range set forth on the cover page of this prospectus, we estimate that the net proceeds to us from the sale of our Class A common stock in this Offering will be $104.1 million, (or $131.3 million if the underwriters exercise in full their option to purchase additional shares of our Class A common stock from us), after deducting estimated underwriting discounts, commissions and Offering expenses. We intend to use approximately $55.7 million of the net proceeds to repurchase up to all shares of our Class B common stock retained by MSF and seek to eliminate MSF’s “control” of us under the BHC Act. We intend to use the remaining proceeds to redeem, in whole or in part, three series of our highest cost outstanding trust preferred securities with an aggregate outstanding balance of $53.9 million. Any remaining proceeds will be used for general corporate purposes, including technology investments to implement our strategic plan.

We will not receive any of the proceeds from the sale of our Class A common stock in this Offering by the selling shareholder. See “Use of Proceeds.”

Dividends	We do not anticipate paying dividends on Company Shares in the foreseeable future because we expect to retain our earnings to support our business strategy. The declaration and payment of dividends, if any, will be subject to our board of directors’ discretion and will depend, among other things, upon our results of operations, financial condition, capital adequacy, liquidity, prospects, regulatory limitations, and other factors that our board of directors may deem relevant. If commenced, the declaration and payment of cash dividends may be discontinued at any time at the sole discretion of our board of directors. See “Dividend Policy.”

Registration rights	We have a registration rights agreement with MSF. MSF is the selling shareholder in this prospectus pursuant to the registration rights agreement. If not all Retained Shares are sold in the Offering or repurchased with the net proceeds from the Offering, we are obligated to file a resale registration statement under the Securities Act for MSF’s resale, from time to time, of any remaining Retained Shares. Also, if we determine to undertake our own offering of securities, we granted MSF “piggyback” registration rights that would require us to include, subject to certain conditions, any remaining Retained Shares on the same registration statement we use for our own offering. Resales of Retained Shares by MSF are subject to the lock-up provisions described under “Underwriting.” See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Directed share program

At our request, the underwriters have reserved for sale at the Offering price up to 15% of the shares of our Class A common stock being offered by this prospectus for sale to certain of our employees, customers, directors and other persons resident in the United States designated by the Company who have expressed an interest in purchasing at least $2,500 of our Class A common stock in this Offering through a directed share program. We do not know if these persons will choose to purchase all or any portion of the reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. See “Underwriting—Directed Share Program.”

Nasdaq Global Select Market listing	Our Class A common stock and our Class B common stock are listed on the Nasdaq Global Select Market under the trading symbols “AMTB” and “AMTBB,” respectively. Since the Spin-off on August 10, 2018, Company Shares have traded infrequently, and at prices that may not be representative of those that would exist in a more active market. There is no assurance that a more active market for Company Shares will develop following the Offering and, if it develops, no assurances can be made regarding its depth or whether it will continue.

Risk factors	Investing in our Class A common stock involves risks. See “Risk Factors” for a discussion of factors that you should carefully consider before making an investment decision.

Except as otherwise indicated, all information in this prospectus:

•	gives effect to the stock split and the resulting reduction in our issued and outstanding Company Shares, which was effective October 23, 2018;

•	assumes an Offering price of $17.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus;

•	assumes no exercise by the underwriters of their option to purchase additional shares of our Class A common stock from us;

•	assumes that our directors and principal shareholders do not purchase any additional Class A common stock in the Offering; and

•

excludes the 3.33 million shares of our Class A common stock that are reserved for future issuance under our 2018 Equity and Incentive Compensation Plan, or the 2018 Plan. Approximately $11 million of restricted Class A common stock are expected to be awarded at the Offering price to our officers, employees and directors as a one-time grant in connection with the Offering.

NON-GAAP FINANCIAL MEASURES

This prospectus contains “non-GAAP financial measures” within the meaning of Regulation G promulgated by the SEC. Non-GAAP financial measures are financial measures that are not presented in accordance with generally accepted accounting principles in the U.S., or GAAP, and this prospectus therefore includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

We use certain non-GAAP financial measures, many of which are included in this prospectus, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance, reportable business segments and prospects for future performance, especially in light of the additional costs we have incurred in 2017 and 2018 in connection with the Spin-off and related transactions and certain non-recurring transactions and events.

While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected financial information derived from our unaudited interim consolidated financial statements as of September 30, 2018 and for the nine months ended September 30, 2018 and 2017 and our audited consolidated financial statements as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015. The financial information as of December 31, 2015 has been derived from our audited consolidated financial statements not included herein. The unaudited selected financial information may not reflect our results of operations for our fiscal year ended, or financial condition as of, December 31, 2018, or any other period of time or date. The selected historical financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited interim consolidated financial statements and our audited consolidated financial statements and the corresponding notes included elsewhere in this prospectus.

Because we completed the Spin-off in August 2018, our historical consolidated financial data included in this prospectus do not necessarily reflect the financial condition, results of operations or cash flows we would have achieved as a standalone company during the periods presented or those we will achieve in the future. See “Risk Factors—Our historical consolidated financial data are not necessarily representative of the results we would have achieved as a separate company and may not be a reliable indicator of our future results.”

	September 30, 2018	December 31,
		2017	2016	2015
	(in thousands)
Consolidated Balance Sheet
Total assets	$8,435,802	$8,436,767	$8,434,264	$8,162,844
Total investment securities	1,791,859	1,846,951	2,182,737	2,106,015
Total loan portfolio (1)	6,159,279	6,066,225	5,764,761	5,623,222
Allowance for loan losses	69,471	72,000	81,751	77,043
Total deposits	6,189,503	6,322,973	6,577,365	6,519,674
Securities sold under agreements to repurchase	—	—	50,000	73,488
Junior subordinated debentures	118,110	118,110	118,110	118,110
Advances from the FHLB and other borrowings	1,338,000	1,173,000	931,000	722,250
Shareholders’ equity	727,675	753,450	704,737	682,403

	Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2017	2016	2015
	(in thousands, except per share amounts and percentages)
Consolidated Results of Operations
Net interest income	$162,255	$154,858	$209,710	$191,933	$172,285
Provision for (reversal of) loan losses	1,750	8,898	(3,490)	22,110	11,220
Noninterest income	41,881	56,066	71,485	62,270	54,756
Noninterest expense	160,325	152,035	207,636	198,303	192,262
Net income	31,403	34,239	43,057	23,579	15,045
Basic and diluted income per common share (2)	0.74	0.81	1.01	0.55	0.35
Cash dividend declared per common share (2)	0.94	—	—	—	—
Other Financial and Operating Data (3)
Profitability Indicators (%)
Net interest income / Average total interest earning assets (NIM) (4)	2.74%	2.60%	2.63%	2.48%	2.26%
Net income / Average total assets (ROA) (5)	0.50%	0.54%	0.51%	0.29%	0.19%
Net income / Average shareholders’ equity (ROE) (6)	5.63%	6.14%	5.62%	3.29%	2.14%
Capital Adequacy Ratios
Total capital ratio (7)	12.81%	12.92%	13.31%	13.05%	12.91%
Tier 1 capital ratio (8)	11.88%	11.74%	12.26%	11.86%	11.78%
Tier 1 leverage ratio (9)	9.95%	9.93%	10.15%	9.62%	9.88%
Common equity tier 1 capital ratio (CET1) (10)	10.34%	10.21%	10.68%	10.25%	10.12%
Tangible common equity ratio (11)	8.40%	8.57%	8.70%	8.12%	8.12%
Tangible book value per common share	$16.63	$17.11	$17.23	$16.08	$15.56
Asset Quality Indicators (%)
Non-performing assets / Total assets (12)	0.35%	0.47%	0.32%	0.85%	0.95%
Non-performing loans / Total loan portfolio (1)(13)	0.48%	0.65%	0.44%	1.23%	1.38%
Allowance for loan losses / Total non-performing loans (13)(14)	233.89%	213.13%	267.18%	115.25%	99.55%
Allowance for loan losses / Total loan portfolio (1)(14)	1.13%	1.38%	1.19%	1.42%	1.37%
Net charge-offs (recoveries) / Average total loan portfolio (15)	0.10%	0.14%	0.11%	0.32%	(0.01)%
Efficiency Indicators (%)
Noninterest expense / Average total assets (5)	2.54%	2.39%	2.45%	2.41%	2.41%
Personnel expense / Average total assets (5)	1.63%	1.54%	1.55%	1.58%	1.53%
Efficiency ratio (16)	78.54%	72.08%	73.84%	78.01%	84.68%

	Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2017
	(in thousands, except per share amounts and percentages)
Adjusted Selected Consolidated Results of Operations and Other Data (2)(17)
Adjusted noninterest income	$41,881	$45,597	$61,016
Adjusted noninterest expense	154,011	152,035	202,391
Adjusted net income before income tax	48,375	39,522	71,825
Adjusted net income	37,801	27,090	48,403
Adjusted basic and diluted income per common share	0.89	0.64	1.14
Adjusted net income / Average total assets (ROA) (5)	0.60%	0.43%	0.57%
Adjusted net income / Average shareholders’ equity (ROE) (6)	6.78%	4.86%	6.32%
Adjusted noninterest expense / Average total assets (5)	2.44%	2.39%	2.38%
Adjusted efficiency ratio (18)	75.45%	75.84%	74.76%

(1)	Outstanding loans are net of deferred loan fees and costs, excluding the allowance for loan losses.
(2)

The earnings per common share reflect the stock split which reduced the number of outstanding shares on a one-for-three basis. See Note 22 of our audited consolidated financial statements for more details on the stock split.

(3)	Operating data for the nine months periods ended September 30, 2018 and 2017 have been annualized.
(4)

Net interest margin is defined as net interest income divided by average interest-earning assets, which are loans, investment securities, deposits with banks and other financial assets which yield interest or similar income.

(5)	Calculated based upon the average daily balance of total assets, excluding assets under management and custody.
(6)	Calculated based upon the average daily balance of shareholders’ equity.
(7)	Total capital divided by total risk-weighted assets, calculated according to the standardized capital ratio calculations.
(8)	Tier 1 capital divided by total risk-weighted assets.
(9)

Tier 1 capital divided by quarter to date average assets. Tier 1 capital is composed of common equity tier 1 capital plus outstanding qualifying trust preferred securities of $114.1 million at September 30, 2018, September 30, 2017, December 31, 2017, December 31, 2016 and December 31, 2015.

(10)	Common equity tier 1 capital divided by total risk-weighted assets.
(11)	Tangible common equity is calculated as the ratio of tangible common equity divided by total assets less goodwill and other intangible assets.
(12)

Non-performing assets include all non-performing loans and other real estate owned, or OREO, properties acquired through or in lieu of foreclosure. Non-performing assets were $29.7 million and $39.7 million as of September 30, 2018 and 2017, respectively, and $27.3 million, $71.3 million and $77.8 million as of December 31, 2017, 2016 and 2015, respectively.

(13)

Non-performing loans include all accruing loans past due by more than 90 days, and all non-accrual loans. Non-performing loans were $29.7 million, $39.7 million, $27.0 million, $70.9 million and $77.4 million, as of September 30, 2018 and 2017 and as of December 31, 2017, 2016 and 2015, respectively.

(14)

Allowance for loan losses was $69.5 million, $84.6 million, $72.0 million, $81.8 million and $77.0 million, as of September 30, 2018 and 2017 and December 31, 2017, 2016 and 2015, respectively. See Note 5 of our audited consolidated financial statements and Note 5 of our unaudited interim consolidated financial statements for more details on our impairment models.

(15)	Calculated based upon the average daily balance of the outstanding loan principal balance net of deferred loan fees and costs, excluding the allowance for loan losses.
(16)	Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and net interest income.
(17)

This presentation contains financial information, including adjusted noninterest expenses, adjusted net income before income taxes, and the other adjusted items shown, determined by methods other than GAAP.

The adjusted numbers take out the costs incurred by the Company in 2017 and 2018 related to the Spin-off and certain other non-recurring transactions and events. Spin-off costs, which commenced in the last quarter of 2017 and continued during the quarter ended September 30, 2018, are not deductible for federal and state income tax purposes. The Company believes these adjusted numbers are useful to understand the Company’s performance absent these transactions and events. The following table reconciles these non-GAAP financial measurements to the comparable GAAP financial measurements as of and for periods presented:

	Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2017
	(in thousands, except per share amounts and percentages)
Total noninterest income	$41,881	$56,066	$71,485
Less: net gain on sale of New York building	—	(10,469)	(10,469)

Adjusted noninterest income	41,881	$45,597	61,016

Total noninterest expenses	$160,325	$152,035	$207,636

Less Spin-off costs:
Legal fees	3,186	—	2,000
Accounting and consulting fees	1,384	—	2,400
Additional contribution to non-qualified deferred compensation plan on behalf of participants to mitigate tax effects of unexpected early distribution (19)	1,200	—	—
Other expenses	544	—	845

Total Spin-off costs	6,314	—	5,245

Adjusted noninterest expenses	$154,011	152,035	$202,391

Total net income before income tax	$42,061	$49,991	$77,049
Plus: Total Spin-off costs	6,314	—	5,245
Less: net gain on sale of New York building	—	(10,469)	(10,469)

Adjusted net income before income tax	$48,375	$39,522	$71,825

Total net income	$31,403	$34,239	$43,057
Plus after-tax Spin-off costs:
Total Spin-off costs before income tax benefit	6,314	—	5,245
Income tax effect (20)	84	—	(2,314)

Total after-tax Spin-off costs	6,398	—	2,931

Less after-tax net gain on sale of New York building:
Net gain on sale of New York building before income tax effect	—	(10,469)	(10,469)
Income tax effect (21)	—	3,320	3,320

Total after-tax net gain on sale of New York building	—	(7,149)	(7,149)

Plus effect of lower rate under the 2017 Tax Act:
Remeasurement of net deferred tax assets, other than balances corresponding to items in AOCI	—	—	8,470
Remeasurement of net deferred tax assets corresponding to items in AOCI	—	—	1,094

Total effect of lower rate under the 2017 Tax Act	—	—	9,564

Adjusted net income	$37,801	$27,090	$48,403

	Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2017
	(in thousands, except per share amounts and percentages)
Basic and diluted income per common share	$0.74	$0.81	$1.01
Plus: after tax impact of total Spin-off costs	0.15	—	0.07
Plus: effect of lower rate under the 2017 Tax Act	—	—	0.23
Less: after-tax net gain on sale of New York building	—	(0.17)	(0.17)

Total adjusted basic and diluted income per common share	$0.89	$0.64	$1.14

Net income / Average total assets (ROA) (5)	0.50%	0.54%	0.51%
Plus: after tax impact of total Spin-off costs	0.10%	—	0.03%
Plus: effect of lower rate under the 2017 Tax Act	—	—	0.11%
Less: after-tax net gain on sale of New York building	—	(0.11)%	(0.08)%

Adjusted annualized net income / Average total assets (ROA) (5)	0.60%	0.43%	0.57%

Net income / Average shareholders’ equity (ROE) (6)	5.63%	6.14%	5.62%
Plus: after tax impact of total Spin-off costs	1.15%	—	0.38%
Plus: effect of lower rate under the 2017 Tax Act	—	—	1.25%
Less: after-tax net gain on sale of New York building	—	(1.28)	(0.93)%

Adjusted annualized net income / Average shareholders’ equity (ROE) (6)	6.78%	4.86%	6.32%

Noninterest expense / Average total assets (5)	2.54%	2.39%	2.45%
Less: effect of total Spin-off costs	(0.10)%	—	(0.07)%

Adjusted annualized noninterest expense / Average total assets (5)	2.44%	2.39%	2.38%

Efficiency ratio (16)	78.54%	72.08%	73.84%
Less: effect of total Spin-off costs	(3.09)%	—	(1.86)%
Plus: after-tax net gain on sale of New York building	—	3.76%	2.78%

Adjusted efficiency ratio (18)	75.45%	75.84%	74.76%

Shareholders’ equity	$727,675	$748,252	$753,450
Less: Goodwill and other intangibles	(21,078)	(21,233)	(21,186)

Tangible common shareholders’ equity	$706,597	$727,019	$732,264

Total assets	$8,435,802	$8,503,489	$8,436,767
Less: Goodwill and other intangibles	(21,078)	(21,233)	(21,186)

Tangible assets	$8,414,724	$8,482,256	$8,415,581
Common shares outstanding	42,489	42,489	42,489

Tangible common equity ratio (11)	8.40%	8.57%	8.70%

Tangible book value per common share	$16.63	$17.11	$17.23

(18)	Adjusted efficiency ratio is the efficiency ratio less the effect of total Spin-off costs and the sale of our New York City building.
(19)

The Spin-off caused an unexpected early distribution for U.S. federal income tax purposes from our deferred compensation plan, which we refer to as our Deferred Compensation Plan. See “Executive Compensation—Executive Deferred Compensation Plan.” This distribution is taxable to plan participants as ordinary income during 2018. We are partially compensating plan participants, in the aggregate amount of $1.2 million, for the higher tax expense they will incur as a result of the distribution increasing the plan participants’ estimated effective federal income tax rates by recording a contribution to the plan on behalf of its participants. The after tax net effect of this $1.2 million contribution for the period ended September 30, 2018, was approximately $952,000. As a result of the early taxable distribution to plan participants, we have expensed and deducted for federal income tax purposes, previously deferred compensation of approximately $8.1 million, resulting in an estimated tax credit of $1.7 million, which exceeds the amount of the tax gross-up paid to plan participants.
(20)

Calculated based upon the estimated annual effective combined federal and state income tax rate of 22.10%, which excludes the tax effect of discrete items, and the amount that resulted from the difference between permanent Spin-off costs of $6.7 million for the nine month period ended September 30, 2018 that are non-deductible for federal and state income tax purposes and total Spin-off costs recognized in the unaudited interim consolidated financial statements. The estimated combined annual effective rate applied for the calculation differs from the reported tax rate since it is based on a different mix of statutory tax rates applicable to these expenses and to the rates applicable to the Company and its subsidiaries.

(21)	Calculated based upon an estimated combined federal and state annual effective tax rate of 37.71%.

RISK FACTORS

Investing in our Class A common stock involves risks. You should consider carefully the following risks, together with all the other information in this prospectus, including the financial statements and notes thereto, before you invest in our Class A common stock. If any of the following risks actually materializes, our operating results, financial condition and liquidity could be materially adversely affected. As a result, the trading price of our Class A common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

The following risks could harm our strategic plan, business, results of operations, liquidity and financial condition and the value of an investment in our stock. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in such forward-looking statements.

Our strategic plan and growth strategy may not be achieved as quickly or as fully as we seek.

We have adopted and are in the early stages of implementing our strategic plan to simplify our business model and focus our activities as a community bank serving our domestic customers and select foreign depositors, and wealth management customers. Our plan includes a focus on profitable growth, cross selling to gain a larger share of our respective customers’ business, core deposit generation, loan growth in our local markets, changes in loan mix to higher margin loans, and improving our customer experience, processes, operating efficiency and cost reductions. Our strategic plan includes significant changes, which may require certain changes in our culture and personnel. We seek to identify and serve our customers’ needs better and more broadly, including our valued foreign customers. We are shrinking our Corporate LATAM lending businesses, while seeking higher margin domestic lending opportunities in our markets. The strategic plan’s technology changes and systems conversions involve execution and other risks. Market interest rates may not continue to increase as we have assumed, and all our market and customer initiatives are being made in highly competitive markets. Our plans may take longer than we anticipate to implement, and the results we achieve may not be as successful as we seek, all of which could adversely affect our business results of operations and financial condition. Many of these factors, including interest rates, are not within our control. Additionally, the results of the strategic plan are subject to the other risks described in this prospectus that affects our business. Among other risks described herein, our strategic plan involves the following risks:

•	Our focus on domestic lending in highly competitive markets may not meet our objectives, and may pose additional or other risks than low margin loans to foreign financial institutions.

•	Our funding has depended on foreign deposits and we may not be able to replace lost low cost foreign deposits with domestic deposits with similar costs and long-term customer relationships.

•	Our profitability objectives assume five 25 basis point increases in short-term interest rates through 2020, which may not occur.

•	The benefits from our technology investments may take longer than expected and may not be as large as expected, or may require additional investments.

•	If we are unable to reduce our cost structure, including through reductions in FTEs, as we anticipate, we may not be able to meet our profitability objectives.

•

Our strategic plan may take longer than anticipated and may be more expensive to implement than is currently anticipated, and otherwise may achieve less than we expect, any of which could adversely affect our business growth, results of operations and financial conditions.

•

Our wealth management business currently relies almost entirely on our Venezuelan customers. Our strategic plan for expanding our wealth management business to U.S.-based customers, in this highly competitive market, may not be as successful as we seek.

•

Any significant unanticipated or unusual charges, provisions or impairments, including as a result of any legal proceedings or industry regulatory changes, could adversely affect our ability to implement or realize the expected results of the strategic plan.

Market conditions and economic cyclicality may adversely affect our industry.

We are exposed to downturns in the U.S. economy and market conditions generally. We believe the following, among other things, may affect us in 2018 and beyond:

•

We expect to face continued high levels of regulation of our industry as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, related rulemaking and other initiatives by the U.S. government and its regulatory agencies, including the Consumer Financial Protection Bureau, or the CFPB. Compliance with such laws and regulations may increase our costs, reduce our profitability, and limit our ability to pursue business opportunities and serve customers’ needs. In addition to the Economic Growth, Regulatory Relief, and Consumer Protection Act of 2018, or the 2018 Growth Act, various pending bills in Congress and statements by our regulators may offer some regulatory relief for banking organizations of our size. We believe that comprehensive regulatory relief will be slow and contentious. We are uncertain about the scope, nature and timing of any regulatory relief, and its effect on us.

•

Although unemployment nationally is low, the economy is growing relatively slowly. The Federal Reserve adopted in September 2014 a normalization of monetary policy, or the Federal Reserve Normalization Policy, which includes gradually raising the Federal Reserve’s target range for the Federal Funds rate to more normal levels and gradually reducing the Federal Reserve’s holdings of U.S. government and agency securities. The Federal Reserve’s target Federal Funds rate has increased eight times since December 2015 in 25 basis point increments from 0.25% to 2.25% on September 27, 2018. Although the Federal Reserve considers the target Federal Funds rate its primary means of monetary policy normalization, in September 2017, it also began reducing its securities holdings by not reinvesting the principal of maturing securities, subject to certain monthly caps on amounts not reinvested. Such reduction may also push interest rates higher and reduce liquidity in the financial system. We expect the Federal Reserve to continue to increase target rates at a moderate pace, subject to potential pauses due to any new domestic or global events. The nature and timing of any changes in monetary policies and their effect on us and the Bank cannot be predicted. The turnover of a majority of the Federal Reserve Board and the members of its Federal Open Market Committee, or FOMC, and the appointment of a new Federal Reserve Chairman may result in changes in policy and timing and amount of monetary policy normalization.

•	Market developments, including employment and price levels, stock market volatility and declines, and tax changes, such as the 2017 Tax Act, signed into law by the President on

December 22, 2017, may affect consumer confidence levels from time to time in different directions, and may cause adverse changes in payment behaviors and payment rates, causing increases in delinquencies and default rates, which could affect our charge-offs and provisions for credit losses.

•

Our ability to assess the creditworthiness of our customers and those we do business with, and to estimate the values of our assets and collateral for loans may be impaired if the models and approaches we use become less predictive of future behaviors and valuations. The process we use to estimate losses inherent in our credit exposure, or estimate the value of certain assets, requires difficult, subjective, and complex judgments, including forecasts of economic conditions and how those economic predictions might affect the ability of our borrowers to repay their loans or the value of assets.

•

The 2017 Tax Act substantially limits the deductibility of all state and local taxes for U.S. taxpayers, including property taxes, and lowers the cap on the amount of primary and secondary residential mortgage indebtedness for which U.S. taxpayers may deduct interest. These changes, together with increases in interest rates, generally, could have adverse effects on home sales, the volume of new mortgage and home equity loans and the values and salability of residences held as collateral for loans.

•

Our ability to borrow from and engage in other business with other financial institutions on favorable terms, or at all, could be adversely affected by disruptions in the capital markets or other events, including, among other things, investor expectations and changes in regulations in the U.S. and foreign markets.

•

Failures of other financial institutions in our markets and increasing consolidation of financial services companies as a result of market conditions could increase our deposits and assets and necessitate additional capital, and could have unexpected adverse effects upon us and our business.

•

The “Volcker Rule,” including final regulations adopted in December 2013, may affect us adversely by reducing market liquidity and securities inventories at those institutions where we buy and sell securities for our portfolio and increasing the bid-ask spreads on securities we purchase or sell. These rules have decreased the range of permissible investments, such as certain collateralized loan obligation interests, which we could otherwise use to diversify our assets and for asset/liability management. The 2018 Growth Act removed Volcker Rule restrictions on banks under $10 billion in assets, and the federal banking agencies have asked for public comment on a proposal that would simplify and tailor compliance requirements relating to the Volcker Rule. See “Supervision and Regulation—Other Legislative and Regulatory Changes.”

Our success depends on general and local economic conditions where we operate.

Our success depends on the economic conditions, generally, especially in the geographic markets we serve. The local economic conditions in our markets have a significant effect on our commercial, real estate and construction loans, the ability of borrowers to repay these loans and the value of the collateral securing these loans. Adverse changes in the economic conditions of the regions where our loans are originated, primarily South Florida, the greater Houston, Texas area and the greater New York City area, especially the five New York City boroughs, and secondarily in four Latin American countries with investment-grade sovereign ratings (Chile, Colombia, Mexico and Peru) and one without an investment-grade sovereign rating (Brazil) where we have trade financing and financial institution credits, could negatively affect our results of operations and our profitability. As of September 30, 2018 and December 31, 2017, we had $162.1 million and $182.7 million of consumer loans and residential mortgage loans secured by properties in the U.S. outstanding to Venezuelan persons, respectively. This exposure to Venezuelan borrowers includes $28.0 million and $37.6 million of other loans at September 30, 2018 and December 31, 2017, respectively. Further, our loan production, generally, is subject to seasonability, with the lowest volume typically in the first quarter of each year. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition.”

Nonperforming and similar assets take significant time to resolve and may adversely affect our results of operations and financial condition.

At September 30, 2018 and 2017, our nonperforming loans totaled $29.7 million and $39.7 million, respectively, or 0.48% and 0.65% of total loans, respectively. In addition, we had no OREO at September 30, 2018 and September 30, 2017. Our non-performing assets may adversely affect our net income in various ways. We do not record interest income on nonaccrual loans or OREO, and these assets require higher loan administration and other costs, thereby adversely affecting our income. Decreases in the value of these assets, or the underlying collateral, or in the related borrowers’ performance or financial condition, whether or not due to economic and market conditions beyond our control, could adversely affect our business, results of operations and financial condition. In addition, the resolution of nonperforming assets requires commitments of time from management, which can be detrimental to their other responsibilities. There can be no assurance that we will not experience increases in nonperforming loans, OREO and similar nonperforming assets in the future.

Our allowance for loan losses may prove inadequate or we may be negatively affected by credit risk exposures.

We periodically review our allowance for loan losses for adequacy considering economic conditions and trends, collateral values and credit quality indicators, including past charge-off experience and levels of past due loans and nonperforming assets. We cannot be certain that our allowance for loan losses will be adequate over time to cover credit losses in our portfolio because of unanticipated adverse changes in the economy, market conditions or events adversely affecting specific customers, industries or markets, and changes in borrower behaviors. Differences between our actual experience and assumptions and the effectiveness of our models may adversely affect our business, financial condition, including liquidity and capital, and results of operations. The Financial Accounting Standards Board, or FASB, adopted Accounting Standards Update, or ASU, No. 2016-13 “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” or CECL, on June 16, 2016, which changed the loss model to take into account current expected credit losses. This accounting pronouncement is expected to be applicable to us, as an emerging growth company, effective for our fiscal year beginning January 1, 2021. However, absent changes in current bank regulatory guidance, we may be required to apply CECL beginning January 1, 2020 for bank regulatory purposes. CECL substantially changes how we calculate our allowance for loan losses. We are evaluating CECL and when we will be required to adopt it. We cannot predict when and how it will affect our results of operations and financial condition, including our regulatory capital.

Our valuation of securities and investments and the determination of the amount of impairments taken on our investments are subjective and, if changed, could materially adversely affect our results of operations or financial condition.

Fixed maturity securities, as well as short-term investments that are reported at estimated fair value, represent the majority of our total investments. We define fair value generally as the price that would be received in the sale of an asset or paid to transfer a liability. Considerable judgment is often required in interpreting market data to develop estimates of fair value, and the use of different assumptions or valuation methodologies may have a material effect on the estimated fair value amounts. During periods of market disruption, including periods of significantly rising or high interest rates, rapidly widening credit spreads or illiquidity, it may be difficult to value certain of our securities if trading becomes less frequent or market data becomes less observable. In addition, in times of financial market disruption, certain asset classes that were in active markets with significant observable data may become illiquid. In those cases, the valuation process includes inputs that are less observable and require more subjectivity and management judgment. Valuations may result in estimated fair values which vary significantly from the amount at which the investments may ultimately be sold. Further, rapidly changing and unprecedented credit and equity market conditions could materially affect the valuation of securities in our financial statements and the period-to-period changes in estimated fair value could vary significantly. Decreases in the estimated fair value of securities we hold may have a material adverse effect on our financial condition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.”

The determination of the amount of impairments varies by investment type and is based upon our periodic evaluation and assessment of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available. We reflect any changes in impairments in earnings as such evaluations are revised. However, historical trends may not be indicative of future impairments. In addition, any such future impairments or allowances could have a materially adverse effect on our earnings and financial position. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.”

If our business does not perform well, we may be required to recognize an impairment of our goodwill or other long-lived assets or to establish a valuation allowance against the deferred income tax asset, which could adversely affect our results of operations or financial condition.

We had goodwill of $19.2 million on September 30, 2018 and December 31, 2017, respectively, which represents the excess of consideration paid over the fair value of the net assets of a savings bank acquired in 2006. We perform our goodwill impairment testing annually using a process, which requires the use of estimates and judgment. The estimated fair value of the reporting unit is affected by the performance of the business, which may be especially diminished by prolonged market declines. If it is determined that the goodwill has been impaired, we must write down the goodwill by the amount of the impairment, with a corresponding charge to net income. Although we have had no goodwill write-downs historically, any such write-downs could have an adverse effect on our results of operations or financial position.

Long-lived assets, including assets such as real estate, also require impairment testing. This testing is done to determine whether changes in circumstances indicate that we will be unable to recover the carrying amount of these assets. Such write-downs could have a material adverse effect on our results of operations or financial position.

Deferred income tax represents the tax effect of the timing differences between financial accounting and tax reporting. Deferred tax assets, or DTAs, are assessed periodically by management to determine whether they are realizable. Factors in management’s determination include the performance of the business, including the ability to generate future taxable income. If, based on available information, it is more likely than not that the deferred income tax asset will not be realized, then a valuation allowance must be established with a corresponding charge to net income. Such charges could have a material adverse effect on our results of operations or financial position. In addition, changes in the corporate tax rates could affect the value of our DTAs and may require a write-off of some of those assets. The 2017 Tax Act reduced the U.S. corporate income tax rate to 21% effective for periods starting January 1, 2018, from a prior rate of 35%. At September 30, 2018, we had net DTAs with a book value of $22.8 million, based on a U.S. corporate income tax rate of 21%. In December 2017 we had a remeasurement of net DTAs and recorded $9.6 million in additional tax expense and a corresponding reduction in net income as a result of the 2017 Tax Act. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.”

Defaults by or deteriorating asset quality of other financial institutions could adversely affect us.

We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, central clearinghouses, commercial banks, investment banks, hedge funds and investment funds, our correspondent banks and other financial institutions, especially those in the Latin American countries where we make such loans. Many of these transactions expose us to credit risk in the event of the default of our counterparty. In addition, with respect to secured transactions, credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices insufficient to recover the full amount of the loan or derivative exposure due to us. We also may have exposure to these financial institutions in the form of unsecured debt instruments, derivatives and other securities. Further, potential action by governments and regulatory bodies in response to financial crises affecting the global banking system and financial markets, such as nationalization, conservatorship, receivership and other intervention, whether under existing legal authority or any new authority that may be created, or lack of action by governments and central banks, as well as deterioration in the banks’ creditworthiness, could adversely affect the value and/or liquidity of these instruments, securities, transactions and investments or limit our ability to trade with them. Any losses or impairments to the carrying value of these investments or other changes may materially and adversely affect our results of operations and financial condition.

In addition we maintain credit relationships with large financial institutions that we believe are of high quality primarily in Brazil, Chile, Colombia and Peru. In addition to the risks posed by relationships with U.S. counterparty financial institutions, transactions with foreign financial institutions may be subject to currency and exchange rate controls, regulation, inflation or deflation, and fiscal and monetary policies in the foreign countries that are significantly different than in the U.S.

Our operations are subject to risk of loss from unfavorable fiscal, monetary and political developments in the U.S. and other countries where we do business.

Our businesses and earnings are affected by the fiscal, monetary and other policies and actions of various U.S. and non-U.S. governmental and regulatory authorities. Changes in these are beyond our control and are difficult to predict and, consequently, changes in these policies could have negative effects on our activities and results of operations.

Our Corporate LATAM segment is subject to risks inherent in making loans and executing transactions with counterparties located in Latin America. Our domestic business, including loans, deposits and wealth management, services persons from or dependent upon businesses or wealth from Venezuela and other Latin American countries, and are, therefore, subject to risk inherent to those countries. These risks include, among others, effects from slow or negative growth or recessionary or worse economic conditions, inflation and hyperinflation, currency controls and volatility, and the risk of loss from unfavorable political, legal or other developments, including social or political instability, in the countries or regions in which such counterparties operate, as well as the other risks and considerations as described further below.

Various countries or regions in which we, our counterparties or our customers operate or invest have in the past experienced severe economic disruptions particular to those countries or regions. In some cases, concerns regarding the fiscal condition of one or more countries and currency and exchange controls and other measures adopted by one country could cause other countries in the same region or beyond to experience a contraction of available credit, market and price volatility, illiquidity and reduced cross-border trading and financing activity.

Our results of operations from international activities and customers from other countries may be subject to adverse changes as a result of the above considerations, as well as possible governmental actions, including expropriation, nationalization, confiscation of assets, price controls, capital controls, exchange controls, and changes in laws and regulations. The effects of these changes could be magnified in smaller, less liquid and more volatile foreign markets.

Conducting business and having customers in countries with less developed legal and regulatory regimes, or with currency controls, often requires devoting significant additional resources to understanding, and monitoring changes in, local laws and regulations, as well as compliance with local laws and regulations and implementing and administering related risk policies and procedures. We can also incur higher costs, and face greater compliance risks, in structuring and operating our businesses outside the U.S. to comply with U.S. anti-corruption, anti-money laundering and other laws, regulations and sanctions. Failure to comply with such rules in our international activities could adversely affect our results of operations and regulatory relations in the U.S. and elsewhere.

Changes in the real estate markets, including the secondary market for residential mortgage loans, may adversely affect us.

Notwithstanding changes made in the 2018 Growth Act, the effects of the CFPB changes to mortgage and servicing rules effective at the beginning of 2014, the CFPB’s new unified Truth in Lending Act and the Real Estate Settlement Procedures Act, or RESPA, rules for closed end credit transactions secured by real property that became effective in October 2015, often called TRID rules, enforcement actions, reviews and settlements, changes in the securitization rules under the Dodd-Frank Act, including the risk retention rules that became effective December 24, 2016, and the Basel III Capital Rules (see “Supervision and Regulation—Basel III Capital Rules”) could have serious adverse effects on the mortgage markets and our mortgage operations.

The TRID rules have affected our current and proposed mortgage business and have increased our costs as a result of our compliance efforts. In addition, the CFPB’s final regulations implementing the Dodd-Frank Act, which require that lenders determine whether a consumer has the ability to repay a mortgage loan, which became effective in January 2014, have limited the secondary market for and liquidity of many mortgage loans that are not “qualified mortgages.”

Increasing interest rates and the 2017 Tax Act’s limitations on the deductibility of residential mortgage interest and state and local property and other taxes could adversely affect consumer behaviors and the volumes of housing sales, mortgage and home equity loan originations, as well as the value and liquidity of residential property held as collateral by lenders such as the Bank, and the secondary markets for residential loans. Acquisition, construction and development loans for residential development may be similarly adversely affected.

The Federal National Mortgage Association, or Fannie Mae, and the Federal Home Loan Mortgage Corporation, or Freddie Mac, have been in conservatorship since September 2008. Minimal capital at Fannie Mae and Freddie Mac, the levels of risky assets at the Federal Housing Administration, or FHA, and the FHA’s relatively low capital and reserves for losses, the current levels of home sales, and the risks of interest rates increasing materially from historically low levels, as well as the 2017 Tax Act, could also have serious adverse effects on the mortgage markets and our mortgage operations. Such adverse effects could include, among other things, price reductions in single family home values, further adversely affecting the liquidity and value of collateral securing commercial loans for residential acquisition, construction and development, as well as residential mortgage loans that we hold, mortgage loan originations and gains on sale of mortgage loans. In the event our allowance for loan losses is insufficient to cover such losses, if any, our earnings, capital and liquidity could be adversely affected.

Fannie Mae and Freddie Mac restructuring may adversely affect the mortgage markets and our sales of mortgages we originate.

Fannie Mae and Freddie Mac remain in conservatorship, and although legislation has been introduced at various times to restructure Fannie Mae and Freddie Mac to take them out of conservatorship and substantially change the way they conduct business in the future, no proposal has been enacted. Through 2017, all of Fannie Mae and Freddie Mac’s earnings above a specified capital reserve have been swept into the U.S. Department of the Treasury, or the Treasury Department, and have not been available to build Fannie Mae’s and Freddie Mac’s capital. At the end of 2017, the capital reserve was increased to $3 billion for each of Fannie Mae and Freddie Mac.

In February 2018, Fannie Mae reported that the 2017 Tax Act had reduced its DTAs, and that it had a net worth deficit of $3.7 billion as of December 31, 2017. To eliminate its net worth deficit, the Treasury Department provided Fannie Mae with $3.7 billion of capital in the first quarter of 2018. Fannie Mae reported that it had a net worth of $7.0 billion as of September 30, 2018. Freddie Mac had a net worth deficit of $312 million at December 31, 2017, and the Treasury Department provided Freddie Mac with $312 million of capital in the first quarter of 2018. Freddie Mac reported that it had a net worth of $5.6 billion as of September 30, 2018.

Since Fannie Mae and Freddie Mac dominate the residential mortgage markets, any changes in their structure and operations, as well as their respective capital, could adversely affect the primary and secondary mortgage markets, and our residential mortgage businesses, our results of operations and the returns on capital deployed in these businesses.

We may be contractually obligated to repurchase mortgage loans we sold to third-parties on terms unfavorable to us.

As a routine part of our business, we originate mortgage loans that we subsequently sell to investors. We do not currently originate mortgage loans for direct sale to any governmental agencies and government sponsored enterprises, or GSEs, such as Fannie Mae or Freddie Mac, but expect to make such direct sales in the future. In connection with the sale of these loans to private investors and GSEs, we make customary representations and warranties, the breach of which may result in our being required to repurchase the loan or loans. Furthermore, the amount paid may be greater than the fair value of the loan or loans at the time of the repurchase. No mortgage loan repurchase requests have been made to us; however, if repurchase requests were made to us, we may have to establish reserves for possible repurchases, which could adversely affect our results of operations and financial condition.

Mortgage Servicing Rights, or MSRs, requirements may change and require us to incur additional costs and risks.

The CFPB adopted new residential mortgage servicing standards in January 2014 that add additional servicing requirements, increase our required servicer activities and delay foreclosures,

among other things. These may adversely affect our costs to service residential mortgage loans, and together with the Basel III Capital Rules, may decrease the returns on our MSRs.

The CFPB and the bank regulators continue to bring enforcement actions and develop proposals, rules and practices that could increase the costs of providing mortgage servicing. Historically, we have not serviced mortgage loans for others. However, if we were to provide servicing in the future, regulation of mortgage servicing could make it more difficult and costly to timely realize the value of collateral securing such loans upon a borrower default.

Our concentration of CRE loans could result in further increased loan losses, and adversely affect our business, earnings, and financial condition.

CRE is cyclical and poses risks of possible loss due to concentration levels and risks of the assets being financed, which include loans for the acquisition and development of land and residential construction. The federal bank regulators released guidance in 2006 on “Concentrations in Commercial Real Estate Lending.” The guidance defines CRE loans as exposures secured by raw land, land development and construction (including 1-4 family residential construction), multi-family property, and non-farm nonresidential property, where the primary or a significant source of repayment is derived from rental income associated with the property (that is, loans for which 50% or more of the source of repayment comes from third-party, non-affiliated, rental income) or the proceeds of the sale, refinancing, or permanent financing of the property. Loans to real-estate investment trusts, or REITs, and unsecured loans to developers that closely correlate to the inherent risks in CRE markets would also be considered CRE loans under the guidance. Loans on owner occupied CRE are generally excluded.

The Bank’s portfolio of CRE loans was 347.5% of its risk-based capital, or 49.4% of its total loans, as of September 30, 2018 compared to 324.7% of its risk-based capital, or 47.08% of its total loans, as of September 30, 2017. The banking regulators continue to scrutinize CRE lending and further addressed their concerns over CRE activity in December 2016, requiring banks with higher levels of CRE loans to implement more robust underwriting, internal controls, risk management policies and portfolio stress testing, as well as higher levels of allowances for possible losses and capital levels as a result of CRE lending growth and exposures. Lower demand for CRE, and reduced availability of, and higher costs for, CRE lending could adversely affect our CRE loans and sales of our OREO, and therefore our earnings and financial condition, including our capital and liquidity.

As of September 30, 2018, approximately 54% of total CRE loans were in Miami-Dade, Broward and Palm Beach counties, Florida, 18% were in the greater Houston, Texas area, and 23% were in the greater New York City area, including all five boroughs. The remainder were in other Florida, Texas and New York/New Jersey markets. Our CRE loans are affected by economic conditions in those markets.

Our profitability and liquidity may be affected by changes in interest rates and interest rate levels, the shape of the yield curve and economic conditions.

Our profitability depends upon net interest income, which is the difference between interest earned on assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Net interest income will be adversely affected by market interest rates changes where the interest we pay on deposits and borrowings increases faster than the interest earned on loans and investments. Interest rates, and consequently our results of operations, are affected by general economic conditions (domestic and international) and fiscal and monetary policies, as well as expectations of these rates and policies, and the shape of the yield curve.

Our balance sheet is asset sensitive. Therefore, a decrease in interest rates or a flattening of the yield curve could adversely affect us, generally.

Our income is primarily driven by the spread between these rates. As a result, a steeper yield curve, meaning long-term interest rates are significantly higher than short-term interest rates, would provide the Bank with a better opportunity to increase net interest income. Conversely, a flattening U.S. yield curve could pressure our NIM as our cost of funds increases relative to the spread we can earn on our assets. In addition, net interest income could be affected by asymmetrical changes in the different interest rate indexes, given that not all of our assets or liabilities are priced with the same index. The Federal Reserve Normalization Policy, which is gradually increasing the Federal Reserve’s target Federal Funds rates and decreasing the Federal Reserve’s holdings of securities, may have unpredictable effects on the shape of the yield curve and longer term interest rates.

The production of mortgages and other loans and the value of collateral securing our loans, are dependent on demand within the markets we serve, as well as interest rates. Increases in interest rates generally decrease the market values of fixed-rate, interest-bearing investments and loans held, the value of mortgage and other loans produced and the value of loans sold, mortgage loan activities and the collateral securing our loans, and therefore may adversely affect our liquidity and earnings, to the extent not offset by potential increases in our NIM.

The 2017 Tax Act, including its fiscal stimulus, limitations on the deductibility of residential mortgage interest and business interest expenses and other changes, could have mixed effects on economic activity and reduce the demand for loans and increase competition among lenders for loans. This act could also promote inflation and higher interest rates.

Many of our loans and our obligations for borrowed money are priced based on variable interest rates tied to the London Interbank Offering Rate, or LIBOR. We are subject to risks that LIBOR may no longer be available as a result of the United Kingdom’s Financial Conduct Authority ceasing to require the submission of LIBOR quotes in 2021.

The potential cessation of LIBOR quotes in 2021 creates substantial risks to the banking industry, including us. Unless alternative rates can be negotiated, our floating rate loans, funding and derivative obligations that specify the use of a LIBOR index, will no longer adjust and may become fixed rate instruments at the time LIBOR ceases to exist. This would adversely affect our asset/liability management and could lead to more asset and liability mismatches and interest rate risk unless appropriate LIBOR alternatives are developed. It could also cause confusion that could disrupt the capital and credit markets as a result of confusion or uncertainty.

The Federal Reserve has sponsored the Alternative Reference Rates Committee, or ARRC, which serves as a forum to coordinate and track planning as market participants currently using LIBOR consider (a) transitioning to alternative reference rates where it is deemed appropriate and (b) addressing risks in legacy contracts language given the possibility that LIBOR might stop. On April 3, 2018, the Federal Reserve began publishing three new reference rates, including the Secured Overnight Financing Rate, or SOFR. ARRC has recommended SOFR as the alternative to LIBOR, and published fallback interest rate consultations for public comment and a Paced Transition Plan to SOFR use. The Financial Stability Board has taken an interest in LIBOR and possible replacement indices as a matter of risk management. The International Organisation of Securities Commissions, or IOSCO, has been active in this area and is expected to call on market participants to have backup options if a reference rate, such as LIBOR, ceases publication. The International Swap Dealers Association has published guidance on interest rate bench marks and alternatives in July and August 2018. It cannot be predicted whether SOFR or another index or indices will become a market standard that replaces LIBOR, and if so, the effects on our customers, or our future results of operations or financial condition.

Liquidity risks could affect operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, proceeds from loan repayments or sales, and other sources could have a substantial negative effect on our liquidity. Our funding sources include Federal Funds purchased, securities sold under repurchase agreements, core and non-core deposits (domestic and foreign), and short-and long-term debt. We maintain a portfolio of securities that can be used as a source of liquidity. We are also members of the Federal Home Loan Bank of Atlanta, or FHLB, and the Federal Reserve Bank of Atlanta, where we can obtain advances collateralized with eligible assets. There are other sources of liquidity available to us or the Bank should they be needed, including our ability to acquire additional non-core deposits (such as reciprocal deposit programs such as the Certificate of Deposit Account Registry Service, or CDARS, and brokered deposits). We may be able, depending upon market conditions, to otherwise borrow money or issue and sell debt and preferred or common securities in public or private transactions. Our access to funding sources in amounts adequate to finance or capitalize our activities on terms which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or the economy in general. Our ability to borrow or obtain funding, if needed, could also be impaired by factors that are not specific to us, such as disruptions in the financial markets or negative views and expectations about the prospects for the financial services industry.

The Company is an entity separate and distinct from the Bank. The Federal Reserve Act, Section 23A, limits our ability to borrow from the Bank, and the Company generally relies on dividends paid from the Bank for funds to meet its obligations, including under its outstanding trust preferred securities. The Bank’s ability to pay dividends is limited by law, and may be limited by regulatory action to preserve the Bank’s capital adequacy. Any such limitations could adversely affect the Company’s liquidity.

Certain funding sources may not be available to us and our funding sources may prove insufficient and/or costly to replace.

Although we have historically been able to replace maturing deposits and advances, we may not be able to replace these funds in the future if our financial condition or general market conditions change. The use of brokered deposits has been particularly important for the funding of our operations. If we are unable to issue brokered deposits, or are unable to maintain access to other funding sources, our results of operations and liquidity would be adversely affected. Our ability to accept, renew or replace brokered deposits without prior regulatory approval will be limited if the Bank does not remain well-capitalized.

Alternative funding to deposits may carry higher costs than sources currently utilized. If we are required to rely more heavily on more expensive and potentially less stable funding sources, profitability and liquidity could be adversely affected. We may determine to seek debt financing in the future to achieve our long-term business objectives. Any Company or Bank debt that is to be treated as capital for bank regulatory purposes requires prior Federal Reserve approval, which the Federal Reserve may not grant. Additional borrowings, if sought, may not be available to us, or if available, may not be on acceptable terms. The availability of additional financing will depend on a variety of factors such as market conditions, the general availability of credit, our credit ratings and our credit capacity. In addition, the Bank may seek to sell loans as an additional source of liquidity. If additional financing sources are unavailable or are not available on acceptable terms, our profitability and future prospects could be adversely affected.

Our Venezuelan deposit concentration means conditions in Venezuela could adversely affect our operations.

At September 30, 2018, 45.20% of our deposits, or approximately $2.8 billion, were from Venezuelan residents. The Bank’s Venezuelan deposits declined 28.69% from December 31, 2015 to September 30, 2018. These declines were due in part to actions by the Company to reduce its compliance costs and from economic conditions in Venezuela that adversely affected our Venezuelan customers’ wealth and use of deposits to fund living expenses. All of the Bank’s deposits are denominated in Dollars. Adverse economic conditions in Venezuela may continue to adversely affect our Venezuelan deposit base and our ability to retain and grow these relationships, as customers rely on their Dollar deposits to spend without being able to earn additional Dollars. Venezuela’s currency controls and its official currency exchange rates for converting Bolivars into Dollars diverge widely from open market exchange rates. According to the International Monetary Fund’s World Economic Outlook, Venezuela’s annual inflation rate is projected to exceed 13,000% in 2018 and more recent estimates project an annual inflation rate of 1,370,000% in 2018 and 10,000,000% in 2019. All of these factors greatly influence our Venezuelan customers’ access to Dollars and their ability to replenish the Dollars they consume.

Although foreign depositors may not seek as high yielding deposits as domestic customers, foreign deposits require additional scrutiny and higher costs to originate and maintain than domestic deposits in the U.S. The Bank has adopted strategies to manage and retain its foreign deposits consistent with U.S. anti-money laundering laws and its profit and risk objectives. If these strategies are unsuccessful, or economic conditions or other conditions worsen in Venezuela or our regulators restrict the Bank from taking its customers’ deposits, our volume of deposits from Venezuelan sources may decline further. A significant or sudden decline in our deposits from Venezuelan customers could adversely affect our results of operations and financial condition, including liquidity.

Our brokered deposits and wholesale funds increase our liquidity risks, and could increase our deposit insurance costs.

Our brokered deposits at September 30, 2018 were 10.4% of total deposits. Wholesale funding, including FHLB advances and brokered deposits, represented 27.5% of our funding at September 30, 2018. Our wholesale funding has increased 17.3% since 2016. The FDIC adjusts its deposit insurance assessments by up to 10 basis points annually for $10 billion and larger institutions that have brokered deposits exceeding 10% of total deposits where the bank also exceeds a certain risk level. More rigorous standards may also apply to banks with more than $10 billion in assets. In addition, excessive reliance on brokered deposits and wholesale funding is viewed by the regulators as potentially risky for all institutions, and may adversely affect our liquidity and the regulatory views of our liquidity. Institutions that are less than well-capitalized may be unable to raise or renew brokered deposits under the prompt corrective action rules. See “Supervision and Regulation—Capital.”

Our cost of funds may increase as a result of general economic conditions, interest rates, inflation and competitive pressures.

Although the Federal Reserve has raised the target Federal Funds rate eight times between December 2015 and September 2018, the Federal Reserve has kept interest rates low over recent years, and the Federal government continues large deficit spending. Our costs of funds may increase as a result of general economic conditions, interest rates and competitive pressures, and potential inflation resulting from government deficit spending and the effects of the 2017 Tax Act and monetary policies. Traditionally, we have obtained funds principally through deposits, including deposits from foreign persons, and borrowings from other institutional lenders. Generally, we believe deposits are a cheaper and more stable source of funds than borrowings because interest rates paid for deposits are typically lower than interest rates charged for borrowings from other institutional lenders. We expect that our future growth will depend on our ability to retain and grow a strong, low-cost deposit base from U.S. domiciled persons. Increases in interest rates could also cause consumers to further shift their funds to more interest bearing instruments and to increase the competition for funds. While the Federal Reserve has stated it intends to gradually increase interest rates, interest rates could increase more or more quickly than anticipated, and the competition for deposits could increase. If customers reduce the mix of their interest bearing and noninterest bearing deposits, or move money to higher rate deposits or other interest bearing assets offered by competitors or from transaction deposits to higher interest bearing time deposits, we could lose a relatively low cost source of funds, increasing our funding costs and reducing our net interest income and net income. Additionally, any such loss of funds could result in lower loan originations and growth, which could materially and adversely affect our results of operations and financial condition, including liquidity.

Our investment advisory and trust businesses could be adversely affected by conditions affecting our Venezuelan customers.

Substantially all our revenue from trust, brokerage and investment advisory services currently is from Venezuelan customers. Economic and other conditions in Venezuela may adversely affect the amounts of assets we manage or custody, and the trading volumes of our Venezuelan customers, reducing fees and commissions we earn from these businesses.

Our future success is dependent on our ability to compete effectively in highly competitive markets.

The banking markets in which we do business are highly competitive and our future growth and success will depend on our ability to compete effectively in these markets. We compete for deposits, loans, and other financial services in our markets with other local, regional and national commercial banks, thrifts, credit unions, mortgage lenders, trust services providers and securities advisory and brokerage firms. Marketplace lenders operating nationwide over the internet are also growing rapidly. Many of our competitors offer products and services different from us, and have substantially greater resources, name recognition and market presence than we do, which benefits them in attracting business. In addition, larger competitors may be able to price loans and deposits more aggressively than we are able to and have broader and more diverse customer and geographic bases to draw upon. The Dodd-Frank Act allows others to branch into our markets more easily from other states. Failures of other banks with offices in our markets and small institutions wishing to sell or merge due to cost pressures could also lead to the entrance of new, stronger competitors in our markets.

Technological changes affect our business, and we may have fewer resources than many competitors to invest in technological improvements.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services, and a growing demand for mobile and other phone and computer banking applications. In addition to allowing us to service our clients better, the effective use of technology may increase efficiency and may enable financial institutions to reduce costs and the risks associated with fraud and other operational risks. Largely unregulated “fintech” businesses have increased their participation in the lending and payments businesses, and have increased competition in these businesses. This trend is expected to continue for the foreseeable future. Our future success will depend, in part, upon our ability to use technology to provide products and services that meet our customers’ preferences and which create additional efficiencies in operations, while avoiding cyberattacks and disruptions, and data breaches. Our strategic plan contemplates simplifying and improving our information technology, and making significant additional capital investments in technology. We may not be able to effectively implement new technology-driven products and services as quickly or at the costs anticipated. Such technology may prove less effective than anticipated, and conversion issues may increase the costs of the new technology and delay its use. Many larger competitors have substantially greater resources to invest in technological improvements and, increasingly, non-banking firms are using technology to compete with traditional lenders for loans and other banking services. See “—Operational risks are inherent in our businesses.”

Operational risks are inherent in our businesses.

Operational risks and losses can result from internal and external fraud; gaps or weaknesses in our risk management or internal audit procedures; errors by employees or third-parties; failure to document transactions properly or to obtain proper authorization; failure to comply with applicable regulatory requirements and conduct of business rules in the various jurisdictions where we do business or have customers; failures in the models we generate and rely on; equipment failures, including those caused by natural disasters or by electrical, telecommunications or other essential utility outages; business continuity and data security system failures, including those caused by computer viruses, cyberattacks, unforeseen problems encountered while implementing major new computer systems, upgrades to existing systems or inadequate access to data or poor response capabilities in light of such business continuity and data security system failures; or the inadequacy or failure of systems and controls, including those of our suppliers or counterparties. Additionally, providing services outside the U.S. to non-U.S. persons, including MSF, may involve greater complexity and risks than providing such services in our primary U.S. markets. Although we have implemented risk controls and loss mitigation actions, and substantial resources are devoted to developing efficient procedures, identifying and rectifying weaknesses in existing procedures and training staff, there is no assurance that such actions will be effective in controlling all of the operational risks faced by us. See “—The Bank continues to provide certain services to MSF’s subsidiaries, even after the Spin-off, which could present additional regulatory and operational risks to us.”

Our information systems may experience interruptions and security breaches.

We rely heavily on communications and information systems, including those provided by third-party service providers, to conduct our business. Any failure, interruption, or security breach of these systems could result in failures or disruptions which could affect our customers’ privacy and our customer relationships, generally. Our systems and networks, as well as those of our third-party service providers, are subject to security risks and could be susceptible to cyberattacks, such as denial of service attacks, hacking, terrorist activities or identity theft. Financial institutions and their service providers are regularly attacked, some of which have involved sophisticated and targeted attack methods, including use of stolen access credentials, malware, ransomware, phishing, structured query language injection attacks, and distributed denial-of-service attacks, among others. Such cyberattacks may also be directed at disrupting the operations of public companies or their business partners, which are intended to effect unauthorized fund transfers, obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage systems, often through the introduction of computer viruses or malware, cyberattacks and other means. Denial of service attacks have been launched against a number of large financial services institutions, and we may be subject to these types of attacks in the future. Hacking and identity theft risks, in particular, could cause serious reputational harm. Cyber threats are rapidly evolving and we may not be able to anticipate or prevent all such attacks and could be held liable for any security breach or loss.

Despite our cybersecurity policies and procedures and our efforts to monitor and ensure the integrity of our and our service providers’ systems, we may not be able to anticipate all types of security threats, nor may we be able to implement preventive measures effective against all such security threats. The techniques used by cyber criminals change frequently, may not be recognized until launched and can originate from a wide variety of sources, including outside groups such as external service providers, organized crime affiliates, terrorist organizations or hostile foreign governments or agencies. These risks may increase in the future as the use of mobile banking and other internet-based products and services continues to grow.

Security breaches or failures may have serious adverse financial and other consequences, including significant legal and remediation costs, disruption of operations, misappropriation of confidential information, damage to systems operated by us or our third-party service providers, as well as damaging our customers and our counterparties. Such losses and claims may not be covered by our insurance. In addition to the immediate costs of any failure, interruption or security breach, including those at our third-party service providers, these events could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

Our derivative instruments may expose us to certain risks.

We use the payments we receive from counterparties pursuant to derivative instruments we have entered into to offset current or future changes in cash flows of certain of our FHLB advances. In addition, we enter into matched offsetting derivative transactions in order to manage credit exposure arising from derivative transactions with customers. We may enter into a variety of derivative instruments, including options, futures, forwards, and interest rate and credit default swaps, with a number of counterparties. Amounts that we expect to collect under current and future derivatives are subject to counterparty risk. Our obligations under our products are not changed by our hedging activities and we are liable for our obligations even if our derivative counterparties do not pay us. Such defaults could have a material adverse effect on our financial condition and results of operations. Substantially all of our derivatives require us to pledge or receive collateral or make payments related to any decline in the net estimated fair value of such derivatives executed through a specific broker at a clearinghouse or entered into with a specific counterparty on a bilateral basis. In addition, ratings downgrades or financial difficulties of derivative counterparties may require us to utilize additional capital with respect to the impacted businesses.

Changes in accounting rules applicable to banks could adversely affect our financial conditions and results of operations.

From time to time, the FASB and the SEC change the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be difficult to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in us restating prior period financial statements. For example, the FASB’s new requirements under CECL include significant changes to the manner in which banks’ allowance for loan losses will be calculated at the effective date for such guidance for us. See Note 1 to our audited consolidated financial statements, “Allowance for Loan Losses.” Instead of using historical losses, the new guidance will require forward looking analysis with respect to expected losses over the life of loans and other instruments, and could materially affect our results of operations and financial condition.

The 2017 Tax Act may have adverse effects on certain of our customers and our businesses.

The 2017 Tax Act will benefit us by reducing the maximum U.S. corporate income tax rate on our taxable income from 35% to 21%. This benefit may be diminished by the complexity, uncertainty and possible adverse effects of this legislation on certain of our borrowers, including limitations on the deductibility of:

•	residential mortgage interest;

•	state and local taxes, including property taxes; and

•	business interest expenses.

These changes may adversely affect borrowers’ cash flows and the values and liquidity of collateral we hold to secure our loans. Fewer borrowers may be able to meet the CFPB’s “ability to repay” standards, which include the borrower’s ability to pay taxes and assessments. Demand for loans by qualified borrowers could be reduced, and therefore competition among lenders could increase. Customer behaviors toward incurring and repaying debt could also change as a result of the 2017 Tax Act. As a result, the 2017 Tax Act could materially and adversely affect our business and results of operations, at least before taking into account our lower U.S. corporate income tax rate.

Potential gaps in our risk management policies and internal audit procedures may leave us exposed to unidentified or unanticipated risk, which could negatively affect our business.

Our enterprise risk management and internal audit program is designed to mitigate material risks and loss to us. We have developed and continue to develop risk management and internal audit policies and procedures to reflect ongoing reviews of our risks and expect to continue to do so in the future. Nonetheless, our policies and procedures may not identify every risk to which we are exposed, and our internal audit process may fail to detect such weaknesses or deficiencies in our risk management framework. Many of our methods for managing risk and exposures are based upon the use of observed historical market behavior to model or project potential future exposure. Models used by our business are based on assumptions and projections. These models may not operate properly or our inputs and assumptions may be inaccurate, or may not be adopted quickly enough to reflect changes in behavior, markets or technology. As a result, these methods may not fully predict future exposures, which can be significantly different and greater than historical measures indicate. Other risk management methods depend upon the evaluation of information regarding markets, customers, or other matters that are publicly available or otherwise accessible to us. This information may not always be accurate, complete, up-to-date or properly evaluated. Furthermore, there can be no assurance that we can effectively review and monitor all risks or that all of our employees will closely follow our risk management policies and procedures, nor can there be any assurance that our risk management policies and procedures will enable us to accurately identify all risks and limit timely our exposures based on our assessments. In addition, we may have to implement more extensive and perhaps different risk management policies and procedures under pending regulations, including regulations and policies applicable to U.S. commercial banks. All of these could adversely affect our financial condition and results of operations.

Any failure to protect the confidentiality of customer information could adversely affect our reputation and have a material adverse effect on our business, financial condition and results of operations.

Various federal, state and foreign laws enforced by the bank regulators and other agencies protect the privacy and security of customers’ non-public personal information. Many of our employees have access to, and routinely process, sensitive personal customer information, including through information technology systems. We rely on various internal processes and controls to protect the confidentiality of client information that is accessible to, or in the possession of, us and our employees. It is possible that an employee could, intentionally or unintentionally, disclose or misappropriate confidential client information or our data could be the subject of a cybersecurity attack. Such personal data could also be compromised by third-party hackers via intrusions into our systems or those of service providers or persons we do business with such as credit bureaus, data processors and merchants who accept credit or debit cards for payment. If we are subject to a successful cyberattack or fail to maintain adequate internal controls, or if our employees fail to comply with our policies and procedures, misappropriation or intentional or unintentional inappropriate disclosure or misuse of client information could occur. Such cyberattacks internal control inadequacies or non-compliance could materially damage our reputation, lead to civil or criminal penalties, or both, which, in turn, could have a material adverse effect on our business, financial condition and results of operations.

Severe weather, natural disasters, acts of war or terrorism, theft, government expropriation or other external events could have significant effects on our business.

Severe weather and natural disasters, including hurricanes, tornados, earthquakes, fires, droughts and floods, acts of war or terrorism, theft, government expropriation, condemnation or other external events could have a significant effect on our ability to conduct business. Such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause us to incur additional expenses. Although management has established disaster recovery and business continuity policies and procedures, the occurrence of any such event could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations. Our business is concentrated in three markets—South Florida, the greater Houston, Texas area and the greater New York City area, which may increase our risks from storms. For example, in Fall 2017, both the greater Houston, Texas area and South Florida were struck by major hurricanes within days of each other.

Future acquisitions and expansion activities may disrupt our business, dilute shareholder value and adversely affect our operating results.

While we seek continued organic growth, we may consider the acquisition of other businesses. To the extent that we grow through acquisitions, we cannot assure you that we will be able to adequately or profitably manage this growth. Acquiring other banks, banking centers, or businesses, as well as other geographic (domestic and international) and product expansion activities, involve various risks, including:

•	risks of unknown or contingent liabilities;

•	unanticipated costs and delays;

•	risks that acquired new businesses will not perform consistent with our growth and profitability expectations;

•	risks of entering new markets (domestic and international) or product areas where we have limited experience;

•	risks that growth will strain our infrastructure, staff, internal controls and management, which may require additional personnel, time and expenditures;

•	exposure to potential asset quality issues with acquired institutions;

•	difficulties, expenses and delays in integrating the operations and personnel of acquired institutions;

•	potential disruptions to our business;

•	possible loss of key employees and customers of acquired institutions;

•	potential short-term decreases in profitability; and

•	diversion of our management’s time and attention from our existing operations and business.

Attractive acquisition opportunities may not be available to us in the future.

We expect that other banking and financial companies, many of which have significantly greater resources, will compete with us to acquire financial services businesses. This competition could increase prices for potential acquisitions that we believe are attractive. Also, acquisitions are subject to various regulatory approvals. If we fail to receive the appropriate regulatory approvals, we will not be able to consummate an acquisition that we may believe is in our best interests. Additionally, regulatory approvals could contain conditions that reduce the anticipated benefits of a contemplated transaction. Among other things, our regulators consider our capital levels, liquidity, profitability, regulatory compliance, including anti-money laundering efforts, levels of goodwill and intangibles, management and integration capacity when considering acquisition and expansion proposals. Any acquisition could be dilutive to our earnings and shareholders’ equity per share of our common stock.

Litigation and regulatory investigations are increasingly common in our businesses and may result in significant financial losses and/or harm to our reputation.

We face risks of litigation and regulatory investigations and actions in the ordinary course of operating our businesses, including the risk of class action lawsuits. Plaintiffs in class action and other lawsuits against us may seek very large and/or indeterminate amounts, including punitive and treble damages. Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be difficult to ascertain. We do not have any material pending litigation or regulatory matters affecting us.

A substantial legal liability or a significant federal, state or other regulatory action against us, as well as regulatory inquiries or investigations, could harm our reputation, result in material fines or penalties, result in significant legal costs, divert management resources away from our business, and otherwise have a material adverse effect on our ability to expand on our existing business, financial condition and results of operations. Even if we ultimately prevail in the litigation, regulatory action or investigation, our ability to attract new customers, retain our current customers and recruit and retain employees could be materially and adversely affected. Regulatory inquiries and litigation may also adversely affect the prices or volatility of our securities specifically, or the securities of our industry, generally.

Our associates may take excessive risks which could negatively affect our financial condition and business.

As a banking enterprise, we are in the business of accepting certain risks. The associates who conduct our business, including executive officers and other members of management, sales intermediaries, investment professionals, product managers, and other associates, do so in part by making decisions and choices that involve risks. We endeavor, in the design and implementation of our compensation programs and practices, to avoid giving our associates incentives to take excessive risks; however, associates may take such risks regardless of the structure of our compensation programs and practices. Similarly, although we employ controls and procedures designed to monitor associates’ business decisions and prevent them from taking excessive risks, and to prevent employee misconduct, these controls and procedures may not be effective. If our associates take excessive risks or avoid our policies and internal controls, their actions could have a material adverse effect on our reputation, financial condition and business operations.

We may be unable to attract and retain key people to support our business.

Our success depends, in large part, on our ability to attract and retain key people. We compete with other financial services companies for people primarily on the basis of compensation, support services and financial position. Intense competition exists for key employees with demonstrated ability, and we may be unable to hire or retain such employees, including those needed to implement our business strategy. Effective succession planning is also important to our long-term success. The unexpected loss of services of one or more of our key personnel and failure to effectively transfer knowledge and smooth transitions involving key personnel could have material adverse effects on our business due to loss of their skills, knowledge of our business, their years of industry experience and the potential difficulty of timely finding qualified replacement employees. We do not currently anticipate any significant changes to our senior management team as a result of the recent Spin-off. However, there may be new positions which we may need to fill as we operate as an independent public company. We may not be able to attract and retain qualified people to fill these open positions or replace or succeed members of our senior management team or other key personnel. Rules implementing the executive compensation provisions of the Dodd-Frank Act may limit the type and structure of compensation arrangements into which we may enter with certain of our employees and officers. In addition, proposed rules under the Dodd-Frank Act would prohibit the payment of “excessive compensation” to our executives. Our regulators may also restrict compensation through rules and practices intended to avoid risks. These restrictions could negatively affect our ability to compete with other companies in recruiting and retaining key personnel.

We are subject to extensive regulation that could limit or restrict our activities and adversely affect our earnings.

We and our subsidiaries are regulated by several regulators, including the Federal Reserve, the OCC, the FDIC, the SEC, and the Financial Industry Regulatory Authority, Inc., or FINRA. Our success is affected by regulations affecting banks and bank holding companies, and the securities markets, and our costs of compliance could adversely affect our earnings. Banking regulations are primarily intended to protect depositors and the FDIC Deposit Insurance Fund, or DIF, not shareholders. The financial services industry also is subject to frequent legislative and regulatory changes and proposed changes. In addition, the interpretations of regulations by regulators may change and statutes may be enacted with retroactive impact. From time to time, regulators raise issues during examinations of us which, if not determined satisfactorily, could have a material adverse effect on us. Compliance with applicable laws and regulations is time consuming and costly and may affect our profitability.

The current President and the majority party in both houses of Congress have promoted and supported enacting regulatory relief for the banking industry. The nature, effects and timing of administrative and legislative change, including the 2018 Growth Act, and possible changes in regulations or regulatory approach resulting from the midterm elections, cannot be predicted. The federal bank regulators and the Treasury Department, as well as the Congress and the President, are evaluating the regulation of banks, other financial services providers and the financial markets and such changes, if any, could require us to maintain more capital and liquidity, and restrict our activities, which could adversely affect our growth, profitability and financial condition. Our consumer finance products, including residential mortgage loans, are subject to CFPB regulations and evolving standards reflecting CFPB releases, rule-making and enforcement actions. If our assets grow to $10 billion or more, we will become subject to direct CFPB examination.

We are subject to capital adequacy and liquidity standards, and if we fail to meet these standards our financial condition and operations would be adversely affected.

We are regulated as a bank holding company and are subject to consolidated regulatory capital requirements and liquidity requirements administered by the Federal Reserve. The Bank is subject to similar capital and liquidity requirements, administered by the OCC. The Basel III Capital Rules have increased capital requirements for banking organizations such as us. The Basel III Capital Rules include a new minimum ratio of common equity tier 1 capital, or CET1, to risk-weighted assets of 4.5% and a capital conservation buffer of 2.5% of risk-weighted assets. The Basel III Capital Rules phase in over time and will become fully effective on January 1, 2019. See “Supervision and Regulation—Basel III Capital Rules.” We have established capital ratio targets that align with U.S. regulatory expectations under the fully phased-in Basel III Capital Rules. Although we currently have capital ratios that exceed all these minimum levels currently and on a fully phased-in basis and a strategic plan to maintain these levels, we or the Bank may be unable to continue to satisfy the capital adequacy requirements for the following reasons:

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losses and/or increases in our and the Bank’s credit risk assets and expected losses resulting from the deterioration in the creditworthiness of borrowers and the issuers of equity and debt securities;

•	difficulty in refinancing or issuing instruments upon redemption or at maturity of such instruments to raise capital under acceptable terms and conditions;

•	declines in the value of our securities portfolios;

•	adverse changes in foreign currency exchange rates;

•	revisions to the regulations or their application by our regulators that increase our capital requirements;

•	reductions in the value of our DTAs; and other adverse developments; and

•	unexpected growth and an inability to increase capital timely.

If we fail to remain “well capitalized,” for bank regulatory purposes, including meeting the Basel III Capital Rule’s conservation buffer, could affect customer confidence, and our:

•	ability to grow;

•	costs of and availability of funds;

•	FDIC deposit insurance premiums;

•	ability to raise, rollover or replace brokered deposits;

•	ability to make acquisitions or engage in new activities;

•	flexibility if we become subject to prompt corrective action restrictions;

•	ability to make discretionary bonuses to attract and retain quality personnel;

•	ability to make payments of principal and interest on our capital instruments; and

•	ability to pay dividends on our capital stock.

The 2018 Growth Act provides that qualifying banks with less than $10 billion in consolidated assets that satisfy the “Community Bank Leverage Ratio” of between 8% and 10% are deemed to satisfy applicable risk based capital requirements necessary to be considered “well capitalized.” Though this provision may provide us relief from certain capital adequacy requirements in the future, we may be unable to qualify for such relief if our total consolidated assets exceed $10 billion or the federal banking agencies determine that our risk profile disqualifies us from such relief.

Our ability to pay dividends to shareholders in the future is subject to profitability, capital, liquidity and regulatory requirements and these limitations may prevent us from paying dividends in the future.

Cash available to pay our expenses and dividends to our shareholders is derived primarily from dividends paid to us by the Bank. The Bank’s ability to pay dividends, as well as our ability to pay dividends to our shareholders, will continue to be subject to and limited by the results of operations of our subsidiaries and our need to maintain appropriate liquidity and capital at all levels of our business consistent with regulatory requirements and the needs of our businesses. See “Supervision and Regulation” and “Dividend Policy.”

The Dodd-Frank Act currently restricts our future issuance of trust preferred securities and cumulative preferred securities as eligible Tier 1 risk-based capital for purposes of the regulatory capital guidelines for bank holding companies.

Bank holding companies with assets of less than $15 billion as of December 31, 2009, including us, are permitted to include trust preferred securities that were issued before May 19, 2010 as Tier 1 capital under the Dodd-Frank Act. As of September 30, 2018 and December 31, 2017, we had $114.1 million of trust preferred securities outstanding that were issued before May 19, 2010, and that have maturity dates between 2028 and 2036.

Should we determine it is advisable, or should our regulators require us, to raise additional capital, we would not be able to issue additional trust preferred securities, as only bank holding companies with assets of less than $500 million are permitted to continue to issue trust preferred securities and include them as Tier 1 capital. Instead, we would have to issue non-cumulative preferred stock or common equity, which are Tier 1 capital. Subordinated notes meeting Basel III Capital Rules may be issuable as Tier 2 capital. To the extent we issue new equity or securities convertible into Company Shares, it could dilute our existing shareholders. Dividends on any preferred stock we may issue, unlike distributions paid on trust preferred securities, would not be tax deductible, and the preferred stock would have a preference in liquidation and in dividends to our common stock. See “Supervision and Regulation.”

We may need to raise additional capital in the future, but that capital may not be available when it is needed or on favorable terms.

We anticipate that our current capital resources will satisfy our capital requirements for the foreseeable future under currently effective regulatory capital rules. We may, however, need to raise additional capital to support our growth or currently unanticipated losses, or to meet the needs of the communities we serve. Our ability to raise additional capital, if needed, will depend, among other things, on conditions in the capital markets at that time, which may be limited by events outside our control, and on our financial performance. If we cannot raise additional capital on acceptable terms when needed, our ability to further expand our operations through internal growth and acquisitions could be limited.

We will be subject to heightened regulatory requirements if our total assets grow and exceed $10 billion.

As of September 30, 2018 and December 31, 2017, our total assets were $8.4 billion. Based on our current total assets and growth strategy, we anticipate our total assets may exceed $10 billion within the next five years. In addition to our current regulatory requirements, banks with $10 billion or more in total assets are:

•	examined directly by the CFPB with respect to various federal consumer financial laws;

•	subject to reduced dividends on the Bank’s holdings of Federal Reserve Bank of Atlanta common stock;

•	subject to limits on interchange fees pursuant to the “Durbin Amendment” to the Dodd-Frank Act;

•	subject to enhanced prudential regulation, to the extent not reduced or eliminated as a result of the 2018 Growth Act;

•	subject to annual Dodd-Frank Act self-administered stress testing, or DFAST, or similar stress testing, to the extent not reduced or eliminated by the 2018 Growth Act; and

•	no longer treated as a “small institution” for FDIC deposit insurance assessment purposes.

Compliance with these additional ongoing requirements may necessitate additional personnel, the design and implementation of additional internal controls, or the incurrence of other significant expenses, any of which could have a material adverse effect on our business, financial condition or results of operations. Our regulators have requested us to engage in stress testing similar to DFAST before the Bank reached $10 billion in total assets, and we expect to continue such testing notwithstanding changes to the DFAST test thresholds by the 2018 Growth Act. Our regulators may also consider our preparation for compliance with these regulatory requirements in the course of examining our operations generally or when considering any request from us or the Bank. It is unclear whether these expectations may change as a result of the 2018 Growth Act.

The Federal Reserve may require us to commit capital resources to support the Bank.

As a matter of policy, the Federal Reserve, which examines us, expects a bank holding company to act as a source of financial and managerial strength to a subsidiary bank and to commit resources to support such subsidiary bank. The Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank. In addition, the Dodd-Frank Act amended the Federal Deposit Insurance Corporation Act to require that all companies that control a FDIC-insured depository institution serve as a source of financial strength to the depository institution. Under this requirement, we could be required to provide financial assistance to the Bank should it experience financial distress, even if further investment was not otherwise warranted. See “Supervision and Regulation.”

We may face higher risks of noncompliance with the Bank Secrecy Act and other anti-money laundering statutes and regulations than other financial institutions.

The U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports as appropriate. The Financial Crimes Enforcement Network, or FinCEN, which was established as part of the Treasury Department to combat money laundering, is authorized to impose significant civil money penalties for violations of anti-money laundering rules. FinCEN has engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, or DOJ, Drug Enforcement Administration, and U.S. Internal Revenue Service, which we refer to as the IRS.

There is also regulatory scrutiny of compliance with the rules of the Treasury Department’s Office of Foreign Assets Control, or OFAC. OFAC administers and enforces economic and trade sanctions based on U.S. foreign policy and national security goals, including sanctions against foreign countries, regimes and individuals, terrorists, international narcotics traffickers, and those involved in the proliferation of weapons of mass destruction. Executive Orders have sanctioned the Venezuelan government and entities it owns, and certain Venezuelan persons. In addition, the OCC has broad authority to bring enforcement action and to impose monetary penalties if it determines that there are deficiencies in the Bank’s compliance with anti-money laundering laws.

Monitoring compliance with anti-money laundering and OFAC rules is complex and expensive. The risk of noncompliance with such rules can be more acute for financial institutions like us that have a significant number of customers from, or which do business in, Latin America. As of September 30, 2018, $2.8 billion, or 45.20%, of our total deposits were from residents of Venezuela. Our total loan exposure to international markets, primarily financial institutions in Brazil, Chile, Colombia and Peru, was $561.7 million, or 9.12%, of our total loans, at September 30, 2018.

In recent years, we have expended significant management and financial resources to further strengthen our anti-money laundering compliance program. Although we believe our anti-money laundering and OFAC compliance programs, and our current policies and procedures and staff dedicated to these activities, are sufficient to comply with applicable rules and regulations, continued enhancements are ongoing and we cannot guarantee that our program will prevent all attempts by customers to utilize the Bank in money laundering or financing impermissible under current sanctions and OFAC rules, or sanctions against Venezuela, and certain persons there. If our policies, procedures and systems are deemed deficient or fail to prevent violations of law or the policies, procedures and systems of the financial institutions that we may acquire in the future are deficient, we would be subject to liability, including fines and formal regulatory enforcement actions, including possible cease and desist orders, restrictions on our ability to pay dividends, regulatory limitations on implementing certain aspects of our business plan, including acquisitions or banking center expansion, and require us to expend additional resources to cure any deficiency, which could materially and adversely affect us.

Failures to comply with the fair lending laws, CFPB regulations or the Community Reinvestment Act, or CRA, could adversely affect us.

The Bank is subject to, among other things, the provisions of the Equal Credit Opportunity Act, or ECOA, and the Fair Housing Act, both of which prohibit discrimination based on race or color, religion, national origin, sex and familial status in any aspect of a consumer, commercial credit or residential real estate transaction. The DOJ and the federal bank regulatory agencies have issued an Interagency Policy Statement on Discrimination in Lending to provide guidance to financial institutions in determining whether discrimination exists and how the agencies will respond to lending discrimination, and what steps lenders might take to prevent discriminatory lending practices. Failures to comply with ECOA, the Fair Housing Act and other fair lending laws and regulations, including CFPB regulations, could subject us to enforcement actions or litigation, and could have a material adverse effect on our business financial condition and results of operations. Our Bank is also subject to the CRA and periodic CRA examinations by the OCC. The CRA requires us to serve our entire communities, including low- and moderate-income neighborhoods. Our CRA ratings could be adversely affected by actual or alleged violations of the fair lending or consumer financial protection laws. Even though we have maintained an “outstanding” CRA rating since 2000, we cannot predict our future CRA ratings. Violations of fair lending laws or if our CRA rating falls to less than “satisfactory” could adversely affect our business, including expansion through branching or acquisitions.

Risks Related to Our Recent Spin-off from, and Continuing Relationships with, MSF

We are changing our brand from the “Mercantil” brand to Amerant, which could adversely affect our business and profitability.

Since 2007, we have marketed our products and services using variations of MSF’s “Mercantil” brand name and logo. We are rebranding our businesses as Amerant.

We believe our association with MSF has provided us with greater name recognition among our customers from Latin America, including those with homes or businesses in the U.S. MSF’s reputation and financial strength have benefitted us historically. Because it will reduce any potential confusion between us and MSF following the Spin-off, the use of a different name and logo may be required by our bank regulators. As a result of the recent Spin-off, we have licensed the Mercantil name and brand from MSF without charge for a transition period of up to 12 months after the Spin-off. The use of our new brand will result in additional costs, such as signage, and may result in potential loss of customer recognition and business. We will also need to redesign our internet webpage, mobile application and e-mail addresses as part of our transition to a new name, which could cause some customer confusion even when customers are redirected automatically to the new addresses. See “Certain Relationships and Related Party Transactions” and “Supervision and Regulation.”

We will incur incremental costs as a separate, public company.

Although we maintained separate systems and conducted operations largely with our own staff separate from MSF and its other affiliates prior to the Spin-off, the recent Spin-off required us to incur additional personnel and other expenses as a standalone public company. Such expenses include, but are not limited to, SEC reporting, additional internal controls testing and reporting, and investor relations. These initiatives involve additional management time and costs, including the hiring and integration of certain new employees and changes in the manner of conducting certain functions. We may be unable to make the changes required in a timely manner and without unexpected costs, including possible diversion of management from our day-to-day operations, which could have a material adverse effect on our business, results of operations and financial condition.

As a separate, public company, we will expend additional time and resources to comply with rules and regulations that previously did not apply to us.

As a separate, public company, the various rules and regulations of the SEC, as well as the listing standards of the Nasdaq Global Select Market, where the Company Shares are listed, require us to implement additional corporate governance practices and adhere to a variety of reporting requirements. Compliance with these public company obligations increases our legal and financial compliance costs and places additional demands on our finance, legal and accounting staff and on our financial, accounting and information systems.

In particular, as a separate, public company, our management is now required to conduct an annual evaluation of our internal controls over financial reporting and include a report of management on our internal controls starting with our second annual report filed with the SEC on Form 10-K. For as long as we are an emerging growth company, we will not be required to have our independent registered public accounting firm attest to the effectiveness of our internal controls over financial reporting pursuant to Auditing Standard No. 5. If we are unable to conclude that we have effective internal controls over financial reporting, investors could lose confidence in the reliability of our financial statements, which could adversely affect market prices for our Company Shares.

Our historical consolidated financial data are not necessarily representative of the results we would have achieved as a separate company and may not be a reliable indicator of our future results.

Because we completed the Spin-off in August of 2018, our historical consolidated financial data included in this prospectus does not necessarily reflect the financial condition, results of operations or cash flows we would have achieved as a standalone company during the periods presented or those we will achieve in the future. In addition, significant increases may occur in our cost structure as a result of the Spin-off, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act. Also, we anticipate incurring material expenses in connection with rebranding our business. We recently completed a comprehensive strategic planning process to evaluate how we conduct business, including how to focus on our domestic U.S. business while better serving our valued foreign customers, reducing costs, and increasing core deposits, fee income, margins, and the number of services we provide per household and our profitability. As a result of these matters, among others, it may be difficult for investors to compare our future results to historical results or to evaluate our relative performance or trends in our business.

We expect to incur additional shareholder communication and maintenance expenses as a result of the Spin-off, even if our expense reduction measures are completed.

We expect to incur additional shareholder reporting, communication and maintenance expenses related to the large number of shareholders, most of whom reside outside the U.S., we have as a result of the Spin-off. Our foreign shareholders will cause these expenses to be higher than desirable, except to the extent we can reduce these expenses through various measures, including electronic delivery consistent with SEC rules and shareholder consents.

MSF’s planned sales of the 19.9% of our Class A common stock and Class B common stock it holds may adversely affect the trading price of our common stock, present risks, and may otherwise adversely affect us.

MSF currently expects to dispose of the 19.9% of our Class A and Class B common stock held as Retained Shares in the Distribution Trust during the two years beginning March 15, 2018. We have agreed to file one or more registration statements with the SEC following the Spin-off, including sales of Company Shares pursuant to this Offering, to facilitate MSF’s disposition of Retained Shares and to cooperate in any such resales at MSF’s expense. If MSF’s Retained Shares are not substantially sold as a result of this Offering, MSF may also sell Retained Shares from time to time in other transactions, including transactions exempt from registration under the Securities Act, provided that no one buyer acquires 2% or more of our Class A common stock in a transaction with MSF.

The disposition by MSF of its remaining ownership interest in us, including in this Offering, may be subject to various conditions, including receipt of any necessary regulatory and other approvals, and satisfactory market conditions. There is currently a limited market for our Company Shares on the Nasdaq Global Select Market and it is unknown whether an active market will develop, or be sufficiently liquid to absorb MSF’s contemplated sales outside a public offering by us that includes up to all of MSF’s Retained Shares. The existence of the Retained Shares and the intended resales of such shares could adversely affect the market prices for both classes of our common stock.

MSF operates in a hyperinflationary economy subject to currency controls and is subject to regulation by the Federal Reserve and Venezuela authorities. Accordingly, the timing and amounts of MSF’s disposition of the Retained Shares, and the prices it realizes from such sales, could be affected by events beyond MSF’s or our control, which could adversely affect the Company and the market for Company Shares.

As a result of the Spin-off, certain of our directors and officers may have actual or potential conflicts of interest because of their MSF equity ownership or their positions with MSF and us.

MSF has three common directors, one of which is also a common officer, with us following the Spin-off. Combined, these shared persons beneficially own approximately 15.99% and 12.36% of the total outstanding shares of our Class A and Class B common stock, respectively. These persons’ families control additional Company Shares. These relationships and financial interests may create actual or perceived conflicts of interest when these directors and officers are faced with decisions that could have different implications for MSF and us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between MSF and us resulting from the Spin-off or the disposition of the Retained Shares by MSF. See “Risks Related to Ownership of Our Common Stock—Our shares will be eligible for future sale, which may cause our stock price to decline” and “Ownership of our Stock.”

The Bank continues to provide certain services to MSF’s subsidiaries, even after the Spin-off, which could present additional regulatory and operational risks to us.

The Bank, the Trust Company and Investment Services have historically provided certain services to MSF’s international subsidiaries, including accounting and financial reporting, administration, operations and technology, planning and budgeting, human resources, vendor administration and management, trust administration, market risk assessment, operational risk and physical security, credit risk, loan review, technology infrastructure, treasury, and customer referral services. Pursuant to the Separation Agreement, the Bank continues to provide certain of these services on a transitional basis, following the Spin-off, on the same terms (including pricing) in effect as of the Spin-off, and which are compliant with Federal Reserve Regulation W. This contractual obligation could present future regulatory and operational risks to us, including with respect to compliance with U.S. anti-money laundering laws and Federal Reserve Regulation W. The terms of these arrangements may also be changed if the Federal Reserve or OCC view these arrangements as inappropriate, including under their policy statement on parallel-owned banking organizations.

MSF currently is deemed to retain “control” over us and the Bank for Federal Reserve and BHC Act purposes, which, together with the controlling shareholder base we have in common with MSF, likely will lead to restrictions and limitations upon the relationships and transactions between MSF and us, which may adversely affect our business and results of operations.

MSF is still deemed by the Federal Reserve to retain “control” of us under the BHC Act following the Spin-off, due to its Retained Shares and interlocking directors and officer. This “control” may end when the Federal Reserve determines that sufficient Retained Shares have been sold in this Offering and from redemptions of our Class B common stock from MSF using proceeds of this Offering, provided the interlocking directors and officers are not deemed to have “control” over our management or policies. Until a determination by the Federal Reserve that MSF no longer “controls” us, MSF will remain a bank holding company, and Federal Reserve Regulation W will limit transactions between the Bank and the MSF organization similar to restrictions that have been applicable before the Spin-off. In addition, other transactions and relationships between MSF, and its subsidiaries, on the one hand, and us and the Bank, on the other, which we or the Bank may deem desirable and in our mutual best interest, may be restricted by the Federal Reserve or the OCC under their policy statement on parallel-owned banking organizations. These restrictions could limit our operating flexibility and increase our costs, which would have a material adverse effect on our business and result of operations. See “Supervision and Regulation.”

We and the Company Shares could be affected adversely by events and regulations affecting MSF while it is deemed to “control” us.

The scope of the Federal Reserve’s regulation of MSF following the Distribution and during the time that MSF is deemed to “control” us for BHC Act purposes is uncertain. For example, the Venezuela official exchange rate mandated for use in preparing MSF’s financial statements has previously enabled MSF to comply with Federal Reserve requirements as a “qualified foreign banking organization,” or QFBO. As a result of changes to Venezuela exchange rates and hyperinflation, MSF is currently expected to lose QFBO status at the beginning of 2020. Additionally, changes in Venezuela’s exchange rates coupled with its hyperinflation caused MSF to exceed $50 billion in total consolidated assets and it thereby became subject to the Federal Reserve’s enhanced prudential standards. Although the 2018 Growth Act raised the asset threshold for the applicability of enhanced prudential standards to $250 billion, Venezuela’s currency exchange rates and hyperinflation could cause MSF to become subject to such standards in the future. We have filed and expect to continue to file, as long as MSF “controls” us, tailored resolution plans and pay the applicable fees for such plans. If MSF is deemed to “control” us if it loses QFBO status or becomes subject to enhanced prudential standards, the scope and nature of the adverse effects on us cannot be predicted, since there is little or no historical precedent for such an event. If this event occurs before MSF’s sale or disposition of sufficient Retained Shares to eliminate MSF’s “control” of us, a forced disposition of MSF’s remaining Company Shares may result. A forced disposition could be at a time, and at prices and terms, and to persons, that could adversely affect us and our other shareholders.

A change in control of MSF while it controls us would likely adversely affect us, our business and the Company Shares.

A change in control of MSF while it controls us could adversely affect relations between MSF and us, could subject us to possible sanctions, and adversely affect market perceptions and the values of the Company Shares. The Separation Agreement and the Distribution Trust Agreement, dated as of March 12, 2018, as amended by Amendment No. 1, dated as of June 12, 2018, which we refer to collectively as the Distribution Trust Agreement, accordingly provide that upon a “change in control” of MSF, including an expropriation takeover of MSF or MSF’s Retained Shares, beneficial ownership of such Retained Shares in the Distribution Trust will be delivered to and vest in us immediately prior to the change in control. A successful challenge to such terms could adversely affect us and the Company Shares.

We may find it desirable to include Retained Shares and/or to repurchase Company Shares from MSF, reducing proceeds to us from this Offering or any other offering of our Company Shares.

We and MSF have entered into a registration rights agreement with respect to MSF’s Retained Shares, including piggyback registration rights in the event of any public offering, such as this Offering. We have included the Retained Shares, and listed MSF as the selling shareholder, in this prospectus, in accordance with our obligations under the registration rights agreement. We are well capitalized, and believe that an important reason to consider future offerings is to increase market liquidity for our Class A common stock, generally, and to significantly reduce MSF’s ownership of Company Shares and eliminate its “control” of us under the BHC Act. We are only considering possible public offerings of Class A common stock, which is our only voting security, which the Federal Reserve scrutinizes most closely in “control” determinations under the BHC Act. If MSF cannot sell all its Class A Retained Shares in this Offering or future offerings, we may find it desirable to repurchase the remaining Class A Retained Shares. Similarly, we expect to repurchase Class B Retained Shares with proceeds from this Offering or other offerings of our Class A common stock. These scenarios will reduce the proceeds of any offering to us and may require offering proceeds to be used for Retained Share repurchases, instead of furthering our strategic growth and cost reduction initiatives. All repurchases of Retained Shares will be subject to prior notice to, and approval by, the Federal Reserve.

Risks Related to Ownership of Our Common Stock

Our shares will be eligible for future sale, which may cause our stock price to decline.

Any sales of substantial amounts of our common stock in the public market, and the perception that such sales, including expected sales by MSF of the Retained Shares, may cause the market price of our common stock to decline. We have outstanding an aggregate of 19,814,991.66 shares of our Class A common stock and 14,218,595.66 shares of our Class B common stock, not including the Retained Shares. The Company Shares are freely tradeable without restriction or further registration under the Securities Act, except for shares held by our “affiliates.”

The Distribution Trust continues to hold 4,922,477.66 shares of our Class A common stock and 3,532,457.66 shares of our Class B common stock as Retained Shares. MSF has advised us that it intends to sell or dispose of such Retained Shares within two years following the Distribution, including through this Offering.

The principal shareholders of MSF, who beneficially own approximately 37.51% of our Class A common stock and approximately 15.07% of our Class B common stock, are deemed to be our affiliates, together with our directors and executive officers. Such persons have indicated their intent not to dispose of their Company Shares until MSF is deemed by the Federal Reserve to no longer “control” us under the BHC Act as a result of MSF’s ownership of our Company Shares. A limited market exists for our Company Shares on the Nasdaq Global Select Market, and it is uncertain whether one will develop or have the depth to absorb resales by MSF or our other shareholders without adverse effects on the price or price volatility of such shares.

If we determine to make further registered offerings of our Company Shares, we have granted MSF “piggyback” registration rights that would require us to include certain of its Retained Shares on the same registration statement we use for our own offering. The sales of significant amounts of Company Shares or the perception in the market that this may occur may reduce the market price of our Company Shares.

A limited market exists for Company Shares on the Nasdaq Global Select Market. An active trading market may not develop or continue for the Company Shares, which could adversely affect the market price and market volatility of those shares.

Your ability to sell or purchase our common stock depends upon the existence of an active trading market for our common stock. There is currently a limited market for shares of our Class A and Class B common stock and there is no assurance that an active market will develop or be sustained. The concentration of ownership of Company Shares by shareholders in Venezuela, Venezuela currency controls and the difficulties of establishing U.S. Dollar transaction and investment accounts, may limit Venezuelans’ ability to buy or sell Company Shares, and the development of an active market prior or subsequent to this Offering. Although our Class A common stock and our Class B common stock are listed on the Nasdaq Global Select Market under the trading symbols “AMTB” and “AMTBB,” respectively, limited trading has occurred since the Distribution on August 10, 2018. If an active trading market does not develop, you may be unable to sell or purchase shares of our common stock at the volume, price and time that you desire.

Whether or not the purchase or sale prices of our common stock reflect a reasonable valuation of our common stock may depend on an active trading market developing, and thus the price you receive for a thinly-traded stock such as our common stock, may not reflect its true or intrinsic value. The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated from time to time, leading to price volatility in excess of that which would occur in a more active trading market.

We expect to issue more Class A common stock in the future which may dilute holders of Class A common stock.

Federal Reserve policy requires bank holding companies’ capital to be comprised predominantly of voting common stock. Class B common stock is not voting common stock for Federal Reserve purposes, therefore we expect future issuances of Company Shares will be Class A common stock. These new issuances of Class A common stock, as well as their voting rights, may dilute the interests of our Class A shareholders, and increase the market for, and liquidity of, our Class A common stock generally, as compared to the market for, and liquidity of, our Class B common stock.

We have the ability to issue additional equity securities, which would lead to dilution of our issued and outstanding Company Shares.

The issuance of additional equity securities or securities convertible into equity securities would result in dilution of our existing shareholders’ equity interests. In addition, we are authorized to issue up to 400 million shares of our Class A common stock and up to 100 million shares of our Class B common stock. We are authorized to issue, without shareholder approval, up to 50 million shares of preferred stock in one or more series, which may give other shareholders dividend, conversion, voting, and liquidation rights, among other rights, that may be superior to the rights of holders of our common stock. We are authorized to issue, without shareholder approval, except as required by law or the Nasdaq Stock Market, securities convertible into either common stock or preferred stock. Furthermore, we have adopted an equity compensation program for our employees, which also could result in dilution of our existing shareholders’ equity interests.

Our dual classes of Company Shares may limit investments by investors using index-based strategies.

Certain major providers of securities indices have determined to exclude shares of companies with classes of common stock with different voting rights. These actions may limit investment in Company Shares by mutual funds, exchange traded funds, or ETFs, and other investors basing their strategies on such securities indices, which could adversely affect the value and liquidity of Company Shares.

Holders of Class B common stock have limited voting rights. As a result, holders of Class B common stock will have limited ability to influence shareholder decisions.

Our Class B common stock has no voting rights, except as required by the Florida Business Corporation Act or as a voting group or any amendment, alteration or repeal of our amended and restated articles of incorporation, including any such events as a result of a merger, consolidation or otherwise that significantly and adversely affects the rights or voting powers of our Class B common stock. Generally, such shares will be entitled to one-tenth of a vote, together with our Class A common stock holders on a combined basis, on the matter of approval of our auditors for a given fiscal year, if we present such a proposal for shareholder consideration. If the matter of approval of our auditors for a given fiscal year is submitted to our shareholders, each share of Class B common stock will be entitled to one-tenth of a vote per share. As a result, virtually all matters submitted to our shareholders will be decided by the vote of holders of our Class A common stock and the market price of our Class B common stock could be adversely affected.

Certain provisions of our amended and restated articles of incorporation and amended and restated bylaws, Florida law, and U.S. banking laws could have anti-takeover effects by delaying or preventing a change of control that you may favor.

Certain provisions of our amended and restated articles of incorporation and amended and restated bylaws, as well as Florida law, and the BHC Act, and Change in Bank Control Act, could delay or prevent a change of control that you may favor.

Our amended and restated articles of incorporation and amended and restated bylaws include certain provisions that could delay a takeover or change in control of us, including:

•	the exclusive right of our board to fill any director vacancy;

•	advance notice requirements for shareholder proposals and director nominations;

•	provisions limiting the shareholders’ ability to call special meetings of shareholders or to take action by written consent; and

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the ability of our board to designate the terms of and issue new series of preferred stock without shareholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board.

See “Description of Capital Stock” for a more detailed description.

The Florida Business Corporation Act contains a control-share acquisition statute that provides that a person who acquires shares in an “issuing public corporation,” as defined in the statute, in excess of certain specified thresholds generally will not have any voting rights with respect to such shares, unless such voting rights are approved by the holders of a majority of the votes of each class of securities entitled to vote separately, excluding shares held or controlled by the acquiring person.

The Florida Business Corporation Act also provides that an “affiliated transaction” between a Florida corporation with an “interested shareholder,” as those terms are defined in the statute, generally must be approved by the affirmative vote of the holders of two-thirds of the outstanding voting shares, other than the shares beneficially owned by the interested shareholder. The Florida Business Corporation Act defines an “interested shareholder” as any person who is the beneficial owner of 10% or more of the outstanding voting shares of the corporation.

Furthermore, the BHC Act and the Change in Bank Control Act impose notice, application and approvals and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect “control” of bank holding companies, such as ourselves.

We are an “emerging growth company,” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of some of the exemptions from reporting requirements that are afforded to emerging growth companies including, but not limited to, exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we intend to rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock prices may become more volatile. We may take advantage of these exemptions until we are no longer an emerging growth company.

Our stock price may fluctuate significantly.

We cannot predict the prices at which our Company Shares will continue to trade. The market prices of our Company Shares may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

•	actual or anticipated fluctuations in our operating results due to factors related to our business;

•	the success or failure of our business strategies;

•	quarterly or annual earnings and earnings expectations for our industry, and for us;

•	our ability to obtain financing as needed;

•	our announcements or our competitors’ announcements regarding new products or services, enhancements, significant contracts, acquisitions or strategic investments;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in tax laws, including the 2017 Tax Act;

•	the failure of securities analysts to cover our Company Shares;

•	changes in earnings estimates by securities analysts;

•	the operating and stock price performance of other comparable companies;

•	investor perceptions of the Company and the banking industry;

•	our profile, dividend policy or market capitalization may not fit the investment objectives of MSF’s current shareholders;

•	events affecting MSF, including hyperinflation and currency controls, and government regulation of MSF in the U.S., Venezuela and other countries where MSF conducts business;

•	the timing and amounts of MSF’s planned dispositions of the Retained Shares;

•	the intent of our shareholders to hold or sell their Company Shares;

•	fluctuations in the stock markets or in the values of financial institution stocks, generally;

•	changes in laws, rules and regulations, including banking laws and regulations, affecting our business; and

•	general economic conditions and other external factors.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations could also adversely affect the trading price of our Company Shares.

We, particularly as a newly independent company, face strategic risks.

As a newly independent company, and our history as part of MSF, we face strategic risk. Strategic risk is the risk to current or anticipated earnings, capital, liquidity, or franchise or enterprise value arising from adverse business decisions, poor implementation of business decisions, or lack of responsiveness to changes in the competitive landscape that is the banking and financial services industries in which we operate. We may have insufficient capital and insufficiently qualified personnel or culture to implement, as quickly as we seek, our strategy changes, including core deposit and fee income growth, improved margins, broader service to our customers, cost reductions and profitability increases.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the price of our common stock, including our Class A common stock, and trading volume could decline.

The trading market for our common stock, including our Class A common stock, depends in part on the research and reports that securities or industry analysts publish about us or our business. If few or no securities or industry analysts cover us, the trading price for our common stock would be negatively impacted. If one or more of the analysts who covers us downgrades our common stock or publishes incorrect or unfavorable research about our business, the price of our common stock would likely decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on us regularly, or downgrades our common stock, demand for our common stock could decrease, which could cause the price of our common stock or trading volume to decline.

We do not currently intend to pay dividends on our common stock, including our Class A common stock.

We do not intend to pay any dividends to holders of our common stock for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future, and the performance of an investment in our common stock will depend upon any future appreciation in its value. It is unknown whether our common stock will decline or appreciate in value.

Our internal controls and disclosure controls could have deficiencies or weaknesses.

We regularly review our internal controls for deficiencies and weaknesses. Although we seek to prevent, discover and promptly cure any deficiencies in internal controls, as a relatively new public company, we may determine that we have material weaknesses or significant deficiencies in the future. If we are unable to remediate such weaknesses or deficiencies, including deficiencies previously identified, we may be unable to accurately report our financial results, or report them within the timeframes required by law or Nasdaq rules. Failure to comply with the SEC internal controls regulations could also potentially subject us to investigations or enforcement actions by the SEC or other regulatory authorities. If we fail to implement and maintain effective internal controls over financial reporting, our disclosure controls and our ability to accurately and timely report our financial results could be impaired, which could result in late filings of our periodic reports under the Securities Exchange Act of 1934, or the Exchange Act, restatements of our consolidated financial statements, or suspension or delisting of our common stock from the Nasdaq Global Select Market. Such events could cause investors to lose confidence in our reported financial information, the trading price of our shares of common stock could decline and our access to the capital markets or other financing sources could be limited.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various of the statements made herein under the captions “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and elsewhere, are “forward-looking statements” within the meaning of, and subject to, the protections of Section 27A of the Securities Act and Section 21E of the Exchange Act.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements or financial condition of the Company to be materially different from future results, performance, achievements or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. These forward-looking statements should be read together with the “Risk Factors” included in this Offering Registration Statement, the Spin-off Registration Statement and our other reports filed with the SEC.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target” and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•

our ability to successfully execute our strategic plan, manage our growth and achieve our performance targets which assume, among other things, modestly increasing interest rates over the next two years, and continued growth in our domestic loans, funded with domestic deposits, increased cross-selling of services, increased efficiency and cost savings;

•	the effects of future economic, business, and market conditions and changes, domestic and foreign, especially those affecting our Venezuela depositors, including seasonality;

•	business and economic conditions, generally, and especially in our primary market areas;

•	our ability to successfully manage our credit risks and the sufficiency of our allowance for possible loan losses;

•	the failure of assumptions and estimates, as well as differences in, and changes to, economic, market, and credit conditions, including changes in borrowers’ credit risks and payment behaviors;

•

compliance with governmental and regulatory requirements, including the Dodd-Frank Act and others relating to banking, consumer protection, securities and tax matters, and our ability to maintain licenses required in connection with mortgage origination, sale and servicing operations;

•	compliance with the Bank Secrecy Act, OFAC rules and anti-money laundering laws and regulations, especially given our exposure to Venezuela customers;

•	governmental monetary and fiscal policies;

•	the effectiveness of our enterprise risk management framework, including internal controls;

•	fluctuations in the values of the securities held in our securities portfolio;

•

the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest-sensitive assets and liabilities, and the risks and uncertainty of the amounts realizable;

•	changes in the availability and cost of credit and capital in the financial markets, and the types of instruments that may be included as capital for regulatory purposes;

•	changes in the prices, values and sales volumes of residential and CRE;

•

the effects of competition from a wide variety of local, regional, national and other providers of financial, investment, trust and other wealth management services and insurance services, including the disruption effects of financial technology and other competitors who are not subject to the same regulations as the Company and the Bank;

•

the failure of assumptions and estimates underlying the establishment of allowances for possible loan losses and other asset impairments, losses, valuations of assets and liabilities and other estimates;

•

the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions;

•	changes in technology or products that may be more difficult, costly, or less effective than anticipated;

•	the effects of war or other conflicts, acts of terrorism, hurricanes or other catastrophic events that may affect general economic conditions;

•	the effect of recent and future legislative and regulatory changes, including changes in banking, securities, tax and trade laws and regulations, and their application by our regulators;

•	our ability to continue to increase our core domestic deposits, and reduce the percentage of foreign concentration;

•	the occurrence of fraudulent activity, data breaches or failures of our information security controls or cybersecurity-related incidents that may compromise our systems or customers’ information;

•	interruptions involving our information technology and telecommunications systems or third-party servicers;

•	changes in our senior management team and our ability to attract, motivate and retain qualified personnel consistent with our strategic plan;

•	the costs and obligations associated with being a public company;

•	our ability to maintain our strong reputation;

•	claims or legal actions to which we may be subject; and

•

the other factors and information in this Offering Registration Statement and other filings we make with the SEC under the Exchange Act and Securities Act, including the Spin-off Registration Statement. See “Risk Factors” in this Offering Registration Statement and the Spin-off Registration Statement.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus. Because of these risks and other uncertainties, our actual future financial condition, results, performance or achievements, or industry results, may be materially different from the results indicated by the forward-looking statements in this prospectus. In addition, our past results of operations are not necessarily indicative of our future financial condition, results. You should not rely on any forward-looking statements as predictions of future events.

All written or oral forward-looking statements that are made by us or are attributable to us are expressly qualified in their entirety by this cautionary notice. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update, revise or correct any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds to us from this Offering will be approximately $104.1 million, or approximately $131.3 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock from us, assuming an Offering price of $17.50 per share (the midpoint of the range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts, commissions and Offering expenses.

We will not receive any of the proceeds from the sale of our Class A common stock in this Offering by the selling shareholder.

Each $1.00 increase (decrease) in the Offering price per share would increase (decrease) our net proceeds, after deducting estimated underwriting discounts, commissions and Offering expenses, by approximately $6.0 million, or approximately $7.6 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock.

An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) our net proceeds, after deducting estimated underwriting discounts, commissions and Offering expenses, by approximately $16.5 million, assuming the assumed Offering price per share stays the same.

We intend to use approximately $55.7 million of the net proceeds to us from this Offering to repurchase, at or about the closing of this offering, subject to Federal Reserve approval, up to all shares of our Class B common stock held as Retained Shares by the Distribution Trust on behalf of MSF. We anticipate that we will price these repurchases of Class B common stock at the public offering price of the Class A common stock in this offering less a discount of approximately 3% of such public offering price. This discount reflects the limited voting rights of the Class B common stock.

We intend to use the remaining proceeds to us from this Offering to redeem, in whole or in part, three series of our highest cost outstanding trust preferred securities with an aggregate outstanding balance of $53.9 million. These trust preferred securities have annual interest rates of 10.60%, 10.18% and 8.90%, mature on September 7, 2030, June 8, 2031 and June 15, 2028, respectively, and two of these have call premiums of approximately 1.06% and 1.53%. Any remaining proceeds will be used for general corporate purposes, including technology investments to implement our strategic plan.

The repurchase of our Class B common stock and redemption of our trust preferred securities are subject to prior Federal Reserve approval.

Pending the final use of proceeds from this Offering as described above, we plan to invest the net proceeds that we receive in this Offering in short-term high quality interest-bearing securities, including government and investment-grade debt securities and money market funds.

CAPITALIZATION

The following table sets forth our capitalization, including regulatory capital ratios, on a consolidated basis, as of September 30, 2018:

•	on an actual basis and

•

on an as adjusted basis to give effect to the net proceeds from the sale by us of 6,100,000 shares of our Class A common stock in this Offering (assuming the underwriters do not exercise their purchase option) at an assumed Offering price per share of $17.50, the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts, commissions and Offering expenses, and assuming that the net proceeds of this Offering, after repurchase of 3,532,457 shares of our Class B common stock held by MSF and redemption of certain outstanding trust preferred securities with an aggregate outstanding balance of $53.9 million, are held as cash or short term high quality securities.

A $1.00 increase (decrease) in the Offering price per share would increase (decrease) the as adjusted amount of our total shareholders’ equity by approximately $2.8 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts, commissions and Offering expenses. If the underwriters exercise in full their option to purchase additional shares of our Class A common stock from us, the as adjusted amount of our total shareholders’ equity would increase by approximately $27.17 million, after deducting estimated underwriting discounts, commissions and Offering expenses, and we would have 32,490,842 shares of our Class A common stock issued and outstanding, as adjusted.

The capitalization information below is illustrative only, and our capitalization following the completion of this Offering will be adjusted based on the actual Offering price per share and other terms of our Offering determined at pricing. You should read the following table in conjunction with the sections titled “Selected Historical Consolidated Financial Data,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of September 30, 2018
	Actual	As Adjusted
	(in thousands, except per share data and percentages; unaudited)
Shareholders’ equity
Class A common stock, $0.10 par value, 400,000,000 shares authorized, 24,737,470 shares outstanding actual and 30,837,470 shares outstanding as adjusted (1)	$2,474	$3,084
Class B common stock, $0.10 par value, 100,000,000 shares authorized, 17,751,053 shares outstanding actual and as adjusted (1)	1,775	1,775
Additional paid in capital	367,505	471,022
Treasury stock (*)	—	(55,745)
Retained earnings	379,232	378,920
Accumulated other comprehensive loss	(23,311)	(23,311)

Total shareholders’ equity	$727,675	$775,746

Consolidated Company Capital ratios (2):
Common equity tier 1 capital ratio (7)	10.34%	11.02%
Total capital ratio (4)	12.81%	12.82%
Tier 1 capital ratio (5)	11.88%	11.89%
Tier 1 leverage ratio (6)	9.95%	9.94%
Tangible common equity ratio (CETI) (3)	8.40%	8.92%
Bank Capital ratios (2):
Common equity tier 1 capital ratio (7)	11.40%	11.40%
Total capital ratio (4)	12.33%	12.33%
Tier 1 capital ratio (5)	11.40%	11.40%
Tier 1 leverage ratio (6)	9.58%	9.58%
Tangible common equity ratio (3)	9.30%	9.30%

(*)	Reflects repurchase of 3,532,457 shares of Class B common stock using the cost method.
(1)

References in this section to the number of our Company Shares outstanding after this Offering are based on shares of our Company Shares issued and outstanding as of September 30, 2018. Excludes shares subject to the underwriters’ option to purchase additional shares of our Class A common stock from us.

(2)	Calculated based on regulatory requirements and reports.
(3)

Tangible common equity ratio is a non-GAAP financial measure. The tangible common equity ratio is defined as the ratio of tangible common equity divided by total assets less goodwill and other intangible assets.

(4)	Total capital divided by total risk-weighted assets, calculated according to the standardized capital ratio calculations.
(5)	Tier 1 capital divided by total risk-weighted assets.
(6)	Tier 1 capital fourth quarter’s average assets. Tier 1 capital is composed of common equity tier 1 capital plus outstanding trust preferred securities of $114.1 million at September 30, 2018.
(7)	Common equity tier 1 capital divided by total risk-weighted assets.

DIVIDEND POLICY

We do not anticipate paying any dividends to holders of our common stock in the foreseeable future because we expect to retain earnings to support our business plan, including the proposed repurchase of Retained Shares from MSF and the proposed redemption of our trust preferred securities, as described in this prospectus. See “Use of Proceeds.” The declaration and payment of dividends, if any, however, will be subject to our board of directors’ discretion and will depend, among other things, upon our results of operations, financial condition, liquidity capital adequacy, cash requirements, prospects, regulatory capital and limitations, and other factors that our board of directors may deem relevant. The payment of cash dividends, if commenced, may be discontinued at any time at the sole discretion of our board of directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the “Selected Financial Information,” our audited consolidated financial statements, our unaudited interim consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Certain risks, uncertainties and other factors, including but not limited to those set forth under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this prospectus, may cause actual results to differ materially from those projected in the forward looking statements.

Overview

Our Company

We are a bank holding company headquartered in Coral Gables, Florida. We provide individuals and businesses a comprehensive array of deposit, credit, investment, wealth management, retail banking and fiduciary services. We serve customers in our United States markets and select international customers. These services are offered primarily through the Bank and its Trust Company and Investment Services subsidiaries The Bank’s primary markets are South Florida, where we operate 15 banking centers in Miami-Dade, Broward and Palm Beach counties; the greater Houston, Texas area where we have eight banking centers that serve nearby areas of Harris, Montgomery, Fort Bend and Waller counties; and the New York City area where we have a loan production office in Midtown Manhattan. We have no foreign offices.

We report our results of operations through four segments: Personal and Commercial Banking, which we refer to as PAC, Corporate LATAM, Treasury and Institutional. PAC delivers the Bank’s core services and product offerings to domestic personal and commercial business customers and international customers, which are primarily personal customers. Our Corporate LATAM segment serves financial institution clients and large companies in Latin America. Our Treasury segment manages our securities portfolio, and supports Company-wide initiatives for increasing the profitability of other financial assets and liabilities. Our Institutional segment is comprised of balances and results of Investment Services and the Trust Company, as well as general corporate, administrative and support activities not reflected in our other three segments.

Primary Factors Used to Evaluate Our Business

Results of Operations. In addition to net income, the primary factors we use to evaluate and manage our results of operations include net interest income, noninterest income and expenses, ROA and ROE.

Net Interest Income. Net interest income represents interest income less interest expense. We generate interest income from interest, dividends and fees received on interest-earning assets, including loans and investment securities we own. We incur interest expense from interest paid on interest-bearing liabilities, including interest-bearing deposits, and borrowings such as FHLB advances, junior subordinated debentures and other forms of indebtedness. Net interest income typically is the most significant contributor to our revenues and net income. To evaluate net interest income, we measure and monitor: (i) yields on our loans and other interest-earning assets; (ii) the costs of our deposits and other funding sources; (iii) our net interest spread; (iv) our net interest margin; and (v) our provisions for loan losses. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. NIM is calculated by dividing net interest income for the period by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and shareholders’ equity, also fund interest-earning assets, NIM includes the benefit of these noninterest-bearing sources of funds.

Changes in market interest rates and interest we earn on interest-earning assets or pay on interest-bearing liabilities, as well as the volumes and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and shareholders’ equity, usually have the largest impact on periodic changes in our net interest spread, NIM and net interest income. We measure net interest income before and after the provision for loan losses.

Noninterest Income. Noninterest income consists of, among other things: (i) deposit and service fees; (ii) income from brokerage, advisory and fiduciary activities; (iii) benefits from and changes in cash surrender value of bank-owned life insurance, or BOLI, policies; (iv) card and trade finance servicing fees, (v) data processing, rental income and fees for other services provided to MSF and its affiliates, (vi) securities gains or losses, and (vii) other noninterest income.

Our income from service fees on deposit accounts is affected primarily by the volume, growth and mix of deposits we hold. These are affected by prevailing market conditions, including interest rates, generally, and for deposit products, our marketing efforts and other factors.

Our income from brokerage, advisory and fiduciary activities consists of brokerage commissions related to the trading volume of our customer’s transactions, fiduciary and investment advisory fees generally based on a percentage of the average value of assets under management and custody, and account administrative services and ancillary fees during the contractual period. Our assets under management and custody accounts declined $63.8 million, or 3.65%, to $1.69 billion at September 30, 2018 from $1.75 billion at December 31, 2017, primarily due to our decision to close certain foreign customer accounts.

Income from changes in the cash surrender value of our BOLI policies represents the amount that may be realized under the contracts with the insurance carriers, which are nontaxable.

Card servicing fees include credit card issuance and credit and debit cards interchange fees. Credit card issuance fees are generally recognized over the period in which the cardholders are entitled to use the cards. Interchange fees are recognized when earned. Trade finance servicing fees, which primarily include commissions on letters of credit, are generally recognized over the service period on a straight line basis.

We have historically provided certain administrative services to MSF’s non-U.S. affiliates under certain service agreements with arms-length terms and charges. Income from this source changes based on changes to the direct costs associated with providing the services and based on changes to the amount and scope of services provided which are reviewed periodically. We will continue to provide these services for transition periods of 12-18 months after the Spin-off, unless sooner terminated. All services are billed by us and paid by MSF’s non-U.S. affiliates in Dollars. For the nine months ended September 30, 2018, we were paid approximately $1.7 million for these services. MSF’s non-U.S. affiliates do not currently provide any material services to us for which they are compensated.

Our gains on sales of securities is income from the sale of securities within our securities portfolio and is primarily dependent on changes in U.S. Treasury interest rates and asset liability management activities. Generally, as U.S. Treasury rates increase, our securities portfolio decreases in market value, and as U.S. Treasury rates decrease, our securities portfolio increases in value.

Our gains or losses on sales of property and equipment are recorded at the date of the sale and presented as other noninterest income or expense in the period they occur.

Noninterest Expense. Noninterest expense includes, among other things: (i) salaries and employee benefits; (ii) occupancy and equipment expenses; (iii) professional and other services fees; (iv) FDIC deposit insurance and regulatory assessments; (v) telecommunication and data processing expenses; (vi) depreciation and amortization; and (vii) other operating expenses.

Salaries and employee benefits include compensation, employee benefits and employer tax expenses for our personnel.

Occupancy expense includes lease expense on our leased properties and other occupancy-related expenses. Equipment expense includes furniture, fixtures and equipment related expenses.

Professional and other services fees include legal, accounting and consulting fees, card processing fees, and other fees related to our business operations, and include director’s fees and OCC fees.

Insurance and regulatory assessments include FDIC insurance and corporate insurance premiums.

Telecommunication and data processing expenses include expenses paid to our third-party data processing system providers and other telecommunication and data service providers.

Depreciation and amortization expense includes the value associated with the depletion of the value on our owned properties and equipment, including leasehold improvements made to our leased properties.

Other operating expenses include the incremental cost associated with servicing the large number of shareholders we have post-Spin-off, offset to the extent such shareholders consent to electronic delivery of documents that we are required by SEC rules to send to shareholders.

Noninterest expenses generally increase as our business grows and whenever necessary to implement or enhance policies and procedures for regulatory compliance. On October 24, 2018, our Bank, Trust Company and Investment Services subsidiaries opened under the “Amerant” name and brand, or the “New Brand.” We expect to incur approximately $6 to $7 million in 2018 and 2019 to rebrand our organization. Of this amount, approximately $1.2 million is expected to be spent for signage that will be capitalized and amortized over the remaining lives of owned buildings and over the remaining terms of leased facilities. Approximately $250,000 of software costs will be amortized over three years. The remainder will be expensed.

Primary Factors Used to Evaluate Our Financial Condition

The primary factors we use to evaluate and manage our financial condition include asset quality, capital and liquidity.

Asset Quality. We manage the diversification and quality of our assets based upon factors that include the level, distribution and severity of the deterioration in asset quality. Problem assets may be categorized as classified, delinquent, nonaccrual, nonperforming and restructured assets. We also manage the adequacy of our allowance for loan losses, or the allowance, the diversification and quality of loan and investment portfolios, the extent of counterparty risks, credit risk concentrations and other factors.

Annually, our allowance for loan loss model is reviewed and updated to better reflect our loan volumes, and credit and economic conditions in our markets. The model may differ among our segments, and includes qualitative factors, which are updated semi-annually, based on the type of loan.

Capital. Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts and bank holding companies.

We manage capital based upon factors that include: (i) the level and quality of capital and our overall financial condition; (ii) the trend and volume of problem assets; (iii) the adequacy of reserves; (iv) the level and quality of earnings; (v) the risk exposures in our balance sheet under various scenarios, including stressed conditions; (vi) the Tier 1 capital ratio, the total capital ratio, the Tier 1 leverage ratio, and the CET1 capital ratio; and (vii) other factors.

Liquidity. Our deposit base consists primarily of personal and commercial accounts maintained by individuals and businesses in our primary markets and select international core depositors. In recent years, we have increased our access to fully-insured time deposits under $250,000 brokered by third-party financial firms in the U.S. We manage liquidity based upon factors that include the amount of core deposit relationships as a percentage of total deposits, the level of diversification of our funding sources, the allocation and amount of our deposits among deposit types, the short-term funding sources used to fund assets, the amount of non-deposit funding used to fund assets, the availability of unused funding sources, off-balance sheet obligations, the amount of cash and liquid securities we hold, the availability of assets to be readily converted into cash without undue loss, the re-pricing characteristics and maturities of our assets when compared to the re-pricing characteristics of our liabilities and other factors.

Material Trends and Developments

Economic and Interest Rate Environment. The results of our operations are highly dependent on economic conditions in the markets we serve, and U.S. market interest rates. Beginning in 2007, turmoil in the financial sector resulted in a reduced level of confidence in financial markets among borrowers, lenders and depositors, as well as extreme volatility in the capital and credit markets. In response to these conditions, the Federal Reserve began decreasing short-term interest rates, with eleven consecutive decreases totaling 525 basis points between September 2007 and December 2008. Since the recession ended in 2009, the economic conditions in the U.S. and our primary market areas have improved. Economic growth has been modest, the real estate market continues to recover and unemployment rates in the U.S. and our primary markets have significantly improved.

The Federal Reserve’s Normalization Policy adopted in September 2014 included gradually raising the Federal Reserve’s target range for the Federal Funds rate to more normal levels and gradually reducing the Federal Reserve’s holdings of U.S. government and agency securities. The Federal Reserve’s target Federal Funds rate has increased eight times since December 2015 in 25 basis point increments from 0.25% to 2.25% on September 27, 2018.

General and Administrative Expenses. We expect to continue incurring increased noninterest expenses related to building out and modernizing our operational infrastructure, marketing and other administrative expenses to execute our strategic initiatives, costs associated with establishing de novo banking centers, expenses to hire additional personnel and other costs required to continue our growth.

Credit Reserves. We seek a level of loan reserves against probable losses commensurate with the credit risks inherent in our loan portfolio. These reserves are used to cover a number of factors associated with probable loan losses, including bad loans, customer defaults and renegotiated terms of a loan that incur lower than previously estimated payments. Management periodically evaluates the adequacy of these reserves to ensure that they are maintained at a reasonable level to provide for recognized and unrecognized but inherent losses in the loan portfolio.

Regulatory Environment. As a result of regulatory changes, including the Dodd-Frank Act and Basel III, as well as regulatory changes resulting from becoming a publicly traded company, we expect to be subject to more restrictive capital requirements, more stringent asset concentration and growth limitations and new and potentially heightened examination and reporting requirements. We also expect to face a more challenging environment for customer loan demand due to the increased costs that could ultimately be borne by borrowers, and to incur higher costs to comply with these new regulations. This uncertain regulatory environment could have a detrimental impact on our ability to manage our business consistent with historical practices and cause difficulty in executing our growth plan. See “Risk Factors—Risks Related to Our Business” and “Supervision and Regulation.”

Discussion and Analysis of the Nine Months Ended September 30, 2018 and September 30, 2017 and the Years Ended December 31, 2017, 2016 and 2015

Average Balance Sheet, Interest and Yield/Rate Analysis

The following tables present average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the nine months ended September 30, 2018 and 2017 and the years ended December 31, 2017, 2016 and 2015. The average balances for loans include both performing and nonperforming balances. Interest income on loans includes the effects of discount accretion and the amortization of net deferred loan origination costs accounted for as yield adjustments. Average balances represent the daily average balances for the periods presented.

	Nine Months Ended September 30,
	2018			2017
	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
	(in thousands, except percentages)
Interest-earning assets:
Loan portfolio, net (1)	$5,941,904	$188,894	4.26%	$5,815,205	$162,847	3.75%
Securities available for sale (2)	1,656,669	32,216	2.60%	1,930,096	34,538	2.39%
Securities held to maturity (3)	88,615	1,204	1.82%	12,735	175	1.84%
Federal Reserve Bank and FHLB stock	70,870	3,213	6.09%	60,393	2,326	5.17%
Deposits with banks	150,531	1,945	1.73%	160,455	1,228	1.02%

Total interest-earning assets	7,908,589	227,472	3.85%	7,978,884	201,114	3.37%

Total non-interest-earning assets less allowance for loan losses	515,022			509,172

Total assets	$8,423,611			$8,488,056

	Nine Months Ended September 30,
	2018			2017
	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
	(in thousands, except percentages)
Interest-bearing liabilities:
Checking and saving accounts –
Interest bearing DDA	$1,423,390	$413	0.04%	$1,657,643	$284	0.02%
Money market	1,221,646	9,111	1.00%	1,338,897	6,471	0.64%
Savings	430,535	54	0.02%	479,841	57	0.02%

Total checking and saving accounts	3,075,571	9,578	0.42%	3,476,381	6,812	0.26%
Time deposits	2,363,152	30,403	1.72%	1,979,359	18,864	1.27%

Total deposits	5,438,723	39,981	0.98%	5,455,740	25,676	0.63%
Securities sold under agreements to repurchase	141	2	1.90%	42,926	1,662	5.20%
Advances from the FHLB and other borrowings (4)	1,186,945	19,217	2.16%	950,570	13,359	1.88%
Junior subordinated debentures	118,110	6,017	6.85%	118,110	5,559	6.32%

Total interest-bearing liabilities	6,743,919	65,217	1.29%	6,567,346	46,256	0.94%

Total non-interest-bearing liabilities	936,520			1,176,937

Total liabilities	7,680,439			7,744,283
Shareholders’ equity	743,172			743,773

Total liabilities and shareholders’ equity	$8,423,611			$8,488,056

Excess of average interest-earning assets over average interest-bearing liabilities	$1,164,670			$1,411,538

Net interest income		$162,255			$154,858

Net interest rate spread			2.56%			2.43%
Net interest margin (5)			2.74%			2.60%
Ratio of average interest-earning assets to average interest-bearing liabilities	117.27%			121.49%

(1)	Average non-performing loans of $32.7 million and $55.9 million for the nine months ended September 30, 2018 and 2017, respectively, are included in the average loan portfolio, net balance.
(2)

Includes nontaxable securities with average balances of $174.7 million and $159.8 million for the nine months ended September 30, 2018 and 2017, respectively. The tax equivalent yield for these nontaxable securities for the nine months ended September 30, 2018 and 2017 was 4.01% and 3.87%, respectively.

(3)

Includes nontaxable securities with average balances of $88.5 million and $12.7 million for the nine months ended September 30, 2018 and 2017, respectively. The tax equivalent yield for these nontaxable securities for the nine months ended September 30, 2018 and 2017 was 2.30% and 2.83%, respectively.

(4)	The terms of the advance agreement require the Bank to maintain certain investment securities or loans as collateral for these advances.
(5)

Net interest margin is defined as net interest income divided by average interest-earning assets, which are loans, securities available for sale and held to maturity, deposits with banks and other financial assets, which yield interest or similar income.

	Year Ended December 31,
	2017			2016			2015
	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
	(in thousands, except percentages)
Interest-earning assets:
Loan portfolio, net (1)	$5,849,117	$223,765	3.83%	$5,363,732	$188,526	3.51%	$5,253,467	$160,893	3.06%
Securities available for sale (2)	1,871,377	44,162	2.36%	2,155,589	46,962	2.18%	2,148,323	44,550	2.07%
Securities held to maturity (3)	24,813	582	2.35%	—	—	—%	—	—	—%
Federal Reserve Bank and Federal Home Loan Bank stock	61,100	3,169	5.19%	50,191	2,533	5.05%	47,959	2,348	4.89%
Deposits with banks	153,370	1,642	1.07%	165,072	806	0.49%	165,455	408	0.25%

Total interest-earning assets	7,959,777	273,320	3.43%	7,734,584	238,827	3.09%	7,615,204	208,199	2.73%

Total non-interest-earning assets less allowance for loan losses	527,508			461,939			356,154

Total Assets	$8,487,285			$8,196,523			$7,971,358

Interest-bearing liabilities:
Checking and saving accounts–
Interest bearing DDA	$1,627,546	$394	0.02%	$1,811,316	$653	0.04%	$2,054,565	$1,187	0.06%
Money market	1,312,252	8,780	0.67%	1,390,574	8,187	0.59%	1,431,664	7,257	0.51%
Savings	474,569	76	0.02%	511,576	119	0.02%	546,131	169	0.03%

Total checking and saving accounts	3,414,367	9,250	0.27%	3,713,466	8,959	0.24%	4,032,360	8,613	0.21%
Time deposits	2,031,970	26,787	1.32%	1,638,051	16,576	1.01%	1,082,885	8,016	0.74%

Total Deposits	5,446,337	36,037	0.66%	5,351,517	25,535	0.48%	5,115,245	16,629	0.33%
Federal funds purchased and securities sold under repurchase agreements	36,447	1,882	5.16%	63,515	3,259	5.13%	71,021	3,630	5.11%
Advances from the FHLB (4)	968,187	18,235	1.88%	712,374	10,971	1.54%	650,841	8,787	1.35%
Junior subordinated debentures	118,110	7,456	6.31%	118,110	7,129	6.04%	118,110	6,868	5.81%

Total interest-bearing liabilities	6,569,081	63,610	0.97%	6,245,516	46,894	0.75%	5,955,217	35,914	0.60%

Total non-interest-bearing liabilities	1,152,121			1,233,280			1,311,918

Total liabilities	7,721,202			7,478,795			7,267,135
Shareholders’ equity	766,083			717,727			704,223

Total liabilities and shareholders’ equity	$8,487,285			$8,196,523			$7,971,358

Excess of average interest-earning assets over average interest-bearing	$1,390,696			$1,489,068			$1,659.87

Net interest income		$209,710			$191,933			$172,285

	Year Ended December 31,
	2017			2016			2015
	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
	(in thousands, except percentages)
Net interest rate spread			2.46%			2.34%			2.13%
Effect of non-interest-bearing sources			0.17%			0.14%			0.13%

Net interest margin (5)			2.63%			2.48%			2.26%

Ratio of average interest-earning assets to average interest-bearing liabilities	121.17%			123.84%			127.87%

(1)	Average non-performing loans of $46.1 million, $63.5 million and $65.3 million in 2017, 2016, and 2015, respectively, are included in the average loan portfolio, net balance.
(2)

Includes nontaxable securities with an average balance of $164 million, $136 million and $36 million in 2017, 2016 and 2015, respectively. The tax equivalent yield for available for sale securities for 2017, 2016 and 2015 was 3.86%, 3.66% and 3.72%, respectively, using an assumed 35% tax rate and dividing the actual yield by .65.

(3)

Includes nontaxable securities with an average balance of $25 million in 2017. The tax equivalent yield for held to maturity securities for 2017 was 3.61%, using an assumed 35% tax rate and dividing the actual yield by .65.

(4)	The terms of the advance agreement require the Bank to maintain certain qualified investment securities and/or loans as collateral for these advances.
(5)

Net interest margin is defined as net interest income divided by average interest-earning assets, which are loans, securities available for sale, deposits with banks and other financial assets which, yield interest or similar income.

Interest Rates and Operating Interest Differential

Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest rates. In this table we present for the periods indicated, the changes in interest income and the changes in interest expense attributable to the changes in interest rates and the changes in the volume of interest-earning assets and interest-bearing liabilities. For each category of assets and liabilities, information is provided on changes attributable to: (i) change in volume (change in volume multiplied by prior year rate); (ii) change in rate (change in rate multiplied by prior year volume); and (iii) change in both volume and rate which is allocated to rate. See “Risk Factors—Our profitability and liquidity may be affected by changes in interest rates and interest rate levels, the shape of the yield curve and economic conditions.”

	Increase (Decrease) in Net Interest Income
	Nine Months Ended September 30,
	2018 vs 2017
	Attributable To
	Volume	Rate	Total
	(In thousands)
Interest income attributable to:
Loans portfolio, net	$4,751	$21,296	$26,047
Securities available for sale	(6,535)	4,213	(2,322)
Securities held to maturity	1,396	(367)	1,029
Federal Reserve Bank and Federal Home Loan Bank stock	542	345	887
Deposits with banks	(101)	818	717

Total interest-earning assets	$53	$26,305	$26,358

	Increase (Decrease) in Net Interest Income
	Nine Months Ended September 30,
	2018 vs 2017
	Attributable To
	Volume	Rate	Total
	(In thousands)
Interest expense attributable to:
Checking and saving accounts –
Interest Bearing DDA	$(47)	$176	$129
Money market	(750)	3,390	2,640
Savings	(10)	7	(3)

Total checking and saving accounts	(807)	3,573	2,766
Time deposits	4,874	6,665	11,539

Total deposits	4,067	10,238	14,305
Securities sold under repurchase agreements	(2,225)	565	(1,660)
Advances from the FHLB	4,444	1,414	5,858
Junior Subordinated Debentures	—	458	458

Total interest-bearing liabilities	6,286	12,675	18,961

Increase (decrease) in Net Interest Income	$(6,233)	$13,630	$7,397

Net interest income increased $7.4 million in the nine months ended September 30, 2018 compared to the same period a year ago. This increase resulted from higher interest income due to loan portfolio growth and higher average rates, partially offset by lower interest income from securities available for sale mainly due to lower average balances. The increase in interest income was partially offset by higher interest expense mostly due to higher average time deposit balances and rates, increases in the average volume of advances from the FHLB and higher average rates on checking and saving accounts.

	Increase (Decrease) in Net Interest Income
	2017 vs 2016			2016 vs 2015
	Attributable to			Attributable to
	Volume	Rate	Total	Volume	Rate	Total
	(in thousands)
Interest income attributable to:
Loan portfolio, net	$17,037	$18,202	$35,239	$3,374	$24,259	$27,633
Securities available for sale	(6,196)	3,396	(2,800)	150	2,262	2,412
Securities held to maturity	582	—	582	—	—	—
Federal Reserve Bank and Federal Home Loan Bank stock	551	85	636	108	77	185
Deposits with banks	(57)	893	836	(1)	399	398

Total interest-earning assets	$11,917	$22,576	$34,493	$3,631	$26,997	$30,628

	Increase (Decrease) in Net Interest Income
	2017 vs 2016			2016 vs 2015
	Attributable to			Attributable to
	Volume	Rate	Total	Volume	Rate	Total
	(in thousands)
Interest expense attributable to:
Checking and saving accounts:
Interest bearing DDA	$(74)	$(185)	$(259)	$(146)	$(388)	$(534)
Money market	(462)	1,055	593	(210)	1,140	930
Savings	(7)	(36)	(43)	(10)	(40)	(50)

Total checking and saving accounts	(543)	834	291	(366)	712	346
Time deposits	3,979	6,232	10,211	4,108	4,452	8,560

Total deposits	3,436	7,066	10,502	3,742	5,164	8,906
Securities sold under repurchase agreements	(1,389)	12	(1,377)	(384)	13	(371)
Advances from the FHLB	3,940	3,324	7,264	831	1,353	2,184
Junior subordinated debentures	—	327	327	—	261	261

Total interest-bearing liabilities	$5,987	$10,729	$16,716	$4,189	$6,791	$10,980

Increase (decrease) in net interest income	$5,930	$11,847	$17,777	$(558)	$20,206	$19,648

In 2017, the decrease in securities available for sale was attributable to an asset mix rebalance where the reduction of investments was used to fund new loan production.

In 2017 and 2016, checking and savings accounts decreased due to migration to time deposit products. Given current interest rate levels, clients are inclined to seek higher rate products such as time deposits. These lower volumes of checking and savings accounts also resulted from our foreign depositors reducing their transactional accounts, which also reduced our concentration of large depositors. Increases in interest rates in these years caused our total interest expenses on these deposits to increase. The volumes of and rates paid on time deposits, including brokered certificates of deposits, also increased.

Results of Operations

Comparison of Results of Operations for the Nine Months Ended September 30, 2018 and 2017

Net income

The table below sets forth certain results of operations data for the nine months ended September 30, 2018 and 2017:

	Nine months ended September 30,		Change
	2018	2017	2018 vs 2017
	(in thousands, except per share amounts and percentages)
Net interest income	$162,255	$154,858	$7,397	4.78%
Provision for loan losses	1,750	8,898	(7,148)	(80.33)%

Net interest income after provision for loan losses	160,505	145,960	14,545	9.97%
Noninterest income	41,881	56,066	(14,185)	(25.30)%
Noninterest expense	160,325	152,035	8,290	5.45%

Net income before income tax	42,061	49,991	(7,930)	(15.86)%
Income tax	(10,658)	(15,752)	5,094	(32.34)%

Net income	$31,403	$34,239	$(2,836)	(8.28)%

Basic and diluted earnings per share (1)	$0.74	$0.81	$(0.07)

(1)

At September 30, 2018 and 2017, we had no outstanding dilutive instruments issued. Consequently, the basic and diluted earnings per share are equal in each of the periods presented. Earnings per share reflect the reverse stock split. See Note 1 of our unaudited interim consolidated financial statements for more information.

Results of Operations for the nine months ended September 30, 2018 compared to Results of Operations for the nine months ended September 30, 2017

The following discussion of our results of operations compares the nine months ended September 30, 2018 and 2017.

Net Income. Our net income of $31.4 million and $0.74 basic and diluted earnings per share in the nine months ended September 30, 2018 declined $2.8 million, or 8.28% from net income of $34.2 million and $0.81 basic and diluted earnings per share reported in the same period of 2017.

This decrease is mainly attributable to (i) lower noninterest income as a result of a one-time net gain of $10.5 million on the sale of the Bank’s New York building in the same quarter a year ago; (ii) provisions for the costs associated with the Spin-off totaling $6.3 million in the nine months ended September 30, 2018; (iii) higher salary and employee benefit costs and telecommunications and data processing expenses, and (iv) lower income from brokerage, advisory and fiduciary activities. These results were partially offset by higher net interest income, and a lower provision for loan losses on improved credit quality trends.

Higher yields and a changing mix of interest-earning assets helped to partially offset the decline in net income, despite lower average volume. Interest expense on deposits continued its expected increase, mainly on added average volume of time deposits and higher average interest rates across all major deposit types. These factors resulted in an increase in net interest income, which improved from $154.9 million in the nine months ended September 30, 2017 to $162.3 million in the nine months ended September 30, 2018, an increase of $7.4 million or 4.78%. See “-Average Balance Sheet, Interest and Yield/Rate Analysis” for detailed information.

As a result of improved credit quality trends in certain loan portfolio segments, we added provisions to the allowance for loan losses of only $1.8 million in the nine months ended September 30, 2018, compared to a provision to the allowance of $8.9 million in the same period of 2017. These improvements were partially offset by additional provision for loan loss associated with one restructured CRE loan with a balance of $10.2 million and that became impaired during the nine months ended September 30, 2018.

Adjusted net income for the nine months ended September 30, 2018 was $37.8 million, or $0.89 per basic and diluted share which is 39.06% higher than during the same period in 2017. Adjusted net income excludes Spin-off costs of $6.3 million in the current nine-month period and the one-time net gain of $10.5 million on the sale of the Bank’s New York building in the same period of 2017.

Net interest income. In the nine months ended September 30, 2018, we earned $162.3 million of net interest income, an increase of $7.4 million, or 4.78%, from $154.9 million of net interest income earned in the same period of 2017. The increase in net interest income was due primarily to a 48 basis point improvement in the average yield on interest-earning assets, partially offset by a 0.88% decrease in the average balance of interest-earning assets. In addition, average interest-bearing liabilities showed a 2.69% increase accompanied by a 35 basis point increase in average rates paid. Net interest margin improved 14 basis points from 2.60% in the nine months ended September 30, 2017 to 2.74% in the same period of 2018.

Interest income. Total interest income was $227.5 million in the nine months ended September 30, 2018 compared to $201.1 million for the same period of 2017. The $26.4 million, or 13.11%, increase in total interest income was primarily due to higher average balances in loans and securities held to maturity, as well as higher average yields earned on interest-earning assets. These improvements were partially offset by a decrease in the average balance of available for sale securities during the nine months ended September 30, 2018 with respect to the same period of 2017, in part due to the redeployment of proceeds from such securities into loans.

Interest income on loans in the nine months ended September 30, 2018 was $188.9 million compared to $162.8 million for the comparable period of 2017. The $26.0 million, or 15.99%, increase was primarily due to a 51 basis points increase in average yields and a 2.18% increase in the average balance of loans in the nine months ended September 30, 2018 over the same period in 2017, mainly the result of growth in the real estate loan portfolio. See “—Average Balance Sheet, Interest and Yield/Rate Analysis” for detailed information.

Interest income on the available for sale securities portfolio decreased $2.3 million, or 6.72%, to $32.2 million in the nine months ended September 30, 2018 compared to $34.5 million in the comparable period of 2017. This decrease was primarily attributable to a decline of 14.17% in the average volume of securities available for sale. Higher yields on securities available for sale, which increased an average of 21 basis points in the nine months ended September 30, 2018 compared to the same period in 2017, offset the lower amount of such securities held during the period.

Interest expense. Interest expense on interest-bearing liabilities increased $19.0 million, or 40.99%, to $65.2 million in the nine months ended September 30, 2018 compared to $46.3 million in the comparable period of 2017, primarily due to higher average time deposits and FHLB advances, and higher average interest rates generally, partially offset by lower average total checking and saving account balances.

Interest expense on deposits increased to $40.0 million in the nine months ended September 30, 2018 compared to $25.7 million for the comparable period of 2017. The $14.3 million, or 55.71%, increase was primarily due to a 35 basis point increase in the average rate paid on total deposits, and a 19.39% increase in average time deposit balances offset by lower average total checking and saving account balances which decreased 11.53%. The increase of $383.8 million, or 19.39%, in average total time deposit balances resulted primarily from our promotions seeking longer-duration time deposit, in anticipation of higher interest rates in the future. The decrease of $400.8 million, or 11.53%, in average total checking and saving account balances is primarily the result of a decline of $559.2 million, or 17.52%, in the average balance of international accounts, partially offset by higher average domestic deposits. The decline in average international deposits includes $275.3 million, or 40.26%, in commercial accounts and $283.8 million, 11.32%, in personal accounts. The decline in the commercial accounts average resulted primarily from the closure of certain Venezuelan customer accounts exceeding the Company’s risk thresholds. The decline in the personal accounts average is primarily due to our Venezuelan customers’ spending their Dollar savings.

Interest expense on FHLB advances and other borrowings increased $5.9 million, or 43.85%, in the nine months ended September 30, 2018 with respect to the same period of 2017. This is the result of an increase of 24.87% in the average balances along with an increase of 28 basis points in the average rate paid on these borrowings. Advances from the FHLB are used to actively manage the Company’s funding profile by match funding CRE loans. FHLB advances bear fixed interest rates from 1.25% to 3.86%, and variable interest rates based on 3-month LIBOR which increased to 2.40% at September 30, 2018 from 1.33% at September 30, 2017. At September 30, 2018, $1.08 billion (80.94%) of FHLB advances were fixed rate and $255.0 million (19.06%) were variable rate. The Company has designated certain interest rate swaps as cash flow hedges to manage this variable interest rate exposure.

Comparison of Results of Operations for the Years Ended December 31, 2017, 2016 and 2015

The table below sets forth certain results of operations data for the years ended December 31, 2017, 2016 and 2015.

	Year Ended December 31,			Change
	2017	2016	2015	2017 vs 2016		2016 vs 2015
	(in thousands, except per share amount and percentages)
Net interest income	$209,710	$191,933	$172,285	$17,777	9.26%	$19,648	11.40%
(Reversal of) provision for loan losses	(3,490)	22,110	11,220	(25,600)	(115.78)%	10,890	97.06%

Net interest income after (reversal of) provision for loan losses	213,200	169,823	161,065	43,377	25.54%	8,758	5.44%
Noninterest income	71,485	62,270	54,756	9,215	14.80%	7,514	13.72%
Noninterest expense	207,636	198,303	192,262	9,333	4.71%	6,041	3.14%

Net Income before income tax	77,049	33,790	23,559	43,259	128.02%	10,231	43.43%
Income tax	(33,992)	(10,211)	(8,514)	(23,781)	232.90%	(1,697)	19.93%

Net Income	$43,057	$23,579	$15,045	$19,478	82.61%	$8,534	56.72%

Basic and diluted earnings per share (1)	$1.01	$0.55	$0.35	$0.46		$0.20

(1)	We have no outstanding dilutive instruments issued. Consequently, the basic and diluted earnings per share are equal in each of the periods presented.

We attribute the significant improvements in our consolidated results experienced in the past three years to our concerted efforts to increase loan volumes, improve the mix and overall asset quality of the loan portfolio, making the necessary investments in human and technical resources to continue enhancing customer experience and operations while keeping operational costs under control.

Results of Operations for 2017 compared to Results of Operations for 2016

The following discussion of our results of operations compares the years ended December 31, 2017 and 2016.

Net income. Net income of $43.1 million and $1.01 basic and diluted earnings per share for the year 2017 represents an improvement of $19.5 million, or 82.61%, from net income of $23.6 million and $0.55 basic and diluted earnings per share reported in 2016. We attribute this increase primarily to improved credit quality across all loan classes, the improved interest rate environment and higher loan volumes. There were other non-recurrent items that also impacted results in 2017 with respect to 2016 further discussed below.

Net interest income improved from $191.9 million in 2016 to $209.7 million in 2017, an increase of $17.8 million, or 9.26%, primarily due to higher average interest-earnings asset volumes and yields, partially offset by higher average interest-bearing liability volumes and yields. As a result of improved credit trends across all our loan portfolios, there was a reversal of allowance for loan losses of $3.5 million in 2017, which compared to a provision to the allowance of $22.1 million recorded in 2016, contributing $25.6 million to the increase in net income in 2017 with respect to 2016. There were also improvements in our noninterest income, which increased by $9.2 million in 2017, or 14.80%, over 2016, including a one-time gain of $10.5 million on the sale of the Bank’s building in New York City.

These positive results were partially offset by an increase in noninterest expense of $9.3 million, or 4.71%, primarily attributable to the costs of professional services incurred in connection with the Spin-off and higher salary and employee benefit costs, which reflects our growing domestic business and investments in operational enhancements. In addition, we remeasured net DTAs and recorded approximately $9.6 million in additional tax expense resulting from the reduction in federal corporate income tax rates under the 2017 Tax Act signed into law on December 22, 2017. The 2017 Tax Act reduced the federal corporate income tax rate to 21% compared to 35%. We believe this reduction in tax rate will benefit us in 2018 and later years.

Net interest income. In the year ended December 31, 2017, we generated $209.7 million of net interest income, which was an increase of $17.8 million, or 9.26%, from the $191.9 million of net interest income in the year ended December 31, 2016. The increase in net interest income was due primarily to an increase of 2.91% in the average balance of interest-earning assets, coupled with a 34 basis point improvement in the average yield on interest-earning assets. For the years ended December 31, 2017 and 2016, our reported NIM was 2.63% and 2.48%, respectively, an improvement of 15 basis points.

Interest income. Total interest income was $273.3 million for the year ended December 31, 2017 compared to $238.8 million for the comparable period of 2016. The $34.5 million, or 14.4%, increase in total interest income was primarily due to higher average balances of loans and securities held to maturity, as well as higher average yields earned on those interest-earning assets. These improvements were partially offset by a decrease in the average balance of available for sale securities for the year ended December 31, 2017 compared to the same period of 2016, in part due to redeployment of those proceeds from such securities into loans.

Interest income on loans for the year ended December 31, 2017 was $223.8 million compared to $188.5 million for the comparable period of 2016. The $35.2 million, or 18.69%, increase was primarily due to a 32 basis point increase in average yield on loans and a 9.05% increase in the average balance of loans for the year ended December 31, 2017 compared to the same period in 2016, mainly the result of growth in the real estate loan portfolio. See “—Average Balance Sheet, Interest and Yield/Rates Analysis” for detailed information.

Interest income from our available for sale securities portfolio decreased $1.6 million, or 3.20%, to $47.8 million in the year ended December 31, 2017 compared to $49.5 million in the comparable period of 2016. This decrease was primarily attributable to a decline of 13.18% in the average volume of securities available for sale. Higher yields on securities available for sale, which increased an average of 18 basis points in 2017 as compared to 2016 offset the lower amount of securities held during the period.

Interest expense. Interest expense on interest-bearing liabilities increased $16.7 million, or 35.65%, to $63.6 million for the year ended December 31, 2017 as compared to $46.9 million in the comparable period of 2016, primarily due to higher average time deposits and FHLB advances, and higher average interest rates, generally, partially offset by the maturity in 2017 of all outstanding securities sold under agreements to repurchase at the close of 2016.

Interest expense on deposits increased to $36.0 million for the year ended December 31, 2017 as compared to $25.5 million for the comparable period of 2016. The $10.5 million, or 41.13%,

increase was primarily due to an 18 basis point increase in the average rate paid, combined with the average balance of deposits increasing 1.77%. The increase in the average balance of deposits resulted primarily from increases in time deposits from domestic customers, partially offset by decreases in lower-cost demand, money market and saving deposits, principally from our foreign customers, as Retail customers, especially in the U.S., were attracted to higher interest rates available on time deposit products. The increase in the average interest rate paid was primarily due to the impact of higher market interest rates on time deposits and increases in time deposits that replaced transaction deposits from foreign customers and, to a lesser extent, competitive pricing paid on money market accounts.

Interest expense on advances from the FHLB increased $7.3 million, or 66.21%, in 2017 with respect to the same in 2016. This increase is the result of an increase of 35.91% in the average balance outstanding of advances, which contributed $3.9 million of the increase, along with an increase of 34 basis points in the average rate paid on those advances, which contributed $3.3 million of the increase.

Results of Operations for 2016 compared to Results of Operations for 2015

The following discussion of our results of operations compares the years ended December 31, 2016 and 2015.

Net income. Net income of $23.6 million and $0.55 basic and diluted earnings per share for the year 2016 represents an improvement from net income of $15.0 million and $0.35 basic and diluted earnings per share reported in 2015. The main driver contributing to this result was an increase in net interest income, which improved from $172.3 million in 2015 to $191.9 million in 2016, an increase of $19.7 million or 11.40%, mainly related to higher average yields and increases in interest-earning asset volume. There were also improvements in our noninterest income, which increased by $7.5 million in 2016 or 13.72% over 2015. These positive trends were partially offset by an increase in the provision for loan losses of $10.9 million, or 97.06% compared to 2015, primarily related to increased loan volume and specific loan charge-offs. Additionally, there was an increase in noninterest expense of $6.0 million, or 3.14%, primarily attributable to higher salary and employee benefit costs, which reflects our growing business and investments in operational enhancements.

Net interest income. In the year ended December 31, 2016, we generated $191.9 million of net interest income, which was an increase of $19.6 million, or 11.40%, from the $172.3 million of net interest income in the year ended December 31, 2015. The increase in net interest income was due primarily to a 1.57% increase in the average balance of interest-earning assets, coupled with a 36 basis point improvement in their average yield. For the years ended December 31, 2016 and 2015, our reported NIM was 2.48% and 2.26%, respectively.

Interest income. Total interest income was $238.8 million for the year ended December 31, 2016 compared to $208.2 million for the comparable period of 2015. The $30.6 million, or 14.7%, increase in total interest income was primarily due to increases in average balances of loans and securities as well as the average yield earned on those assets.

Interest income on loans for the year ended December 31, 2016 was $188.5 million compared to $160.9 million for the comparable period of 2015. The $27.6 million, or 17.17%, increase was primarily due to a 45 basis point increase in average yield on loans and to a lesser extent, a 2.10% increase in the average balance of loans outstanding.

Interest income on our securities portfolio increased $2.6 million, or 5.54%, to $49.5 million in the year ended December 31, 2016 compared to $46.9 million in the comparable period of 2015.

This increase is primarily attributable to higher average outstanding balances of securities available for sale along with higher average yields, which increased an average of 11 basis points in 2016 with respect to 2015 mainly due to longer duration in the securities portfolio.

Interest expense. Interest expense on interest-bearing liabilities increased $11.0 million, or 30.57%, to $46.9 million for the year ended December 31, 2016 as compared to $35.9 million in the comparable period of 2015, primarily due to increases in average deposit balances and advances from the FHLB, and the higher average interest rate on those funding sources.

Interest expense on deposits increased to $25.5 million for the year ended December 31, 2016 as compared to $16.6 million for the comparable period of 2015. The $8.9 million, or 53.6%, increase was primarily due to the average balance of deposits increasing 4.62%, combined with a 15 basis point increase in the average rate paid. The increase in the average balance of deposits resulted primarily from increases in time deposits, partially offset by decreases in lower-costing demand, money market and saving deposits. The increase in the average rate paid was primarily due to the impact of higher market interest rates on certain deposit classes.

Provision for Loan Losses

Set forth in the table below are the changes in the allowance for loan losses for each of the periods presented.

	Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(in thousands)
Balance at the beginning of the period	$72,000	$81,751	$81,751	$77,043	$65,385	$60,468	$67,289
Charge-offs
Domestic Loans:
Real Estate Loans
Commercial Real Estate (CRE)
Non-owner occupied	—	(97)	(97)	(94)	—	(602)	(886)
Multi-family residential	—	—	—	—	(197)	(116)	—
Land development and construction loans	—	—	—	—	—	(218)	(2,121)

	—	(97)	(97)	(94)	(197)	(936)	(3,007)
Single-family residential	(27)	(130)	(130)	(195)	(157)	(287)	(6,581)
Owner occupied	—	(25)	(25)	(24)	(98)	(988)	(503)

	(27)	(252)	(252)	(313)	(452)	(2,211)	(10,091)
Commercial	(3,263)	(1,373)	(1,907)	(1,305)	(1,515)	(4,953)	(1,697)
Consumer and others	(156)	(54)	(341)	(196)	(4)	(95)	(64)

	(3,446)	(1,679)	(2,500)	(1,814)	(1,971)	(7,259)	(11,852)

International Loans: (1)
Commercial	(1,473)	(6,166)	(6,166)	(19,610)	(73)	—	(126)
Consumer and others	(913)	(757)	(757)	(1,186)	(300)	(281)	(149)

	(2,386)	(6,923)	(6,923)	(20,796)	(373)	(281)	(275)

Total Charge-offs	$(5,832)	$(8,602)	$(9,423)	$(22,610)	$(2,344)	$(7,540)	$(12,127)

	Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(in thousands)
Recoveries
Domestic Loans:
Real Estate Loans
Commercial Real Estate (CRE)
Non-owner occupied	$5	$716	$717	$2,639	$56	$587	$360
Multi-family residential	—	—	—	1	148	103	252
Land development and construction loans	33	145	178	1,267	595	589	3,184

	38	861	895	3,907	799	1,279	3,796
Single-family residential	75	1,157	1,205	105	252	403	620
Owner occupied	890	9	445	32	560	723	66

	1,003	2,027	2,545	4,044	1,611	2,405	4,482
Commercial	398	185	221	84	1,064	1,914	275
Consumer and others	43	—	2	11	6	—	7

	1,444	2,212	2,768	4,139	2,681	4,319	4,764

International Loans: (1)
Real Estate Loans
Single-family residential	$4	$9	$10	$21	$98	$150	$225
Commercial	—	296	297	1,000	—	—	—
Consumer and other	105	70	87	48	3	17	28

	109	375	394	1,069	101	167	253

Total Recoveries	$1,553	$2,587	$3,162	$5,208	$2,782	$4,486	$5,017

Net (charge-offs) recoveries	(4,279)	(6,015)	(6,261)	(17,402)	438	(3,054)	(7,110)
(Reversal of) provision for loan losses	1,750	8,898	(3,490)	22,110	11,220	7,971	289

Balance at the end of the period	$69,471	$84,634	$72,000	$81,751	$77,043	$65,385	$60,468

(1)	Includes transactions in which the debtor or the customer is domiciled outside the U.S., even when the collateral is located in the U.S.

Set forth in the table below is the composition of international loan charge-offs by country for each of the periods presented.

	Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2017	2016	2015
	(in thousands)
International Loans:
Commercial loans
Brazil	$1,473	$6,027	$6,027	$—	$—
Colombia	—	—	—	19,512	73
Venezuela	—	137	137	97	—
Other Countries with less than $1,000	—	2	2	—	—

	1,473	6,166	6,166	19,609	73
Single-family residential
Venezuela	—	—	—	—	20
Other Countries with less than $1,000	—	—	—	—	—

	—	—	—	—	20
Consumer loans and overdrafts
Venezuela	913	757	757	1,186	279
Other Countries with less than $1,000	—	—	—	—	—

	913	757	757	1,186	279

Total International Charge-offs	$2,386	$6,923	$6,923	$20,795	$372

Nine months ended September 30, 2018 compared to September 30, 2017

During the nine months ended September 30, 2018, charge-offs decreased to $5.8 million from $8.6 million during the same period of the prior year. The decrease is primarily attributed to a $6.0 million charge-off in 2017 related to a loan to a primary products company in Brazil, offset by a total of $2.3 million charge-offs in 2018 related to three domestic C&I loans in the retail, wholesale and telecommunications industries. Additionally, recoveries decreased to $1.6 million in 2018, compared to $2.6 million during the same period in 2017, mainly attributable to a $1.0 million recovery in 2017 related to a single-family residential real estate loan. The ratio of net charge-offs over average total loan portfolio during the nine months ended September 30, 2018 improved 4 basis points, from 0.14% to 0.10% compared to the same period in 2017.

We added $1.8 million of provision for loan losses during the nine months ended September 30, 2018. This compares to $8.9 million of provisions for loan losses recorded during the same period last year.

The decrease of $7.1 million in the nine months ended September 30, 2018 compared to the same period of 2017 is primarily attributed to improvements in quantitative loan loss factors and positive adjustments to qualitative loan loss factors used for the CRE and C&I loans during this period. These adjustments were partially offset by a $1.4 million provision in 2018 related to a loan to a primary products company in Brazil and a $5.7 million provision in 2018 associated with one restructured CRE loan with a balance of $10.2 million. This provision resulted from an evaluation of the net realizable market value of the real property securing this CRE loan, based on a recent appraisal during the third quarter of 2018. We had a specific reserve of $5.7 million on this loan as of September 30, 2018, and we estimated that net realizable market value of the real property collateral at that date was approximately $4.5 million. During the same period in 2017, additional provisions were mostly attributed to loan portfolio growth and a qualitative assessment of the effects of Hurricanes Harvey and Irma to the Company’s loan portfolio.

2017 compared to 2016

In 2017 charge-offs declined to $9.4 million from $22.6 million in 2016. Charge-offs in 2017 primarily included $6.0 million charge-offs related to a loan to a Latin American primary products company, and $0.8 million of credit card charge-offs. The remaining $2.5 million of charge-offs were due to domestic loans. As a result, the ratio of net charge-offs over the average total loan portfolio in 2017 improved to 0.11%, 21 basis points lower than in 2016.

We reversed $3.5 million from the allowance for loan losses in 2017, a favorable difference of $25.6 million versus the provision recorded in 2016. This reversal was primarily the result of continued improvements in the economic conditions in the U.S. domestic markets where we do business, the resulting positive impact those conditions have in credit quality across all major loan portfolios we originate, along with our continued reduction in exposure to Latin American loans.

2016 compared to 2015

Total charge-offs increased to $22.6 million in 2016 compared to $2.3 million in the previous year. The large increase was due to higher loan losses experienced in the Latin American commercial loan portfolio resulting from the rapidly deteriorating financial condition of certain non-government customers in the oil industry that were impacted by the decline in commodity prices, in general, and in oil prices, in particular. These lower commodity prices affected companies in many regions, particularly in countries in Latin America such as Chile, Brazil, Colombia and Venezuela, whose economies depend to a large extent on commodity prices. The increase in losses we experienced in 2016 were incurred on loans to entities in Colombia and Brazil. The 2016 increase in charge-offs was due primarily to the $19.6 million charge-off of a loan to a Canadian oil and gas company operating in Colombia. Also, $1.2 million of credit card loans to Venezuelan borrowers were charged off. The balance of $1.8 million were U.S. loan charge-offs. We had no loans outstanding to the private and public oil sectors in Venezuela in 2017, 2016 and 2015. Total recoveries increased by $2.4 million, or 87.2%, compared to the amounts recovered in 2015.

Our provision for loan losses totaled $22.1 million for the year ended December 31, 2016, an increase of 97.1% from $11.2 million recorded in 2015. This increase reflected the 2016 charge-offs and estimated loss reserves in other loans, including the loan to the Latin American primary products company ultimately charged-off in 2017.

Significantly higher net charge-offs, partially offset by a higher average loan portfolio balance, contributed to the deterioration in the ratio of net charge-offs to over average total loan portfolio in 2016. This ratio was 0.32% in 2016, 33 basis points higher than in 2015, when recoveries slightly exceeded charge-offs.

Noninterest income

The tables below set forth a comparison for each of the categories of non-interest income for the periods presented.

	Nine Months Ended September 30,				Change
	2018		2017		2018 over 2017
	Amount	% of Total	Amount	% of Total	Amount	%
	(in thousands, except percentages)
Deposits and service fees	$13,322	31.81%	$14,615	26.07%	$(1,293)	(8.85)%
Brokerage, advisory and fiduciary activities	12,989	31.01%	15,210	27.13%	(2,221)	(14.60)%
Change in cash surrender value of bank owned life insurance (1)	4,372	10.44%	3,952	7.05%	420	10.63%
Cards and trade finance servicing fees	3,380	8.07%	3,449	6.15%	(69)	(2.00)%
Gain on early extinguishment of FHLB advances	882	2.11%	—	—%	882	N/M
Data processing, rental income and fees for other services to related parties	2,017	4.82%	2,576	4.59%	(559)	(21.70)%
Securities gains (losses), net	1	—%	(1,687)	(3.01)%	1,688	(100.06)%
Other noninterest income (2)	4,918	11.74%	17,951	32.02%	(13,033)	(72.60)%

	$41,881	100.00%	$56,066	100.00%	$(14,185)	(25.30)%

(1)	Changes in cash surrender value are not taxable.
(2)

Includes rental income, income from derivative and foreign currency exchange transactions with customers, net gains on the disposition of bank properties, and valuation income on the investment balances held in the Deferred Compensation Plan.

N/M	– Not meaningful

	Year ended December 31,						Change
	2017		2016		2015		2017 vs 2016		2016 vs 2015
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(in thousands, except percentages)
Deposits and service fees	$19,560	27.36%	$20,928	33.61%	$21,147	38.62%	$(1,368)	(6.54)%	$(219)	(1.04)%
Brokerage, advisory and fiduciary activities	20,626	28.85%	20,282	32.57%	19,047	34.79%	344	1.70%	1,235	6.48%
Change in cash surrender value of BOLI (1)	5,458	7.64%	4,422	7.10%	438	0.80%	1,036	23.43%	3,984	909.59%
Cards and trade finance servicing fees	4,589	6.42%	4,250	6.83%	5,175	9.45%	339	7.98%	(925)	(17.87)%
Data processing, rental income and fees for other services to related parties	3,593	5.03%	4,409	7.08%	4,342	7.93%	(816)	(18.51)%	67	1.54%
Securities (losses) gains, net	(1,601)	(2.24)%	1,031	1.66%	1,062	1.94%	(2,632)	(255.29)%	(31)	(2.92)%
Other noninterest income	19,260	26.94%	6,948	11.16%	3,545	6.47%	12,312	177.20%	3,403	95.99%

	$71,485	100.00%	$62,270	100.00%	$54,756	100.00%	$9,215	14.08%	$7,514	13.72%

(1)	Changes in cash surrender value are not taxable.

Nine months ended September 30, 2018 compared to September 30, 2017

Total noninterest income decreased $14.2 million (25.30%) in the nine months ended September 30, 2018 compared to the same period of 2017. This change is also mainly attributed to no one-time gains on the disposition of bank properties during the nine months ended September 30, 2018 compared to a one-time net gain of $10.5 million for the same period a year ago related to the sale of the Bank’s building in New York City. In addition, there was also a decrease of $2.2 million in brokerage, advisory and fiduciary activities as a result of lower volumes of customer trading activities and related fees. Deposit and service fees decreased mainly as a result of lower wire transfer activity and related fees. Also, during the nine months ended September 30, 2018, income on derivative and foreign currency exchange transactions with customers declined $1.7 million primarily as international customer deposit transaction volumes decreased.

Partially offsetting these results, there were lower net losses on the sale of investment securities during the period ended September 30, 2018 compared to the same period a year ago. These changes were driven by decreases in the sale of securities during the current period compared to the same period in 2017. We received $0.9 million in compensation as a result of the early termination of certain advances from the FHLB during the first nine months of 2018.

2017 compared to 2016

Noninterest income increased $9.2 million, or 14.80% in 2017 compared to 2016. In August 2017, the Bank sold its New York City building and later relocated its New York City based LPO to new leased space. The LPO’s new offices are located two blocks from the Bank’s former location and are expected to increase the efficiency of our New York City operation. As a result of this sale in 2017, the Bank realized a one-time gain of $10.5 million recorded as other noninterest income. Other positive factors leading to the improvement in noninterest income in 2017 with respect to 2016 included an increase of $1.0 million, or 23.43%, in the cash surrender value of BOLI policies, and increases in brokerage, advisory and fiduciary activities, as well as in debit and credit cards fees.

Offsetting these positive trends in noninterest income were a decline of $1.4 million, 6.54%, in deposit and service fees, and net gains/losses on securities which decreased to a net loss of $1.6 million, compared to a net gain of $1.0 million in 2016. This resulted from the execution of a strategy to mitigate the potential negative impact on yields and fair values of certain securities, which were previously held as available for sale, from expected future increases in market interest rates. There was also a decline of $0.8 million, or 18.51%, in income from services provided to related parties, as a result of a periodic review of the services and associated costs related to our service arrangements with non-U.S. affiliates of the MSF group.

2016 compared to 2015

Noninterest income increased $7.5 million, or 13.72% in 2016 compared to 2015. The main factors leading to this result was an increase of $4.0 million in income derived from the change in the cash surrender value of BOLI policies, an increase of 6.48% in brokerage, advisory and fiduciary activities, and an increase of $3.4 million in other noninterest income, primarily rental income from the lease of office space at our Coral Gables, Florida headquarters building to third-parties. These increases were partially offset primarily by a decline of 17.87% in credit cards and trade financing servicing fees. Deposit and service fees, and brokerage, advisory and fiduciary activities represented 66.18% of total noninterest income as of December 31, 2016, compared to 73.41% in 2015, as the positive change in cash surrender value of bank-owned policies and higher other income during the year increased their contribution to total noninterest income.

Noninterest Expense

The tables below present a comparison for each of the categories of non-interest expense for the periods presented.

	Nine Months Ended September 30,				Change
	2018		2017		2018 vs 2017
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(in thousands, except percentages)
Salaries and employee benefits	$102,940	64.21%	$98,122	64.54%	$4,818	4.91%
Occupancy and equipment	11,819	7.37%	12,978	8.54%	(1,159)	(8.93)%
Professional and other services fees	16,099	10.04%	8,674	5.71%	7,425	85.60%
FDIC assessments and insurance	4,493	2.80%	5,754	3.78%	(1,261)	(21.92)%
Telecommunications and data processing	9,138	5.70%	6,700	4.41%	2,438	36.39%
Depreciation and amortization	6,083	3.79%	6,787	4.46%	(704)	(10.37)%
Other operating expenses (1)	9,753	6.09%	13,020	8.56%	(3,267)	(25.09)%

	$160,325	100.00%	$152,035	100.00%	$8,290	5.45%

(1)

Includes marketing expenses, charitable contributions, postage and courier expenses, provisions for possible losses on contingent loans, and debits which mirror the valuation income on the investment balances held in the non-qualified deferred compensation plan in order to adjust the liability to participants of the plan.

	Year ended December 31,						Change
	2017		2016		2015		2017 vs 2016		2016 vs 2015
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(in thousands, except percentages)
Salaries and employee benefits	$131,800	63.48%	$129,681	65.40%	$122,230	63.57%	$2,119	1.63%	$7,541	6.10%
Occupancy and equipment	17,381	8.37%	18,368	9.26%	16,441	8.55%	(987)	(5.37)%	1,927	11.72%
Professional and other services fees	16,399	7.90%	11,937	6.02%	16,892	8.79%	4,462	37.8%	(4,955)	(29.33)%
FDIC assessments and insurance	7,624	3.67%	7,131	3.60%	7,579	3.94%	493	6.91%	(448)	(5.91)%
Telecommunications and data processing	9,825	4.73%	8,392	4.23%	7,494	3.90%	1,433	17.08%	898	11.98%
Depreciation and amortization	9,040	4.35%	9,130	4.60%	8,381	4.36%	(90)	(0.99)%	749	8.94%
Other operating expenses (1)	15,567	7.50%	13,644	6.89%	13,245	6.89%	1,903	13.93%	419	3.16%

	$207,636	100.00%	$198,303	100.00%	$192,262	100.00%	$9,333	4.71%	$6,041	3.14%

(1)

Includes marketing expenses, charitable contributions, postage and courier expenses, provisions for possible losses on contingent loans, and debits which mirror the valuation income on the investment balances in the Deferred Compensation Plan in order to adjust the liability to participants of the Deferred Compensation Plan.

Nine months ended September 30, 2018 compared to September 30, 2017

Noninterest expense increased $8.3 million, or 5.45%, in the nine months ended September 30, 2018 compared to the same period in 2017, primarily as a result of higher professional fees, along with higher salary and employment benefits and telecommunications and data processing expenses. These increases were partially offset by decreases in FDIC assessments, depreciation and amortization expenses, occupancy and equipment-related costs, and other operating expenses.

The increase of $7.4 million, or 85.60%, in professional and other services fees during the nine months ended September 30, 2018 compared to the same period in 2017 was mainly the result of a $4.6 million provision for legal, accounting and consulting fees associated with the Spin-off. In addition, professional fees during this period include additional estimated expenses of $2.7 million as a result of incremental accounting, tax and consulting services and related expenses in connection with our registration with the SEC and new ongoing reporting and compliance requirements as a new public company. The Company expects to incur higher professional expenses as a standalone public company but does not expect further material professional expenses related to one-time Spin-off activities after the nine months ended September 30, 2018.

The increase in salaries and employment benefits of $4.8 million, or 4.91%, in the nine months ended September 30, 2018 compared to the same period last year, reflects annual salary increases stemming from inflation and performance adjustments, higher insurance benefit expenses, and $1.2 million compensation paid during the period to participants of the non-qualified deferred compensation plan to partially mitigate the effect of the unexpected early distribution for federal income tax purposes. The Spin-off caused an early distribution for U.S. federal income tax purposes from our deferred compensation plan. FTEs as of September 30, 2018 were 948, down 12 FTEs over the same date in 2017.

The Company regularly evaluates its staffing needs in light of its strategy. As a result, the Company has offered a voluntary early retirement plan, or Voluntary Plan, for certain eligible long-term employees. The number of eligible employees who elect to participate in the Voluntary Plan and the resulting costs and savings will not be known until late December 2018. An involuntary severance plan for certain positions, or Involuntary Plan, is also being implemented with respect to approximately 25 persons by year end. We estimate that the Involuntary Plan will cost approximately $400,000 to $600,000 in the fourth quarter of 2018, with estimated annual savings of approximately $2.7 million to $3.5 million beginning in 2019. This is in addition to any employee attrition which results in a position being vacated and closed.

Telecommunications and data processing expenses increased $2.4 million, or 36.39%, for the nine months ended September 30, 2018 compared to the same period last year mainly driven by data processing expenses associated with the introduction in 2017 of Mercantil TreasuryConnect, a new business online banking system designed to improve our customers’ ability to manage their business finances more efficiently and securely, and data processing expenses associated with the implementation of a new loan underwriting system and information security monitoring tools. During 2018, certain software expenses that in the previous period had been classified as “occupancy and equipment,” were classified as “telecommunication and data processing” to better reflect the nature and purposes of these expenses. These changes are associated with our ongoing efforts to streamline our processes to increase efficiency, including rationalization and consolidation of our computer applications and programs, deployment of better technology and further automation of operating processes.

Other operating expenses decreased $3.3 million, or 25.09%, during the nine months ended September 30, 2018 compared to the same period last year, mainly due to a reversal of provisions for possible losses on credit commitments of $0.7 million in the nine months ended September 30, 2018, compared to an addition to provisions for losses on credit commitments of $0.9 million in the same period of 2017. The change in provisions is primarily attributed to improvements in quantitative and qualitative loan loss factors with respect to credit commitments in the loan portfolio segments of domestic commercial real estate and domestic commercial loans during the period.

2017 compared to 2016

Noninterest expense increased $9.3 million, or 4.71%, in 2017 primarily as a result of higher professional fees, along with higher salary and employment benefits and other expenses. These increases were partially offset by a 5.37% reduction in occupancy and equipment-related costs mainly associated with ongoing efforts to optimize our banking center network, along with physical and technology improvements aimed at optimizing customer service and support operations.

Professional and other services fees increased $4.5 million, or 37.38%, primarily due to accrued external legal and consulting fees associated with the Spin-off. We expect additional professional fees in 2018 in connection with this transaction.

The increase in salaries and employment benefits of $2.1 million, or 1.63%, mainly reflects annual salary increases, partially offset by the expenses accrued for in 2016 associated with early retirement buyout packages with certain employees, and lower headcount at the end of 2017 compared to the previous year, as a result of the Bank’s ongoing efforts to operate more efficiently.

2016 compared to 2015

Noninterest expense increased $6.0 million, or 3.14% in 2016 primarily as a result of higher salaries and employment benefits, occupancy-related costs, and telecommunications and data processing expenses. These increases were partially offset by a 29.33% reduction in other professional service fees.

The increase in salaries and employment benefits of $7.5 million, or 6.10%, reflects annual salary increases and $2.7 million corresponding to one-time expenses accrued during the year for individuals that opted to receive an early retirement buyout package and other severance payments. These increases were partially offset by a lower headcount at the end of the year compared to the previous year. This reduction was the result of the Bank’s ongoing efforts to operate more efficiently.

Occupancy-related costs increased $2.7 million, or 10.78%, compared to 2015. These costs were mainly the result of our ongoing efforts to optimize our banking center network, including relocations, banking center mergers and physical improvements to optimize customer experience.

Telecommunication and data processing expenses increased $0.9 million in 2016, mainly attributed to computer software consulting services. Professional and other service fees were $5.0 million, or 29.33%, lower than in 2015, primarily due to lower legal and other consultancy expenses. Noninterest expense in 2015 included professional services fees and expenses incurred in connection with enhancements to regulatory compliance programs.

Income Taxes

The tables below set forth information related to our income taxes for the periods presented.

	Nine Months Ended September 30,		Change
	2018	2017	2018 vs 2017
	(in thousands, except effective tax rates and percentages)
Current tax expense:
Federal	$11,275	$13,903	$(2,628)	(18.90)%
State	1,686	2,053	(367)	(17.88)%

	12,961	15,956	(2,995)	(18.77)%
Deferred tax benefit	(2,303)	(204)	(2,099)	N/M

	$10,658	$15,752	$(5,094)	(32.34)%

Effective income tax rate	25.34%	31.51%	(6.17)%	(19.58)%

N/M	- Not meaningful

	Year Ended December 31,			Change
	2017	2016	2015	2017 vs 2016		2016 vs 2015
	(in thousands, except effective tax rates and percentages)
Current tax expense:
Federal	$19,194	$10,981	$9,095	$8,213	74.79%	$1,886	20.74%
State	1,763	844	782	919	108.89%	62	7.93%

	20,957	11,825	9,877	9,132	77.23%	1,948	19.72%
Impact of lower rate under the 2017 Tax Act
Remeasurement of net deferred tax assets, other than balances corresponding to items in AOCI	8,470	—	—	8,470	100.00%	—	—%
Remeasurement of net deferred tax assets corresponding to items in AOCI	1,094	—	—	1,094	100.00%	—	—%
Deferred tax expense (benefit)	3,471	(1,614)	(1,363)	5,085	(315.06)%	(251)	18.42%

	$33,992	$10,211	$8,514	$23,781	232.90%	$1,697	19.93%

Effective income tax rate	44.12%	30.22%	36.14%	13.90%	45.9%	(5.92)%	(16.38)%

Nine months ended September 30, 2018 compared to September 30, 2017

The tax expense reflects the lower corporate federal income tax rate under the 2017 Tax Act which, beginning January 1, 2018, decreased the corporate federal income tax rate to 21% compared to 35% in the same period last year. However, higher taxable income during the nine months ended September 30, 2018 compared to the same periods last year, partially offset the positive effects of the lower tax rate for the nine months ended September 30, 2018. In addition, the effective tax rate for this period is significantly affected by permanent non-deductible items totaling $6.7 million for the nine months ended September 30, 2018 associated with the Spin-off. Those items have been recognized as discrete items in the period.

2017 compared to 2016

We recorded income tax expense of $34.0 million in 2017, $23.8 million higher than the amount recorded in 2016. This increase is the result of higher taxable income during the year, the impact of the 2017 Tax Act, and a deferred tax expense in 2017 compared to a deferred tax benefit in 2016.

The increase in current tax expense during the year resulted from higher taxable income from operations, partially offset by higher tax benefits associated with differences between the tax basis of certain assets and liabilities and their corresponding book basis compared to 2016. These differences in tax basis primarily include the provision for loan losses, net unrealized losses in other comprehensive income, deferred executive compensation, dividend income, goodwill and depreciation and amortization of properties and equipment.

In 2017, we wrote-off a total of $9.6 million of net DTAs resulting from the reduction in federal corporate income tax rates under the 2017 Tax Act signed into law on December 22, 2017. The 2017 Tax Act reduced the federal corporate income tax rate to 21%, which was effective as of January 1, 2018, compared to 35% in prior periods. The write-off included $1.1 million of net DTAs associated with accumulated unrealized losses on securities available for sale and other items, which are recorded as accumulated other comprehensive income, or AOCI, in shareholder’s equity. GAAP at the close of 2017 required the write-off associated with those items to be recorded against results of operations of 2017, as opposed to accumulated other comprehensive income. In February 2018, GAAP was amended and enabled companies to retrospectively reclassify the impact of these items from AOCI into retained earnings. We adopted this guidance effective in 2017 as permitted by the transition guidance.

The increase in the effective rate in 2017 from 30.22% in 2016 to 44.12% in 2017 is primarily due to the write-off of net DTAs as a result of the 2017 Tax Act, partially offset by an increase of non-taxable income related to our investments in tax-exempt municipal bonds, as well as an increase in nontaxable income from the change in the cash surrender value of BOLI policies during the year.

2016 compared to 2015

We had income tax expense of $10.2 million in 2016, $1.7 million higher than the amount recorded in 2015. This change is primarily the result of higher current tax expense partially offset by an 18.4% increase in deferred tax benefits recorded in 2016 compared to the previous year.

The increase in current tax expense during the year resulted from higher taxable income from operations, partially offset by higher tax benefits associated with differences between the tax basis of certain assets and liabilities and their corresponding book basis compared to 2015. These differences in tax bases primarily include the provision for loan losses, net unrealized losses in other comprehensive income, deferred compensation, dividend income, goodwill and depreciation and amortization of properties and equipment.

The decrease in the effective rate from 36.14% in 2015 to 30.22% in 2016 is the result of an increase of non-taxable income related to our investments in tax-exempt municipal bonds, as well as an increase in nontaxable income from the change in the cash surrender value of BOLI policies during the year.

Segment Results and Balances

The following tables summarize certain financial information for our reportable segments as of and for the periods indicated.

	PAC	Corporate LATAM	Treasury	Institutional	Total
	(in thousands)
Nine Months Ended September 30, 2018
Income Statement:
Net interest income	$143,603	$3,779	$3,598	$11,275	$162,255
Provision for (reversal of) loan losses	611	(1,315)	(443)	2,897	1,750

Net interest income after provision for (reversal of) loan losses	142,992	5,094	4,041	8,378	160,505
Noninterest income	16,936	290	7,241	17,414	41,881
Noninterest expense (4)	119,585	3,391	8,823	28,526	160,325

Net income (loss) before income tax:
Banking	40,343	1,993	2,459	(2,734)	42,061
Non-banking contribution (1)	2,000	1	—	(2,001)	—

	42,343	1,994	2,459	(4,735)	42,061
Income tax (expense) benefit	(9,975)	(470)	1,054	(1,267)	(10,658)

Net income (loss)	$32,368	$1,524	$3,513	$(6,002)	$31,403

As of September 30, 2018
Loans, net (2)	$5,843,823	$313,735	$—	$(67,750)	$6,089,808

Deposits	$5,488,775	$14,955	$643,102	$42,671	$6,189,503

	PAC	Corporate LATAM	Treasury	Institutional	Total
	(in thousands)
Nine Months Ended September 30, 2017
Income Statement:
Net interest income	$133,145	$7,084	$6,419	$8,210	$154,858
Provision for (reversal of) loan losses	6,265	(1,260)	(1,257)	5,150	8,898

Net interest income after provision for (reversal of) loan losses	126,880	8,344	7,676	3,060	145,960
Noninterest income	20,337	395	6,924	28,410	56,066
Noninterest expense (4)	119,679	3,811	8,196	20,349	152,035

Net income before income tax:
Banking	27,538	4,928	6,404	11,121	49,991
Non-banking contribution (1)	3,469	39	—	(3,508)	—

	31,007	4,967	6,404	7,613	49,991
Income tax (expense) benefit	(11,025)	(1,765)	38	(3,000)	(15,752)

Net income	$19,982	$3,202	$6,442	$4,613	$34,239

As of December 31, 2017
Loans, net (2)(3)	$5,542,545	$521,616	$—	$(64,325)	$5,999,836

Deposits	$5,454,216	$18,670	$779,969	$70,118	$6,322,973

(1)	Non-banking contribution reflects allocations of the net results of the Trust Company and Investment Services subsidiaries to the customers’ primary business unit.
(2)

Provisions for the periods presented are allocated to each applicable reportable segment. The allowance for loan losses and unearned deferred loan costs and fees are reported entirely within Institutional.

(3)	Balances include loans held for sale of $5,611 thousand which are allocated to PAC.
(4)	Costs related to the Spin-off have been allocated to the Institutional reportable segment.

	PAC	Corporate LATAM	Treasury	Institutional	Total
	(in thousands)
For the year ended December 31, 2017
Income Statement:
Net interest income	$182,872	$9,514	$6,649	$10,675	$209,710
(Reversal of) provision for loan losses	42	(3,879)	(1,547)	1,894	(3,490)

Net interest income after (reversal of) provision for loan losses	182,830	13,393	8,196	8,781	213,200
Noninterest income	26,468	509	8,920	35,588	71,485
Noninterest expense	161,002	4,894	11,256	30,484	207,636

Net income before income tax:
Banking	48,296	9,008	5,860	13,885	77,049
Non-banking contribution (1)	4,788	55	—	(4,843)	—

	53,084	9,063	5,860	9,042	77,049
Income tax (expense) benefit	(18,784)	(3,207)	1,106	(13,107)	(33,992)

Net Income (Loss)	$34,300	$5,856	$6,966	$(4,065)	$43,057

As of December 31, 2017
Loans, net (2)(3)	$5,542,545	$521,616	$—	$(64,325)	$5,999,836

Deposits	$5,454,216	$18,670	$779,969	$70,118	$6,322,973

(1)	Non-banking contribution reflects allocations of the net results of the Trust Company and Investment Services to the customers’ primary business unit.
(2)

Provisions for the periods presented are allocated to each applicable reportable segment. The allowance for loan losses and unearned deferred loan costs and fees are reported entirely within Institutional.

(3)	Balances include loans held for sale which are allocated to PAC.

	PAC	Corporate LATAM	Treasury	Institutional	Total
	(in thousands)
For the year ended December 31, 2016
Income Statement:
Net interest income	$157,325	$15,302	$12,586	$6,720	$191,933
(Reversal of) provision for loan losses	5,795	13,620	(1,069)	3,764	22,110

Net interest income after (reversal of) provision for loan losses	151,530	1,682	13,655	2,956	169,823
Noninterest income	26,461	843	7,808	27,158	62,270
Noninterest expense	156,146	8,295	9,041	24,821	198,303

Net income (loss) before income tax:
Banking	21,845	(5,770)	12,422	5,293	33,790
Non-banking contribution (1)	5,136	(124)	—	(5,012)	—

	26,981	(5,894)	12,422	281	33,790
Income tax (expense) benefit	(10,068)	2,200	(1,473)	(870)	(10,211)

Net Income (Loss)	$16,913	$(3,694)	$10,949	$(589)	$23,579

As of December 31, 2016
Loans, net (2)(3)	$5,163,655	$601,016	$—	$(81,661)	$5,683,010

Deposits	$5,728,228	$68,332	$691,000	$89,805	$6,577,365

(1)	Non-banking contribution reflects allocations of the net results of the Trust Company and Investment Services to the customers’ primary business unit.
(2)

Provisions for the periods presented are allocated to each applicable reportable segment. The allowance for loan losses and unearned deferred loan costs and fees are reported entirely within Institutional.

(3)	Balances include loans held for sale of $5.6 million which are allocated to PAC.

	PAC	Corporate LATAM	Treasury	Institutional	Total
	(in thousands)
For the year ended December 31, 2015
Income Statement:
Net interest income	$127,148	$22,334	$17,474	$5,329	$172,285
(Reversal of) provision for loan losses	9,263	1,059	(223)	1,121	11,220

Net interest income after (reversal of) provision for loan losses	117,885	21,275	17,697	4,208	161,065
Noninterest income	24,512	1,588	2,631	26,025	54,756
Noninterest expense	142,845	10,344	7,150	31,923	192,262

Net income (loss) before income tax:
Banking	(448)	12,519	13,178	(1,690)	23,559
Non-banking contribution (1)	4,256	(197)	—	(4,059)	—

	3,808	12,322	13,178	(5,749)	23,559
Income tax (expense) benefit	(1,457)	(4,715)	(4,254)	1,912	(8,514)

Net Income (Loss)	$2,351	$7,607	$8,924	$(3,837)	$15,045

As of December 31, 2015
Loans, net (2)(3)	$4,525,302	$1,105,139	$—	$(74,530)	$5,555,911

Deposits	$5,673,119	$53,156	$535,963	$257,436	$6,519,674

(1)	Non-banking contribution reflects allocations of the net results of the Trust Company and Investment Services to the customers’ primary business unit.
(2)

Provisions for the periods presented are allocated to each applicable reportable segment. The allowance for loan losses and unearned deferred loan costs and fees are reported entirely within Institutional.

(3)	Balances include loans held for sale which are allocated to PAC.

Personal and Commercial Banking

The PAC Banking segment represents the largest contributor to our results in terms of loan and deposit volumes and income, representing, among others, the following business units: CRE, middle market, commercial (both domestic and international), small business and personal clients, which are supported by the Bank’s banking center network and a wide array of products and services offered by the Bank. It provides a range of products to serve both domestic and international clients, including those in Latin America, and its geographic footprint is concentrated in South Florida, the greater Houston, Texas area and New York area, through the Bank’s 15 banking centers in Miami-Dade, Broward and Palm Beach counties, eight banking centers that serve nearby areas of Harris, Montgomery, Fort Bend and Waller counties in the greater Houston, Texas area and its LPO in midtown Manhattan. In addition, PAC, in conjunction with our Treasury segment, participates in the sourcing and management of syndicated and purchased accounts receivable loans.

Nine months ended September 30, 2018 compared to September 30, 2017

PAC reported net income of $32.4 million for the nine months ended September 30, 2018, which represents a 61.99% increase from $20.0 million in the same period in 2017. This increase is mainly the result of higher net interest income combined with a decrease in the provision for loan losses, partially offset by lower noninterest income and reduced non-banking contribution from the Trust Company and Investment Services attributable to PAC customers.

Net interest income increased 7.85% to $143.6 million in the nine months ended September 30, 2018 from $133.1 million in the same period in 2017. This increase is primarily due to a $273.4 million increase in PAC’s average loan portfolio balance and increased funds transfer pricing credit on PAC’s deposits for the nine months ended September 30, 2018 compared to the same period a year ago. Higher average loan portfolio balances during the period were primarily driven by increases in the middle market C&I and CRE loans.

For the nine months ended September 30, 2018, PAC reflected a provision for loan losses of $0.6 million compared to $6.3 million in the same period in 2017. This change is primarily attributed to improvements in quantitative loan loss factors and positive adjustments to qualitative loan loss factors used for the portfolio segments of domestic C&I and CRE loans during the period. These positive charges were partially offset by an additional $1.8 million provision for loan loss required in the third quarter of 2018 associated with one previously restructured CRE loan with a balance of $10.2 million. This provision resulted from an evaluation of the net realizable market value of the property securing this CRE loan based on a recent appraisal completed during the third quarter of 2018, which indicated that the collateral securing the CRE loan had deteriorated further. In addition, there was a provision for loan losses of $3.9 million on this CRE loan recorded during the second quarter of 2018. Positive loan loss factors resulted from improving trends in factors associated with our C&I and CRE loans.

Noninterest income decreased 16.72% to $16.9 million in the nine months ended September 30, 2018 from $20.3 million in the same period in 2017. This decrease was mainly the result of lower fee income on derivative transactions with customers and lower other operating income. Lower operating income resulted from no gains from the disposition of bank property in the nine months ended September 30, 2018 compared to total net gains of $11.3 million during the same period in 2017, which included a one-time net gain of $10.5 million on the sale of our New York building. In addition, there was a decrease in the volume of wire transfer and credit card activities and related fees driven by lower volumes, as well as lower service charges on international customer deposit accounts, during the nine months ended September 30, 2018 compared to the corresponding period in 2017.

Non-banking contribution from the Trust Company and Investment Services attributable to PAC customers decreased 42.35% to $2.0 million in the nine months ended September 30, 2018, from $3.5 million in the same period in 2017. The decrease is mainly the result of lower volumes of customer brokerage and advisory activities.

2017 compared to 2016

PAC reported net income of $34.3 million in 2017, which represents a 102.80% increase from $16.9 million in 2016. This increase was primarily attributable to higher net interest income together with lower provision for loan losses, which offset increased noninterest expense as well as lower non-banking contribution and higher income tax expenses. Non-banking contribution refers generally to the impact attributable to a segment from the Trust Company and Investment Services.

Net interest income increased 16.24% to $182.9 million, from $157.3 million in 2016, primarily due to a $378.9 million, or 7.34%, expansion in PAC’s loan portfolio, as part of the continued focus on U.S. loan growth and credit quality strategies, combined with enhanced spreads as a result of an improved interest rate environment. The above growth in PAC’s loan portfolio was primarily driven by a $431.6 million, or 19.85%, increase in real estate loans to

$2,605.3 million at the end of 2017 from $2,173.8 million at the end of 2016. Total real estate portfolio represented 47.01% of PAC’s loan portfolio in 2017 compared to 42.10% in 2016.

PAC’s loan loss provision decreased 99.28% to $42,000 in 2017 from $5.8 million in 2016. This lower loan loss provision, despite PAC’s loan portfolio expansion, resulted from a continued asset quality improvement in PAC’s loan portfolio primarily due to overall lower losses and improved qualitative and quantitative risk factors influencing reserve requirements as well as loan upgrades and recoveries specifically in the personal and real estate portfolios.

Noninterest expense increased 3.11% to $161.0 million in 2017 from $156.1 million in 2016, primarily due to higher product support expense allocations from those units supporting PAC’s sustained loan portfolio expansion.

Non-banking contribution, primarily from PAC customer brokerage and advisory activities, decreased 6.78% to $4.8 million in 2017 from $5.1 million in 2016.

PAC reported income tax expense of $18.8 million in 2017, an 86.57% increase from income tax expense of $10.1 million in 2016, which was directly attributed to PAC’s higher pre-tax income from operations.

2016 compared to 2015

PAC reported net income of $16.9 million in 2016, which represents a 619.40% increase from $2.4 million in 2015. This increase was primarily attributable to higher net interest income combined with lower provision for loan losses, as well as increased noninterest income and non-banking contribution. These increases were partially offset by a higher level of noninterest and income tax expenses.

Net interest income increased 23.73% to $157.3 million, from $127.1 million in 2015, primarily as a result of a $638.4 million expansion in PAC’s loan portfolio as part of the Bank’s continued focus during 2016 on improving the risk/return mix, which led to an increase of $536.7 million in real estate loans across all of our markets. During 2016, the Bank continued its geographic expansion strategy by adding two new banking centers in Houston, Texas and relocating and replacing Florida banking centers with better locations as well as opening a hub facility in Doral, Florida, to capture new clients and to increase its share of loan and deposit portfolios in those markets. In this regard, from December 31, 2015 to December 31, 2016, PAC’s domestic customer deposits grew 18.67%, while PAC’s international customer deposits decreased 5.14%. The growth in domestic customer deposits was primarily attributable to the execution of strategies designed to enhance collaboration between business units to further improve existing relationships and leverage those relationships to generate new ones, together with periodic new deposit campaigns focused on U.S. customers.

The lower loan loss provision of $5.8 million in 2016, a 37.44% decrease from 2015, was primarily attributable to lower losses and improved quantitative and qualitative risk factors on personal, commercial, and middle market portfolios combined with certain recoveries in our real estate portfolio. This decrease was partially offset by higher generic provisions resulting from higher real estate loan volume.

Noninterest income increased 7.95% to $26.5 million in 2016 from $24.5 million in 2015, which was primarily attributable to a gain on the sale of former banking center properties amounting to $1.7 million. Noninterest expense increased 9.31% to $156.1 million in 2016 from $142.9 million in 2015, primarily as the result of higher product support expense allocations, in particular from those units supporting PAC’s loan portfolio growth and banking center expansion. Additionally, non-banking contribution, mainly from PAC customer’s brokerage and advisory activities, increased 20.68% to $5.1 million during 2016.

Corporate LATAM

Corporate LATAM serves leading financial institutions and a select number of large corporate clients in Brazil, Chile, Colombia, Mexico and Peru, generally with over $1 billion in annual sales in several large industries. These industries include: (i) financial and insurance; (ii) chemical, mineral, and plastics; (iii) primary metal and machinery; (iv) food and beverage; and (v) mining, quarrying, oil and gas extraction. The results of this segment are primarily driven by changes in short-term interest rates, the credit quality of its loan portfolio and the impact of the economic environment on borrower performance. Additionally, the majority of these industries focus on extraction, manufacturing and export to the U.S., Europe and China, which exposes these industries to fluctuations in commodity prices.

Nine months ended September 30, 2018 compared to September 30, 2017

Corporate LATAM reported net income of $1.5 million for the nine months ended September 30, 2018. This represented a decrease of $1.7 million, or 52.40%, from net income of $3.2 million in the same period in 2017. The lower net income during this period was primarily attributable to lower net interest income, partially offset by lower noninterest expense.

Net interest income decreased 46.65% to $3.8 million from $7.1 million in the nine months ended September 30, 2018, mainly due to $160.0 million lower average loan portfolio balance during that period.

Noninterest expense decreased $0.4 million or 11.02% to $3.4 million in the nine months ended September 30, 2018 from $3.8 million in the same period in 2017, mainly due to lower personnel expenses and corporate operating expense allocations.

2017 compared to 2016

Corporate LATAM reported net income of $5.9 million in 2017, a $9.6 million, or a 258.53%, increase from a net loss of $3.7 million in 2016. This higher net income was primarily attributable to a reversal in the allowance for loan losses together with lower noninterest expense and higher non-banking contribution, which offset decreased net interest and noninterest income as well as higher income tax expenses.

The 37.83%, or $5.8 million, decrease in net interest income to $9.5 million in 2017 from $15.3 million in 2016 was primarily attributable to reduced average loan balances. At year-end 2017, loans had decreased $79.4 million, or 13.21%, as a result of our continued diversification strategy to mitigate risk in the Bank’s loan portfolio.

The $3.9 million reversal in the allowance for loan losses in 2017, which compared to a $13.6 million charge, mainly related to charge offs of a certain impaired loan in 2016, was primarily attributed to the reduction in the loan portfolio together with lower losses and lower credit risk factors.

Noninterest income decreased 39.62% to $0.5 million in 2017 from $0.8 million in 2016, primarily due to a lower level of wire transfers and letter of credit activities. The 41.00% reduction in noninterest expense to $4.9 million in 2017 from $8.3 million in 2016 was primarily the result of lower operating expenses and allocation expenses from product support units as part of the continued segment downsizing due to the Bank’s loan portfolio diversification strategy.

Non-banking contribution, primarily from Corporate LATAM customer brokerage and advisory activities, increased 144.35% to $0.05 million in 2017 from a $0.1 million loss in 2016.

2016 compared to 2015

Corporate LATAM had a net loss of $3.7 million in 2016, compared to the net income of $7.6 million recorded in 2015. The decrease in net income is primarily attributable to a reduction in net interest income, which decreased by $7.0 million or 31.49% in 2016, compared to the previous year, from $22.3 million in 2015 to $15.3 million in 2016, accompanied by: an increase in the provision for loan losses of $12.5 million, or 1,186.12%, from $1.1 million in 2015 to $13.6 million in 2016, and a reduction in noninterest income and noninterest expenses of $0.7 million and $2.0 million from 2015 to 2016, respectively.

The 31.49% decrease in net interest income in 2016, or $7.0 million, is primarily attributable to a $504.1 million reduction in Corporate LATAM’s loan portfolio as part of our diversification strategy to mitigate credit risk in the Bank’s portfolio. The higher provision for loan losses in 2016, from $1.1 million in 2015 to $13.6 million in 2016, is primarily attributable to charge offs corresponding to a specific impaired loan. The 19.81% decrease in noninterest expenses in 2016, or $2.0 million, was primarily the result of a lower level of personnel expenses arising from the segment downsizing as part of the diversification strategy.

The Bank’s diversification strategy is managed through policies that limit exposure to individual or related debtors, collateral type and location, and economic activity of the debtors. During 2016, the Bank continued its focus on improving the risk/return mix resulting in an increase in real estate loans, and a decrease in commercial loans and other loans compared to the prior year. Loans to financial institutions in this segment represented 7.70% of the total loans at the close of 2016, a decrease from 13.21% reported at the end of 2015.

Treasury

Treasury manages the Bank’s balance sheet, including the securities portfolio, the level and quality of liquidity, overall duration, economic value of equity and asset-liability position. Therefore, it derives a significant portion of its results from its securities portfolio management activities. These activities seek to maintain an adequate combination of profitability, liquidity, interest risk and credit risk in the management of the Bank’s investment portfolio in order to support the Bank’s overall strategic goals, including capital preservation. Through the timing of its purchases and sales to achieve these objectives, Treasury historically has also provided a source of revenue to us amid a highly volatile and constantly changing economic environment. In addition, Treasury participates in the sourcing and management of syndicated and purchased accounts receivable loans, in conjunction with PAC.

Net interest income includes credits and charges to Treasury as follows: (i) credit for interest income earned on all interest-earning assets, excluding loans other than those it co-manages with PAC, (ii) the net amount of funds transfer pricing derived from credits for funds sold to the business segments, primarily to fund loans, and charges for funds purchased from the business segments that generate deposits and (iii) interest expense for professional funding, which is primarily comprised of brokered certificates of deposits and FHLB advances.

Nine months ended September 30, 2018 compared to September 30, 2017

Treasury generated net income of $3.5 million in the nine months ended September 30, 2018, a $2.9 million, or 45.47%, decrease from $6.4 million in the same period in 2017. This decrease was primarily the result of lower net interest income combined with higher noninterest expenses, partially offset by higher noninterest income.

The 43.95% reduction in net interest income to $3.6 million in the nine months ended September 30, 2018 from $6.4 million in the same period in 2017 was primarily due to higher interest expenses paid on FHLB advances and brokered certificates of deposit. In the nine months ended September 30, 2018, the average balance of FHLB advances and other borrowings, and brokered certificates of deposit, were $236.4 million and $24.4 million, respectively, or 24.87% and 3.45%, respectively, higher, than the same period in 2017.

Noninterest expense increased 7.65% to $8.8 million for the nine months ended September 30, 2018 from $8.2 million for the same period in 2017, primarily as a result of higher fees on derivative transactions with customers and increased personnel expenses.

Noninterest income increased 4.58% to $7.2 million for the nine months ended September 30, 2018 from $6.9 million in the same period in 2017. This increase in the first nine months of 2018 is primarily driven by the $0.4 million (10.63%) increase in the cash surrender value of BOLI and $0.9 million of income from the early termination of short term FHLB advances.

2017 compared to 2016

Treasury reported net income of $7.0 million in 2017, which represents a 36.38% decrease from $11.0 million in 2016. This decrease was primarily the result of lower net interest income combined with higher noninterest expense, and was partially offset by a higher reversal of loan loss reserve, increased noninterest income and lower taxes primarily as the result of higher tax-free income.

The decrease in Treasury’s net interest income to $6.6 million in 2017 from $12.6 million in 2016 was primarily attributable to a decreased interest income combined with an increase in interest expense. The decline in interest income resulted from a lower return on investments due to a reduction of $436.1 million in the securities available for sale that was partially offset by an increase of $89.9 million in securities held to maturity and improved yields. The increased interest expense resulted from higher interest expense on our FHLB advances and other borrowings due to an increase in volume of $242.0 million as compared to 2016 together with higher interest expense on brokered certificates of deposits as a result of an increase in volume of $89.0 million as compared to 2016. The funds obtained as a result of the above reduction in securities, together with the increases in professional funding were primarily used to support PAC’s continued loan growth during 2017.

The higher loan loss provision reversal of $0.5 million in 2017 as compared to 2016 primarily resulted from overall lower losses, and lower risk factors as well as a reduction in the balance of syndicated and purchased accounts receivable loans. Syndicated and accounts receivable loans are co-managed by Treasury and PAC, whereby Treasury originates, pre-screens, and executes the transactions, while PAC serves as a liaison with credit analysis for the underwriting and performs portfolio management. Although these loans are booked in PAC, both segments monitor and share the allocation of income and expense, as well as the loan loss provision associated with such loans.

Noninterest income increased $1.1 million, or 14.24%, to $8.9 million in 2017 from $7.8 million in 2016, primarily due to non-taxable increases in the cash surrender value of BOLI policies together with swap valuation income. Noninterest expense increased $2.3 million, or 24.50%, to $11.3 million in 2017 from $9.0 million in 2016, primarily as the result of overall higher operating and allocated expenses.

Treasury reflected an income tax credit of $1.1 million in 2017 versus an income tax expense of $1.5 million in 2016. Income from BOLI and tax-free municipal bonds is excluded from

Treasury’s pre-tax income when income tax is calculated and allocated to the business segments. On this basis, Treasury realized a net loss before income tax of $3.1 million in 2017 versus a net profit before income tax of $4.9 million in 2016.

2016 compared to 2015

Treasury generated net income of $10.9 million in 2016, a $2.0 million, or 22.69%, increase from $8.9 million of net income in 2015. This increase in net income from 2015 to 2016 was primarily the result of higher noninterest income of $5.2 million and a lower income tax expense of $2.8 million, which was partially offset by a reduction in net interest income of $4.9 million and an increase in noninterest expense of $1.9 million.

Treasury’s $4.9 million, or 27.97%, reduction in net interest income to $12.6 million in 2016 from $17.5 million in 2015, primarily resulted from the implementation of a strategy to lock-in longer term funding at historically low interest rates. This strategy resulted in increases in interest expense on our FHLB advances and brokered deposits of $2.2 million and $3.1 million, respectively.

Noninterest income was $7.8 million in 2016, representing a $5.2 million, or 196.77%, increase from 2015. The increase was primarily attributable to net gains on sale of securities as well as tax-free increases in the cash surrender value of BOLI policies. In 2016 and 2015, the Bank purchased $60.0 million and $100.0 million in BOLI policies, respectively. We record as noninterest income the change in the cash surrender value of these policies, which guarantee a minimum return on investment and serve to fund additional post-retirement benefits to selected employees. Income earned on these charges is not taxable and such income related to the change in cash surrender value is not adjusted to be on a tax equivalent basis. Noninterest expense increased 26.45% to $9.0 million from $7.2 million the prior year, primarily as a result of higher personnel expenses and operating expenses.

Institutional

Results and balances of this segment correspond to institutional or corporate overhead activities, including those of the Trust Company and Investment Service, the unallocated cost of support and operations units to other business units, the funds transfer pricing credit received for capital which is not allocated to other segments, the excess or deficit between the estimated level of provision for loan losses recorded versus the allocation made to each business unit, and accruals and provisions made at the Bank level before the details of the impact on each business unit is known.

Net interest income represents credits and charges, which are not allocated to the operating segments, primarily composed of credit for funds provided through shareholders’ equity and other non-interest-bearing liabilities, and interest expense arising from our junior subordinated debentures associated with our outstanding trust preferred securities.

Noninterest income and noninterest expense represent mainly noninterest income and expenses from Investment Services and the Trust Company, which are allocated out to the business segments as non-banking contribution, fees charged to non-consolidated affiliates for services provided by support units under service agreements, and unallocated corporate overhead expenses.

Nine months ended September 30, 2018 compared to September 30, 2017

Institutional had a net loss of $6.0 million in the nine months ended September 30, 2018 versus net income of $4.6 million in the same period in 2017, mainly attributable to lower noninterest income and higher noninterest expense, partially offset by higher net interest income and lower provision for loan losses.

Net interest income increased 37.33%, or $3.1 million, to $11.3 million in the nine months ended September 30, 2018 from $8.2 million in the same period in 2017, mainly due to the effect of lower funds transfer pricing charges for total other assets and higher fund transfer pricing credit received for capital.

For the nine months ended September 30, 2018, Institutional reported a provision for loan losses of $2.9 million compared to $5.2 million for the same period in 2017. Any difference between the total provision for loan losses, or reversals recorded at the Company level versus the amounts allocated to reportable segments, is reflected under Institutional.

Noninterest income decreased 38.70% to $17.4 million for the nine months ended September 30, 2018 from $28.4 million for the same period in 2017, primarily due to a one-time gain of $10.5 million related to the sale of the Bank’s New York building and lower income from brokerage and advisory activities through Investment Services, which is mainly the result of lower volume of customer brokerage activity. In addition, our rental income declined during the period as a result of the sale of G200 Leasing, LLC in the first quarter of 2018. G200 Leasing, LLC leased a corporate plane to MSF.

Noninterest expense increased 40.18% to $28.5 million for the nine months ended September 30, 2018 from $20.3 million for the same period in 2017, primarily due to a $4.6 million provision for legal, accounting and consulting fees associated with the Spin-off, and higher operating software services expenses. In addition, there were higher salaries and benefits due to a $1.2 million provision for the estimated compensation paid to participants of the non-qualified deferred compensation plan to partially mitigate the effect of the unexpected early distribution for federal income tax purposes. The Spin-off caused an early distribution for U.S. federal income tax purposes from our deferred compensation plan.

2017 compared to 2016

Institutional incurred a net loss of $4.1 million in 2017 versus a net loss of $0.6 million in 2016, which was primarily due to higher noninterest expense as well as an increase in income tax expense to $13.1 million in 2017, representing a $12.2 million increase from the $0.9 million income tax reported in 2016. This increase was primarily the result of the one-time effect on income tax expense attributable to the 2017 Tax Act, which was not allocated to the other segments. The above increases were partially offset by higher net interest income together with lower provision for loan losses and increased noninterest income in 2017 from 2016.

Net interest income increased 58.85%, or $4.0 million, to $10.7 million in 2017 from $6.7 million in 2016, primarily due to the effect of lower funds transfer pricing charges for total other assets and higher funds transfer pricing credit received for capital.

Institutional reported a 49.68% reduction in loan loss provision to $1.9 million in 2017 from $3.8 million in 2016. A reversal of $3.5 million of loan loss reserve was reflected at the Bank level in 2017 compared to a $22.1 million loan loss provision expense in 2016. As a result of overall improved asset quality and lower risk factors influencing reserve requirements, business segments were allocated a reversal of $5.4 million in 2017, which is $1.9 million greater than the $3.5 million reversal recorded at the total Bank level. Therefore, any difference between the provision for loan losses recorded at the Bank level, versus the one allocated to each business segment, is reflected under Institutional.

Noninterest income increased $8.4 million, or 31.04%, to $35.6 million in 2017 from $27.2 million in 2016, primarily attributable to a one-time gain of $10.6 million related to the sale of the Bank’s building in New York City and subsequent relocation of its LPO to a new space two blocks from the Bank’s former location. Noninterest expense increased $5.7 million, or 22.82%, to $30.5 million in 2017 from $24.8 million in 2016, mainly due to overall lower allocation of operating expenses from support units to business segments.

2016 compared to 2015

Institutional reported a net loss of $0.6 million in 2016 compared to a net loss of $3.8 million in 2015. The smaller loss was primarily attributable to higher net interest income of $1.4 million in 2016 as compared to 2015, combined with increased noninterest income of $1.1 million from 2015 to 2016 and lower noninterest expense of $7.1 million in 2016 as compared to 2015. The increase was partially offset by an increase in the loan loss provision, which represents the difference between the estimated levels of provision for loan losses versus the allocation made to each business unit, of $2.6 million in 2016 as compared to 2015.

Net interest income increased 26.10% to $6.7 million in 2016, or by $1.4 million from the previous year. This increase was primarily the result of higher funds transfer pricing credit received for capital, which was $18.9 million in 2016 compared to $18.2 million in 2015, and was partially offset by increased interest expense of $0.2 million paid on five of our floating rate junior subordinated debentures, as a result of interest rate increases.

Institutional reflected $3.8 million in the loan loss provision in 2016, a $2.6 million, or 235.77% increase as compared to 2015. Our provision for loan losses totaled $22.1 million in 2016 compared to $11.2 million in 2015 and business segments were allocated $18.3 million versus $10.1 million, respectively.

Noninterest income increased $1.1 million, or 4.35%, to $27.2 million during 2016 as compared to 2015, primarily due to higher commission income from Investment Services.

The noninterest expenses of $24.8 million, which was 22.25% lower than in 2015, resulted primarily from a higher allocation of operating expenses to the other business segments.

Financial Condition

Assets. Total assets were $8.4 billion as of September 30, 2018 and December 31, 2017. Despite total assets being flat, there was a decrease of $55.1 million in total investment securities and a $49.9 million reduction in cash and cash equivalents, partially offset by an increase of $95.6 million in loans net of allowance for loan losses. See “—Average Balance Sheet, Interest and Yield/Rate Analysis” for detailed information, including changes in the composition of our interest-earning assets. The change results from the implementation of our strategic plan to improve operating results by adjusting our mix of interest-earning assets and liabilities consistent with our expectations of continuing rising interest rates.

Total assets were $8.4 billion as of December 31, 2017, relatively unchanged compared to December 31, 2016. In 2016, the Company executed actions to continue to rebalance the composition of its balance sheet following its strategic plan. These actions were aimed at further improving the operating results of the Company, which resulted in a change in the mix of interest-earning assets and liabilities in 2017 compared to 2016.

Total assets were $8.4 billion as of December 31, 2016. Total assets increased $271.4 million, or 3.33%, to $8.4 billion at December 31, 2016 as compared to $8.2 billion at December 31, 2015.

This increase in total assets was primarily due to loan and investments growth, funded with higher deposits and advances from the FHLB.

Cash and Cash Equivalents. Cash and cash equivalents decreased to $103.6 million at September 30, 2018 from $153.4 million at December 31, 2017.

Cash flows provided by operating activities were $40.7 million in the nine months ended September 30, 2018. This was primarily attributed to net income earned. Net cash used in investing activities was $82.1 million during the nine months ended September 30, 2018, primarily due to purchases available for sale securities totaling $166.7 million, a net increase in loans of $153.0 million, and purchases of FHLB stock totaling $24.1 million. These investments were partially offset by maturities, sales and calls of securities available for sale and FHLB stock totaling $179.0 million and $16.6 million, respectively, and proceeds from loan sales totaling $60.9 million. In addition, cash flows from investing activities during the nine months ended September 30, 2018, include $7.5 million in net proceeds from the sale of G200 Leasing, LLC, which leased a corporate plane to MSF.

In the nine months ended September 30, 2018, net cash used in financing activities was $8.5 million. These activities included a $266.2 million net decrease in total demand, savings and money market deposit balances and the 2018 special dividend of $40.0 million paid on March 13, 2018 to MSF prior to the record date for the Spin-off, partially offset by $165.0 million net additional advances borrowed from the FLHB and $132.7 million higher time deposits.

Cash and cash equivalents increased $18.4 million, or 13.67%, to $153.4 million as of December 31, 2017 as compared to $135.0 million at December 31, 2016. The cash flows provided by operating activities were $73.3 million in 2017, primarily due to net income during the year, and higher accounts payable, accrued liabilities and other liability balances, partially offset by increases in the loans held for sale and accrued interest receivable and other assets.

In 2017, cash flows from investing activities provided us with $7.6 million, while in 2016 we used $322.2 million in investing activities. This change in cash flows from investing activities was primarily due to a decrease of $852.4 million, or 78.63%, used in the purchase of investment securities available for sale, a decrease of $30.0 million used for the purchase of BOLI, and an increase of $22.6 million in net proceeds from the sale of premises and equipment and others, partially offset by a decrease of $330.7 million in maturities, sales and calls of investment securities available for sale, an increase of $133.7 million, or 51.44%, in net cashed used in loan activities, and $90.2 million used for the purchase of held to maturity securities.

In 2017, we used $62.4 million in cash flows from financing activities, compared to $243.7 million provided by financing activities in 2016. This change is mainly the result of a decrease of $467.5 million, or 20.88%, in proceeds from advances from the FHLB and other banks, a decrease of $275.1 million, or 70.79%, in demand, savings and money market account balances, partially offset by $500.0 million less, or 24.64%, in repayments of advances from the FHLB and other banks.

Cash and cash equivalents decreased $3.3 million, or 2.38%, to $135.0 million as of December 31, 2016 as compared to December 31, 2015. The cash flows provided by operating activities were $75.3 million in 2016, compared to $63.6 million in 2015. The increase of $11.6 million, or 18.28%, in cash flows provided by operating activities was primarily due to the increase in net income in 2016 with respect to 2015. Cash flows used in investing activities decreased $50.7 million, or 13.59%, with respect to 2015. This decrease in cash flows used in investing activities was primarily due to lower purchases of BOLI, lower net increase in loans, and higher proceeds from loan sales and maturities, sales and calls of investment securities, partially offset by higher purchases of investment securities. Cash flows provided by financing activities were $243.7 million in 2016, compared to $258.7 million in 2015. The decrease of $15.0 million, or 5.81%, is primarily due to lower net increase in time deposits, and higher net decrease in other forms of deposits, partially offset by higher net proceeds from advances from the FHLB and other banks.

Loans. Loans are our largest component of interest-earning assets. The table below depicts the trend of loans as a percentage of total assets and the allowance for loan losses as a percentage of total loans for the periods presented.

	As of September 30, 2018	As of December 31,
		2017	2016	2015
	(in thousands, except percentages)
Total loans, gross	$6,159,279	$6,066,225	$5,764,761	$5,623,222
Total loans, gross / total assets	73.01%	71.90%	68.34%	68.89%
Allowance for loan losses	$69,471	$72,000	$81,751	$77,043
Allowance for loan losses / total loan portfolio (1)(2)	1.13%	1.19%	1.42%	1.37%

(1)	Outstanding loan principal balance net of deferred loan fees and costs, excluding the allowance for loan losses.
(2)	See Note 5 of our audited consolidated financial statements and Note 5 of our unaudited interim consolidated financial statements for more details on our impairment models.

The table below summarizes the composition of our loan portfolio by type of loan as of the end of each period presented. International loans include transactions in which the debtor or customer is domiciled outside the U.S., even when the collateral is U.S. property.

	As of September 30, 2018	As of December 31,
		2017	2016	2015	2014	2013
		(in thousands)
Domestic Loans:
Real Estate Loans
Commercial real estate (CRE)
Non-owner occupied	$1,792,708	$1,713,104	$1,377,753	$1,072,469	$722,044	$570,010
Multi-family residential	847,873	839,709	667,256	452,699	234,699	178,591
Land development and construction loans	401,339	406,940	429,085	332,747	209,825	114,794

	3,041,920	2,959,753	2,474,094	1,857,915	1,166,568	863,395
Single-family residential	368,720	360,041	315,648	279,086	241,430	186,563
Owner occupied	710,125	610,386	610,657	543,047	482,661	450,570

	4,120,765	3,930,180	3,400,399	2,680,048	1,890,569	1,500,528
Commercial loans	1,382,955	1,285,461	1,432,517	1,497,487	1,485,918	1,498,933
Loans to depository institutions and acceptances	16,351	16,443	9,330	16,304	7,002	—
Consumer loans and overdrafts	77,460	78,872	74,575	69,165	57,910	30,421

Total Domestic Loans	5,597,531	5,310,956	4,916,821	4,263,004	3,441,489	3,029,882

International Loans:
Real Estate Loans
Single-family residential (1)	140,740	152,713	154,841	144,107	130,592	116,049
Owner occupied	—	—	—	9	—	—

	140,740	152,713	154,841	144,116	130,592	116,049
Commercial loans	87,267	69,294	238,285	469,653	926,479	764,535
Loans to depository institutions and acceptances	294,616	481,183	406,963	688,545	739,314	860,970
Consumer loans and overdrafts	39,125	52,079	47,851	57,904	60,456	39,174

Total International Loans	561,748	755,269	847,940	1,360,218	1,856,841	1,780,728

Total Loan Portfolio	$6,159,279	$6,066,225	$5,764,761	$5,623,222	$5,298,330	$4,810,610

(1)	Secured by real estate properties located in the U.S.

As of September 30, 2018, the loan portfolio increased $93.1 million, or 1.53%, to $6.2 billion, as compared to $6.1 billion at December 31, 2017. As part of our business strategy, loans to international customers declined by $193.5 million, or 25.62%, as of September 30, 2018, compared to December 31, 2017. The overall decline in loans to international customers, primarily from Latin America, was partially offset by the addition of $49.5 million of syndicated commercial loans to large corporations in Europe and Canada with world-wide operations, and which we believe had good credit-quality. The domestic loan exposure increased $286.6 million, or 5.40%, as of September 30, 2018, compared to December 31, 2017. This increase is mainly attributed to $82.2 million net increase in CRE loans, $8.7 million net increase in domestic single family residential loans, $99.7 million net increase in owner-occupied commercial real estate loans and $97.5 million net increase in domestic C&I loans.

In 2017, the loan portfolio increased $301.5 million, or 5.23%, to $6.1 billion at December 31, 2017, as compared to 2016, where the loan portfolio increased $141.5 million, or 2.52%, to $5.8 billion as compared to 2015. From 2015, we implemented a strategy to reduce our international loan exposure, which is primarily in Latin America. As a result, loans to international customers decreased $92.7 million, or 10.93%, as of December 31, 2017, as compared to December 31, 2016, and also decreased $512.3 million, or 37.66%, as of December 31, 2016, as compared to December 31, 2015. As part of the strategy, we accelerated our efforts to increase our domestic lending activities, primarily in CRE non-owner occupied loans and multi-family residential. These efforts resulted in an increase of $394.1 million, or 8.02%, as of December 31, 2017 compared to December 31, 2016, and an increase of $653.8 million, or 15.34%, as of December 31, 2016 compared to December 31, 2015, in loans to domestic borrowers. This growth was primarily comprised of $640.6 million ($335.4 million during 2017 and $305.3 million during 2016) of commercial non-owner occupied real estate loans, $387.0 million ($172.5 million in 2017 and $214.6 million in 2016) of commercial multi-family residential loans, and $74.2 million (a decrease of $22.1 million in 2017 and an increase of $96.3 million in 2016) of land development and construction loans.

In September 2018, the Company updated its application of the definition of “highly leveraged transactions,” or HLTs, to include unfunded commitments as part of the leverage ratio calculation in accordance with the “Interagency Guidance on Leveraged Lending” issued in March 22, 2013. As of September 30, 2018, syndicated loans that financed HLTs were $250.9 million, or 4.07% of total loans, compared to $141.3 million, or 2.33% of total loans, as of December 31, 2017.

The following is a brief description of the composition of our loan classes:

Commercial Real Estate (CRE) loans. We provide a mix of variable and fixed rate CRE loans. These are loans secured by non-owner occupied real estate properties and land development and construction loans.

Loans secured by non-owner occupied real estate properties are generally granted to finance the acquisition or operation of CRE properties, with terms similar to the properties’ useful lives or the operating cycle of the businesses. The main source of repayment of these real estate loans is derived from cash flows or conversion of productive assets and not from the income generated by the disposition of the property held as collateral. These mainly include rental apartments (multifamily) properties, office, retail, warehouses and industrial, and hospitality (hotels and motels) properties in South Florida, the greater Houston, Texas area and the greater New York City area especially the five New York City boroughs. Concentrations in these non-owner occupied CRE loans are subject to heightened regulatory scrutiny. See “Risk Factors—Our concentration of CRE loans could result in further increased loan losses, and adversely affect our business, earnings, and financial condition.”

Land development and construction loans includes loans for land acquisition, land development, and construction (single or multiple-phase development) of single residential or commercial buildings, loans to reposition or rehabilitate commercial properties, and bridge loans in the South Florida, the greater Houston, Texas area and the greater New York City area, especially the five New York City boroughs. Typically, construction lines of credit are funded based on construction progress and generally have a maturity of three years or less.

Owner-occupied. Loans secured by owner-occupied properties are typically working capital loans made to businesses in the South Florida and the greater Houston, Texas markets. The source of repayment of these commercial owner-occupied loans primarily comes from the cash flow generated by the occupying business and real estate collateral serves as an additional source of repayment. These loans are assessed, analyzed, and structured essentially in the same manner as commercial loans.

Single-Family Residential. These loans include loans to domestic and foreign individuals primarily secured by their personal residence in the U.S. including first mortgage, home equity and home improvement loans, mainly in South Florida and the greater Houston, Texas markets. These loans have terms common in the industry. However, loans to foreign clients have more conservative underwriting criteria and terms.

Commercial loans. We provide a mix of variable and fixed rate C&I loans. These loans are made to a diverse range of businesses sizes, from the small-to-medium-sized to middle market and large companies. These businesses cover a diverse range of economic sectors, including manufacturing, wholesale, retail, primary products and services. We provide loans and lines of credit for working capital needs, business expansions and for international trade financing. These loans include working capital loans, asset-based lending, participations in shared national credits (loans of $100 million or more that are shared by two or more institutions), purchase receivables and Small Business Administration loans, among others. The tenors may be either short term (one year or less) or long term, and they may be secured, unsecured, or partially secured. Typically, lines of credit have a maturity of one year or less, and term loans have maturities of five years or less.

Commercial loans to borrowers in similar businesses or products with similar characteristics or specific credit requirements are generally evaluated under a standardized commercial credit program. Commercial loans outside the scope of those programs are evaluated on a case-by-case basis, with consideration of any exposure under an existing commercial credit program. The Bank maintains several commercial credit programs designed to standardize underwriting guidelines, and risk acceptance criteria, in order to streamline the granting of credits to businesses with similar characteristics and common needs. Some programs also allow loans that deviate from credit policy underwriting requirements and allocate maximum exposure buckets to those loans. Loans originated through a program are monitored regularly for performance over time and to address any necessary modifications.

Loans to financial institutions and acceptances. These loans primarily include trade financing facilities through letters of credits, bankers’ acceptances, pre and post-export financing, and working capital loans, among others. These loans are generally granted for terms not exceeding one year and on an unsecured basis under the limits of an existing credit program, primarily to the largest financial institutions that we believe are very credit-worthy in Brazil, Chile, Colombia, Mexico and Peru, as well as other countries in Latin America.

Consumer loans and overdrafts. These loans include open and closed-end loans extended to domestic and foreign individuals for household, family and other personal expenditures. These loans include automobile loans, personal loans, or loans secured by cash or securities and revolving credit card agreements. These loans have terms common in the industry for these types of loans, except that loans to foreign clients have more conservative underwriting criteria and terms.

The tables below set forth the unpaid principal balance of loans by type, by interest rate type (fixed-rate and variable-rate) and by original contractual loan maturities as of September 30, 2018 and December 31, 2017:

	As of September 30, 2018
	Due in one year or less	Due after one year through five years	Due after five years	Total
	(in thousands)
Fixed-Rate Loans
Real Estate Loans
Commercial Real Estate (CRE)
Non-Owner Occupied	$56,641	$749,373	$504,780	$1,310,794
Multi-family residential	4,793	349,656	126,640	481,089
Land development and construction loans	22	1,354	211	1,587

	61,456	1,100,383	631,631	1,793,470
Single-Family Residential	3,720	33,025	117,337	154,082
Owner Occupied	6,470	94,685	303,834	404,989

	71,646	1,228,093	1,052,802	2,352,541
Commercial loans	289,121	104,343	18,719	412,183
Loans to Financial Institutions and acceptances	102,950	—	—	102,950
Consumer loans and overdrafts	7,005	6,089	—	13,094

	$470,722	$1,338,525	$1,071,521	$2,880,768

Variable-Rate Loans
Real Estate Loans
Commercial Real Estate (CRE)
Non-Owner Occupied	$66,209	$291,097	$124,608	$481,914
Multi-family residential	19,246	313,662	33,876	366,784
Land development and construction loans	227,649	146,046	26,057	399,752

	313,104	750,805	184,541	1,248,450
Single-Family Residential	6,891	35,988	312,499	355,378
Owner Occupied	18,211	89,641	197,284	305,136

	338,206	876,434	694,324	1,908,964
Commercial loans	335,831	589,206	133,002	1,058,039
Loans to Financial Institutions and acceptances	193,487	5,000	9,530	208,017
Consumer loans and overdrafts	103,491	—	—	103,491

	$971,015	$1,470,640	$836,856	$3,278,511

	As of September 30, 2018
	Due in one year or less	Due after one year through five years	Due after five years	Total
	(in thousands)
Total Loan Portfolio
Real Estate Loans
Commercial Real Estate (CRE)
Non-Owner Occupied	$122,850	$1,040,470	$629,388	$1,792,708
Multi-family residential	24,039	663,318	160,516	847,873
Land development and construction loans	227,671	147,400	26,268	401,339

	374,560	1,851,188	816,172	3,041,920
Single-Family Residential	10,611	69,013	429,836	509,460
Owner Occupied	24,681	184,326	501,118	710,125

	409,852	2,104,527	1,747,126	4,261,505
Commercial loans	624,952	693,549	151,721	1,470,222
Loans to Financial Institutions and acceptances	296,437	5,000	9,530	310,967
Consumer loans and overdrafts	110,496	6,089	—	116,585

	$1,441,737	$2,809,165	$1,908,377	$6,159,279

	As of December 31, 2017
	Due in one year or less	Due after one year through five	Due after five years	Total
	(in thousands)
Fixed-Rate Loans
Real Estate Loans
Commercial real estate (CRE)
Non-owner Occupied	$97,410	$430,905	$607,547	$1,135,862
Multi-family Residential	8,147	311,388	179,746	499,281
Land Development and Construction Loans	—	—	215	215

	105,557	742,293	787,508	1,635,358
Single-family residential	4,908	32,418	104,530	141,856
Owner occupied	5,646	81,184	280,311	367,141

	116,111	855,895	1,172,349	2,144,355
Commercial loans	305,969	107,878	26,888	440,735
Loans to financial institutions and acceptances	167,242	—	—	167,242
Consumer loans and overdrafts	27,208	4,604	206	32,018

	$616,530	$968,377	$1,199,443	$2,784,350

	As of December 31, 2017
	Due in one year or less	Due after one year through five	Due after five years	Total
	(in thousands)
Variable Rate Loans
Real Estate Loans
Commercial real estate (CRE)
Non-owner occupied	$90,304	$231,210	$255,728	$577,242
Multi-family residential	57,711	211,339	71,378	340,428
Land development and construction loans	258,633	148,092	—	406,725

	406,648	590,641	327,106	1,324,395
Single-family residential	14,952	30,428	325,518	370,898
Owner occupied	17,015	55,755	170,475	243,245

	438,615	676,824	823,099	1,938,538
Commercial loans	335,016	489,904	89,100	914,020
Loans to financial institutions and acceptances	285,941	35,000	9,443	330,384
Consumer loans and overdrafts	98,933	—	—	98,933

	$1,158,505	$1,201,728	$921,642	$3,281,875

Total Loan Portfolio
Real Estate Loans
Commercial real estate (CRE)
Non-owner occupied	$187,714	$662,115	$863,275	$1,713,104
Multi-family residential	65,858	522,727	251,124	839,709
Land development and construction loans	258,633	148,092	215	406,940

	512,205	1,332,934	1,114,614	2,959,753
Single-family residential	19,860	62,846	430,048	512,754
Owner occupied	22,661	136,939	450,786	610,386

	554,726	1,532,719	1,995,448	4,082,893
Commercial loans	640,985	597,782	115,988	1,354,755
Loans to financial institutions and acceptances	453,183	35,000	9,443	497,626
Consumer loans and overdrafts	126,141	4,604	206	130,951

	$1,775,035	$2,170,105	$2,121,085	$6,066,225

Foreign Outstanding.

The tables below summarize the composition of our international loan portfolio by country of risk for the periods presented. All of our foreign loans are denominated in Dollars, and bear fixed or variable rates of interest based upon different market benchmarks plus a spread.

			Year ended December 31,
	Nine Months Ended September 30, 2018		2017		2016		2015
	Net Exposure (1)	% Total Assets	Net Exposure (1)	% Total Assets	Net Exposure (1)	% Total Assets	Net Exposure (1)	% Total Assets
	(in thousands, except percentages)
Venezuela (2)	$162,112	1.92%	$182,678	2.17%	$184,148	2.18%	$185,874	2.28%
Brazil	139,614	1.66%	141,088	1.67%	234,221	2.78%	387,696	4.75%
Colombia	48,396	0.57%	63,859	0.76%	107,388	1.27%	136,290	1.67%
Chile	41,645	0.49%	94,543	1.12%	41,632	0.49%	58,848	0.72%
Panama	26,682	0.32%	51,557	0.61%	58,776	0.70%	99,892	1.22%
Costa Rica	16,571	0.20%	43,844	0.52%	16,350	0.19%	85,035	1.04%
Peru	3,273	0.04%	70,088	0.83%	51,524	0.61%	115,111	1.41%
Mexico	1,528	0.02%	18,274	0.22%	45,811	0.54%	141,590	1.73%
Other (3)	121,927	1.45%	89,338	1.06%	108,090	1.28%	149,882	1.84%

Total	$561,748	6.67%	$755,269	8.95%	$847,940	10.05%	$1,360,218	16.66%

(1)

Consists of outstanding principal amounts, net of collateral of cash, cash equivalents or other financial instruments totaling $23.7 million as of September 30, 2018, $31.9 million as of December 31, 2017, $63.2 million as of December 31, 2016 and $47.7 million as of December 31, 2015.

(2)

Includes mortgage loans for single-family residential properties located in the U.S. totaling $134.1 million as of September 30, 2018, $145.1 million as of December 31, 2017, $147.0 million as of December 31, 2016 and $138.4 million as of December 31, 2015.

(3)	Includes loans to borrowers in other countries which do not individually exceed one percent of total assets in any of the reported periods.

The maturities of our outstanding international loans were:

	September 30, 2018			December 31, 2017
	Less than 1 year	1-3 Years	More than 3 years	Less than 1 year	1-3 Years	More than 3 years
	(in thousands)
Venezuela (1)	$27,737	$748	$133,627	$137,850	$3,019	$219
Brazil	132,266	6,987	361	29,982	8,460	144,236
Colombia	46,325	81	1,990	88,174	6,191	179
Chile	36,268	5,200	177	60,000	1,801	2,057
Panama	11,681	14,830	171	24,967	26,590	—
Costa Rica	16,571	—	—	70,088	—	—
Peru	3,273	—	—	16,737	951	586
Mexico	694	—	834	43,844	—	—
Other (2)	76,323	581	45,023	83,990	1,192	4,156

Total (3)	$351,138	$28,427	$182,183	$555,632	$48,204	$151,433

(1)	Includes mortgage loans for single-family residential properties located in the U.S. totaling $134.1 million and $145.1 million as of September 30, 2018 and December 31, 2017, respectively.

(2)	Includes loans to borrowers in other countries which do not individually exceed one percent of total assets in any of the reported periods.
(3)

Consists of outstanding principal amounts, net of collateral of cash, cash equivalents or other financial instruments totaling $23.7 million and $31.9 million as of September 30, 2018 and December 31, 2017, respectively.

During the nine-months ended September 30, 2018, we continued the strategy to reduce the international loan exposure. As a result, loans to international customers, mainly companies and financial institutions in Brazil, Chile, Colombia and Panama, decreased $193.5 million, or 25.62%, compared to December 31, 2017.

During the three-years ended December 31, 2017, we continued the strategy to reduce the international loan exposure. As a result, loans to international customers, mainly companies and financial institutions in Brazil, Chile, Colombia, Costa Rica, Mexico, Panama and Peru, decreased $92.7 million, or 10.93%, in 2017 compared to 2016, and decreased $512.3 million, or 37.66%, in 2016 compared to December 31, 2015.

Loans by Economic Sector

The table below summarizes the concentration in our loan portfolio by economic sector as of the end of the periods presented. Loan balances exclude unamortized deferred loan fees and costs.

	As of September 30,				As of December 31,
	2018		2017		2017		2016		2015
	(in thousands except percentages)
		% of Total		% of Total		% of Total		% of Total		% of Total
Financial Sector (1)	$374,873	6.09%	$519,898	8.50%	$545,609	8.99%	$481,794	8.36%	$796,333	14.16%
Construction and Real Estate (2)	3,166,963	51.42%	3,073,211	50.24%	3,116,648	51.38%	2,638,147	45.76%	1,975,316	35.13%
Manufacturing:
Foodstuffs, Apparel	113,214	1.84%	93,469	1.53%	81,920	1.35%	108,729	1.89%	139,842	2.49%
Metals, Computer, Transportation and Other	306,989	4.98%	384,430	6.28%	270,736	4.46%	384,206	6.66%	442,716	7.87%
Chemicals, Oil, Plastics, Cement and Wood/Paper	46,487	0.75%	139,111	2.27%	99,417	1.64%	154,938	2.69%	244,267	4.34%

	466,690	7.58%	617,010	10.09%	452,073	7.45%	647,873	11.24%	826,825	14.70%

Wholesale	652,628	10.60%	471,559	7.71%	542,521	8.94%	508,218	8.82%	448,398	7.97%
Retail Trade	313,559	5.09%	313,137	5.12%	291,707	4.81%	346,264	6.01%	347,399	6.18%
Services:
Non-Financial Public	$—	—%	$—	—%	$—	—%	$—	—%	$3,423	0.07%
Communication, Transportation, Health and Other	298,814	4.85%	301,906	4.94%	291,095	4.80%	348,717	6.05%	369,847	6.58%
Accommodation, Restaurants, Entertainment	321,219	5.22%	222,899	3.64%	229,023	3.78%	210,269	3.65%	211,591	3.76%
Electricity, Gas, Water, Supply and Sewage	17,116	0.28%	31,160	0.51%	25,053	0.41%	19,895	0.34%	37,030	0.66%

	637,149	10.34%	555,965	9.09%	$545,171	8.99%	$579,241	10.04%	$621,891	11.07%

	As of September 30,				As of December 31,
	2018		2017		2017		2016		2015
	(in thousands except percentages)
		% of Total		% of Total		% of Total		% of Total		% of Total
Primary Products:
Agriculture, Livestock, Fishing and Forestry	15	—%	2,234	0.04%	1,678	0.03%	8,168	0.14%	11,955	0.21%
Mining	5,842	0.09%	7,079	0.12%	6,752	0.11%	12,108	0.21%	86,077	1.53%

	5,857	0.10%	9,313	0.15%	8,430	0.14%	20,276	0.35%	98,032	1.74%

Other Loans (3)	541,560	8.79%	556,878	9.10%	564,066	9.30%	542,948	9.42%	509,028	9.05%

	$6,159,279	100.00%	$6,116,971	100.00%	$6,066,225	100.00%	$5,764,761	100.00%	$5,623,222	100.00%

(1)	Consists mainly of trade finance facilities granted to Latin American banks.
(2)	Comprised mostly of CRE loans throughout South Florida, greater Houston, Texas area, and New York.
(3)	Primarily loans belonging to industrial sectors not included in the above sectors, which do not individually represent more than 1 percent of the total loan portfolio, and consumer loans.

Loan Quality

We use what we believe is a comprehensive methodology to monitor credit quality and prudently manage credit concentrations within our loan portfolio. Our underwriting policies and practices govern the risk profile and credit and geographic concentrations of our loan portfolio. We also have what we believe to be a comprehensive methodology to monitor our intrinsic credit quality metrics, including a risk classification system that identifies potential problem loans based on risk characteristics by loan type as well as the early identification of deterioration at the individual loan level.

Analysis of the Allowance for Loan Losses

Allowance for loan losses. The allowance for loan losses represents our estimate of the probable and reasonably estimable credit losses inherent in loans held for investment as of the respective balance sheet dates.

Our methodology for assessing the appropriateness of the allowance for loan losses includes a general allowance for performing loans, which are grouped based on similar characteristics, and a specific allowance for individual impaired loans or loans considered by management to be in a high-risk category. General allowances are established based on a number of factors, including historical loss rates, an assessment of portfolio trends and conditions, accrual status and general economic conditions.

A loan is considered impaired when, based on current information and events, it is more likely than not that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. The amount of impairment is based on an analysis of the most probable source of repayment, including the present value of the loan’s expected future cash flows, the estimated market value or the fair value reduced by the cost to sell the underlying collateral. Interest income on impaired loans is included in the results of operations as collected, unless the loan is placed on nonaccrual status, in which case the payment is applied to principal.

Loans may be classified but not considered impaired due to one of the following reasons: (1) we have established minimum Dollar amount thresholds for loan impairment testing, which results in loans under those thresholds being excluded from impairment testing and therefore not included in impaired loans and; (2) classified loans may be considered nonimpaired because, despite evident weaknesses, collection of all amounts due is considered probable.

Problem Loans. Loans are considered delinquent when principal or interest payments are past due 30 days or more. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Once a loan to a single borrower has been placed in nonaccrual status, management reviews all loans to the same borrower to determine their appropriate accrual status. When a loan is placed in nonaccrual status, accrual of interest and amortization of net deferred loan fees or costs are discontinued, and any accrued interest receivable is reversed against interest income. Typically, the accrual of interest on loans is discontinued when principal or interest payments are past due 90 days or when, in the opinion of management, there is a reasonable doubt as to collectability in the normal course of business. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible. Loans are restored to accrual status when loans become well-secured and management believes full collectability of principal and interest is probable.

A loan is considered impaired when, based on current information and events, it is more likely than not that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans include loans on nonaccrual status and performing restructured loans. A loan is placed in nonaccrual status when management believes that collection in full of the principal amount of the loan or related interest is in doubt. Management considers that collectability is in doubt when any of the following factors is present, among others: (1) there is a reasonable probability of inability to collect principal, interest or both, on a loan for which payments are current or delinquent for less than ninety days; and (2) when a required payment of principal, interest or both is delinquent for ninety days or longer, unless the loan is considered well secured and in the process of collection in accordance with regulatory guidelines. Income from loans on nonaccrual status is recognized to the extent cash is received and when the loan’s principal balance is deemed collectible. Depending on a particular loan’s circumstances, we measure impairment of a loan based upon either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral less estimated costs to sell if the loan is collateral dependent. A loan is considered collateral dependent when repayment of the loan is based solely on the liquidation of the collateral. Fair value, where possible, is determined by independent appraisals, typically on an annual basis. Between appraisal periods, the fair value may be adjusted based on specific events, such as if deterioration of quality of the collateral comes to our attention as part of our problem loan monitoring process, or if discussions with the borrower lead us to believe the last appraised value no longer reflects the actual market for the collateral. The impairment amount on a collateral-dependent loan is charged-off to the allowance for loan losses if deemed not collectible and the impairment amount on a loan that is not collateral-dependent is set up as a specific reserve.

In cases where a borrower experiences financial difficulties and we make certain concessionary modifications to contractual terms, the loan is classified as a troubled debt restructuring, or TDR. These concessions may include a reduction of the interest rate, principal or accrued interest, extension of the maturity date or other actions intended to minimize potential losses. Loans restructured at a rate equal to or greater than that of a new loan with comparable risk at the time the loan is modified may be excluded from restructured loan disclosures in years subsequent to the restructuring if the loans are in compliance with their modified terms. A restructured loan is considered impaired despite its accrual status and a specific reserve is calculated based on the present value of expected cash flows discounted at the loan’s effective interest rate or the fair value of the collateral less estimated costs to sell if the loan is collateral dependent.

Allocation of Allowance for Loan Losses

In the following table, we present the allocation of the allowance for loan losses by loan segment at the end of the periods presented. The amounts shown in this table should not be interpreted as an indication that charge-offs in future periods will occur in these amounts or percentages. These amounts represent our best estimates of losses incurred, but not yet identified, at the reported dates, derived from the most current information available to us at those dates and, therefore, do not include the impact of future events that may or not confirm the accuracy of those estimates at the dates reported. Our allowance for loan losses is established using estimates and judgements, which consider the views of our regulators in their periodic examinations. We also show the percentage of each loan class, which includes loans in nonaccrual status.

			As of December 31,
	As of September 30, 2018		2017		2016		2015		2014		2013
	Allowance	% of Loans in Each Category to Total Loans	Allowance	% of Loans in Each Category to Total Loans	Allowance	% of Loans in Each Category to Total Loans	Allowance	% of Loans in Each Category to Total Loans	Allowance	% of Loans in Each Category to Total Loans	Allowance	% of Loans in Each Category to Total Loans
	(in thousands, except percentage)
Domestic Loans
Real Estate	$29,079	48.75%	$31,290	48.04%	$30,713	41.25%	$18,331	31.15%	$17,603	21.12%	$14,736	17.28%
Commercial	28,381	35.94%	30,782	33.38%	30,217	38.36%	30,672	39.34%	23,555	39.08%	22,142	41.88
Financial institutions	31	0.27%	31	0.27%	56	0.16%	50	0.29%	—	0.13%	—	—%
Consumer and others (1)	2,274	5.92%	60	5.86%	1,063	5.57%	1,182	5.03%	481	4.62%	2,292	3.82%

	59,765	90.88%	62,163	87.55%	62,049	85.34%	50,235	75.81%	41,639	64.95%	39,170	62.98%

International Loans (2)
Commercial	659	1.41%	1,905	1.14%	10,680	4.13%	14,062	7.68%	10,782	16.12%	9,655	15.68%
Financial institutions	2,804	4.79%	4,331	7.93%	5,248	7.06%	9,176	12.92%	9,849	15.32%	10,034	18.11%
Consumer and others (1)	6,243	2.92%	3,601	3.38%	3,774	3.47%	3,570	3.59%	3,115	3.61%	1,609	3.23%

	9,706	9.12%	9,837	12.45%	19,702	14.66%	26,808	24.19%	23,746	35.05%	21,298	37.02%

Total Allowance for Loan Losses	$69,471	100.00%	$72,000	100.00%	$81,751	100.00%	$77,043	100.00%	$65,385	100.00%	$60,468	100.00%

% Total Loans	1.13%		1.19%		1.42%		1.37%		1.23%		1.26%

(1)	Includes residential loans.
(2)	Includes transactions in which the debtor or customer is domiciled outside the U.S., and all collateral is located in the U.S.

The loan composition changes explained in prior sections, primarily the increase in real estate loans and the decrease in Corporate LATAM loans, resulted in the shift in the allocation of the allowance for loan losses evidenced in the table.

Non-Performing Assets

In the following table, we present a summary of our non-performing assets by loan class, which includes non-performing loans by portfolio segment, both domestic and international, and OREO at the dates presented. Non-performing loans consist of (1) nonaccrual loans, those on which the accrual of interest has been discontinued; (2) accruing loans more than ninety days contractually past due as to interest or principal; and (3) restructured loans that are considered TDRs.

	September 30,	December 31,
	2018	2017	2016	2015	2014	2013
		(in thousands)
Non-Accrual Loans (1)
Domestic Loans:
Real Estate
Commercial real estate (CRE)
Non-owner occupied	$10,244	$489	$10,256	$1,337	$669	$4,888
Multi-family residential	—	—	215	239	261	781
Land development and construction loans	—	—	2,719	4,415	4,161	4,921

	10,244	489	13,190	5,991	5,091	10,590
Single-family residential	5,594	4,277	7,917	6,463	6,114	6,477
Owner occupied	4,808	12,227	17,185	19,253	13,709	10,390

	20,646	16,993	38,292	31,707	24,914	27,457
Commercial loans	5,096	2,500	12,728	17,628	12,411	1,959
Consumer loans and overdrafts	25	9	46	63	23	16

Total Domestic	$25,767	$19,502	$51,066	$49,398	$37,348	$29,432

International Loans: (2)
Real Estate
Single-family residential	1,453	727	976	1,448	948	2,439
Commercial loans	1,365	6,447	18,376	25,685	2,589	3,058
Consumer loans and overdrafts	32	46	28	55	—	—

Total International	$2,850	$7,220	$19,380	$27,188	$3,537	$5,497

Total Non-Accrual Loans	$28,617	$26,722	$70,446	$76,586	$40,885	$34,929

Past Due Accruing Loans (3)
Domestic Loans:
Real Estate
Commercial real estate (CRE)
Multi-family residential	$—	$—	$—	$—	$—	$403
Single-family residential	171	112	116	—	—	—
Commercial loans	—	—	—	—	—	—
Owner occupied	—	—	—	—	164	—
Consumer loans and overdrafts	—	—	—	—	—	2

Total Domestic	$171	$112	$116	$—	$164	$405

	September 30,	December 31,
	2018	2017	2016	2015	2014	2013
		(in thousands)
International Loans: (2)
Real Estate
Single-family residential	$80	$114	$—	$—	$—	$—
Consumer loans and overdrafts	834	—	370	809	221	189

Total International	$914	$114	$370	$809	$221	$189

Total Past Due Accruing Loans	1,085	$226	$486	$809	$385	$594

Total Non-Performing Loans	29,702	26,948	70,932	77,395	41,270	35,523
Other Real Estate Owned	—	319	386	384	3,024	12,650

Total Non-Performing Assets	$29,702	$27,267	$71,318	$77,779	$44,294	$48,173

(1)	Includes loan modifications that met the definition of TDRs which may be performing in accordance with their modified loan terms.
(2)	Includes transactions in which the debtor or customer is domiciled outside the U.S., but where all collateral is located in the U.S.
(3)	Loans past due 90 days or more but still accruing.

At September 30, 2018, non-performing assets increased $2.4 million, or 8.93%, compared to December 31, 2017. This increase is mainly attributed to one CRE loan, one commercial loan and three single family residential loans with total carrying values of $10.2 million, $4.5 million and $1.9 million, respectively, which were placed in non-accrual status during the period. In addition, $0.8 million in credit card balances became 90 days past due during the period. These increases were partially offset by loan repayments of $7.0 million and $6.7 million on six owner-occupied commercial real estate loans and four commercial loans, respectively.

We recognized no interest income on nonaccrual loans during the nine months ended September 30, 2018 and 2017. Additional interest income that we would have recognized on these loans had they been current in accordance with their original terms in the nine month periods ended September 30, 2018 and 2017 was $1.1 million and $1.2 million, respectively.

We did not recognize any interest income on nonaccrual loans during the periods ended December 31, 2017, 2016 and 2015. Additional interest income that we would have recognized on these loans had they been current in accordance with their original terms was $2.8 million, $5.0 million and $7.3 million in 2017, 2016 and 2015, respectively. We recognized interest income on commercial and CRE loans modified under troubled debt restructurings of $0.6 million, $3.0 million and $4.3 million during the periods ended December 31, 2017, 2016 and 2015, respectively.

We utilize an asset risk classification system in compliance with guidelines established by the U.S. federal banking regulators as part of our efforts to monitor and improve asset quality. In connection with examinations of insured institutions, examiners have the authority to identify problem assets and, if appropriate, classify them or require a change to the rating assigned by our risk classification system. There are four classifications for problem assets: “special mention,” “substandard,” “doubtful,” and “loss.” Special mention loans are loans identified as having potential weakness that deserve management’s close attention. If left uncorrected, these potential weaknesses may, at some future date, result in the deterioration of the repayment prospects of the loan. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full questionable and there is a high probability of loss based on currently existing facts, conditions and values. An asset classified as loss is not considered collectable and is of such little value that the continuance of carrying a value on the books is not warranted.

The following table presents the recorded investment of potential problem loans by loan category at the dates indicated. We have no purchased-credit-impaired loans.

	September 30, 2018
	Special Mention	Substandard	Doubtful	Loss
	(in thousands)
Real Estate Loans
Commercial Real Estate (CRE)
Non-Owner Occupied	$11,640	$10,520	$—	$—
Multi-family residential	—	—	—	—
Land development and construction loans	—	—	—	—

	11,640	10,520	—	—
Single-family residential	35	7,364	—	—
Owner occupied	10,969	6,847	—	—

	22,644	24,731	—	—
Commercial loans	3,526	8,716	599	—
Consumer loans and overdrafts	—	5,937	—	—

	$26,170	$39,384	$599	$—

	December 31, 2017				December 31, 2016				December 31, 2015
	Special Mention	Substandard	Doubtful	Loss	Special Mention	Substandard	Doubtful	Loss	Special Mention	Substandard	Doubtful	Loss
	(in thousands)
Real Estate Loans
Commercial Real Estate (CRE)
Non-Owner Occupied	$1,020	$489	$—	$—	$16,613	$13,182	$—	$—	$1,228	$3,900	$—	$—
Multi-family residential	—	—	—	—	37	355	—	—	—	384	—	—
Land development and construction loans	—	—	—	—	15,264	2,719	—	—	—	4,415	—	—

	1,020	489	—	—	31,914	16,256	—	—	1,228	8,699	—	—
Single-family residential	—	5,869	—	—	383	9,009	—	—	—	8,002	—	—
Owner occupied	4,051	13,867	—	—	3,873	21,065	—	—	6,332	27,038	—	—

	5,071	20,225	—	—	36,170	46,330	—	—	7,560	43,739	—	—
Commercial loans	6,100	14,112	—	—	29,434	31,666	—	—	14,554	46,109	—	—
Consumer loans and overdrafts	—	4,113	—	—	—	5,220	—	—	—	137	—	—

	$11,171	$38,450	$—	$—	$65,604	$83,216	$—	$—	$22,114	$89,985	$—	$—

At September 30, 2018, total potential problem loans increased $16.5 million, or 33.32%, compared to December 31, 2017. This increase is attributed to loan downgrades during the period, including three CRE loans totaling $19.0 million, four owner-occupied real estate loans totaling $8.0 million, two commercial loans totaling $4.7 million and two single family residential loans totaling $1.3 million respectively.

One potential problem CRE loan with a carrying value of $10.2 million as of September 30, 2018 was downgraded to substandard and placed in non-accrual status during the quarter ended March 31, 2018. Subsequently, the Company agreed to restructure this loan by extending its maturity date and adjusting the loan’s monthly payments. As a result of the restructuring in May 2018, the Company determined no additional impairment charges were necessary and deemed the modification a TDR. In June 30, 2018, based on market information available at that time, the Company estimated that the fair value of the collateral, after estimated selling costs, had dropped below the carrying value of the loan and a $3.9 million specific reserve was allocated to this loan. At September 30, 2018, a more recent appraisal indicated that the collateral securing this CRE loan had deteriorated further. Therefore, an additional $1.8 million specific reserve was allocated to this loan.

The remaining two CRE loans and the four owner-occupied real estate loans that were potential problem loans were downgraded to special mention, and the two commercial and the two single family residential loans were downgraded to substandard during the nine months ended September 30, 2018. These downgraded loans are being monitored and did not generate any additional provisions.

During 2017, overall problem loans decreased significantly when compared to 2016, specifically real estate loans decreased by $57.2 million, or 69.34%, and commercial loans decreased by $40.9 million, or 66.92%. This improvement contrasts with the increase in problem loans during 2016, when compared to 2015, specifically real estate loans classified as special mention increased by $28.6 million, or 378.44%.

The real estate portfolio showed a decrease in problem loans during 2017 of $57.2 million. The majority of special mention loans that in management’s opinion, suffered from operational conditions deemed temporary during 2016, were in fact resolved during 2017. Improved conditions included replacement of lost tenants and improvement of unit absorptions on income-producing properties.

The commercial loan portfolio showed a decrease in problem loans of $40.9 million during 2017 due to the combined effect of the previously mentioned charge-offs, payoffs and resolution of previously classified loans resulting from the deteriorating financial conditions of certain non-government customers in the oil industry, attributed to the decline in commodity prices in general and in oil production and processing in particular, which impacted companies in many regions, particularly in Latin America.

Consistent with industry practice since late 2016, credit cards held by Venezuelans with outstanding balances above the corresponding customer’s average compensatory deposit balances were classified substandard at September 30, 2018 and December 31, 2017. This resulted in approximately $5.9 million and $4.1 million in credit card balance classified substandard at September 30, 2018 and December 31, 2017, respectively, as compared to $5.1 million at December 31, 2016.

Securities. Our investment decision process is based on an approved investment policy and investment program. The ultimate goal is to seek a consistent risk adjusted return through consideration of the following four principles:

•	investment quality,

•	liquidity requirements,

•	interest-rate risk sensitivity, and

•	potential returns on investment.

The Bank’s board of directors approves the Bank’s asset-liability committee, or ALCO, investment policy and investment programs, which ultimately govern the investment process. The oversight of the investment process is performed by ALCO, which monitors compliance to approved limits and targets. Treasury has the authority to invest in securities within specified policy guidelines and procedures. Investment decisions are based on the above-mentioned four principles, other factors considered relevant to particular investments and strategies, market conditions and the Bank’s overall balance sheet position. Treasury performs several analyses to ensure that new investments perform as expected and remain in compliance with approved limits and targets.

The following table sets forth the book value and percentage of each category of securities at September 30, 2018 and December 31, 2017, 2016 and 2015. The book value for securities classified as available for sale represents fair value and the book value for securities classified as held to maturity represents amortized cost.

	As of September 30,		As of December 31,
	2018		2017		2016		2015
	Amount	%	Amount	%	Amount	%	Amount	%
	(in thousands, except percentages)
Securities held to maturity
U.S. Government agency debt	$2,916	0.16%	$3,034	0.16%	$—	—%	$—	—%
U.S. Government sponsored enterprise debt	83,408	4.65%	86,826	4.70%	—	—%	—	—%

	86,324	4.81%	$89,860	4.86%	$—	—%	$—	—%

Securities available for sale:
U.S. Government agency debt	$260,771	14.55%	$291,385	15.78%	$549,084	25.16%	$752,487	35.73%
U.S. Government sponsored enterprise debt	804,674	44.91%	875,666	47.41%	1,004,463	46.02%	519,408	24.66%
Corporate debt (1)	368,411	20.56%	313,392	16.97%	371,254	17.01%	647,190	30.73%
Foreign sovereign debt (2)	—	—%	—	—%	5,237	0.24%	15,733	0.75%
U.S. Treasury debt	—	—%	2,701	0.15%	2,705	0.12%	12,765	0.61%
Mutual funds	22,910	1.28%	23,617	1.28%	23,615	1.08%	14,205	0.67%
Municipal bonds	170,855	9.54%	180,396	9.77%	166,889	7.64	93,833	4.45
Commercial paper	500	0.03%	—	—%	—	—%	—	—%

	$1,628,121	90.87%	$1,687,157	91.36%	$2,123,247	97.27%	$2,055,621	97.60%

Other securities (3):
Federal Reserve Bank stock	$13,050	0.73%	$13,010	0.70%	$13,010	0.60%	$13,010	0.62%
FHLB stock	64,364	3.59%	56,924	3.08%	46,480	2.13%	37,384	1.78%

	$77,414	4.32%	$69,934	3.78%	$59,490	2.73%	$50,394	2.40%

	$1,791,859	100.00%	$1,846,951	100.00%	$2,182,737	100.00%	$2,106,015	100.00%

(1)

September 30, 2018 includes $50.0 million in “investment grade” quality securities issued by corporate entities from Panama, Europe, and Japan in three different sectors. December 31, 2017, includes $24.3 million in obligations issued by corporate entities from Panama, Europe and others in three different economic sectors. December 31, 2016, includes $26.2 million in obligations issued by corporate entities from Panama, Europe and others in three different economic sectors. December 31, 2015, includes $35.0 million in obligations issued by corporate entities from Panama and others in three different economic sectors. These investments do not represent a significant exposure with respect to our total assets at the reported dates. We limit our exposure to foreign investments based on cross border exposure by country, risk appetite and policy. All foreign investments are denominated in Dollars.
(2)

In 2016 and 2015, includes debt securities issued or guaranteed by the governments of Latin American countries. None of the balances represent a significant exposure with respect to our total assets at the reported dates.

(3)	Amounts correspond to original cost at the date presented. Original cost approximates fair value because of the nature of these investments.

The following tables set forth the book value, scheduled maturities and weighted average yields for our securities portfolio at September 30, 2018 and December 31, 2017. Similar to the table above, the book value for securities classified as available for sale is equal to fair market value and the book value for securities classified as held to maturity is equal to amortized cost.

At September 30, 2018:

	Total		Less than a year		One to five years		Five to ten years		Over ten years		No maturity
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(in thousands, except percentages)
Securities Held To Maturity (Amortized Cost)
U.S. Government agency debt	$2,916	2.73%	$—	—%	$—	—%	$—	—%	$2,916	2.73%	$—	—%
U.S. Government sponsored enterprise debt	83,408	2.74%	—	—%	—	—%	—	—%	83,408	2.74%	—	—%

	86,324	2.74%	—	—%	—	—%	—	—%	86,324	2.74%	—	—%

Securities Available For Sale (Fair Value)
U.S. Government agency debt securities	$260,771	2.86%	$1,693	2.84%	$8,818	2.52%	$24,846	2.82%	$225,414	2.88%	$—	—%
U.S. Government sponsored enterprise debt securities	804,674	2.49%	12,433	(1.30)%	35,979	2.08%	98,578	2.46%	657,684	2.59%	—	—%
Corporate debt—domestic	318,401	3.00%	29,607	2.40%	219,184	2.97%	69,610	3.34%	—	—%	—	—%
Corporate debt— foreign	50,010	3.85%	—	—%	36,615	3.15%	13,395	5.75%	—	—%	—	—%
Mutual funds	22,910	8.89%	—	—%	—	—%	—	—%	—	—%	22,910	8.89%
Municipal bonds	170,855	3.03%	—	—%	—	—%	29,066	3.02%	141,789	3.03%	—	—%
Commercial paper	500	2.11%	500	2.11%	—	—%	—	—%	—	—%	—	—%

	1,628,121	2.84%	44,233	1.37%	300,596	2.87%	235,495	3.01%	1,024,887	2.71%	22,910	8.89%

Other Securities (Original Cost)
Federal Reserve Bank stock	13,050	6.22%	—	—%	—	—%	—	—%	—	—%	13,050	6.22%
FHLB stock	64,364	6.17%	—	—%	—	—%	—	—%	—	—%	64,364	6.17%

	77,414	6.18%	—	—%	—	—%	—	—%	—	—%	77,414	6.18%

	$1,791,859	2.98%	$44,233	1.37%	$300,596	2.87%	$235,495	3.01%	$1,111,211	2.72%	$100,324	6.80%

At December 31, 2017:

	Total		Less than a year		One to five years		Five to ten years		Over ten years		No maturity
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(in thousands)
Securities Held to Maturity (Amortized Cost)
U.S. Government agency debt	$3,034	2.73%	$—	—%	$—	—%	$—	—%	$3,034	2.73%	$—	—%
U.S. Government sponsored enterprise debt	86,826	2.87%	—	—%	—	—%	—	—%	86,826	2.87%	—	—%

	89,860	2.87%	—	—%	—	—%	—	—%	89,860	2.87%	—	—%

Securities Available For Sale (Fair Value)
U.S. Government agency debt securities	291,385	2.14%	$206	3.11%	$15,352	2.91%	$32,149	2.45%	$243,678	2.05%	$—	—%
U.S. Government sponsored enterprise debt securities	875,666	2.36%	2,168	1.65%	44,275	2.00%	100,602	2.13%	728,621	2.42%	—	—%
Corporate debt—domestic	289,075	2.67%	1,662	2.46%	205,425	2.62%	81,988	2.81%	—	—%	—	—%
Corporate debt—foreign	24,317	4.48%	—	—%	8,431	2.77%	15,886	5.39%	—	—%	—	—%
U.S. Treasury debt securities	2,701	1.02%	2,701	1.02%	—	—%	—	—%	—	—%
Mutual funds	23,617	1.03%	—	—%	—	—%	—	—%	—	—%	23,617	1.03%
Municipal bonds	180,396	2.92%	—	—%	—	—%	21,690	2.36%	158,706	3.00%	—	—%

	1,687,157	2.44%	6,737	1.64%	273,483	2.54%	252,315	2.62%	1,131,005	2.42%	23,617	1.03%

Other Securities (Original Cost)
Federal Reserve Bank stock	13,010	5.13%	—	—%	—	—%	—	—%	—	—%	13,010	5.13%
FHLB stock	56,924	5.89%	—	—%	—	—%	—	—%	—	—%	56,924	5.89%

	69,934	5.75%	—	—%	—	—%	—	—%	—	—%	69,934	5.75%

	$1,846,951	2.59%	$6,737	1.64%	$273,483	2.54%	$252,315	2.62%	$1,220,865	2.45%	$93,551	4.56%

The investment portfolio’s average duration was 3.6, 3.3, 3.1, and 2.5 years as of September 30, 2018, December 31, 2017, 2016 and 2015, respectively. These estimates are computed using multiple inputs that are subject, among other things, to changes in interest rates and other factors that may affect prepayment speeds. Contractual maturities of investment securities are adjusted for anticipated prepayments of amortizing U.S. Government sponsored agency debt and enterprise debt securities, which shorten the average life of the investments.

Management evaluates securities for other-than-temporary impairment, or OTTI, on at least a semi-annual basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as an impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: OTTI related to credit losses, which must be recognized in the income statement; and OTTI related to other factors, such as interests rate changes which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Goodwill. Goodwill was $19.2 million at September 30, 2018, December 31, 2017, 2016 and 2015. Goodwill represents the excess of consideration paid over the fair value of the net assets of a savings bank acquired in 2006.

Liabilities

Total liabilities increased $24.8 million, or 0.32%, to $7.7 billion at September 30, 2018 compared to $7.7 billion at December 31, 2017. This increase was primarily driven by higher advances from the FHLB and other banks, partially offset by lower total deposits.

Total liabilities decreased $46.2 million to $7.7 billion at December 31, 2017 as compared to $7.73 billion at December 31, 2016. This decrease was primarily due to a decrease in total deposits and the maturity in 2017 of all outstanding securities sold under agreements to repurchase outstanding at the close of 2016, partially offset by an increase of time deposits and a higher outstanding balance of advances from the FHLB and other banks.

Total liabilities increased $249.1 million to $7.73 billion at December 31, 2016 as compared to December 31, 2015. This increase was primarily due to increased net funding from advances from the FHLB and other borrowings and a modest increase in deposits, partially offset by a decrease in securities sold under agreements to repurchase primarily due to maturities of prior year’s contracts.

Deposits

Total deposits decreased $133.5 million, or 2.11%, to $6.2 billion at September 30, 2018 compared to $6.3 billion at December 31, 2017. In 2018, decreases of $147.8 million in interest bearing, $66.4 million in savings and money market account deposits and $51.9 million in noninterest bearing transaction accounts, were partially offset by a $132.7 million increase in time deposits. These changes in deposits and deposit mix were largely affected by declines in deposits from Venezuela customers, as discussed below. The increase of $132.7 million in time deposits include $269.6 million in retail time deposits, partially offset by a decrease of $136.9 million in brokered time deposits. The increase in retail time deposits reflects a shift in customers’ deposit preferences as interest rates increased and we promoted longer time deposits by launching successful marketing campaigns during the period to increase these deposits which are being offered at competitive market rates, and in anticipation of higher future interest rates.

During the nine months ended September 30, 2018, deposits of customers domiciled in Venezuela decreased by $350.2 million, or 11.13% to $2.8 billion at September 30, 2018 from $3.1 billion at December 31, 2017. This decrease was partially offset by an increase of $213.5 million, or 7.56%, in balances from domestic customer deposits, and a $3.3 million increase in balances from other countries. The trend of higher balances from U.S. customers reflects the Company’s continued focus on increasing the number of U.S. domestic customers while preserving valued foreign customer relationships.

Total deposits decreased $254.4 million to $6.3 billion at December 31, 2017 as compared to $6.6 billion at December 31, 2016. In 2017, an increase in time deposits of $409.2 million partially offset decreases of $211.1 million, $239.4 million and $213.1 million in noninterest bearing, interest bearing, and savings and money market account balances, respectively. The increase of $409.2 million in time deposits includes $320.2 million in retail time deposits, and an increase of $89.0 million in brokered deposits. In 2017, the deposits of customers domiciled in Venezuela decreased by $530.1 million, or 14.41%, and deposits from other countries, mainly in Latin America and the Caribbean, decreased $63.7 million, or 15.32%. These decreases were partially offset by an increase of $339.4 million, or $13.67%, in balances from U.S. customer deposits. The trend in higher retail time deposits balances in 2017 is mainly the result of campaigns aimed at capturing these types of longer duration deposits at current market rates, as part of the strategy to position the balance sheet to benefit from expected future increases in market interest rates, and to attract domestic deposits and replace foreign deposits. The trend of higher balances from U.S. customer deposits reflects the Company’s focus on increasing its visibility to U.S. domestic customers, on reducing its perceived reliance on customer deposits from foreign sources, on minimizing its concentration of large fund providers, and actively managing potential regulatory risks associated with its deposits.

Total deposits increased $57.7 million to $6.6 billion at December 31, 2016 as compared to $6.5 billion at December 31, 2015. This increase primarily resulted from a $446.2 million increase, or 32.08%, in time deposits compared to 2015, partially offset by an $82.3 million decrease in noninterest bearing account balances, $225.3 million decrease in interest bearing account balances, and $80.9 million decrease in savings and money market account balances. This shift in deposit composition is mainly the result of a strategy designed to capture longer-term deposit balances at current rates by offering highly competitive rates with respect to other institutions in our markets. As of December 31, 2017, total deposits were comprised of 14.17% noninterest-bearing demand accounts, 23.67% interest-bearing transaction accounts, 26.63% savings and money market accounts, and 35.53% of time deposits. As of December 31, 2016, total deposits were comprised of 16.83% noninterest-bearing demand accounts, 26.40% interest-bearing transaction accounts, 28.84% savings and money market accounts, and 27.93% of time deposits. As of December 31, 2015, total deposits were comprised of 18.24% noninterest-bearing demand accounts, 30.09% interest-bearing transaction accounts, 30.34% saving and money market accounts, and 21.34% of time deposits.

The Bank uses the Federal Financial Institutions Examination Council’s, or FFIEC’s, Uniform Bank Performance Report or UBPR definition of core deposits, which consists of all relationships under $250,000. Core deposits, which exclude brokered time deposits and retail time deposits of $250,000 or more, were $4.8 billion and $4.9 billion as of September 30, 2018 and December 31, 2017, respectively. Core deposits represented 77.92% and 77.76% of our total deposits at those dates, respectively. The decline in core deposits since December 31, 2017 resulted primarily from a combination of the Company closing certain foreign customer accounts and foreign customers drawing down their account balances.

We utilize brokered deposits and, as of September 30, 2018, we had $643.1 million in brokered deposits, which represented 10.39% of our total deposits.

As of December 31, 2017, 2016 and 2015 our large depositors, defined as third-party customer relationships with balances of over $10 million, included 4, 17 and 12 deposit relationships, respectively, with a total balance of $59.1 million, $311.1 million and $283.5 million, respectively. As of December 31, 2017, 2016 and 2015 deposits from MSF or its non-U.S. affiliates totaled $49.5 million, $73.1 million and $243.7 million, respectively.

Deposits by Type: Average Balances and Average Rates Paid

The following table sets forth the average daily balance amounts and the average rates paid on our deposits for the periods presented.

	Nine Month ended September 30,		Year ended December 31,
	2018		2017		2016		2015
	Amount	Rates	Amount	Rates	Amount	Rates	Amount	Rates
			(in thousands, except percentages)
Non-interest bearing demand deposits	$856,893	—%	$1,078,225	—%	$1,147,520	—%	$1,212,175	—%

Interest bearing deposits:
Checking and saving accounts:
NOW	1,423,390	0.04%	1,627,546	0.02%	1,811,316	0.04%	2,054,565	0.06%
Money market	1,221,646	1.00%	1,312,252	0.67%	1,390,574	0.59%	1,431,664	0.51%
Savings	430,535	0.02%	474,569	0.02%	511,576	0.02%	546,131	0.03%
Time Deposits	2,363,152	1.72%	2,031,970	1.32%	1,638,051	1.01%	1,082,885	0.74%

	5,438,723	0.98%	5,446,337	0.66%	5,351,517	0.48%	5,115,245	0.33%

	$6,295,616	0.85%	$6,524,562	0.55%	$6,499,037	0.39%	$6,327,420	0.26%

Deposits by Country of Domicile

The following table sets forth the deposits by country of domicile of the depositor as of the dates presented.

	As of September 30,	As of December 31,
	2018	2017	2016	2015	2014	2013
	(in thousands)
Domestic	$3,036,296	$2,822,799	$2,484,145	$2,030,078	$1,347,408	$1,040,270

Foreign:
Venezuela	2,797,680	3,147,911	3,676,417	3,923,271	4,381,034	4,076,355
Others	355,527	352,263	416,803	566,325	546,638	399,783

Total foreign	3,153,207	3,500,174	4,093,220	4,489,596	4,927,672	4,476,138

Total deposits	$6,189,503	$6,322,973	$6,577,365	$6,519,674	$6,275,080	$5,516,408

Our domestic deposits have increased every year since 2013. After last increasing in 2014, our total foreign deposits, especially deposits from Venezuelans, have declined every year since 2014. Most of the Venezuelan withdrawals from deposit accounts at the Bank are believed to be due to the effect of adverse economic conditions in Venezuela on our customers. Additionally, in 2017 and the first nine months of 2018, the Bank selectively closed accounts held by Venezuelan and other international customers with approximately $272 million of deposits to reduce its compliance costs and risks. We believe our deposit de-risking process is substantially complete. Our other foreign deposits include deposits from non-Venezuelan affiliates of MSF.

The following shows the amounts and percentage changes in our domestic and foreign deposits, including Venezuela deposits.

Percentage Changes in Deposits

	Nine Months Ended September 30, 2018	Year Ended December 31,
		2017	2016	2015	2014
Deposits
Domestic	7.56%	13.63%	22.37%	50.67%	29.52%
Foreign:
Venezuela	(11.13)	(14.38)	(6.29)	(10.45)	7.47
Others	(0.93)	(15.48)	(26.40)	3.60	36.73
Total foreign	(9.91)	(14.49)	(8.83)	(8.89)	10.09
Total deposits	(2.11)	(3.87)	0.88	3.90	13.75

Changes to Deposits Between Reporting Dates

	Nine Months Ended September 30, 2018	Year Ended December 31,
(in thousands)		2017	2016	2015	2014
Domestic	$213,497	$338,654	$454,067	$682,670	$307,138

Foreign:
Venezuela	(350,231)	(528,506)	(246,854)	(457,763)	304,679
Others	3,264	(64,540)	(149,522)	19,687	146,855

Total foreign	(346,967)	(593,046)	(396,376)	(438,076)	451,534

Total deposits	$(133,470)	$(254,392)	$57,691	$244,594	$758,672

Changes to Deposits Due to Selected Account Closings

	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Foreign deposits, including Venezuela, closed by the Bank (in thousands)	$76,380	$196,083
Bank deposit closing as a % of the change in total foreign deposits, including Venezuela	22.01%	33.06%
Percentage change in Venezuela deposits excluding selected accounts closing	(9.19)%	(8.25)%

Large Fund Providers

At September 30, 2018 and December 31, 2017 our large fund providers, defined as third-party customer relationships with balances of over $10 million, included five and four deposit relationships, respectively, with a total balances of $62.5 million and $59.0 million, respectively. Additionally, deposits from MSF or its non-U.S. affiliates at September 30, 2018 and December 31, 2017 totaled $20.0 million and $49.5 million, respectively.

Large Time Deposits by Maturity

The following table sets forth the maturities of our time deposits with individual balances equal to or greater than $100,000 as of the dates presented.

	September 30,		December 31,
	2018		2017		2016		2015
Less than 3 months	$272,761	19.55%	$301,872	25.56%	$216,742	23.50%	$176,945	26.01%
3 to 6 months	294,848	21.14%	220,862	18.70%	188,956	20.49%	103,285	15.18%
6 to 12 months	443,599	31.80%	324,011	27.44%	277,810	30.12%	262,505	38.58%
1 to 3 years	198,476	14.23%	197,119	16.69%	230,068	24.94%	126,736	18.63%
Over 3 years	185,206	13.28%	137,088	11.61%	8,810	0.95%	10,907	1.60%

Total	$1,394,890	100.00%	$1,180,952	100.00%	$922,386	100.00%	$680,378	100.00%

Short-Term Borrowings. In addition to deposits, we use short-term borrowings, such as FHLB advances and advances from other banks, as a source of funds to meet the daily liquidity needs of our customers and fund growth in earning assets. Short-term borrowings have maturities of 12 months or less as of the reported period-end. The majority of our outstanding short-term borrowings at September 30, 2018 and December 31, 2017, 2016 and 2015 corresponded to FHLB advances and, to a lesser extent, included borrowings from other banks. There were $50.0 million and $70.0 million in outstanding repurchase agreements, as of December 31, 2016 and 2015, respectively. There were no repurchase agreements outstanding as of September 30, 2018 and December 31, 2017.

The following table sets forth information about the outstanding amounts of our short-term borrowings at the close of and for the periods presented.

	For the nine months ended September 30, 2018	For the year ended December 31,
		2017	2016	2015
	(in thousands, except percentages)
Outstanding at period-end	$632,000	$567,000	$505,000	$416,250
Average amount	510,889	460,708	379,833	376,979
Maximum amount outstanding at any month-end	632,000	567,000	545,250	605,000
Weighted average interest:
During period	2.00%	1.43%	0.92%	0.42%
End of period	2.29%	1.43%	1.22%	0.76%

Return on Equity and Assets

The following table shows annualized return on average assets, return on average equity, and average equity to average assets ratio for the periods presented.

	For the nine months ended September 30,		For the year ended December 31,
	2018	2017	2017	2016	2015
	(in thousands, except percentages and per share data)
Net income	$31,403	$34,239	$43,057	$23,579	$15,045
Basic and diluted earnings per common share	$0.74	$0.81	$1.01	$0.55	$0.35
Average total assets	$8,423,611	$8,488,056	$8,487,285	$8,196,523	$7,971,358
Average shareholders’ equity	$743,172	$743,773	$766,083	$717,727	$704,223
Net income / Average total assets (ROA)	0.50%	0.54%	0.51%	0.29%	0.19%
Net income / Average shareholders’ equity (ROE)	5.63%	6.14%	5.62%	3.29%	2.14%
Average shareholders’ equity / Average assets ratio	8.82%	8.76%	9.03%	8.76%	8.83%
Adjusted net income (1)	$37,801	$27,090	$48,403	$23,579	$15,045
Adjusted basic and diluted earnings per common share (1)	$0.89	$0.64	$1.14	$0.55	$0.35
Adjusted net income / Average total assets (ROA) (1)	0.60%	0.43%	0.57%	0.29%	0.19%
Adjusted net income / Average shareholder’s equity (ROE) (1)	6.78%	4.86%	6.32%	3.29%	2.14%

(1)	See “Explanation of Certain Non-GAAP Measures.”

None of our outstanding obligations are exchangeable for or convertible into equity securities. Consequently, our basic and diluted income per share are equal in each of the periods presented.

During the nine months ended September 30, 2018 and 2017, basic and diluted earnings per share decreased as a result of lower net income in 2018 compared to the same period of 2017, primarily as a result of the $10.5 million one-time (pre-tax) gain on the sale of our New York building in the third quarter 2017.

During the years ended December 31, 2017 and 2016, basic and diluted earnings per share increased as a result of higher net income during the years.

Capital Resources and Liquidity Management

Capital Resources. Shareholders’ equity is influenced primarily by earnings, dividends, if any, and changes in AOCI caused primarily by fluctuations in unrealized holding gains or losses, net of taxes, on available for sale investment securities. AOCI is not included for purpose of determining our capital for bank regulatory purposes.

Shareholders’ equity decreased $25.8 million, or 3.42%, to $727.7 million as of September 30, 2018 as compared to December 31, 2017, due to a special dividend of $40.0 million paid on March 13, 2018 to MSF prior to the record date for the Spin-off, $31.4 million net income in the nine months ended September 30, 2018 and a $17.2 million increase in accumulated other comprehensive loss, or AOCL, mainly the result of lower securities available for sale valuations compared to December 31, 2017. The lower securities valuations were due primarily to increases in market interest rates.

Shareholder’s equity increased $48.7 million, or 6.91%, to $753.5 million as of December 31, 2017 as compared to December 31, 2016, primarily due to $43.1 million net income, and a net increase in other comprehensive income of $5.6 million recorded during the year.

Shareholder’s equity increased $22.3 million, or 3.27%, to $704.7 million as of December 31, 2016 as compared to December 31, 2015 primarily due to $23.6 million net income, partially offset by a $1.2 million decrease in accumulated other comprehensive income recorded during the year.

Liquidity Management. Liquidity refers to the measure of our ability to meet the cash flow requirements of depositors and borrowers, while at the same time meeting our operating, capital and strategic cash flow needs, all at a reasonable cost. We continuously monitor our liquidity position to ensure that assets and liabilities are managed in a manner that will meet all short-term and long-term cash requirements. We manage our liquidity position to meet the daily cash flow needs of customers, while maintaining an appropriate balance between assets and liabilities to meet the return on investment objectives of our shareholders.

Our liquidity position is supported by management of liquid assets and liabilities, and access to other sources of funds. Liquid assets include cash, deposits in banks, available-for-sale securities, and maturities of our securities and loans. Liquid liabilities include core deposits, and advances from the FHLB and other borrowings at their contractual maturities. Other potential sources of liquidity include the ability to acquire additional noncore deposits and the sale of loans. Our short-term and long-term liquidity requirements are primarily to fund on-going operations, including payment of interest on deposits and debt, extensions of credit to borrowers and capital expenditures. These liquidity requirements are met primarily through cash flow from operations, redeployment of prepaying and maturing balances in our loan and investment portfolios, advances from the FHLB and other borrowings, and increases in customer deposits including time deposits. For additional information regarding our operating, investing and financing cash flows, see the consolidated statements of cash flows provided in our consolidated financial statements.

Integral to our liquidity management is the administration of short-term borrowings. To the extent we are unable to obtain sufficient liquidity through core deposits, we will seek to meet our liquidity needs through wholesale funding or other borrowings on either a short- or long-term basis.

At September 30, 2018 the Company had $1.3 billion of outstanding advances from the FHLB and other borrowings, compared to $1.2 billion at December 31, 2017. At September 30, 2018 and at December 31, 2017, we had $1.2 billion and $1.4 billion available under FHLB facilities. During the nine months ended September 30, 2018, the Company repaid $776 million of outstanding advances and other borrowings, and obtained new borrowing proceeds of $941 million from these sources. Other borrowings as of September 30, 2018 consisted of $2.0 million of short-term Fed Funds purchased from other banks which matured in October 2018.

At December 31, 2017 we had $1,173.0 million of outstanding advances from the FHLB and other borrowings. Other borrowings consisted of $12 million of short-term advances from other banks which matured in January 2018.

The following table summarizes the composition of our FHLB advances and other borrowings by type of interest rate:

	September 30 2018	December 31, 2017
	(in thousands)
Advances from the FHLB and other borrowings:
Fixed rate ranging from 1.25% to 3.86% (December 31, 2017—0.90% to 3.86%)	$1,083,000	$918,000
Floating rate based on 3-month LIBOR ranging from 2.29% to 2.38% (December 31, 2017 - 1.23% to 1.71%)	255,000	255,000

	$1,338,000	$1,173,000

(1)	We have designated certain interest rate swaps as cash flow hedges to manage this variable interest rate exposure.

At September 30, 2018, advances from the FHLB and other borrowings had maturities through 2023 with interest rates ranging from 1.25% to 3.86%.

We also maintain federal funds lines with several banks, and had $60.5 million of availability under these lines at September 30, 2018 and December 31, 2017.

At December 31, 2017, advances from the FHLB and other borrowings had maturities through 2021 with interest rates ranging from 0.90% to 3.86%, and an average rate of 1.88%.

At December 31, 2016 we had $931.0 million of outstanding advances from the FHLB and other borrowings. Other borrowings consist of $10 million of short-term advances from other banks which matured in January 2017. At December 31, 2016, advances from the FHLB had maturities through 2021 with interest rates ranging from 0.37% to 2.50%, and average rate of 1.54%.

Based on the values of securities and loans pledged and remaining available as eligible collateral, we had $1.3 billion, $1.6 billion and $891.3 million of additional borrowing capacity with the FHLB as of December 31, 2017, 2016 and 2015, respectively. We also maintain relationships in the capital markets with brokers and dealers to issue FDIC-insured certificates of deposits. In addition, we also have access to available credit lines with other recognized financial institutions in the U.S. and in Latin America.

We are a corporation separate and apart from the Bank and, therefore, must provide for our own liquidity. Our main source of funding is dividends declared and paid to us by the Bank. Additionally, our subsidiary Mercantil Florida Bancorp Inc., or Mercantil Florida, which is an intermediate bank holding company and the obligor on our junior subordinated debt, held cash and cash equivalents of $34.9 million as of September 30, 2018 and $39.1 million as of December 31, 2017 in funds available to service this junior subordinated debt.

There are statutory and regulatory limitations that affect the ability of the Bank to pay dividends to the Company. These limitations exclude the effects of AOCI/L. Management believes that these limitations will not affect our ability, and Mercantil Florida’s, to meet our ongoing short-term cash obligations. See “Supervision and Regulation.”

Regulatory Capital Requirements

We are subject to various regulatory capital requirements administered by the Federal Reserve and OCC. Failure to meet regulatory capital requirements may result in certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our business, financial condition and results of operation. Under capital adequacy guidelines and the regulatory framework for “prompt corrective action”, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting policies. Our capital amounts and classification are also subject to qualitative judgments by the regulators, including anticipated capital needs. Supervisory assessments of capital adequacy may differ significantly from conclusions based solely upon the regulations risk-based capital ratios. Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum CET1, Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios. Management believes, as of December 31, 2017, 2016 and 2015 that we meet all capital adequacy requirements to which we are subject. See “Supervision and Regulation—Capital” for more information regarding regulatory capital.

As of September 30, 2018, December 31, 2017, 2016 and 2015, the Company and the Bank exceeded the minimum requirements to be “well capitalized” for bank regulatory purposes.

Our Company’s consolidated regulatory capital amounts and ratios are presented in the following table:

	Actual		Required for Capital Adequacy Purposes		Regulatory Minimums To be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(in thousands, except percentages)
September 30, 2018
Total capital ratio	$910,228	12.81%	$568,409	8.00%	$710,511	10.00%
Tier 1 capital ratio	844,234	11.88%	426,307	6.00%	568,409	8.00%
Tier 1 leverage ratio	844,234	9.95%	339,463	4.00%	424,328	5.00%
Common equity tier 1 (CET1)	734,595	10.34%	319,730	4.50%	461,832	6.50%
December 31, 2017
Total capital ratio	$926,049	13.31%	$556,578	8.00%	$695,722	10.00%
Tier 1 capital ratio	852,825	12.26%	417,433	6.00%	556,578	8.00%
Tier 1 leverage ratio	852,825	10.15%	335,647	4.00%	419,559	5.00%
Common equity tier 1 (CET1)	753,545	10.68%	313,075	4.50%	452,220	6.50%
December 31, 2016
Total capital ratio	$890,147	13.05%	$545,727	8.00%	$682,159	10.00%
Tier 1 capital ratio	809,167	11.86%	409,295	6.00%	545,727	8.00%
Tier 1 leverage ratio	809,167	9.62%	328,392	4.00%	410,490	5.00%
Common equity tier 1 (CET1)	699,046	10.25%	306,971	4.50%	443,403	6.50%
December 31, 2015
Total capital ratio	$861,549	12.91%	$533,854	8.00%	$667,318	10.00%
Tier 1 capital ratio	785,917	11.78%	400,391	6.00%	533,854	8.00%
Tier 1 leverage ratio	785,917	9.88%	318,250	4.00%	397,812	5.00%
Common equity tier 1 (CET1)	675,538	10.12%	300,293	4.50%	433,757	6.50%

The Bank’s consolidated regulatory capital amounts and ratios are presented in the following table:

	Actual		Required for Capital Adequacy Purposes		Regulatory Minimums To be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(in thousands, except percentages)
September 30, 2018
Total capital ratio	$875,482	12.33%	$568,261	8.00%	$710,326	10.00%
Tier 1 capital ratio	809,488	11.40%	426,196	6.00%	568,261	8.00%
Tier 1 leverage ratio	809,488	9.58%	337,902	4.00%	422,377	5.00%
Common equity tier 1 (CET1)	809,488	11.40%	319,647	4.50%	461,712	6.50%
December 31, 2017
Total capital ratio	$885,855	12.70%	$556,446	8.00%	$695,557	10.00%
Tier 1 capital ratio	812,631	11.70%	417,334	6.00%	556,446	8.00%
Tier 1 leverage ratio	812,631	9.70%	335,600	4.00%	419,500	5.00%
Common equity tier 1 (CET1)	812,631	11.70%	313,001	4.50%	452,112	6.50%
December 31, 2016
Total capital ratio	$848,029	12.40%	$545,608	8.00%	$682,010	10.00%
Tier 1 capital ratio	767,048	11.30%	409,206	6.00%	545,608	8.00%
Tier 1 leverage ratio	767,048	9.20%	326,305	4.00%	407,881	5.00%
Common equity tier 1 (CET1)	767,048	11.30%	306,905	4.50%	443,307	6.50%
December 31, 2015
Total capital ratio	$817,728	12.30%	$533,741	8.00%	$667,177	10.00%
Tier 1 capital ratio	742,096	11.10%	400,306	6.00%	533,741	8.00%
Tier 1 leverage ratio	742,096	9.40%	317,126	4.00%	396,408	5.00%
Common equity tier 1 (CET1)	742,096	11.10%	300,230	4.50%	433,665	6.50%

The Basel III Capital Rules revised the definition of capital and describe the capital components and eligibility criteria for CET1 capital, additional Tier 1 capital and Tier 2 capital. Although trust preferred securities issued after May 19, 2010 no longer qualify as Tier 1 capital, our existing $114.1 million aggregate outstanding trust preferred securities are grandfathered, and continue to qualify as Tier 1 capital.

Effects of Inflation and Changing Prices

The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with GAAP and practices within the banking industry which require the measurement of financial position and operating results in terms of historical Dollars without considering the changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. However, inflation affects a financial institution by increasing its cost of goods and services purchased, as well as the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings, and shareholders’ equity. Loan originations and re-financings also tend to slow as interest rates increase, and higher interest rates may reduce a financial institution’s earnings from such origination activities.

Off-Balance Sheet Arrangements

We may engage in a variety of financial transactions in the ordinary course of business that, under GAAP, may not be recorded on the balance sheet. Those transactions may include contractual commitments to extend credit in the ordinary course of our business activities to meet the financing needs of customers. Such commitments involve, to varying degrees, elements of credit, market and interest rate risk in excess of the amount recognized in the balance sheets. These commitments are legally binding agreements to lend money at predetermined interest rates for a specified period of time and generally have fixed expiration dates or other termination clauses. We use the same credit and collateral policies in making these credit commitments as we do for on-balance sheet instruments.

We evaluate each customer’s creditworthiness on a case-by-case basis and obtain collateral, if necessary, based on our credit evaluation of the borrower. In addition to commitments to extend credit, we also issue standby letters of credit that are commitments in specified amounts to a third-party of payment or performance, if our customer fails to meet its contractual obligation to the third-party. The credit risk involved in the underwriting of letters of credit is essentially the same as that involved in extending credit to customers.

The following table shows the outstanding balance of our off-balance sheet arrangements as of the end of the periods presented. Except as disclosed below, we are not involved in any other off-balance sheet contractual relationships that are reasonably likely to have a current or future material effect on our financial condition, a change in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

	As of September 30	As of December 31,
	2018	2017	2016	2015
	(in thousands)
Commitments to extend credit	$843,850	$762,437	$916,724	$900,382
Credit card facilities	202,873	200,229	193,204	184,039
Letters of credit	20,488	18,350	16,492	41,400

	$1,067,211	$981,016	$1,126,420	$1,125,821

Contractual Obligations

In the normal course of business, we and our subsidiaries enter into various contractual obligations that may require future cash payments. Significant commitments for future cash obligations include capital expenditures related to real estate and equipment operating leases and other borrowing arrangements.

The tables below summarize, by remaining maturity, our significant contractual cash obligations as of September 30, 2018 and December 31, 2017. Amounts in this table reflect the minimum contractual obligation under legally enforceable contracts with terms that are both fixed and determinable. Our operating lease obligations are not reflected in our consolidated balance sheets in accordance with current accounting guidance. All other contractual cash obligations on this table are reflected in our consolidated balance sheet.

As of September 30, 2018, we had the following contractual cash obligations:

		Payments Due Date
	Total	Less than one year	One to three years	Three to five years	More than five years
	(in thousands)
Operating lease obligations	$73,194	$6,238	$12,123	$10,573	$44,260
Borrowings:
FHLB advances and other borrowings	1,338,000	632,000	506,000	200,000	—
Junior subordinated debentures	118,110	—	—	—	118,110
Contractual interest payments (1)	157,022	28,636	38,726	21,291	68,369

	$1,686,326	$666,874	$556,849	$231,864	$230,739

(1)	Calculated assuming a constant interest rate as of September 30, 2018.

As of December 31, 2017, we had the following contractual cash obligations:

		Payments Due Date
	Total	Less than one year	One to three years	Three to five years	More than five years
	(in thousands)
Operating lease obligations	$70,776	$5,582	$16,053	$9,102	$40,039
Borrowings:
FHLB advances and other borrowings	1,173,000	567,000	556,000	50,000	—
Junior subordinated debentures	118,110	—	—	—	118,110
Contractual interest payments (1)	147,935	24,481	46,129	16,644	60,681

	$1,509,821	$597,063	$618,182	$75,746	$218,830

(1)	Calculated assuming a constant interest rate as of December 31, 2017.

We believe that we will be able to meet our contractual obligations as they come due through the maintenance of adequate cash levels. We expect to maintain adequate cash levels through the results of operations, loan and securities repayments and maturity activity and continued deposit gathering activities. We also have in place various borrowing mechanisms to satisfy both short-term and long-term liquidity needs.

Quantitative and Qualitative Disclosures about Market Risk

The Bank’s market risk is monitored by the Market Risk Management unit which reports to the Bank’s Chief Risk Officer. The unit’s primary responsibilities are identifying, measuring, monitoring and controlling interest rate and liquidity risks and balance sheet asset/liability management, or ALM. It also assesses and monitors the price risk of the Bank’s investment activities, which represents the risk to earnings and capital arising from changes in the fair market value of our investment portfolio.

Among its duties, the Market Risk Management unit performs the following functions:

•	maintains a comprehensive market risk and ALM framework;

•	measures and monitors market risk and ALM across the organization to ensure that they are within approved risk limits and reports to ALCO and to the board of directors; and

•	recommends changes to risk limits to the board of directors.

The Bank implements its ALM strategies through the monthly ALCO meetings. The business line participates in the ALCO. In the ALCO, the Bank discusses, analyzes and decides on the best course of action to implement the strategies designed as part of the ALM process.

We centralize all the market risks taken by the Bank into the Treasury segment. This is primarily achieved by Treasury purchasing funds from deposit-gathering units and selling funds to asset-generating units at the corresponding terms and yield curve rates. Therefore, the risk inherent in term and rate mismatches between financial assets and liabilities are reflected in the Treasury segment. Treasury manages this risk using the appropriate mix of marketable securities, wholesale funding and derivatives contracts, while allowing our external business segments to focus their efforts on satisfying their customers’ financial needs, and building strong customer relationships.

Market Risk Measurement

ALM

We use sensitivity analyses as the primary tool to monitor and evaluate market risk, which is comprised of interest rate risk and price risk. Exposures are managed to a set of limits previously approved by our board of directors and monitored by ALCO.

Sensitivity analyses are based on changes in interest rates (both parallel yield curve changes as well as non-parallel), are performed for several different metrics, and include three types of analyses consistent with industry practices:

•	earnings sensitivity;

•	economic value of equity, or EVE; and

•	investment portfolio mark-to-market exposure (both available for sale and held to maturity).

The Bank continues to be asset sensitive, therefore income is expected to increase when interest rates move higher.

Our higher duration has led to more sensitivity in the values of financial instruments (assets and liabilities, including off balance sheet exposures) with longer duration. This sensitivity is captured in the EVE and investment portfolio mark-to-market exposure analyses. In the earnings sensitivity analysis, the opposite occurs. The lower duration will produce higher income today and less variability during the next 12 months.

We monitor these exposures, and contrast them against limits established by our board of directors. Those limits correspond to the capital levels and the capital leverage ratio that we would report taking into consideration the interest rate increase scenarios modeled. Although we model the market price risk of the available for sale portfolio, and its projected effects on AOCI (a component of shareholders’ equity), the Bank made an irrevocable election in 2015 to exclude the effects of AOCI in the calculation of its regulatory capital ratios, in connection with the adoption of Basel III Capital Rules in the U.S.

Earnings Sensitivity

In this method, the financial instruments (assets, liabilities, on and off-balance sheet positions) generate interest rate risk exposure from mismatches in maturity and/or repricing given financial instruments’ characteristics or cash flow behaviors such as pre-payment speed. This method measures the potential change in our net interest income over the next 12 months, which illustrates short term interest rate risk. This analysis subjects a static balance sheet to instantaneous and parallel interest rate shocks to the yield curves for the various interests and indices that affect our net interest income. We compare on a monthly basis the effect of the analysis on our net interest income over a one-year period against limits established by our board of directors.

The following table shows the sensitivity of our net interest income as a function of modeled interest rate changes:

	Change in earnings (1)
	As of September 30,		As of December 31,
Change in Interest Rates	2018		2017		2016
(Basis points)	(In thousand)
Increase of 200	$34,077	14.3%	$33,631	15.8%	$33,148	16.3%
Increase of 100	20,270	8.5%	19,585	9.2%	19,778	9.7%
Decrease of 25	(5,863)	(2.5)%	(5,399)	(2.5)%	(5,431)	(2.7)%
Decrease of 50	—	—	(11,664)	(5.5)%	(11,369)	(5.6)%
Decrease of 100	(24,406)	(10.3)%	—		—

(1)

Represents the change in net interest income, and the percentage that change represents of the base scenario net interest income. The base scenario assumes (i) flat interest rates over the next 12 months, (ii) that total financial instrument balances are kept constant over time and (iii) that interest rate shocks are instant and parallel to the yield curve, for the various interest rates and indices that affect our net interest income. The base scenario results are approximately $238 million, $213 million and $204 million for September 30, 2018, December 31, 2017 and December 31, 2016, respectively.

Net interest income in the base scenario, for each reported period, increased from the preceding period generally as a result of our higher overall duration. Conversely, the longer duration caused less sensitivity in the interest rate scenarios as a percentage of the base scenario. The Bank continues to be asset sensitive, therefore income is expected to increase when interest rates move higher.

Economic Value of Equity Analysis

We use Economic Value of Equity analysis, or EVE, to measure the potential change in the fair value of its asset and liability positions, and the subsequent potential effects on our economic capital. In the EVE analysis, we calculate the fair value of all assets and liabilities, including off-balance sheet instruments, based on different rate environments (i.e. fair value at current rates against the fair value based on parallel shifts of the yield curves for the various interest rates and indices that affect our net interest income). This analysis measures the long term interest rate risk of the balance sheet.

The following table shows the sensitivity of our EVE as a function of interest rate changes as of September 30, 2018 and as of the end of the past two years:

	Change in earnings (1)
	As of September 30, 2018	As of December 31,
Change in Interest Rates		2017	2016
(Basis points)	(percentage)
Increase of 200	(4.96)%	(2.50)%	(1.89)%
Increase of 100	(1.37)%	0.04%	0.46%
Decrease of 25	(0.16)%	(0.57)%	(0.67)%
Decrease of 50	—%	(1.22)%	(1.22)%
Decrease of 100	2.43%	—%	—%

(1)

Represents the percentage of equity change in a static balance sheet analysis assuming interest rate shocks are instant and parallel to the yield curves for the various interest rates and indices that affect our net interest income.

The negative effect to EVE as of September 30, 2018 for the 200 and 100 basis point increase scenarios is principally attributed to our higher duration. During the periods reported, the modeled effects on the EVE remained within established Company risk limits.

Available for Sale Portfolio mark-to-market exposure

The Bank measures the potential change in the market price of its investment portfolio, and the resulting potential change on our equity for different interest rate scenarios. This table shows the result of this test at the end of the periods presented.

	Change in earnings (1)
	As of September 30, 2018	As of December 31,
Change in Interest Rates		2017	2016
(Basis points)	(in thousands)
Increase of 200	$(99,277)	$(85,575)	$(108,263)
Increase of 100	(48,899)	(40,042)	(53,129)
Decrease of 25	11,261	7,723	12,618
Decrease of 50	—	15,192	24,695
Decrease of 100	41,754	—	—

(1)

Represents the amounts by which the investment portfolio mark-to-market would change assuming rate shocks that are instant and parallel to the yield curves for the various interest rates and indices that affect our net interest income.

The average duration of our investment portfolio increased to 3.6 years at September 30, 2018 compared to 3.3 years at December 31, 2017. The higher duration was primarily the result of slower prepayments in the mortgage securities portfolio. The effect of the higher duration was partially offset by the purchase of interest rate swaps in order to reduce the interest rate sensitivity of the portfolio in a rising rate environment.

We monitor our interest rate exposures monthly through the ALCO, and seek to manage these exposures within limits established by our board of directors. Those limits correspond to the capital ratios that we would report taking into consideration the interest increase scenarios modeled. Notwithstanding that our model includes the available for sale securities portfolio, and its projected effect on AOCI (a component of shareholders’ equity), we made an irrevocable election in 2015 to exclude the effects of AOCI in the calculation of our regulatory capital ratios, in connection with the adoption of Basel III capital rules in the U.S.

Limits Approval Process

The ALCO is responsible for the management of market risk exposures and meets monthly. The ALCO monitors all the Bank’s exposures, compares them against specific limits, and takes actions to modify any exposure that the ALCO considers inappropriate based on market expectations or new business strategies, among other factors. The ALCO reviews and recommends market risk limits to our board of directors. These limits are reviewed annually or as more frequently as believed appropriate, based on various factors, including capital levels and earnings.

The Market Risk Management unit supports the ALCO in the monitoring of market risk exposures and balance sheet management.

The following table sets forth information regarding our interest rate sensitivity as of September 30, 2018 and December 31, 2017. This information may not be indicative of our interest rate sensitivity position at other points in time. In addition, the distribution of amounts indicated in the table considers the maturity date of fixed-rate instruments, the repricing frequency of variable-rate financial assets and liabilities, and anticipated prepayments on amortizing financial instruments.

	As of September 30, 2018
	Total	Less than one year	One to three years	Four to Five Years	More than five years	Non-rate
	(in thousands except percentages)
Assets
Cash and cash equivalents	$103,579	$65,572	$—	$—	$—	$38,007
Securities:
Available for sale	1,628,121	514,677	248,729	235,298	605,151	24,266
Held to maturity	86,324	—	—	—	86,324	—
Federal Reserve Bank and Federal Home Loan Bank stock	77,414	64,363	—	—	—	13,051
Loans portfolio-performing (1)	6,129,577	4,099,386	1,039,092	621,179	369,920	—

Earning Assets	$8,025,015	$4,743,998	$1,287,821	$856,477	$1,061,395	$75,324
Liabilities
Demand:
Interest bearing	$1,348,967	$1,348,967	$—	$—	$—	$—
Saving and money market	1,617,645	1,617,645	—	—	—	—
Time Deposits	2,379,123	1,465,683	547,531	328,903	37,006	—
FHLB advances and other borrowings	1,338,000	632,000	506,000	200,000	—	—
Junior subordinated debentures	118,110	64,178	—	—	53,932	—

Interest bearing liabilities	$6,801,845	$5,128,473	$1,053,531	$528,903	$90,938	$—
Interest rate sensitivity gap		(384,475)	234,290	327,574	970,457	75,324
Cumulative interest rate sensitivity gap		(384,475)	(150,185)	177,389	1,147,846	1,223,170
Earnings assets to interest bearing liabilities (%)		92.50%	122.24%	161.93%	1167.16%	N/M

N/M - Not meaningful

(1)	“Loan portfolio-performing” excludes $29.7 million of non-performing loans.

	As of December 31, 2017
	Total	Less than one year	One to three years	Four to Five Years	More than five years	Non-rate
	(in thousands except percentages)
Assets
Cash and cash equivalents	$153,445	$108,914	$—	$—	$—	$44,531
Securities:
Available for sale	1,687,156	520,387	347,954	275,219	520,221	23,375
Held to maturity	89,860	—	—	—	89,860	—
Federal Reserve Bank and Federal Home Loan Bank stock	69,934	56,924	—	—	—	13,010
Loans held for sale	5,611	5,611	—	—	—	—
Loans portfolio- performing (1)	6,039,277	4,101,714	907,914	585,075	444,574	—

Earning Assets	$8,045,283	$4,793,550	$1,255,868	$860,294	$1,054,655	$80,916
Liabilities
Demand:
Interest bearing	$1,496,749	$1,496,749	$—	$—	$—	$—
Saving and money market	1,684,080	1,684,080	—	—	—	—
Time Deposits	2,246,434	1,350,784	525,690	210,331	159,629	—
FHLB advances and other borrowings	1,173,000	592,000	341,000	240,000	—	—
Junior subordinated debentures	118,110	64,178	—	—	53,932	—

Interest bearing liabilities	$6,718,373	$5,187,791	$866,690	$450,331	$213,561	$—
Interest rate sensitivity gap		(394,241)	389,178	409,963	841,094	80,916
Cumulative interest rate sensitivity gap		(394,241)	(5,063)	404,900	1,245,994	1,326,910
Earnings assets to interest bearing liabilities (%)		92.40%	144.90%	191.04%	493.84%	N/M

N/M - Not meaningful

(1)	“Loan portfolio-performing” excludes $27.0 million of non-performing loans.

The summary quarterly financial information set forth below has been derived from the Company’s unaudited interim consolidated financial statements and other financial information. The summary historical quarterly financial information includes all adjustments consisting of normal recurring accruals that the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods.

The summary quarterly financial information set forth below is a summary and may not reflect our results of operations for our fiscal year ended, or financial condition as of, December 31, 2018,

or any other period of time or date. This information is from our unaudited interim quarterly consolidated financial statements as of and for the three months ended March 31, June 30, and September 30, 2018 and 2017, and otherwise is from our books and records. The information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited interim consolidated financial statements and our audited consolidated financial statements and the corresponding notes included elsewhere in this prospectus.

	2018			2017				2016
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
		(in thousands, except per share data)
Total interest income	$79,625	$75,916	$71,931	$72,206	$71,426	$66,669	$63,019	$61,403	$60,491	$60,301	$56,632
Total interest expense	23,992	21,927	19,298	17,354	16,360	15,228	14,668	12,874	12,028	11,273	10,719

Net interest income	55,633	53,989	52,633	54,852	55,066	51,441	48,351	48,529	48,463	49,028	45,913
Provision for (reversal of) loan losses	1,600	150	—	(12,388)	1,155	3,646	4,097	4,209	2,840	9,291	5,770

Net interest income after provision for (reversal of) loan losses	54,033	53,839	52,633	67,240	53,911	47,795	44,254	44,320	45,623	39,737	40,143
Total noninterest income, excluding securities gains (losses), net	12,965	14,970	13,945	15,333	25,932	17,582	14,239	17,745	15,086	14,115	14,293
Securities gains (losses), net	(15)	16	—	86	(1,842)	177	(22)	(2,353)	3,287	304	(207)
Total noninterest expense	52,042	52,638	55,645	55,601	52,222	50,665	49,148	49,180	51,241	48,864	49,018

Net income before income taxes	14,941	16,187	10,933	27,058	25,779	14,889	9,323	10,532	12,755	5,292	5,211
Income tax expense	(3,390)	(5,764)	(1,504)	(18,240)	(8,437)	(4,499)	(2,816)	(3,491)	(3,758)	(1,099)	(1,863)

Net income	$11,551	$10,423	$9,429	$8,818	$17,342	$10,390	$6,507	$7,041	$8,997	$4,193	$3,348

Basic and diluted earnings per common share	$0.27	$0.25	$0.22	$0.21	$0.41	$0.24	$0.15	$0.17	$0.21	$0.10	$0.08
Cash dividends declared per common share	$—	$—	$0.94	$—	$—	$—	$—	$—	$—	$—	$—

BUSINESS

Our Company

We are a bank holding company headquartered in Coral Gables, Florida, with $8.4 billion in assets, $6.2 billion in loans, $6.2 billion in deposits, $727.7 million of shareholders’ equity and $1.7 billion in assets under management and custody as of September 30, 2018. We provide individuals and businesses a comprehensive array of deposit, credit, investment, wealth management, retail banking and fiduciary services. We serve customers in our U.S. markets and select international customers. These services are offered through the Bank, which is also headquartered in Coral Gables, Florida, and its subsidiaries. Fiduciary, investment and wealth management services are provided by the Trust Company and Investment Services.

The Bank was founded in 1979 and is the largest community bank headquartered in Florida. We currently operate 23 banking centers where we offer personal and commercial banking services. The Bank’s primary markets are South Florida, where we operate 15 banking centers in the Miami-Dade, Broward and Palm Beach counties; the greater Houston, Texas area, where we have eight banking centers that serve nearby areas of Harris, Montgomery, Fort Bend and Waller counties; and the New York City area, where we have a LPO in Midtown Manhattan. We are opening a LPO in Dallas, Texas in the fourth quarter of 2018. We currently have 948 FTEs throughout our markets. We have no foreign offices.

From 1987 through December 31, 2017, we were a wholly-owned subsidiary of MSF. On March 15, 2018, MSF transferred 100% of our outstanding Company Shares to the Distribution Trust. TMI Trust Company is the trustee of the Distribution Trust. See “Certain Relationships and Related Party Transactions—Distribution Trust.”

On August 10, 2018, we completed the Spin-off through the Distribution of 19,814,992 shares of our Class A common stock and 14,218,596 shares of our Class B common stock in each case adjusted for the October 24, 2018 stock split. The Distributed Shares constitute 80.1% of the total issued and outstanding Company Shares of each class. As a result of the Distribution, each holder of record of MSF’s Class A common stock or Class B common stock on April 2, 2018 received one share of our Class A common stock or one share of our Class B common stock for each share of MSF Class A common stock or Class B common stock, respectively.

The Distributed Shares were registered with the SEC on the Spin-off Registration Statement. Except for Company Shares held by our affiliates, including Company Shares held in the Distribution Trust on behalf of MSF, the Distributed Shares are freely transferable.

The Distribution Trust retains the remaining 19.9% of the outstanding Company Shares of each class pending their sale or disposition by MSF. These shares are called the Retained Shares. MSF, as the selling shareholder, seeks to sell all of its 4,922,477 Class A Retained Shares in the Offering.

Our Class A common stock and Class B common stock is listed on the Nasdaq Global Select Market under the trading symbols “AMTB” and “AMTBB,” respectively.

New Brand

We are rebranding our Company as Amerant. We believe our new name and logo will identify us as separate and distinct from MSF and promote our strategic focus as a community bank with its own identity. All the entities in our organization are adopting the new name and logo, and the

Company will formally change its name, subject to shareholder approval, following our 2019 annual shareholders’ meeting. We changed the Nasdaq Global Select Market trading symbols for our Class A common stock and Class B common stock to “AMTB” and “AMTBB,” respectively, reflect the new brand.

Competitive Strengths

Established Franchise and Attractive Markets

We believe we have developed a strong reputation as well as deep client relationships in our markets during our over 30 years of business. We operate in high growth markets in Florida, Texas, and New York. Our management has a track record of profitable organic growth, a conservative credit culture, and a community-focused approach to banking in our markets.

We are the largest community bank in Miami and a leading bank serving Hispanic communities. Substantial amounts of our operations are in the greater Houston, Texas area, where we are growing a diversified loan and domestic deposit base. Our New York LPO serves the greater New York City area and originates CRE loans. We are experienced in this market, and we compete for and make CRE loans to sophisticated borrowers, including many with long relationships with the Bank.

Growing Domestic Deposits

We are successfully executing on our domestic deposit strategy. Our domestic deposits have grown from $2.5 billion to $3.0 billion, from December 31, 2016 to September 30, 2018, representing a CAGR of 12.70%. Although we have selectively closed approximately $272 million of foreign deposits since December 31, 2016, because of their compliance costs and risks, we continue to serve our valued international customers and others who meet our criteria. We had approximately $3.2 billion of foreign deposits at September 30, 2018. Our deposits from foreign depositors, predominantly Venezuelans, had an average annual cost of approximately 0.25% for the nine months ended September 30, 2018.

The following chart summarizes the change in the geographic composition of our deposit mix from the fourth quarter of 2015 to the third quarter of 2018:

We seek continued core deposit growth through our needs-based consultative sales and servicing approach, and through improving deposit account penetration among our commercial and wealth management customers, and we are in the process of transforming our banking centers. We also benefit from our long-term experience in providing banking services to sophisticated domestic and international customers.

Well-Positioned Loan Portfolio

Our loans are diversified across asset classes and geographic markets. Our asset sensitive balance sheet is positioned to drive NIM expansion in the current rising interest rate environment. Our disciplined underwriting culture is reflected in our outstanding credit performance. We continue to replace lower yielding international commercial and financial institution loans with higher yielding domestic C&I loans, CRE loans, and other mortgage lending to increase our net interest income. Our banking teams are well-positioned to serve the needs of our communities. Our employees are generally bilingual in English and Spanish, which enables us to serve Hispanic customers in South Florida and Texas. We believe our commitment to strength and soundness, compliance with applicable laws, and our code of ethics is the best way to maintain our reputation and long-term success.

The following chart summarizes the change in the geographic composition of our loan portfolio from the fourth quarter of 2015 to the third quarter of 2018:

Differentiated Fee Income Platform

We leverage our various fee income generating platforms across our diverse client base. Wealth management had approximately $1.7 billion of assets under management at September 30, 2018. We believe that our Trust Company, Investment Services and private banking provide comprehensive services, which are unique for a bank of our size. We offer these services through a consultative process designed to meet our clients’ objectives. The Bank, Trust Company and Investment Services seek to appropriately cross-sell all their respective services to build broader relationships with our customers. We believe our scalable investment, fiduciary and private banking platforms will enable us to provide personalized services complementary to our deposit and lending capabilities to additional clients, driving future growth and profitability.

The Company’s non-interest income, including the $10.5 million gain in 2017 on the sale of the New York Building, has averaged 24.8% of net interest income and non-interest income before taxes from December 31, 2012 to September 30, 2018.

Experienced Management

We are led by a team of experienced banking executives, most of whom are very knowledgeable about our markets. Most of our executive team has spent at least 20 years with us or our former parent company. See “Management.”

•	Millar Wilson has served as an officer and a director of the Bank since 1987, and our Chief Executive Officer since 2009. Mr. Wilson has served in various roles with MSF for over 40 years, including as Executive Director of International Business from 2013 until January 2018. Mr. Wilson has served as a member of the board of directors of the Federal Reserve Bank of Atlanta, Miami Branch since 2013.

•

Alberto Peraza was appointed as our Co-President and Chief Financial Officer in February 2018. Mr. Peraza provides support and guidance to the Chief Executive Officer on our business strategy. He directly manages all finance areas, including treasury, budgeting, tax and reporting. He is also responsible for investor and public relations. Mr. Peraza has served in various roles with us since 1992, including as President and Chief Operating Officer of the Bank from 2013 to 2018, Chief Financial Officer of the Bank from 1995 to 2013 and Corporate Secretary of the Bank from 1998 to 2004.

•

Alfonso Figueredo became our Co-President and Chief Operating Officer in February 2018. Mr. Figueredo is responsible for all day-to-day business operations and administration activities, including operations and technology, human resources, legal, credit services and administration. Mr. Figueredo has served in various roles with MSF since 1988, including as Executive Vice President of Operations & Administration from 2015 to 2018 and Chief Financial Officer from 2008 to 2015.

•

Miguel Palacios was appointed as our Executive Vice President and Chief Business Officer in February 2018. Mr. Palacios is responsible for implementing our corporate strategies, managing the business units and our products and channels, and establishing performance and production targets to achieve our financial objectives. He has held various roles since joining the Bank in 2005, including as Executive Vice President and Domestic Personal and Commercial Manager from 2012 to 2018, Special Assets Manager from 2009 to 2012 and Corporate International-LATAM Manager from 2005 to 2009. Mr. Palacios has also served in various roles with MSF since 1992.

•

Alberto Capriles was appointed as our Executive Vice President in February 2018 and has been our Chief Risk Officer since 2016. Mr. Capriles is responsible for all enterprise risk management oversight, including credit, market, operational and information security risks. Mr. Capriles served in various roles with MSF, including Corporate Treasurer from 2008 to 2015, head of Corporate Market Risk Management from 1999 to 2008, and as Corporate Risk Specialist from 1995 to 1999, where he led the project to implement MSF’s enterprise risk management model.

Enhanced Profitability

The Spin-off and this Offering has allowed us to simplify our business and regulation. The Spin-off sharpened our focus on our strategy to increase our ROA and ROE through margin expansion, shift in loan mix, efficiencies, appropriate cross-selling of services, increased fee income and growth in our various businesses. We intend to continue to build on our already improving financial performance as part of a multi-year strategic plan which focuses on increasing our core domestic business and profitability.

As we have continued to execute on our plan, we have seen significant improvement in key profitability and operating measures as follows:

	Nine Months Ended		Growth Rates
	September 30, 2018	September 30, 2017
	(in thousands, except percentages)
Total interest income	$227,472	$201,114	13.11%
Net interest income	$162,255	$154,858	4.78%

We believe that our cost reduction program will generate a significant reduction in noninterest expenses as a result of our simplified business model and as better technology is deployed. In addition, our asset sensitive balance sheet is expected to result in further margin expansion as a result of the current rising rate environment. Our redeployment from lower yielding loans and securities into higher yielding U.S. C&I loans and CRE loans is further expected to improve our NIM.

We intend to use the net proceeds which we receive from the Offering first to repurchase, subject to Federal Reserve approval, up to all 3,532,457 shares of our Class B common stock held by MSF. After repurchasing all of our Class B common stock held by MSF, we intend to use the remaining proceeds to redeem, subject to Federal Reserve approval, up to $53.9 million of our highest cost outstanding trust preferred securities with annual fixed interest rates ranging from 10.60% to 8.90% starting with the most expensive trust preferred securities. Redemption of all $53.9 million of these trust preferred securities would reduce our annual interest expense by approximately $5.2 million. See “Use of Proceeds.”

Our Business Strategy

We recently conducted a strategic review with the assistance of a nationally known consulting firm to evaluate our post Spin-off business strategy as an independent company. As part of our Spin-off from MSF, our business model and product offerings are being simplified and focused on U.S. domestic lending.

We have adopted and are in the early stages of implementing our strategic plan to simplify our business model and focus our activities as a community bank serving our domestic customers and select foreign depositors, and wealth management and fiduciary customers.

Our strategic objectives include:

•	Increase domestic core deposits by bundling products and improving customer and market data to improve deposit offerings and gain a greater share of each customer’s business;

•

Enhance retail and commercial sales approaches with better data and CRM tools, improved banking centers of the future, and a consultative approach to identify and meet customer needs, while reducing banking center occupancy and staffing costs;

•

Replace the approximately $300 million of low yielding foreign Corporate LATAM loans outstanding at September 30, 2018 as these mature this year and in the first quarter of 2019, with higher margin domestic loans;

•

Focus on domestic lending opportunities, especially relationship-driven consumer loans (including residential first mortgages and home equity loans), retail lending (including personal and small business loans) and C&I and CRE loans, which may improve our returns at lower risks than various types of credit we have made historically;

•

Improve cross-selling among all business lines, with a focus on attracting core deposits, fee income and loans, while building broader, more profitable customer relationships, including wealth management;

•	Increase non-interest fee income through our cash management products, interest swaps, private banking and wealth management services;

•	Build our scalable wealth management business with more domestic, as well as international, customers;

•

Expand by four new banking centers of the future in South Florida through 2020, reconfigure banking centers to smaller banking center of the future facilities, and relocate certain banking centers to better locations as existing leases expire;

•	Improve the customer experience by:

•	improving online and mobile banking for retail and commercial customers;

•

transforming our banking centers to provide a seamless retail banking experience with staff focused on consultative customer service across the full range of products we offer with less emphasis on routine transactions;

•	streamlining and speeding product applications, transactions and customer processes compliant with regulatory requirements, such as data privacy and anti-money laundering; and

•	providing quicker decisions on customer requests while maintaining accountability and appropriate credit and compliance standards;

•

Reduce the number of our computer applications and programs and streamline our processes to increase efficiency through approximately $10 to $15 million of technology investments over the next 3 years;

•	Reduce staffing generally, including as a result of more automated and better integrated systems, and reduced staffing in the banking centers of the future;

•	Improve the quality and reduce the costs of our capital by redeeming approximately $53.9 million of high cost, fixed rate trust preferred securities;

•	Reduce and reorganize the space we occupy in our main office to increase the amount and attractiveness of space available for lease to third parties;

•	Expand and improve the capabilities of our online bank to offer deposit accounts nationwide; and

•	Align responsibilities and incentives to achieve these goals.

Our plan includes replacing existing technology and information systems with a reduced number of systems that are better integrated, and which automate and speed our customer and compliance processes, while enabling us to improve the data we use to better understand and anticipate our markets’ and customers’ needs. We also continue to implement digital banking services and further automate manual customer service and back office processes. We believe these enhanced processes and systems will promote our growth, efficiency and profitability.

We attribute much of our success to our strong culture of customer service, credit policies, internal controls and regulatory compliance, and our experience as a subsidiary of a large, well-established, sophisticated multinational banking organization. In contrast to many community banks, we have extensive experience working with larger, sophisticated customers to provide solutions for their entire banking and wealth management needs. We operate in highly attractive markets and will seek to expand to meet those markets’ needs, such as with an additional banking center in Palm Beach, as well as expand in other markets in Florida and Texas with attractive demographics, including Dallas. We will continue to serve our existing profitable international customer base, and will seek select new customers that meet our risk and profitability objectives.

We believe that we have substantially completed our strategic reduction in our international customer base to reduce our risks and costs. We selectively closed accounts held by certain Venezuelan and other international customers with approximately $272 million of deposits in 2017 and the first nine months of 2018. We expect to redeploy maturing foreign loans into higher yielding domestic loans. Our domestic deposit strategy is expected to fund anticipated loan growth. We will use FHLB advances to match fund real estate loans. We are seeing substantial growth in the Houston market and continued growth in Florida. We have increased our core domestic deposits, and will continue do to so through our needs-based consultative sales and service approach. We have improved our deposit account penetration among our commercial customer base and are seeking further increases in these deposits.

We believe that our bank model, including wealth management, provides a seamless, multi-channel client experience that permits us to build upon existing customer relationships and attract new, profitable business. Our focus is gaining an increased share of wallet and non-lending products from our existing client base, and using a consultative approach to increase our customers, generally. We plan to leverage our wealth management capabilities and focus on other cross-selling opportunities. We seek to increase our deposits from our borrowers and loans and deposits from our wealth management customers. We seek to expand our wealth management services to our depositors and borrowers, especially owners and managers of small and medium size businesses.

We continue to pursue targeted lending opportunities consistent with our credit guidelines. We are seeking to increase our domestic lending to reduce foreign lending risks, and we have refined our product suite to target selected domestic customers.

Retail Banking

Retail banking includes our consumer and small business deposit and lending groups. It operates through our 23 banking centers, and our online and mobile banking services. It offers a full array of deposit products, residential first mortgages, home equity loans and lines of credit, executive lines of credit and loans to small businesses, including SBA loans. It actively seeks to bundle products to attract a greater share of its customers’ wallets and to cross-sell wealth management and other services such as cash management for small businesses. At September 30, 2018, retail accounted for $1.8 billion (29.62%) of our deposits and $431.0 million (7.08%) of our loans.

Retail banking is implementing our new strategy successfully in other ways, also. During the first three quarters of 2018, retail deposits grew 16.6%, including 38.2% growth in Texas. In May, we introduced our new relationship money market and checking account product. Our home equity lines were actively promoted during 2018. Although the amounts fluctuate, the Dollar amount of these home equity lines increased 23.7% as of September 30, 2018 compared to September 30, 2017. More than one-half of the new home equity line customers also established a checking account with us. Our jumbo mortgage product has been successfully promoted in 2018, with outstanding jumbo loans growing $58.2 million, or 89.1%, since December 31, 2017. We have been adding experienced residential mortgage lenders, and improving our product offerings and processes.

Retail banking seeks efficiencies and improved customer service with electronic banking, and speedier processes and customer services platforms. For example, in August 2018, we introduced the Aperio system from FISERV, our core banking system provider, to speed account openings and promote our ongoing customer service.

In February 2018, we launched our “banking center of the future” with our new banking center in Wellington, Florida. These smaller facilities will offer a combination of bank relationship managers and products, and focus on consultative, needs-oriented service to our customers, while recognizing that customers’ banking center needs are changing as a result of mobile and electronic banking.

We currently have three banking centers of the future, and are adding four new banking centers in Miami Lakes, Davie, Delray Beach and Boca Raton during 2019. The banking center of the future reduces the average size of a banking center from 4,000 square feet to between 2,000 and 3,000 square feet, depending on the location. The staffing of our banking centers has been reduced already, and the banking centers of the future will be reduced further to an average of approximately four FTEs. The banking centers of the future will focus less on routine transactions. Instead, these offices will promote interaction with our customers. Our banking specialists, who are cross-trained to market and execute the full variety of our retail banking services, will help customers with specialized needs, and introduce them to our specialists who are available via video conference with respect to wealth management, mortgages and other services. Existing banking centers are being converted to the banking center of the future as their leases expire, and, in some cases, are being relocated to better facilities and better locations.

Our Markets

Our primary markets are the Miami-Fort Lauderdale-West Palm Beach, FL MSA, Houston-The Woodlands-Sugar Land, TX MSA and New York City markets. We offer our services through 23 banking centers in Florida and Texas and a LPO in New York City. According to S&P Global, the Miami MSA, which has approximately 29% of Florida’s total population, is home to some of the largest Southeast companies. The Miami MSA is comprised of the Miami-Dade, Broward, and Palm Beach counties and is the second most populous Southeast MSA behind the Washington D.C. MSA. The Miami MSA had $236.8 billion of total deposits as of June 30, 2018, and its projected population growth rate of 6.6% is almost twice the projected national population growth rate.

Additionally, the Houston MSA, which comprises roughly 24% of Texas’ total population and is also home to some of the largest Southwest companies, is the second largest Southwest MSA in terms of total population behind the Dallas MSA. The Houston MSA had $245.6 billion of total deposits as of June 30, 2018. Its projected population growth rate of 8% is significantly outpacing the national rate by 4.4%. We believe these markets have significant organic growth opportunities.

The following table shows certain demographic information regarding the Florida and Texas markets where we provide the full range of our services:

	September 30, 2018	June 30, 2018	Projected Total Population 2019	Projected Population Change 2010-2019 (%)	Projected Population Change 2019-2024 (%)	Projected Median Household Income 2019	Projected Household Income Change 2019-2024 (%)
MSA	Number of Mercantil Banking Centers	Mercantil Deposits in Market (millions)
Miami-Fort Lauderdale-West Palm Beach, FL	15	$5,761.5	6,283,790	12.92	6.60	$57,220	11.26
Houston-The Woodlands-Sugar Land, TX	8	638.4	7,092,836	19.80	8.01	65,702	2.36
Weighted Average: MSA				13.61	6.74	58,066	10.37
Aggregate: National			329,236,175	6.64	3.56	63,174	8.82

Source:	FDIC deposit data as of June 30, 2018 and demographic data from S&P Global Market Intelligence as of June 2018.

We are the largest community bank headquartered in the Miami MSA with 2.43% deposit market share according to the most recent Federal Deposit Insurance Corporation, or FDIC, data, as of June 30, 2018. We believe our focused efforts on generating domestic deposits, while serving our valued international customers, will expand our overall market share in the Miami and Houston MSAs.

The following table shows our market position in the Miami MSA among the top 15 banks.

		June 30, 2018
Institution (Headquarters)	Rank	Number of Branches in Market		Total Deposits in Market	Total Deposit Market Share (%)
	(Dollars in thousands)
Miami-Fort Lauderdale-West Palm Beach, FL
Bank of America, N.A. (NC)	1	193		$41,729,608	17.62
Wells Fargo Bank, N.A. (SD)	2	204		35,831,937	15.13
JPMorgan Chase Bank, N.A. (OH)	3	187		21,480,232	9.07
Citibank, N.A. (SD)	4	54		17,991,000	7.60
BankUnited, N.A. (FL)	5	59		12,607,372	5.32
SunTrust Bank (GA)	6	92		11,474,561	4.84
City National Bank of Florida (FL)***	7	42		10,445,419	4.41
TD Bank, N.A. (DE)***	8	75		7,520,706	3.18
Branch Banking and Trust Company (NC)	9	98		7,288,234	3.08
Amerant Bank, N.A. (FL)****	10	16	*	5,761,530	2.43
Iberiabank (LA)	11	30		5,031,967	2.12
Florida Community Bank, N.A. (FL)**	12	21		4,994,010	2.11
PNC Bank, N.A. (DE)	13	71		4,737,361	2.00
HSBC Bank USA, N.A. (VA)***	14	17		4,307,081	1.82
Regions Bank (AL)	15	66		4,083,400	1.72

Total for Top 15 Institutions		1,225		$195,284,418	82.45

Total for Other Institutions		324		41,557,606	17.55

Aggregate Total		1,549		236,842,024	100.00

Source: FDIC data as of June 30, 2018.

*	The Company operates 15 banking centers in the Miami MSA (23 in total). The FDIC also counts the Coral Gables headquarters office as a “branch.”
**	Recently announced sale to Synovus Financial Corp. (GA).
***	Parent company headquartered outside of the United States.
****	Mercantil Bank, N.A. was renamed “Amerant Bank, N.A.” on the opening of business on October 24, 2018.

The greater Miami market has a diversified economy, including the trade, tourism, services, manufacturing, education, real estate, and construction sectors. Some of Miami’s top private employers include Baptist Health South Florida, University of Miami, American Airlines, Florida Power & Light Company, and Carnival Cruise Lines. The United States Bureau of Labor Statistics states the unemployment rate for the Miami area was 3.5% as of September 2018. According to Miami-Dade Beacon Council, there were over 96,000 businesses located in the Miami-Dade County in 2016 with the most job growth occurring in the hospitality, tourism, life sciences and healthcare sectors, which experienced an increase of 26,209 and 13,403 jobs, respectively, in 2012 and 2017. The 2017 Kauffman Index of start up activity ranked the Miami MSA as the number one area for startup activity in the nation among the 39 largest metropolitan areas in the U.S. Small and medium sized businesses predominate in the Miami MSA.

Our Segments

We report our results of operations through four segments: PAC, Corporate LATAM, Treasury and Institutional.

The PAC segment represents the largest contributor to our results in terms of loan and deposit volumes and income, representing, among others, the following businesses: CRE, middle market, commercial (both domestic and international), small business and personal, family and household clients (both domestic and international). This segment is supported by the Bank’s 15 banking centers in Florida, eight in Texas and the LPO in New York City, and a wide array of products and services offered by the Bank. In addition, PAC, in conjunction with our Treasury segment, participates in the sourcing and management of syndicated and purchased accounts receivable loans.

Corporate LATAM serves Tier 1 financial institutions and a select number of companies in the target countries of Brazil, Chile, Peru, Colombia and Mexico. Corporate LATAM customers generally have over $1.0 billion in annual sales and operate in several large industries.

Treasury manages certain elements of the Bank’s balance sheet, including liquidity, duration, economic values and general asset/liability management, or ALM. Therefore, it derives a significant portion of its results from its securities portfolio management activities. These activities seek to maintain an adequate combination of profitability, liquidity, interest risk and credit risk of the Bank’s investment portfolio to achieve its overall strategic goals, including capital preservation. Through the timing of its purchases and sales to achieve these objectives, Treasury historically has also provided a source of revenue to us in a volatile and constantly changing economic environment. In addition, Treasury, together with PAC, participates in sourcing and managing syndicated and accounts receivable loans and the offering of derivative instruments to our borrowers seeking to hedge potential changes in their loan interest rates.

The activities of our Institutional segment relate to institutional or corporate overhead activities, including those of the Trust Company and Investment Services.

Our Markets

Our primary market areas are South Florida, the greater Houston, Texas and the greater New York City area, especially the five New York City boroughs. We serve the South Florida and greater Houston, Texas communities from our headquarters in Coral Gables, Florida, and through a network of 15 banking locations in South Florida and eight banking locations in the greater Houston, Texas area. We also maintain a LPO in New York City that focuses on originating CRE loans. As part of our strategic plan, in addition to expansion in our domestic market areas, we may further diversify our markets through entry into other large metropolitan markets, especially in other major cities in Texas. Expansion may include LPOs and banking centers.

South Florida

As of September 30, 2018, the Bank had 15 banking centers. The total domestic deposits in these offices were $1.6 billion, $1.5 billion, $1.4 billion and $1.2 billion as of September 30, 2018, December 31, 2017, 2016 and 2015, respectively. The Bank’s Florida domestic deposits have grown 122.2% since December 31, 2012. The Bank’s South Florida banking centers had total domestic loans outstanding of $3.9 billion, $3.6 billion, $3.6 billion and $3.3 billion as of September 30, 2018, December 31, 2017, 2016 and 2015, respectively.

South Florida’s strong economy makes it an attractive market to grow our core deposit base and make quality loans. According to 2016 census data, the median household income was $44,224, $52,954 and $55,277 in Miami-Dade, Broward, and Palm Beach counties, respectively, compared to a state-wide household income of $48,900 and a national median household income of $55,322. We believe that our experienced, customer-oriented employees and offices in the South Florida market makes us well suited to serve the needs of this market. According to U.S. Census Bureau data, the population of Florida was 20.98 million in 2016, up 9.6% since 2010. Among these Florida residents is a large population of Latin Americans. Our largely bilingual staff (English and Spanish) enable us to serve the banking needs of these communities, and grow.

The unemployment rate in Miami-Dade county was 3.6% in September 2018 according to the U.S. Bureau of Labor Statistics.

Greater Houston, Texas

As of September 30, 2018, the Bank had eight banking centers with total domestic deposits of $643.8 million, $466.8 million, $314.5 million and $205.1 million as of September 30, 2018, December 31, 2017, 2016 and 2015, respectively. Over the past five years, the Bank’s total domestic deposits and its deposit market share in the Houston area has more than doubled. The Bank’s greater Houston, Texas banking centers had total domestic loans outstanding of $968.3 million, $867.2 million, $634.8 million and $403.3 million as of September 30, 2018, December 31, 2017, 2016 and 2015, respectively.

The $1.6 trillion Texas economy is the second biggest in the U.S., behind only California. The metropolitan statistical area, or MSA, for Houston-The Woodlands-Sugar Land, Texas, is comprised of nine counties and represents the fifth most populous metropolitan area in the U.S., according to the U.S. Census Bureau’s 2016 population estimates.

As of July 1, 2016, the U.S. Census Bureau estimates that the population of Texas was 27.9 million people, representing a 10.8% increase since 2010. The population of the Houston MSA is 24.0% of Texas’ total population, with 6.8 million people. Since 2010, this market’s population increased 14.4%.

The Houston MSA’s strong economic environment makes it an attractive market to grow our core deposit base and make quality loans. In 2016, median household income in the Houston MSA was $60,902 compared to $54,727 and $55,322 in Texas and the U.S., respectively, according to data provided by the U.S. Census Bureau. The Houston MSA had the sixth highest GDP among all the metropolitan areas monitored by the U.S. Bureau of Economic Analysis in 2016. The unemployment rate in Texas and the Houston MSA was 3.8% and 4.1%, respectively, as of September 2018 according to the U.S. Bureau of Labor Statistics.

Real estate in the Houston MSA has recovered strongly from the floods in 2017. According to data provided by the Houston Association of Realtors, the median sale price for single-family homes in the Houston MSA reached $233,500 in March 2018, a 2.4% increase from the previous year. Median home values were approximately 10% higher than those found in Texas. Single-family home sales declined by 2.5% year-over-year in March 2018 and total Dollar volume of home sales is up 0.7%. The 2016 median real estate tax paid on mortgaged properties in the Houston MSA was $3,708.

New York City

The New York City CRE market is one of the largest and most sophisticated in the world. We serve this market through our LPO in Manhattan, which is staffed with six full-time relationship managers and portfolio managers, plus one underwriter. All of our professionals in New York City are senior bankers, with an average tenure with the Bank of seven years, and with an average of 17 years of industry experience. We serve the financing needs of our clients in the greater New York City area through our CRE lending platform, which focuses on originating construction, permanent and repositioning loans on multi-family, retail, office, industrial and select hospitality properties. As of September 30, 2018, December 31, 2017, 2016 and 2015, the Bank had outstanding loans to greater New York City area customers of $761.9 million, $780.5 million, $688.6 million and $558.5 million, respectively.

Venezuela and Other Foreign Countries

Partially as a result of our affiliation with MSF, we have historically maintained a significant deposit base from customers who reside in Venezuela and other foreign countries, primarily in Latin America. In addition, through our PAC segment, we offer a variety of loans to customers located outside of the U.S. As of September 30, 2018, December 31, 2017, 2016 and 2015, the Bank had deposits from international customers of $3.2 billion, $3.5 billion, $4.1 billion and $4.5 billion, respectively. At such dates, our loans to international customers were $0.6 billion, $0.8 billion, $0.9 billion and $1.4 billion, respectively. Loans to Venezuelan persons secured by U.S. residential properties were $134.1 million, $145.1 million, $147.0 million and $138.4 million as of September 30, 2018, December 31, 2017, 2016 and 2015, respectively. Excluding loans to Venezuelans secured by U.S. real property, automobile loans and outstanding credit card balances, net of cash collateral, were $28.0 million, $37.6 million, $37.1 million and $47.5 million as of September 30, 2018, December 31, 2017, 2016 and 2015, respectively. Outstanding loans to non-Venezuelan international financial institutions, international corporate borrowers and international retail borrowers were $399.6 million, $572.6 million, $663.8 million and $1,174.3 million, respectively, at September 30, 2018, December 31, 2017, 2016 and 2015. Since December 31, 2015, balances for loans to international financial institutions and international corporate borrowers declined by 57.21% and 81.42%, respectively.

Credit Policies and Procedures

General. We adhere to what we believe are disciplined underwriting standards. We maintain asset quality through an emphasis on local market knowledge, long-term customer relationships, consistent and thorough underwriting for all loans and a conservative credit culture. We also seek to maintain a broadly diversified loan portfolio across geographies, customers, products and industries. Our lending policies do not provide for any loans that are highly speculative, subprime, or that have high loan-to-value ratios. These components, together with active credit management, are the foundation of our credit culture, which we believe is critical to enhancing the long-term value of our organization to our customers, employees, shareholders and communities.

Credit Concentrations. In connection with the management of our credit portfolio, we actively manage the composition of our loan portfolio, including credit concentrations. Our loan approval policies establish concentration limits with respect to industry and loan product type to ensure portfolio diversification, which are reviewed at least annually. The CRE concentration limits include sub-limits by type of property and geographic market, which are reviewed semi-annually. Country limits for loans to foreign borrowers are also assessed semi-annually. In general, all concentration levels are monitored on a monthly basis.

Loan Approval Process. We seek to achieve an appropriate balance between prudent and disciplined underwriting and flexibility in our decision-making and responsiveness to our customers. As of September 30, 2018, the Bank had a legal lending limit of approximately $131.3 million for unsecured loans, and its “in-house” single obligor lending limit was

$35.0 million for CRE loans, representing 26.66% of our legal lending limit and $30.0 million for all other loans, representing 22.85% of our legal lending limit as of such date. Our credit approval policies provide the highest lending authority to our credit committee, as well as various levels of officer and senior management lending authority for new credits and renewals, which are based on position, capability and experience. These limits are reviewed periodically by the Bank’s board of directors. We believe that our credit approval process provides for thorough underwriting and sound and efficient decision making.

Credit Risk Management. We use what we believe is a comprehensive methodology to monitor credit quality and prudently manage credit concentration within our loan portfolio. Our underwriting policies and practices govern the risk profile and credit and geographic concentration of our loan portfolio. We also have what we believe to be a comprehensive methodology to monitor these credit quality standards, including a risk classification system that identifies potential problem loans based on risk characteristics by loan type as well as the early identification of deterioration at the individual loan level.

Credit risk management involves a collective effort among our loan officers and credit underwriting, credit administration, credit risk and collections personnel. We conduct weekly credit committee meetings to approve loans and review any other credit related matter. Once a month, the asset quality and delinquencies are also reviewed by the committee and reports are elevated to senior management and the board of directors. Our evaluation and compensation program for our loan officers includes significant asset quality goals, such as the percentage of past due loans and charge-offs to total loans in the officer’s portfolio, that we believe motivate the loan officers to focus on the origination and maintenance of high quality credits consistent with our strategic focus on asset quality.

It is our policy to discuss each loan that has one or more past due payments at our monthly meetings. Our policies require rapid notification of delinquency and prompt initiation of collection actions. Loan officers, credit administration personnel and senior management proactively support collection activities.

Deposits

Our deposits serve as the primary funding source for lending, investing and other general banking purposes. We provide a full range of deposit products and services, including a variety of checking and savings accounts, certificates of deposit, money market accounts, debit cards, remote deposit capture, online banking, mobile banking, e-Statements and direct deposit services. We also offer business accounts and cash management services, including business checking and savings accounts and treasury management services for our commercial clients. We solicit deposits through our relationship-driven team of dedicated and accessible bankers and through community focused marketing. We also seek to cross-sell deposit products and services at loan origination and loans to our depository and other customers.

We utilize brokered deposits. As of September 30, 2018, we had brokered deposits of $643.1 million, 10.4% of our total deposits.

Following the Spin-off, we have sought to continue to increase our share of domestic deposits by continuing our banking center expansion and redevelopment plans and focusing on improved efficiency and customer satisfaction.

Investment, Advisory and Trust Services

We offer a wide variety of trust and estate planning products and services through the Trust Company. Catering to high net worth customers, our trust and estate planning products include simple and complex trusts; private foundations; personal investment companies and escrow accounts. The Trust Company also acts as a U.S. fiduciary responsible for managing trust or escrow assets, provides custody services, and provides administrative services to MSF’s non-U.S. affiliates. See “Certain Relationships and Related Party Transactions.” The Trust Company’s wholly-owned subsidiary, CTC Management Services, LLC, provides corporate and ancillary administrative services for the Trust Company’s fiduciary relationships.

We also offer brokerage and investment advisory services in global capital markets through Investment Services, which is a member of FINRA, the Securities Investor Protection Corporation (SIPC) and a registered investment adviser with the SEC. Investment Services acts as an introducing broker-dealer through Pershing (a wholly-owned subsidiary of The Bank of New York Mellon) to obtain clearing, custody and other ancillary services. Investment Services offers a wide range of products, including mutual funds, exchange-traded funds, equity securities, fixed income securities, structured products, discretionary portfolio management, margin lending and online equities trading. Investment Services has distribution agreements with many major U.S. and international asset managers, as well as with some focused boutique providers. Investment Services provides its services to the Bank’s U.S. domestic and international customers mainly in the PAC segment. The Bank’s retail customers are offered non-FDIC insured investment products and services exclusively through Investment Services.

MSF indirectly, through its Panama holding company, currently owns 100% of the Cayman Bank. The Cayman Bank operates under a Cayman Offshore Bank license, or B license, and a Trust license and is supervised by the CIMA. The Cayman Bank has no staff and its fiduciary services and general administration are provided by the staff of the Trust Company and the Bank, respectively, under separate agreements. Approximately 50% of our trust relationships, including those of many of our important foreign customers, employ Cayman Islands trusts and are domiciled in the Cayman Bank. The OCC periodically examines the Bank and the Trust Company and reviews the fiduciary relationships and transactions that the Trust Company and the Bank manage for the Cayman Bank.

We operate and manage the Cayman Bank, which serves a number of our trust and wealth management customers. The Bank intends to acquire the Cayman Bank from a MSF subsidiary for cash at its fair market value based on the Cayman Bank’s shareholder’s equity, adjusted to reflect income and losses to the closing date and purchase accounting adjustments, including the mark to market of all assets and liabilities at the closing date, plus a premium of $885,000. The premium is based upon a valuation of the Cayman Bank prepared for us by Hovde Group, an investment banking firm. Based on the Cayman Bank’s October 31, 2018 balance sheet, marked to market with purchase accounting adjustment as of that date, the estimated purchase price would be approximately $13.9 to $14.9 million. We anticipate that the necessary bank regulatory approvals will take 3 to 6 months to complete. The acquisition is expected to be completed promptly after the receipt of the last required bank regulatory approval. See “Related Party Transactions.”

This acquisition is subject to the negotiation of a definitive agreement and the receipt of necessary Federal Reserve and CIMA regulatory approvals. Prior to the completion of the acquisition, we expect to continue the existing fiduciary services and general administrative services agreements with the Trust Company and the Bank, subject to any regulatory requirement. The continuation of these services, as well as the continued designation of our officers and directors, including Mr. Wilson, as officers or directors of the Cayman Bank will protect our customers’ interests pending the proposed acquisition.

Other Products and Services

We offer banking products and services that we believe are attractively priced with a focus on customer convenience and accessibility. We offer a full suite of online banking services including access to account balances, online transfers, online bill payment and electronic delivery of customer statements, as well as ATMs, and banking by mobile device, telephone and mail. Many of the services provided in our online platform are also available via our mobile application for smart devices. We also offer debit cards, credit cards to our international customers, night depository, direct deposit, cashier’s checks, safe deposit boxes in various locations and letters of credit, as well as treasury management services, including wire transfer services, remote deposit capture and automated clearinghouse services.

Investments

Our investment policy, set by our board of directors, requires that investment decisions are made based on, but not limited to, the following four principles: investment quality, liquidity requirements, interest-rate risk sensitivity and estimated return on investment. These characteristics are pillars of our investment decision-making process, which seeks to minimize exposure to risks while providing a reasonable yield and liquidity. The investment policy is carried out by Treasury in coordination with ALCO. Under the direction of ALCO and Treasury, the Bank employees have delegated authority to invest in securities within specified policy guidelines.

Information Technology Systems

We continue to make significant investments in our information technology systems for our deposit and lending operations and treasury management activities. We believe that this investment, including additional technology changes to implement our strategic plan, are essential to enhance our capabilities to offer new products, to increase our overall customer experience, to provide scale for future growth and acquisitions, to support our compliance, internal controls and efficiencies. We purchased our core data processing platform from a nationally recognized bank software vendor, which provides us with essential functionalities to support our continued growth. Our internal network and the majority of key applications are maintained in-house. The scalability of our infrastructure is designed to support our expansion strategy. In addition, we leverage the capabilities of a third-party service provider to augment the technical capabilities and expertise that is required for us to operate as an effective and efficient organization.

The Bank is actively engaged in identifying and managing cybersecurity risks. Protecting company data, non-public customer and employee data, and the systems that collect, process, and maintain this information is deemed critical. The Bank has an enterprise-wide Information Security Program, or Security Program, which is designed to protect the confidentiality, integrity and availability of customer non-public information and bank data. The Security Program is designed to protect our operations and assets through a continuous and comprehensive cybersecurity detection, protection and prevention program. This program includes an information security governance structure and related policies and procedures, security controls, protocols governing data and systems, monitoring processes, and processes to ensure that the information security programs of third-party service providers are adequate. Our Security Program also continuously promotes cybersecurity awareness and culture across the organization.

The Bank also has a business continuity plan, which it actively manages to prepare for any business continuity challenges it may face. Our business continuity/disaster recovery plan provides for the resiliency and recovery of our operations and services to our customers. The plan is supported and complemented by a robust business continuity governance framework, a life safety program as well as an enterprise-wide annual exercise and training to keep the program and strategies effective, scalable and understood by all employees. We believe both the Security Program and business continuity programs adhere to industry best practices and comply with the FFIEC’s guidelines, and are subject to periodic testing and independent audits.

Competition

The banking and financial services industry is highly competitive, and we compete with a wide range of lenders and other financial institutions within our markets, including local, regional, national and international commercial banks and credit unions. We also compete with mortgage companies, brokerage firms, trust service providers, consumer finance companies, mutual funds, securities firms, insurance companies, third-party payment processors, fintech companies and other financial intermediaries on various of our products and services. Some of our competitors are not subject to the regulatory restrictions and level of regulatory supervision applicable to us.

Interest rates on loans and deposits, as well as prices on fee-based services, are typically significant competitive factors within the banking and financial services industry. Many of our competitors are much larger financial institutions that have greater financial resources than we do and compete aggressively for market share. These competitors attempt to gain market share through their financial product mix, pricing strategies and larger banking center networks. Other important competitive factors in our industry and markets include office locations and hours, quality of customer service, community reputation, continuity of personnel and services, capacity and willingness to extend credit, electronic delivery systems and ability to offer sophisticated banking products and services. While we seek to remain competitive with respect to fees charged, interest rates and pricing, we believe that our broad and sophisticated commercial banking product suite, our high-quality customer service culture, our positive reputation and long-standing community relationships enable us to compete successfully within our markets and enhance our ability to attract and retain customers.

Our Employees

As of September 30, 2018, we employed 948 FTEs. None of our employees are represented by any collective bargaining unit or are parties to a collective bargaining agreement. We consider our relations with our employees to be very good and monitor these through employee engagement surveys. The Bank has earned an AON’s Regional “Best Employer” award in the last three years. This award recognizes those organization that have made an extraordinary effort to gain a competitive advantage through their people and, in doing so, become employers of choice.

Properties

We conduct our business from our approximately 177,000 square foot headquarters in Coral Gables, Florida, located at 220 Alhambra Circle, Coral Gables, Florida 33134. We own the Coral Gables location and, as of September 30, 2018, occupy approximately 72,000 square feet, or approximately 41%, of the building, with the remaining approximately 105,000 square feet, or approximately 59%, either leased to unrelated third-parties or available for lease. All of our business segments operate out of the headquarters. A significant portion of the employees included in the Institutional segment, primarily support services, operate out of our approximately 100,000 square feet operations center in the Beacon Industrial Park area of Doral, Florida. We own the operations center and occupy 100% of this building.

As of September 30, 2018, we have 23 banking centers, including 15 in Florida and 8 in Texas. Thirteen banking centers are occupied under lease agreements, five owned banking centers are located on ground subject to long-term land leases of 20 to 30 years, each with an option to renew for an additional 5 years and one owned banking center is located on ground subject to a long-term land lease that expires in 2020. These banking centers host various parts of our PAC segment. Our banking centers range from approximately 2,800 square feet to approximately 6,700 square feet, average approximately 4,800 square feet and total approximately 106,000 square feet. The total monthly rent for the banking centers is approximately $411,000 and the total annual rental expense for the leased banking centers is approximately $4.9 million, including the long-term land leases.

In addition to the banking centers, we lease approximately 14,000 square feet in Houston, Texas, which we use as our Texas regional office. The Texas regional office is principally used by our PAC segment and the annual rent is approximately $600,000.

We lease approximately 6,000 square feet in New York City, which our PAC segment principally uses as a LPO for CRE loans. The annual rent is approximately $530,100. We are opening a LPO in Dallas, Texas in the fourth quarter of 2018.

Our various leases have periodic escalation clauses, and may have options for extensions and other customary terms.

Other Subsidiaries

Intermediate Holding Company

The Company owns the Bank through our wholly-owned, intermediate holding company, Mercantil Florida Bancorp Inc., or Mercantil Florida. Mercantil Florida is the obligor under the $118.1 million aggregate principal amount of junior subordinated debentures related to our outstanding trust preferred securities. As of September 30, 2018 and December 31, 2017, Mercantil Florida had cash and cash equivalents of $34.9 million and $39.1 million, respectively.

Voting Trust

In October 2008, MSF, the Company and various individuals as Voting Trustees, entered into a Voting Trust Agreement, which we call the Voting Trust. The Voting Trust was set up to promote the interests of the Bank and expand its business in the U.S. by facilitating access to the U.S.’ capital markets, and to provide continued appropriate corporate governance of the Bank upon the occurrence of certain changes or threatened changes in control of MSF not approved by MSF’s board of directors, which we refer to as Control Changes. The Voting Trust was amended and restated in 2017 to clarify its terms and governance, and to extend the Voting Trust’s original 10-year term by an additional 25 years.

The Voting Trust was organized under the laws of Florida and was a grantor trust for federal income tax purposes. It held all the issued and outstanding shares of capital stock of Mercantil Florida, which is the Bank’s immediate parent and sole shareholder. The Voting Trust was a “company” subject to supervision and regulation under the BHC Act. The Voting Trust had issued Voting Trust certificates representing the entire interest in the Voting Trust to the Company. In the event of Control Changes in MSF, the Voting Trustees, could cancel the existing Voting Trust certificates and distribute these to MSF’s shareholders pro rata to preserve the Bank and MSF’s shareholders’ economic interests in the Bank. No Control Change had occurred prior to July 24, 2018.

The Voting Trust was terminated on July 24, 2018. The Spin-off made the Voting Trust unnecessary.

The REIT

Through the Bank’s subsidiary, CB Reit Holding Corporation, or REIT Hold Co., we maintain a real estate investment trust, CB Real Estate Investments, or REIT, which is taxed as a real estate investment trust. The REIT holds various of the Bank’s real estate loans, and allows the Bank to better manage the Bank’s real estate portfolio. The REIT’s outstanding common stock is owned entirely by REIT Hold Co. Of the REIT’s 1,250 issued and outstanding 6.00% preferred shares (par value $750), 1,125 are owned by REIT Hold Co. and 125 are owned by different employees of the Bank.

Legal Proceedings

We are, from time to time, in the ordinary course, engaged in litigation, and we have a small number of unresolved claims pending. In addition, as part of the ordinary course of business, we are parties to litigation involving claims to the ownership of funds in particular accounts, the collection of delinquent accounts, credit relationships, challenges to security interests in collateral and foreclosure interests, that are incidental to our regular business activities. While the ultimate liability with respect to these other litigation matters and claims cannot be determined at this time, we believe that potential liabilities relating to pending matters are not likely to be material to our financial position, results of operations or cash flows. Where appropriate, reserves for these various matters of litigation are established, under FASB ASC Topic 450, Contingencies, based in part upon the advice of legal counsel.

At least quarterly, we assess our liabilities and contingencies in connection with outstanding legal proceedings utilizing the latest information available. For those matters where it is probable that we will incur a loss and the amount of the loss can be reasonably estimated, we record a liability in our consolidated financial statements. These legal reserves may be increased or decreased to reflect any relevant developments based on our quarterly reviews. For other matters, where a loss is not probable or the amount of the loss is not estimable, we have not accrued legal reserves, consistent with applicable accounting guidance. Based on information currently available to us, advice of counsel, and available insurance coverage, we believe that our established reserves are adequate and the liabilities arising from the legal proceedings will not have a material adverse effect on our consolidated financial condition. We note, however, that in light of the inherent uncertainty in legal proceedings there can be no assurance that the ultimate resolution will not exceed established reserves. As a result, the outcome of a particular matter or a combination of matters, if unfavorable, may be material to our financial position, results of operations or cash flows for a particular period, depending upon the size of the loss or our income for that particular period.

Dividend Restrictions

As a bank holding company, our ability to pay dividends is affected by the policies and enforcement powers of the Federal Reserve. In addition, because we are a bank holding company, we are dependent upon the payment of dividends by the Bank to us as our principal source of funds to pay dividends in the future, if any, and to make other payments. The Bank is also subject to various legal, regulatory and other restrictions on its ability to pay dividends and make other distributions and payments to us. See “Supervision and Regulation—Payment of Dividends.”

MANAGEMENT

Our Directors and Executive Officers

The following table and biographies set forth information as to persons who serve as our directors and executive officers as of October 30, 2018. All of our directors, and Messrs. Peraza and Figueredo also serve on the board of directors of the Bank and all of our executive officers serve in the same position at the Bank. As previously announced, Mr. Vollmer will retire as Chairman of the board of directors effective following the completion of the Offering. Mr. Vollmer intends to continue to serve as one of our directors. Also as previously announced, our board of directors elected, effective upon the completion of the Offering and the retirement of Mr. Vollmer as our Chairman, Mr. Copeland, a current independent director of the Company, to serve as the non-executive Chairman of our board of directors.

Name	Age	Title
Gustavo J. Vollmer A.	69	Chairman of the Board of Directors
Millar Wilson	66	Vice-Chairman and Chief Executive Officer
Alberto Peraza	58	Co-President and Chief Financial Officer
Alfonso Figueredo	57	Co-President and Chief Operating Officer
Miguel Palacios	50	Executive Vice President and Chief Business Officer
Alberto Capriles	51	Executive Vice President and Chief Risk Officer
Jorge Trabanco	58	Chief Accounting Officer
Miguel A. Capriles L.	54	Director
Frederick C. Copeland, Jr.	77	Director
Rosa M. Costantino	61	Director
Pamella J. Dana, Ph.D.	55	Director
Alejandro Gonzalez S.	65	Director
Gustavo Marturet M.	53	Director
Jose Antonio Villamil	72	Director
Guillermo Villar	76	Director

Background and Experience of our Executive Officers and Directors

Gustavo J. Vollmer A. Mr. Vollmer has served as Chairman of the board of directors of the Company and the Bank since 2012 and has been a member of the board of directors of the Company and the Bank since 2003 and 2013, respectively. As previously announced, Mr. Vollmer will retire as Chairman of the board of directors effective following the completion of the Offering. Mr. Vollmer has served as the Chairman and Chief Executive Officer of MSF since 2011 and as a member of the MSF board of directors since 1997. Additionally, Mr. Vollmer has served as a member of the Latin America Advisory Committee of the New York Stock Exchange from 1996 to 2004, as a Director of the Institute of Advanced Studies in Administration (Instituto de Estudios Superiores de Administración (IESA)) since 2000, and as its Chairman from 2002 to 2008, as a member of the International Young Presidents Organization (YPO) from 1983 to 1998, and as its President from 1992 to 1993, as a member of The Group of Fifty (G-50) since 1994, as the Founding President of the Partnership for a Drug-free Venezuela from 1990 to 1991, as a member of the Development Council of Universidad Católica Andrés Bello since 2015, and as a member of the World President’s Organization (WPO) since 1998. Mr. Vollmer was also Founding Co-Chairman and a Member of the US-Venezuelan Business Council (CEVEU) from 1990 to 2010. Mr. Vollmer is a graduate of Duke University, Cambridge University and the Program for Executive Development at the International Institute for Management Development in Switzerland.

Mr. Vollmer brings extensive experience in leadership positions with global economic development and commerce, as well as business and social/community organizations to the board of directors.

Millar Wilson. Mr. Wilson has served as Chief Executive Officer of the Company and the Bank since 2009 and as the Vice-Chairman of the Company and the Bank since 2013 and as a director since 1987. Mr. Wilson also served as an alternate director for MSF from 2015 to 2017. Under his leadership, the Bank has grown to $8.4 billion in assets, achieved a continuous upward trend in net income, and enhanced both the banking center network and product offerings to steadily increase lending and deposits. Mr. Wilson has served in various roles with MSF for over 40 years, including as Executive Director of International Business of MSF from 2013 until January 2018. Mr. Wilson served as a member of the board of directors of the Federal Reserve Bank of Atlanta, Miami Branch since 2013, as a member of the board of directors of Enterprise Florida, Inc. from 2009 to 2013, as chairman of the board of directors of the American Red Cross of Greater Miami and the Keys from 2001 to 2002 and as a director and treasurer of the Miami Dade College Foundation from 1999 to 2004. Mr. Wilson is a graduate of Bradford University, England and the Harvard Business School Management Development Program.

As our Chief Executive Officer, Mr. Wilson has a breadth of knowledge concerning issues affecting us. His prior executive and director experience will assist the board of directors as we continue to expand our business.

Alberto Peraza. Mr. Peraza was appointed as the Co-President and Chief Financial Officer in February 2018. Mr. Peraza provides support and guidance to the Chief Executive Officer on the execution of the business strategy. He directly manages all finance areas, including the treasury, accounting, budgeting, tax and reporting. He is also responsible for investor and public relations. Mr. Peraza has served in various roles with us since 1992, including as President and Chief Operating Officer of the Bank from 2013 to 2018, Chief Financial Officer of the Bank from 1995 to 2013 and Corporate Secretary of the Bank from 1998 to 2004. Mr. Peraza has served in various finance management roles at Southeast Bank from 1980 to 1991 and Wells Fargo & Company from 1991 to 1992. Mr. Peraza has been a member of the board of directors of Habitat for Humanity of Greater Miami since 2014 and was a member of the Board of Directors of the Florida Bankers Association from 2010 to 2013 and the Coral Gables Chamber of Commerce from 2013 to 2016. Mr. Peraza is a graduate of Florida International University and the Vanderbilt University Owen Graduate School of Management’s Banking Program.

Alfonso Figueredo. Mr. Figueredo was appointed as the Co-President and Chief Operating Officer in February 2018. Mr. Figueredo is responsible for all the day-to-day business operations and administration activities, including operations & technology, human resources, legal, credit services & administration, and products & channels. Mr. Figueredo has served in various roles with MSF since 1988, including as Executive Vice President of Operations & Administration from 2015 to 2018 and Chief Financial Officer from 2008 to 2015. Previously, he held various management positions in finance from 1988 to 2008, including as Corporate Controller. Prior to joining MSF, he worked at PricewaterhouseCoopers in Caracas, Venezuela from 1981 to 1988. Mr. Figueredo served as President of the Bank Controllers Committee of the Venezuela Banking Association (ABV) from 2000 to 2005 and as a member of the Venezuelan-German Chamber of Commerce from 2012 to 2015. He received a degree in accounting and his MBA from Andres Bello Catholic University.

Miguel Palacios. Mr. Palacios was appointed as the Executive Vice President and Chief Business Officer in February 2018. Mr. Palacios is responsible for implementing our corporate strategies, managing the business units, and establishing performance and production targets to achieve our financial objectives. He has held various roles since joining the Bank in 2005, including as Executive Vice President and Domestic Personal and Commercial Manager from 2012 to 2018, Special Assets Manager from 2009 to 2012 and Corporate International-LATAM Manager from 2005 to 2009. Mr. Palacios has also served in various roles with MSF since 1992. Mr. Palacios graduated with a degree in Business Administration from Jose Maria Vargas University.

Alberto Capriles. Mr. Capriles was appointed as the Executive Vice President in February 2018 and has been the Chief Risk Officer since 2016. Mr. Capriles is responsible for all enterprise risk management oversight, including credit, market, operational and information security risk. Mr. Capriles has served in various roles with MSF since 1995, including as Executive Vice President and Chief Risk Officer of the Bank since 2016, Corporate Treasurer from 2008 to 2015, head of Corporate Market Risk Management from 1999 to 2008, and as Corporate Risk Specialist from 1995 to 1999, where he led the project to implement MSF’s enterprise risk management model. Prior to joining MSF, Mr. Capriles served as a foreign exchange trader with the Banco Central de Venezuela (Venezuelan Central Bank) from 1989 to 1991. Mr. Capriles has also served as a Professor in the Economics Department at the Andres Bello Catholic University from 1996 to 2008. Mr. Capriles graduated with a degree in Economics from the Andres Bello Catholic University, and earned a master’s degree in International Development Economics from Yale University, and a MBA from the Massachusetts Institute of Technology.

Jorge Trabanco. Mr. Trabanco was appointed as the Chief Accounting Officer in April 2018. Mr. Trabanco is responsible for managing financial risk, financial and SEC reporting. Mr. Trabanco has served in various roles with us since 2004, including as Chief Financial Officer of the Bank from 2013 to 2018 and Vice President and Financial Reporting Manager of the Bank from 2004 to 2013. Prior to joining us, Mr. Trabanco served in various management and accounting positions at Banco Santander Central Hispano S.A. (now Banco Santander S.A.) from 1992 to 2004, including as Vice President and Finance Director from 2003 to 2004, Controller from 2000 to 2002, and Senior Accountant from 1992 to 1998. Mr. Trabanco graduated from St. Thomas University in 1986 with a master’s degree in accounting and became a Certified Public Accountant in 1988. He is a member of the Florida Institute of Certified Public Accountants, American Institute of Certified Public Accountants, and Cuban-American Certified Public Accountants Association.

Miguel A. Capriles L. Mr. Capriles has served as a director since 2003 and as a director of MSF since 1997. Mr. Capriles has been the Managing Director of Gran Roque Capital, a real estate development firm focused on Spain and Portugal, since 2014. Previously, Mr. Capriles served as the Chairman and President of Cadena Capriles, a newspaper publisher from 1998 to 2013. He has also served as a director of H.L. Boulton S.A. since 1999 and Corporación Industrial Carabobo, C.A. since 2014, and is a member of the Governing Council of the Institute for Higher Studies in Administration (IESA) and of the Fedecámaras Consultative Council. Mr. Capriles has a degree in business administration from Universidad Metropolitana in Caracas, Venezuela.

As a long-time director of MSF and the Company and as a large shareholder of MSF and the Company, Mr. Capriles brings extensive experience with the Company to the board.

Frederick C. Copeland, Jr. Mr. Copeland has served as a director of the Company and the Bank since 2007. Additionally, Mr. Copeland, a current independent director of the Company, will serve as the non-executive Chairman of the board of directors effective following the completion of the Offering and Mr. Vollmer’s retirement as our Chairman. Previously, Mr. Copeland served as the President and Chief Executive Officer of Far East National Bank, Los Angeles, a bank, from May

2009 to December 2009 and as a member of the board of directors of Far East National Bank, Los Angeles from September 2004 to December 2009, the President and Chief Executive Officer of Aetna International, Inc., an insurance company, from 1995 to 2001, the Chairman, President and Chief Executive Officer of Fleet Bank, N.A. Connecticut, a bank, from 1993 to 1995, and the President and Chief Executive Officer of Citibank Canada, a bank, from 1987 to 1993. Additionally, Mr. Copeland is the Chairman of the Board of Connecticut Landmarks and a Trustee of the Wadsworth Atheneum, Hartford, Connecticut. Mr. Copeland received a Bachelor of Arts degree from Bowdoin College and a MBA from Columbia University.

Mr. Copeland brings extensive experience in leading large financial services companies to the board.

Rosa M. Costantino. Ms. Costantino has served as a director since January 2018. Ms. Costantino retired in 2015 after 36 years in the financial services industry. Ms. Costantino served in various positions with MSF from 1979 to 2015, including as the Global Personal Banking and Wealth Management Manager from 2005 to 2015 and in various roles in treasury, finance and retail banking. Ms. Costantino graduated with a degree in Economics from the Universidad Central de Venezuela. Ms. Costantino has served as a director of Mercantil Bank Schweiz, A.G., MSF’s Swiss bank subsidiary.

Ms. Costantino brings unique knowledge of the Company and wealth management expertise to the board of directors.

Pamella J. Dana, Ph.D. Dr. Dana has served as a director since 2007. Dr. Dana has served as Senior Advisor for Strategic Initiatives at the Institute for Human & Machine Cognition, a Florida-based research institute engaged in artificial intelligence, robotics, sensory substitution, data mining, and related technologies, since 2007. Previously, Dr. Dana served as the Executive Director of the Florida Governor’s Office of Tourism, Trade, and Economic Development from 1999 to 2007 and the Florida’s Chief Protocol Officer from 2002 to 2007. Dr. Dana served as Assistant and Deputy Secretary of the California Trade and Commerce Agency from 1995 to 1999. Dr. Dana serves on the board of directors of Triumph Gulf Coast, Inc. since 2013, which is overseeing the distribution of $1.5 billion in BP oil spill settlements monies awarded to Florida, and the Scripps Florida Funding Corporation Board, where she also serves on the Audit Committee, since 2007. She has been a Trustee of the Florida Chamber of Commerce Foundation since 2007, a member of the Florida Sports Foundation Board since 2011, and a member of the International Economic Development Council since 2007. From 2006 to 2009, Dr. Dana was a Trustee of the University of West Florida and was a voting member for Florida on the U.S. Gulf of Mexico Fisheries Management Council from 2011 to 2016. Dr. Dana holds a Ph.D. in International Development and Economics from the University of Southern California, a master’s degree in administration, planning and policy from Harvard University and a bachelor’s degree in sociology and social work from California State University, Chico.

Dr. Dana brings over 30 years of successful senior economic, business, and university leadership, policymaking and public affairs experience to the board of directors.

Alejandro Gonzalez S. Mr. Gonzalez has served as a director since 2004 and as an alternate director of MSF since 2006. Mr. Gonzalez has served in various positions with MSF since 1981, including as Executive President from 2007 to 2013 and as Executive President of Mercantil Banco Universal from 2005 to 2007. Mr. Gonzalez has also served as a director of the Venezuelan American Chamber of Commerce and Industry (Venamcham) from 2011 to 2013, the Venezuelan National Banking Council (CBN) from 2006 to 2008, the Venezuelan Banking Association (ABV) from 2001 to 2003, the Venezuelan-Swiss Chamber of Commerce and Industry in Venezuela from

2003 to 2008, and the Venezuelan Council for Investment Promotion (CONAPRI) from 2001 to 2003. Mr. Gonzalez has a degree in chemical engineering from Universidad Metropolitana and a MBA from Babson College.

As a former executive of MSF and the Bank, Mr. Gonzalez brings a unique history and track record of success in leading a diversified financial services company to the board of directors.

Gustavo Marturet M. Mr. Marturet has served as a director since 2015 and as a director of MSF since 2014. Mr. Marturet has served as the Portfolio Manager of the Canepa Dividend Select Fund, an investment fund, since 2012. In 2017, he co-founded Unison Asset Management, an affiliate of Canepa U.S., which serves as a financial advisory firm and manages the Canepa Dividend Select Fund. Since 2016, Mr. Marturet has been a Director of Canepa Funds ICAV in Dublin, Ireland, an affiliate of Canepa U.S. Previously, Mr. Marturet served as the Head of Private Banking and Asset Management at the Bank from 2008 to 2012, and as President and Chief Executive Officer of Investment Services from 2002 to 2010. Mr. Marturet also served in various roles at Verizon Investment Management, a corporate pension manager, and Bankers Trust Company, a New York-based bank. Mr. Marturet is a graduate of Andres Bello Catholic University, Yale University, and Hult University.

Mr. Marturet brings extensive wealth management, banking and U.S. capital markets experience to the board, which will be instrumental as the Company transitions to being a publicly traded entity.

Jose Antonio Villamil. Mr. Villamil has served as a director since 2003. Mr. Villamil has over 35 years of successful experience as a senior business economist, university educator and high-level policymaker for both the federal and Florida governments. Mr. Villamil is the Founder and currently a Senior Advisor to The Washington Economics Group, Inc., a Florida-based economic consulting firm established in 1993 upon his return to Florida from his service as Chief Economist and U.S. Undersecretary of Commerce for Economic Affairs from 1989 to 1993. He was selected in 2008 as the founding Dean of the School of Business of St. Thomas University, serving until December 31, 2013. From 1999 to 2000, he directed the Florida’s Tourism, Trade and Economic Development activities in the Office of the Governor and is the immediate past Chairman of the Governor’s Council of Economic Advisors of Florida. Mr. Villamil is a Board Member of the Beacon Council, Miami-Dade County’s official economic development organization, and Chairman of its Economic Roundtable. He also serves as Senior Fellow of the James Madison Institute of Tallahassee, Florida. Since June 2004, he has been a member of the board of directors of Spanish Broadcasting System, Inc., and since November 2010 he has been director of Pan-American Life Insurance Group. Mr. Villamil is a graduate of Louisiana State University and Florida International University.

Mr. Villamil brings over 30 years of successful experience as a senior business economist, and as a public official of both the federal and Florida governments to the board of directors.

Guillermo Villar. Mr. Villar has served as a director of the Company and the Bank since 1998. Mr. Villar has served as a Managing Partner of Alcazar Development Group, a real estate development firm, since April 2015. Previously, Mr. Villar served as the President and Chief Executive Officer of the Bank and the Company from 1988 and 2008. Mr. Villar has also served in various roles with MSF since 1974, including as Chief Financial Officer from 1978 to 1988 and Managing Director of other international banking subsidiaries from 1980 to 2008. Prior to joining MSF, Mr. Villar managed corporate and real estate lending in Puerto Rico for Chase Manhattan Bank (now JPMorgan Chase Bank) from 1972 to 1974. Mr. Villar has served on the boards of various trade, community, and charitable organizations, including Enterprise Florida, Inc., the

American Red Cross, the Small Business Credit Initiative, and the Coral Gables Chamber of Commerce. Mr. Villar has a master’s degree in Economics from Vanderbilt University and a MBA from Universidad de Puerto Rico.

As a former executive of MSF and President and Chief Executive Officer of the Bank, Mr. Villar brings extensive experience, Company knowledge and continuity to the board that is essential for maintaining the trust of our employees, customers and communities depend on when doing business with us.

Annual Shareholders’ Meeting

We expect to hold our first annual shareholders’ meeting in Spring 2019. This will be an annual meeting of shareholders for the election of directors, and such other proper business. Our annual meetings will be held at our principal office or at such other place or by electronic means as permitted by the laws of the state of Florida and on such date as may be fixed from time to time by resolution of our board of directors.

Relationship with MSF

Prior to the Spin-off, several of our directors and executive officers served as directors and officers of MSF and at other MSF subsidiaries. Following the Spin-off, only Messrs. Capriles, Marturet and Vollmer, who serve on the board of directors of MSF, and Mr. Wilson who serves as Chairman at the Cayman Bank, maintain positions at MSF and at other MSF subsidiaries.

Director Independence

The board of directors has determined that the following directors meet the independence requirements set forth in the listing standards of the Nasdaq Stock Market: Messrs. Copeland, Villamil, Villar and Gonzalez, Dr. Dana and Ms. Costantino.

Committees of the Board of Directors

We are governed by our board of directors. The board of directors operates through several committees, including an audit committee, compensation committee, corporate governance and nominating committee and risk committee.

Audit Committee. Our audit committee consists of four independent directors: Mr. Villar, as Chair, Dr. Dana, and Messrs. Copeland and Gonzalez. Each member of the audit committee is financially literate and our board of directors has determined that Mr. Gonzalez qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have a written audit committee charter, which details the principal functions of the audit committee, including:

•

the appointment, compensation, retention, replacement and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•

reviewing and discussing with the independent registered public accounting firm all relationships the independent registered public accounting firm has with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent registered public accounting firm and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee. Our compensation committee consists of three independent directors: Dr. Dana, as Chair, and Messrs. Copeland and Gonzalez.

We have a written compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq Stock Market and the SEC.

Corporate Governance and Nominating Committee. Our corporate governance and nominating committee consists of three independent directors: Mr. Copeland, as Chair, and Messrs. Villamil and Gonzalez.

We have a written corporate governance and nominating committee charter, which details the principal functions of the corporate governance and nominating committee, including:

•	to identify individuals qualified to become members of the board of directors;

•	make recommendations to the board of directors regarding board of director and committee composition;

•	to develop and recommend to the board of directors corporate governance principles applicable to us; and

•	oversee the evaluation of the board of directors and management.

Risk Committee. Our risk committee consists of five directors: Mr. Villamil, as Chair, and Messrs. Marturet, Vollmer, Capriles and Ms. Costantino.

We have a written risk committee charter, which details the principal functions of the risk committee, including evaluating, monitoring and, where appropriate, making recommendations to the board of directors, with respect to:

•	the Company’s and the Bank’s risk appetite, profile, and aggregate tolerance levels in light of their strategic, operational, and financial objectives;

•

the risks inherent in the businesses of the Company and the Bank, the interrelationships between these risks and the process by which management identifies, assesses and determines appropriate controls;

•	the enterprise risk management framework and control activities, including the setting of performance measurement goals and key risk indicators;

•	the integrity, advancement and understanding of the Company’s and the Bank’s systems and processes of operational controls; and

•	the allocation of risk capital and use of risk adjusted return on capital in decision making.

Code of Ethics

We have adopted a Code of Conduct and Ethics that applies to our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller and persons performing similar functions. The Code of Conduct and Ethics is available under the “Documents & Charters” link under the “Corporate Governance” dropdown in the “Investor Relations” tab on our website at https://www.mercantilbank.com. We will post any amendments to or waivers of our Code of Conduct and Ethics at the same location on our website.

Share Ownership Guidelines

In September of 2018, our board of directors adopted the following guidelines for ownership of our Class A common stock by our officers and directors, which require our directors and officers to own shares of our Class A common stock having values equal to the applicable multiple of base salary for executives and annual cash retainer for directors, as set forth in the table below:

Officers and Directors	Ownership Requirement
Chief Executive Officer	4X
Executive Management Committee Members	2X
Other Senior Officers	0.5-1X
Non-Employee Directors	4X

The directors and officers have 5 years from the adoption of these guidelines to comply with this requirement. The board of directors may, in its discretion, extend the period of time for attainment of such ownership levels in appropriate circumstances.

Until the required ownership level is met, executives are required to retain 50% of the shares received from us pursuant to the 2018 Plan.

Chairman

As previously announced, Mr. Vollmer will retire as Chairman of our board of directors effective following the completion of this Offering. Mr. Vollmer intends to continue to serve as one of our directors. Also as previously announced, our board of directors elected, effective upon the completion of the Offering and the retirement of Mr. Vollmer as our Chairman, Mr. Copeland to serve as the nonexecutive Chairman of our board of directors. Our Amended and Restated Bylaws, as amended upon the completion of the Offering, permit Mr. Copeland to be elected as a nonexecutive Chairman of our board of directors and clarify that such position will not interfere with his ability to serve on our committees or interfere with his ability to meet applicable SEC, Nasdaq and corporate independence requirements. Our Amended and Restated Bylaws, as amended upon the completion of the Offering, make no other changes to the Amended and Restated Bylaws currently in effect.

EXECUTIVE COMPENSATION

Introduction

As an emerging growth company under the JOBS Act, we are eligible for certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, exemptions from certain narrative and tabular disclosure obligations regarding executive compensation in our proxy statements, including the requirement to include a Compensation Discussion and Analysis section and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, as required by the Dodd-Frank Act, and an exemption from the requirement to hold a non-binding shareholder advisory vote on executive compensation. We are also permitted to provide scaled down financial disclosure. Furthermore, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers (other than our principal executive officer) serving as executive officers at the end of the last completed fiscal year. Unless the context requires otherwise, for purposes of this section, references to “the Company” refer to Mercantil Bank Holding Corporation and its subsidiaries, including the Bank.

This section describes the executive compensation program in place for our named executive officers, or NEOs, for the year ended December 31, 2017, who are:

(1)	Millar Wilson—Vice-Chairman and Chief Executive Officer;

(2)	Alberto Peraza—Co-President and Chief Financial Officer; and

(3)	Miguel Palacios—Executive Vice President and Chief Business Officer.

Summary Compensation Table

The following table sets forth certain information with respect to the compensation earned during the year that ended on December 31, 2017 by our NEOs:

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation (1)	All Other Compensation (2)	Total
Millar Wilson	2017	$566,010	$1,533,872	$217,695	$2,317,577
Vice-Chairman and Chief Executive Officer

Alberto Peraza	2017	$496,158	$722,271	$118,801	$1,337,230
Co-President and Chief Financial Officer

Miguel Palacios	2017	$412,010	$400,059	$68,464	$880,534
Executive Vice President and Chief Business Officer

(1)	Represents annual incentive cash awards earned under the Semi-Annual Variable Compensation Program and Long-Term Incentive Plan described below.

(2)	All Other Compensation for the NEOs which exceeded $10,000 is detailed in the following table:

Name	Matching Awards (1)	Director (2) Fees	Insurance Premiums (3)	Perquisites (4)	Total
Millar Wilson	$27,900	$137,650	$16,863	$35,282	$217,695
Alberto Peraza	$25,649	$63,050	$13,718	$16,384	$118,801
Miguel Palacios	$13,500	$2,000	$15,480	$37,484	$68,464

(1)	Represents matching contributions under the 401(k) Plan and the Deferred Compensation Plan.
(2)

For Mr. Wilson, represents fees paid for service on the board of directors of the Company, the Bank, Mercantil Florida, Investment Services and the Trust Company. For Mr. Peraza, represents fees paid for service on the board of directors of the Bank, Investment Services and the Trust Company. For Mr. Palacios, represents fees paid for service on the board of directors of Investment Services.

(3)	Includes employer paid insurance premium and associated gross-up payment for BOLI.
(4)	Represents auto allowance, club memberships and cellular phone payments.

Narrative to Summary Compensation Table

Our board of directors’ compensation committee generally administers the compensation program for the NEOs. Each of the NEOs was employed by us prior to the Spin-off. Therefore, the information provided in this section reflects compensation earned by the NEOs in connection with all services rendered in all capacities to us and reflects the design and objectives of our executive compensation programs prior to the Spin-off. Before the Spin-off, we were unable to provide equity incentives to our management, employees or directors.

In connection with the Spin-off, the compensation committee has been considering our incentive compensation programs and objectives to reflect our status as a public company and to better align the interests of our management, employees, directors and shareholders through equity incentive compensation. Among other things, our compensation committee recommended and our board of directors approved our 2018 Plan, and reserved 3.33 million shares of Class A common stock for potential awards pursuant to the 2018 Plan. Subject to the completion of this Offering, restricted stock awards of Class A common stock totaling approximately $11 million will be granted at the Offering price to approximately one hundred of our officers and directors.

The compensation program for our executives consists of a base salary, short-term incentive compensation (under the Semi-Annual Variable Compensation Program), long-term incentive compensation (under the Long-Term Incentive Plan), equity compensation (under the 2018 Plan), and health and welfare benefits. The compensation program’s design is based upon the Company’s performance, the level of responsibility and performance of the executive officer, and the analysis of market compensation levels and trends.

Non-Equity Incentive Plan Awards

Our NEOs are eligible to earn cash incentive awards under our Semi-Annual Variable Compensation Program and Long-Term Incentive Plan based on the level of achievement of performance goals for each applicable performance cycle under each plan.

Our Semi-Annual Variable Compensation Program is a short-term, non-equity incentive plan that is intended to motivate and reward the NEOs’ performance to us and focus the NEO’s attention on specific goals. The plan provides a cash incentive based on the achievement of individual and/or corporate performance objectives, individual contributions to us through team work and leadership, and for Millar Wilson, MSF’s financial results. The performance goals for each NEO’s awards are established at the beginning of semi-annual period, and are weighted according to their level of importance to achieving the Bank’s five-year strategic plan, which is set annually for the immediately following five-year period. The compensation committee then reviews and makes recommendations to the board of directors for approval as to the semi-annual awards based on the level of performance for the applicable semi-annual period. The first semi-annual period runs from January 1 through June 30 and the second semi-annual period runs from July 1 through December 31. For the NEOs’ 2017 awards, the performance metrics and weightings were as follows:

	2017 First Semi-Annual Period	2017 Second Semi-Annual Period
Millar Wilson	• The Bank’s financial and operating performance (40%);	• The Bank’s financial and operating performance (40%);

	• MSF’s financial performance (50%); and	• MSF’s financial performance (50%); and

	• Contributions through team work (10%).	• Contributions through team work (10%).

Alberto Peraza	• The Bank’s financial and operating performance (70%); and	• The Bank’s financial and operating performance (70%); and

	• Execution approach and contributions through team work (30%).	• Execution approach and contributions through team work (30%).

Miguel Palacios	• The Bank’s financial and operating performance (70%); and	• The Bank’s financial and operating performance (70%); and

	• Execution approach and contributions through team work (30%).	• Execution approach and contributions through team work (30%).

Bonus payouts, which are equal to a percentage of an NEO’s base salary, are based on a range that depends on a NEO’s achievement of applicable performance goals. The plan sets forth the minimum, target and maximum levels of annual payouts for each salary grade, but those levels for NEOs can be adjusted in the judgment of the compensation committee. In addition to meeting the performance goals for the plan, employees must also be employed at the time of payment to receive a bonus under the plan. The aggregate target amounts for each NEO under the Semi-Annual Variable Program for 2017 were $635,763 for Mr. Wilson, $384,375 for Mr. Peraza, and $207,400 for Mr. Palacios. Based on the achievement of the applicable performance goals, for the 2017 First Semi-Annual Period, Mr. Wilson received $575,000, Mr. Peraza received $240,193, and Mr. Palacios received $135,815. For the 2017 Second Semi-Annual Period, Mr. Wilson received $575,000, Alberto Peraza received $283,317, and Miguel Palacios received $132,295.

In addition to the other programs and benefits described in this section, the compensation committee is entitled to award a discretionary cash bonus to the NEOs based on their historical performance. Corresponding to the first half of 2017, additional awards of $24,807 and $12,185 were paid to Mr. Peraza and Mr. Palacios, respectively. In the second half of 2017, an additional award of $60,000 was paid to Mr. Wilson for his leadership and efforts made during such time period in connection with the Spin-off. Any continuation of these awards is subject to review and applicability by the compensation committee. Awards for the 2017 First Semi-Annual Period were paid in cash on August 18, 2017 to Mr. Peraza and Mr. Palacios and on October 13, 2017 to Mr. Wilson. Awards for the 2017 Second Semi-Annual Period were paid in cash on February 16, 2018.

The Long-Term Incentive Plan is a long-term, non-equity incentive plan that was adopted by us in 2014 to reward participants for their performance and contributions to long-term financial organizational goals and objectives and to improve competitive positioning, assuring engagement and retention of key employees. Each award granted under the Long-Term Incentive Plan has a three-year performance cycle, which starts on January 1 of the first year and ends on December 31 of the third year, and cash awards, which equal a percentage of the executive’s base salary, are earned based on the achievement of both corporate and individual corporate goals, which are approved for each performance cycle. In 2014, we consulted with outside compensation advisors and reviewed market compensation data during the process of establishing the Long-Term Incentive Plan. Based on that consultation and review, the compensation committee chose the following three performance metrics to apply to each performance-cycle under the plan until otherwise determined by the compensation committee: (1) three-year average ROE, which is derived from our five-year strategic plan, (2) the level of non-accruing loans/gross loans, and (3) the particular individual’s contributions. When evaluating the individual contribution metric, the compensation committee measures contributions such as an executive’s engagement with the corporate culture, his or her leadership, and teamwork, customer satisfaction scores, performance evaluation scores, and contributions to strategic goals. Payment of awards under the Long-Term Incentive Plan is contingent upon the achievement of a ROE threshold. Any award that is earned under the plan is paid following the completion of the applicable three-year performance cycle. Accordingly, the amounts shown in the Summary Compensation Table for fiscal year 2017 represent the cash incentive awards earned under the Long-Term Incentive Plan for the 2015-2017 performance cycle.

For each of the NEOs, the applicable performance metrics and weightings for the 2015-2017 performance cycle were (i) three-year average ROE (50%), (ii) non-accruing loans/gross loans ratio (20%), and (iii) individual contribution (30%).

For the NEOs, the applicable targets and actual payouts under the Long-Term Incentive Plan for the 2015-2017 performance cycle were as follows:

	Target Award (% of 2015 base salary)	Maximum Award (% of 2015 base salary)	Actual Award (% of 2015 base salary)
Millar Wilson	80%	120%	$323,872 (64.8%)
Alberto Peraza	50%	75%	$173,955 (39.5%)
Miguel Palacios	45%	67.5%	$119,764 (35.4%)

The award payouts for the 2015-2017 performance cycle were determined based on achievement of the corporate and individual performance metrics as described above. The actual award for each of the NEOs varied based on their individual performance during the evaluation period. The awards for the 2015-2017 performance cycle were paid on February 16, 2018 in the amounts set forth in the above table.

401(k) Plan

The Bank sponsors the Mercantil Bank Retirement Benefits Plan, or the 401(k) Plan, for its employees. Each employee is eligible to make contributions to the plan and receive matching employer contributions after attaining age 21 and three months’ employment with the Bank. The NEOs may participate in the 401(k) Plan on the same terms as the rest of the Bank’s employees. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan. Each participant may defer eligible compensation subject to the statutory limit and participants that are 50 years or older can also make additional “catch-up” contributions above the statutory limit. As a safe harbor plan, the Bank matches 100% of the first 5% of the participants’ contribution to the plan. All contributions made by both the participants and the Bank to the participants’ accounts are vested immediately.

Executive Deferred Compensation Plan

The Bank maintains the Deferred Compensation Plan for highly compensated employees, including the NEOs. The Deferred Compensation Plan is designed to prevent such employees from being disadvantaged by 401(k) plan limits, and supplements the 401(k) Plan’s savings opportunities.

Under the Deferred Compensation Plan, eligible employees, including the NEOs, may elect to defer all or a portion of their annual salary and cash incentive awards. The Deferred Compensation Plan allows eligible employees to receive matching contributions up to 5% of their annual salary. The Deferred Compensation Plan permits deferrals of compensation above the amounts they can contribute for retirement under the 401(k) Plan. All deferrals, employer contributions, earnings, and gains on each participant’s account in the Deferred Compensation Plan are vested immediately.

Each participant’s account under the Deferred Compensation Plan holds their contributions, along with earnings, expenses, gains, and losses. Each participant makes his or her own investment decisions as to amounts held in a participant’s account from among investment options that are designated in a services agreement between the Bank and Fidelity Investments, Inc. for the Deferred Compensation Plan.

The vested portion of a participant’s Deferred Compensation Plan is distributed in cash after the participant’s separation from service, either in a lump sum payment or in installment payments, in accordance with the participant’s distribution election. Each distribution, whether in a lump sum or a series of installment payments, commences on the first day of the month following the month in which the applicable triggering event occurred. Installment payments continue annually from the commencement day of the first installment distribution. If the participant’s separation from service is due to the participant’s disability or death, the participant will immediately become 100% vested in his or her account under the plan and payment will be made in such form as designated in the participant’s distribution election.

Additional Compensation Upon Termination or Change in Control

We do not have employment agreements currently with any of the NEOs. However, the NEOs are eligible to receive severance payments under our severance policy, which also applies to all qualifying employees and varies by employee grade levels. Severance payments may be triggered by a reduction in work force, job elimination, or re-organization (other than a change in control). Severance is paid as a lump sum or in installments for a period of time after termination. Severance payment is conditioned upon a release of claims against us and satisfactory performance. Subject to the determination of the compensation committee, severance payments to the NEOs may be greater than the minimum they are entitled to receive under our severance policy. If the NEOs were terminated at the end of 2017, they would be eligible to receive the following amounts under the severance policy: Millar Wilson, $469,904, Alberto Peraza, $331,154, and Miguel Palacios, $279,192.

Under the Long Term Incentive Plan, if an NEO’s employment is terminated due to his retirement, disability, or death, the NEO will receive a prorated award based on the number of months employed during the performance period prior to such termination. If the NEO’s employment is terminated before payout for any other reason other than retirement, disability, or death, the award is forfeited in its entirety.

Under the Deferred Compensation Plan, the vested portion of each NEO’s account is distributed in cash after the NEO’s separation of service, either in a lump sum payment or in installment payments, in accordance with the NEO’s distribution election. In addition, if a change in control of the Bank, as defined in Section 409A of the Internal Revenue Code, occurs prior to a participant’s separation from service, the participant will become 100% vested in his or her account at such time and will receive a lump sum cash payment on the first day of the month following the change in control.

The Spin-off caused an unexpected early distribution for U.S. federal income tax purposes from our Deferred Compensation Plan. This distribution will be taxable to plan participants as ordinary income during 2018. We partially compensated plan participants, in the aggregate amount of $1.2 million, for the higher tax expense they will incur as a result of the distribution increasing the plan participants’ estimated effective federal income tax rates by recording a contribution to the plan on behalf of its participants. The after tax net effect of this $1.2 million contribution for the period ended September 30, 2018, was approximately $952,000. As a result of the early taxable distribution to plan participants, we have expensed and deducted for federal income tax purposes, previously deferred compensation of approximately $8.1 million, resulting in an estimated tax credit of $1.7 million, which exceeds the amount of the tax gross-up paid to plan participants.

Employment Agreements

Our board of directors has approved our entry into employment agreements for our five most senior executive officers. It is expected that the employment agreements will be for three years, will be at current compensation levels for the present year, and will include customary terms for senior executives of a public company, including provisions relating to change of control, confidentiality, noncompetition and nonsolicitation. As a standalone, public company, the board of directors believe such contracts are important to retain senior officers and align their interests with our shareholders if control of the Company changes. The employment agreements, or their terms, have not been finalized.

Outstanding Equity Awards at Fiscal Year-End

None of our NEOs had outstanding equity awards as of the end of fiscal year 2017.

2018 Equity and Incentive Compensation Plan

In the future, awards under the 2018 Plan will replace cash grants under the Long-Term Incentive Plan.

The purpose of the 2018 Plan is to attract and retain our and our subsidiaries’ non-employee directors, officers and other employees and potentially certain of our consultants, and to provide such persons incentives and rewards for service and/or performance to us. The compensation committee of our board of directors, as plan administrator, will determine the grantees as well as award types and grant amounts under the 2018 Plan. The compensation committee expects to select the award mix for any future grants under the 2018 Plan in consultation with its outside compensation consultants.

The following types of awards are available under the 2018 Plan: option rights, appreciation rights, restricted stock, restricted stock units, cash incentive awards, performance shares, performance units, and other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Company Shares or factors that may influence the value of such shares. Awards will be made only in shares of Class A common stock. We have reserved 3.33 million shares of Class A common stock for issuance under the 2018 Plan.

Our compensation committee recommended and our board of directors approved granting restricted stock awards of our Class A common stock to approximately one hundred of our officers and directors, totaling approximately $11 million under the 2018 Plan. These grants would be made subject to this Offering at the public Offering price and would vest over three years. The accompanying grant agreements will include customary provisions covering confidentiality, noncompetition and nonsolicitation of Company customers and employees.

Director Compensation

The following table provides information on 2017 compensation for each of our non-NEO directors who served during 2017. The table below reflects payments made in connection with service on the board of directors of us, the Bank and Mercantil Florida, as applicable.

	Fees Earned or Paid in Cash (1)	All Other Compensation (2)	Total
Alejandro Gonzalez S.	$77,500	$16,000	$93,500
Alfredo Travieso (3)	134,900	16,000	150,900
Federico Vollmer A. (3)	76,100	16,000	92,100
Frederick C. Copeland, Jr.	140,500	14,000	154,500
Guillermo Villar	118,100	—	118,100
Gustavo Marturet M.	134,900	—	134,900
Gustavo J. Vollmer A. (4)	167,100	263,184	430,284
Jose Antonio Villamil (5)	133,500	60,000	193,500
Luis A. Romero (3)	77,000	—	77,000
Miguel A. Capriles L.	52,700	12,000	64,700
Pamella J. Dana, Ph.D.	120,900	16,000	136,900
Peter Huwyler (3)	120,900	16,000	136,900
Roberto Vainrub (3)	54,400	—	54,400

(1)	Represents fees earned or paid in cash for services provided to us, the Bank and/or Mercantil Florida as a director, including retainer fees, committee fees, and meeting fees.
(2)	Includes travel allowances for meetings for directors who live outside of the Miami area.
(3)	Mr. Travieso, Mr. Frederico Vollmer, Mr. Romero, Mr. Huwyler and Mr. Vainrub resigned from the board of directors in January 2018.
(4)	Mr. Vollmer was an employee of the Bank in 2017 and received a salary and health and welfare benefits and participated in our 401(k) plan.
(5)

Includes amounts paid to The Washington Economics Group, Inc. pursuant to a consulting arrangement. The Washington Economics Group, Inc. is owned by Mr. Villamil’s wife and receives a monthly fee of $5,000 for the rendering of economic advisory services.

We pay our directors based on the directors’ participation in board of directors and committee meetings held throughout the year (typically eight times per year). The following table illustrates the fees received by the directors in 2017.

	Monthly Retainer	Board Meeting Attendance Fee	Committee Meeting Attendance Fee	Travel Allowance Per Meeting
The Company	$—	$1,700	$1,400	$—
The Bank	1,500	3,700	1,400	—
Mercantil Florida	1,250	3,500	1,400	2,000

As a result of the Spin-off, director compensation will be restructured so that payments will be made by a single entity (i.e., us), and the amount of fees will be determined by the compensation committee after consultation with an outside compensation consultant to reflect our status as an independent publicly-traded company.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee during 2017 were Alejandro Gonzalez S. (Chairman), Miguel A. Capriles L., Gustavo Marturet M., Luis A. Romero, Alfredo Travieso, Gustavo J. Vollmer A., Federico Vollmer A., and Millar Wilson. Except for Mr. Wilson, who is a NEO, and Mr. Vollmer, who was an employee of the Bank, none of the members of this committee in 2017 had any interlocks required to be disclosed under Regulation S-K 407(e)(4).

PRINCIPAL SHAREHOLDERS AND SELLING SHAREHOLDER

The following table sets forth certain information with respect to the beneficial ownership of our Class A common stock and Class B common stock as of October 17, 2018 and, with respect to the Class B common stock, as adjusted to reflect the completion of this Offering, for:

•	each person whom we know to own beneficially more than 5% of our Class A common stock or Class B common stock;

•	each director, our chief executive officer and our two other most highly compensated officers identified in “Executive and Director Compensation”;

•	all of our directors and executive officers as a group; and

•	MSF, as our sole selling shareholder.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise noted in the footnotes below, each holder identified below has sole voting and investment power with respect to such securities. Unless otherwise provided, the address of each holder listed is c/o Mercantil Bank Holding Corporation, 220 Alhambra Circle, Coral Gables, Florida 33134.

In addition to the shares of our Class A common stock that we are offering, our selling shareholder is offering to sell all of its 4,922,477 shares of our Class A common stock, 19.9% of the total number of shares of our Class A common stock outstanding, in the Offering. We also propose to use net proceeds from this Offering to purchase, at a discount to the public offering price for shares of Class A common stock, up to all 3,532,457 share of Class B common stock held by MSF, representing 19.9% of our outstanding Class B common stock. If these sales are completed, MSF will no longer own any Company Shares.

The shares and percentages of beneficial ownership are calculated as of October 17, 2018 and are adjusted for the stock split. Prior to the application of the net proceeds, there will be 30,837,470 shares of our Class A common stock and 17,751,053 shares of our Class B common stock outstanding after the completion of the Offering (assuming that the underwriters do not exercise their option to purchase additional shares of our Class A common stock from us). The table does not reflect any shares of Class A common stock that may be purchased under the directed share program.

	Shares of Class A Common Stock Beneficially Owned					Shares of Class B Common Stock Beneficially Owned (1)
	Before the Offering		After the Offering			Before the Offering
Name of Beneficial Owner	Number	Percentage	Number	Percentage		Number	Percentage
Executive Officers and Directors
Gustavo J. Vollmer A. (2)	1,727,633.66	6.98%	1,727,633.66	5.60%		413,649.33	2.33%
Millar Wilson	—	*	—	*		—	*
Alberto Peraza	—	*	—	*		—	*
Alfonso Figueredo	1,148	*	1,148	*		937.33	*
Miguel Palacios	13.66	*	13.66	*		52	*
Alberto Capriles	—	*	—	*		—	*
Jorge Trabanco	—	*	—	*		—	*
Miguel A. Capriles L. (3)	2,161,833	8.74	2,161,833	7.01		1,772,689	9.99
Frederick C. Copeland, Jr.	—	*	—	*		—	*
Rosa M. Costantino	4,665.33	*	4,665.33	*		3,010	*
Pamella J. Dana, Ph.D.	—	*	—	*		—	*
Alejandro Gonzalez S. (4)	211,152.33	*	211,152.33	*		13,383.33	*
Gustavo Marturet M. (5)	66,213.66	*	66,213.66	*		7,149.66	*
Jose Antonio Villamil	—	*	—	*		—	*
Guillermo Villar	—	*	—	*		—	*
Executive officers and directors as a group:	4,172,659.66	16.87	4,172,659.66	13.53		2,210,870.66	12.45

Other Greater than 5% Security Holders (6)
MSF (1)(7)	4,922,477.66	19.90%	—	*	%	3,532,456.66	19.90%
Marturet family (8)	3,678,525.66	14.87	3,678,525.66	11.93		236,781.33	1.33
Vollmer family (9)	3,439,207.66	13.90	3,439,207.66	11.15		666,374	3.75
Capriles family (10)	2,161,833	8.74	2,161,833	7.01		1,772,689	9.99
Altamis, B.V. (11)	2,157,037.66	8.72	2,157,037.66	6.99		1,761,629	9.92
Marturet Medina Family (12)	2,210,889.33	8.94	2,210,889.33	7.17		223,757.66	1.26
Marturet companies (13)	1,271,683	5.14	1,271,683	4.12		11,349	*

*	Represents less than 1% of the class.

(1)

The number of shares of Class B common stock held after the Offering by all principal shareholders, except MSF, will be unchanged, but the percentage of the outstanding shares of Class B common stock will depend upon how many shares of Class B common stock were purchased by us from MSF using net proceeds from the Offering. Up to all 3,532,457 shares of our Class B common stock beneficially held by MSF will be repurchased by us with net proceeds from this Offering. If all 3,532,457 shares of our Class B common stock are repurchased, MSF will own no shares of our Class B common stock following this Offering and there will be 14,218,596 shares of our Class B common stock outstanding.

(2)

These shares include 1,795.66 shares of our Class A common stock and 217 shares of our Class B common stock held by Mr. Vollmer’s wife. Gustavo J. Vollmer A. disclaims beneficial ownership of 976,722 shares of our Class A common stock and 354,579.33 shares of our Class B common stock included in the table above as to which he has no economic interest therein. These shares are included in the shares beneficially owned by the Vollmer family, as to which Gustavo J. Vollmer A. may be deemed to have shared voting and investment power.

(3)

Miguel A. Capriles L. disclaims beneficial ownership over 1,585,136.66 shares of our Class A common stock and 1,299,921.33 shares of our Class B common stock included in the table above and held by certain of his sisters of which he has no economic interest therein. These shares are included in the shares beneficially owned by the Capriles family and Altamis, B.V., as to which Miguel A. Capriles L. may be deemed to have shared voting and investment power.

(4)	These shares include 326.33 shares of our Class A common stock and 143.66 shares of our Class B common stock held by Mr. Gonzalez’s wife.
(5)

All of these shares are included in the shares beneficially owned by the Marturet family and the Marturet Medina family and 57,404.33 shares of our Class A common stock and 514.66 shares of our Class B common stock are included in the shares beneficially owned by the Marturet Companies.

(6)

This information is based solely on our records and interviews or communications with our holders and their representatives. AV Securities, Inc., or AV Securities, is the only other record holder holding more than 5% of our Class A common stock or our Class B common stock. AV Securities, a securities broker, is the record holder, holder in “street name,” of 1,665,044.33 shares, or 6.73% before the Offering and 5.40% after the Offering, of our Class A common stock and 6,062,013.33 shares, or 34.15% before and after the Offering (or 42.63%, assuming all shares of our Class B common stock beneficially held by MSF are repurchased by us), of our Class B common stock for the beneficial owners of the shares of our common stock. AV Securities holds all these shares in non-discretionary accounts, where AV Securities does not have the authority to acquire, dispose or vote these shares absent direction from the account holder. Based on the information available to us at this time, we are unable to determine the beneficial holders of the shares held by AV Securities as broker. We believe, based upon information provided to us by AV Securities on November 13, 2018, that no individual or group beneficially owned more than 5% of our Class A or Class B common stock as of October 17, 2018.

(7)

If MSF determines to sell less than the full number of shares of our Class A common stock offered by them pursuant to this prospectus, then the number of shares of our Class A common stock beneficially owned by them after the Offering would increase by such amount. MSF’s address is Av. Francisco de Miranda Urb. Los Palos Grandes, Centro Comercial El Parque, Suites C-3-10 and C-3-11, Caracas, Venezuela. For a description of certain voting arrangements relating to the Retained Shares held by the Trust, see “Certain Relationships and Related Party Transactions—Distribution Trust” in this prospectus.

(8)

Members of the Marturet family have, in the aggregate, sole or shared voting and investment power with respect to 3,678,525.66 shares of our Class A common stock and 236,781.33 shares of our Class B common stock. These shares include the shares beneficially owned by Gustavo Marturet M., the Marturet Medina family and the Marturet Companies and are included in the table above.

There are no voting agreements or other arrangements among the members of the Marturet family regarding the 3,678,525.66 shares of our Class A common stock and 236,781.33 shares of our Class B common stock and, accordingly, the members of the Marturet family are not deemed a “group” for purposes of Section 13(d)(3) of the Exchange Act with respect to such shares. Each member of the Marturet family disclaims beneficial ownership of any of our Company Shares as to which such member does not have sole or shared voting or investment power.

(9)

Members of the Vollmer family, including Gustavo J. Vollmer A., certain other Vollmer family members and certain non-profit foundations controlled by members of the Vollmer family, have in the aggregate sole or shared voting and investment power with respect to 3,439,207.66 shares of our Class A common stock and 666,374 shares of our Class B common stock. These shares include the shares beneficially owned by Gustavo J. Vollmer and are included in the table above.

(10)

Members of the Capriles family, including Miguel A. Capriles L. and certain of his sisters, have sole or shared voting and investment power with respect to 2,161,833 shares of our Class A common stock and 1,772,689 shares of our Class B common stock. These shares include the shares beneficially owned by Miguel A. Capriles L. and Altamis B.V. and are included in the table above.

There are no voting agreements or other arrangements among the members of the Capriles family regarding the 2,161,833 shares of our Class A common stock and 1,772,689 shares of our Class B common stock. Accordingly, the members of the Capriles family are not deemed a “group” for purposes of Section 13(d)(3) of the Exchange Act with respect to such shares. Each member of the Capriles family disclaims beneficial ownership of any of our Company Shares as to which such member does not have sole or shared voting or investment power.

(11)

Altamis, B.V. is a Curacao corporation owned by Miguel A. Capriles L. and certain of his sisters, who have sole or shared voting and investment power over all of these shares. These shares are included in the shares beneficially owned by Miguel A. Capriles L. and the Capriles family and included in the table above.

(12)

These shares consist of shares held individually by members of the Marturet Medina family, certain of the shares held by the Marturet Companies and by certain trusts and entities controlled by Mrs. Gustavo Marturet Machado. Mrs. Gustavo Marturet Machado has sole or shared voting and investment power over 1,868,653.66 shares of our Class A common stock and 215,790 shares of our Class B common stock. Mrs. Gustavo Marturet Machado disclaims beneficial ownership over 187,331 shares of our Class A common stock and 24,618.66 shares of our Class B common stock in which she has no economic interest therein. All of these shares are included in the shares beneficially owned by the Marturet family and by Gustavo Marturet M. and included in the table above. The table includes 334,404.33 shares of our Class A common stock and 2,962.33 shares of our Class B common stock beneficially owned by the Marturet Companies.

There are no voting agreements or other arrangements among the members of the Marturet Medina family regarding the 2,210,889.33 shares of our Class A common stock and 223,757.66 shares of our Class B common stock and, accordingly, the members of the Marturet Medina family are not deemed a “group” for purposes of Section 13(d)(3) of the Exchange Act with respect to such shares. Each member of the Marturet Medina family disclaims beneficial ownership of any of our Company Shares as to which such member does not have sole or shared voting or investment power.

(13)

These shares consist of shares held by certain trusts and companies under common control by and/or for the benefit of certain members of the Marturet family. Voting and investment power over shares held by the companies included in the Marturet Companies is exercised by the board of directors of such company, which makes decisions with respect to the shares by majority vote or consensus, as applicable. Voting and investment power over shares held by the trusts included in the Marturet Companies is exercised by the applicable trustee in a fiduciary capacity. Accordingly, each member of the Marturet family disclaims beneficial ownership of any of our Company Shares held by Marturet companies and in which they have no economic interest therein. 57,404.33 shares of our Class A common stock and 514.66 shares of our Class B common stock are included in the shares beneficially owned by Gustavo Marturet M. and in the table above. All of these shares also are included in the shares held by the Marturet family and included in the table above, and 334,404.33 of these shares of our Class A common stock and 2,962.33 of these shares of our Class B common stock are included in the shares held by the Marturet Medina family and included in the table above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described in “Executive and Director Compensation” above, the following describes our transactions with our “related persons” since January 1, 2015, where the amount involved exceeded or will exceed $120,000. Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We generally refer to transactions with these related persons as “related party transactions.”

Policies and Procedures Regarding Related Party Transactions

Transactions by the Bank or its subsidiaries with related parties are subject to certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W. Under applicable SEC and Nasdaq Stock Market rules, related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Our related parties include directors (including nominees for election as directors), executive officers, 5% shareholders and the immediate family members of these persons.

We have a written policy governing the review and approval of transactions with related parties that are expected to exceed $120,000 in any fiscal year. The policy calls for the related party transactions to be reviewed and, if deemed appropriate, approved or ratified by our audit committee. Upon determination by our audit committee that a transaction requires review under the policy, the material facts are required to be presented to the audit committee. In determining whether or not to approve a related party transaction, our audit committee will take into account, among other relevant factors, whether the related party transaction is in our best interest, whether it involves a conflict of interest and the commercial reasonableness of the transaction. In the event that we become aware of a related party transaction that was not approved under the policy (such as before the policy was adopted), our audit committee will review such transaction as promptly as reasonably practical and will take such course of action as may be deemed appropriate under the circumstances. In the event a member of our audit committee is not disinterested with respect to the related party transaction under review, that member may not participate in the review, approval or ratification of that related party transaction.

Certain transactions are not subject to the related party transaction approval policy, including: (1) decisions on compensation or benefits relating to directors or executive officers and (2) credit extensions by us in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to us and not presenting more than the normal risk of collectability or other unfavorable features.

All related party transactions, including those described below, have been made consistent with our policy and applicable law, including Federal Reserve Regulation W.

2018 Special Dividend

On March 13, 2018, prior to the Spin-off, we paid a special one-time dividend of $40.0 million to MSF, which we refer to as the 2018 Special Dividend. Aside from the 2018 Special Dividend, we have paid a total of $2.7 million to MSF in three dividends since 1987.

Sale of G200 Leasing, LLC

At December 31, 2017, the Bank’s subsidiary, G200 Leasing, LLC, owned a Gulfstream 200 aircraft, which it leased to MSF. On February 15, 2018, the Bank sold G200 Leasing, LLC to Alvina Corporation, a wholly-owned, non-U.S. subsidiary of MSF, for $8.5 million in cash (fair market value). The sale agreement contained customary representations and warranties. The sale agreement also provided for the allocation of tax liabilities for the tax year in which the sale took place.

Separation Agreement

We and MSF entered into the Separation Agreement for the purpose of effecting the Spin-off. The Separation Agreement generally separates the Company and its subsidiaries from MSF, which is consistent with the basis of presentation of our historical financial statements, and sets forth the procedures for the Spin-off, including the Distribution. Among other things, the Separation Agreement also includes noncompetition and nonsolicitation covenants that prevent MSF from competing with our business or soliciting our employees, customers, or vendors, and grants the Company a license to use the “Mercantil” name and marks until we develop a new name and marks. The Separation Agreement continues certain services and consulting arrangements from us to MSF for limited periods as part of separating from MSF. We did not assume any indebtedness from MSF or incur any indebtedness in the Spin-off, and no assets were acquired from MSF or its non-U.S. subsidiaries.

The material terms of the Separation Agreement are summarized below, and it has been filed as an exhibit to the Spin-off Registration Statement. We entered into the Separation Agreement with MSF while we were still a wholly-owned subsidiary of MSF. Except as required by Federal Reserve Regulation W with respect to the Bank and its subsidiaries, we believe that certain terms of the Separation Agreement may not necessarily be the same as could have been obtained from an unrelated third-party. All provisions between MSF and its non-U.S. affiliates, on the one hand, and the Bank and its subsidiaries, on the other, are believed to comply with Regulation W, including terms and credit standards that are at least as favorable as those prevailing for comparable transactions with unaffiliated companies. No “low quality” assets for Regulation W purposes, or assets or liabilities that are not legally permissible for U.S. bank holding companies or national banks were transferred to, or assumed by, us or our subsidiaries.

Retained Shares

The Distribution Trust holds, on behalf of MSF and any MSF subsidiaries that hold Company Shares, the 19.9% of the outstanding shares of Class A and Class B common stock that are Retained Shares. The Retained Shares will be held for sale and disposition by MSF until the Distribution Trust terminates one business day prior to its second anniversary or upon the earlier sale or disposition of all Retained Shares. The beneficial ownership of the Retained Shares will change to the Company immediately prior to any change in control of MSF. This would have an effect similar to a contribution of capital to the Company.

Exchange of information

The Separation Agreement provides for other arrangements with respect to the mutual sharing of information between us and MSF and its affiliates in order to comply with reporting, filing, audit or tax requirements, for use in judicial proceedings, and to comply with our respective obligations after the completion of the Spin-off. We and MSF and its affiliates have also agreed to provide each other with access to historical business records.

Tax matters

We and MSF will cooperate with respect to all tax filings and proceedings and will treat and report the Spin-off in a consistent manner.

Releases and indemnification

Except for each party’s obligations under the Separation Agreement, the other transaction documents and certain other specified liabilities, we and MSF, on behalf of ourselves and each of our respective affiliates, have released and discharged the other and its respective affiliates from all liabilities existing or arising between us on or before the completion of the Spin-off. The release does not extend to obligations or liabilities under any agreements between us and MSF or its affiliates that remain in effect following the Spin-off, including ordinary course liabilities for products and services.

Each party has agreed to indemnify, hold harmless and defend the other party, its affiliates and each of its respective directors, officers, employees and controlling persons, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

•	the operation of the indemnifying party’s and its subsidiaries’ business prior to the Spin-off;

•	the liabilities retained by such party pursuant to the Separation Agreement; or

•	any breach of the Separation Agreement.

In addition, MSF has agreed to indemnify, hold harmless and defend us, our affiliates and each of our respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from any untrue statement of material fact, or omission to state a material fact required to be stated, in the information statement included in the Spin-off Registration Statement or any registration statement under the Securities Act that we file to register Retained Shares for resale or disposition by MSF.

Use of the “Mercantil” name and marks

MSF has granted us a two-year license commencing on the date of the Distribution to use the “Mercantil” name and marks in connection with our business. All such use must be in strict accordance with MSF’s current use policies.

No fees are payable for the first year of the license. After the first year of the license, we will begin paying a license fee monthly, at an annual rate equal to the lesser of $400,000 or the fair value of the license as determined by an independent appraisal consistent with Federal Reserve Regulation W. Payments under this license will cease when we terminate the use of the name and mark.

We are in the process of rebranding ourselves and our subsidiaries to reflect our separation from MSF.

Expenses of the separation and distribution

Except as otherwise provided in the Separation Agreement, each of us and MSF will pay their respective expenses, including legal fees incurred, with respect to the Spin-off, and will split the costs of the Distribution Trust, except as to indemnity and contribution liabilities, where the allocation will depend on the relative fault and benefit of the event giving rise to the liability.

Noncompetition agreement

During the five-year period following the Spin-off, MSF has agreed generally that neither it nor its subsidiaries or affiliates will, directly or through another person, own, manage, operate, control, participate in, invest in, lend money to, acquire or hold any investment in, or otherwise carry on, the business of providing domestic, international, personal and commercial banking services, including investment, trust, and estate planning in the U.S. and its territories.

In addition, subject to specified exceptions, during the same five-year period, neither MSF nor its subsidiaries or affiliates will, on its own behalf or on behalf of any other person, directly or indirectly, (1) hire, engage, solicit or attempt to solicit for hire any person who is then one of our or our subsidiaries’ employees, (2) solicit or attempt to solicit any person or entity who was one of our or our subsidiaries’ customers during the 18 months immediately prior to the Spin-off, or (3) solicit, request, advise or induce any supplier or other business contact of the other party to cancel, curtail or otherwise adversely change its relationship with us or our subsidiaries.

Dispute resolution procedures

We have agreed with MSF that neither party will commence any court action to resolve any dispute or claim arising out of or relating to the Separation Agreement. Instead, any dispute that is not resolved in the normal course of business will be submitted to senior executives of each business entity involved in the dispute for resolution. If the dispute is not resolved by negotiation within 30 days, either party may submit the dispute to mediation. If the dispute is not resolved by mediation within 30 days of the selection of a mediator, either party may submit the dispute to binding arbitration before a panel of three arbitrators. The arbitrators will resolve the dispute in accordance with Florida law.

These dispute resolution procedures will not apply to any dispute or claim related to MSF’s or its affiliates’ rights as a holder of the Company Shares and both parties will submit to the exclusive jurisdiction of courts in Florida for resolution of any such dispute. In addition, both parties will be permitted to seek injunctive or interim relief in the event of any actual or threatened breach of the provisions of the agreement relating to confidentiality, use of restricted marks, and noncompetition agreements. If an arbitral tribunal has not been appointed, both parties may seek injunctive or interim relief from any court with jurisdiction over the matter.

Each party will bear its own costs of dispute resolution.

Other provisions

The Separation Agreement also contains covenants between us and MSF with respect to:

•	confidentiality of our and MSF’s, and our respective subsidiaries’, information;

•	restrictions on the parties’ ability to take any action or enter into any agreement that would cause the other party or any of its subsidiaries to violate any law, organizational document or judgment;

•

restrictions on the parties’ ability to take action that reasonably could result in a breach or default under any agreement which binds or purports to bind the other party or any of its other subsidiaries;

•	litigation and settlement cooperation between us and MSF and our respective subsidiaries; and

•

proposed intercompany transactions, including material amendments to the agreements accomplishing the Spin-off, all of which must be approved by a majority of independent directors or a committee comprised solely of independent directors.

Transition Services

The Bank, Trust Company and Investment Services have historically provided certain services to MSF’s other subsidiaries, including accounting and financial reporting, administration, operations and technology, planning and budgeting, human resources, vendor administration and management, market risk, operational risk and physical security, operations and non-U.S. regulatory consulting, credit risk, loan review, technology infrastructure, treasury, and customer referral services. The Bank has entered into service contracts with the individual MSF subsidiaries receiving the services and, semi-annually, determines the price for the service, consistent with our related party transactions policies and in compliance with applicable laws regarding related party transactions (including Federal Reserve Regulation W).

Pursuant to the Separation Agreement, and subject to approval by the Federal Reserve and OCC, we have agreed that the Bank will continue to provide certain of these services to the applicable MSF entities under existing agreements for up to 12 months after the Spin-off (one of them for 18 months), on the same terms (including pricing) as in effect as of the Spin-off, including semi-annual reviews and pricing changes, based on semi-annual reviews. These services agreements may be extended by six months, if needed, or terminated earlier, and are subject to automatic termination upon a change in control of MSF or the particular non-U.S. subsidiary, or if the Bank is prohibited from providing the service by applicable law, regulation or order.

Subsequent to the Distribution, the Company entered into a custody agreement and an information agent agreement with Banco Universal, which is MSF’s wholly-owned Venezuela bank subsidiary, and MSF, respectively. Prior to this Offering, substantially all of the Company’s shareholders resided in Venezuela. Many of these persons, especially the approximately 17,000 holders of 300 or fewer shares of Company Class A or Class B common stock, or smaller shareholders, do not have securities brokerage accounts or other means to effectively buy, sell or transfer Company Shares. Banco Universal serves most of these same persons as shareholders of MSF, and is a member of Clearstream Banking, S.A., or Clearstream, and agreed to utilize Clearstream for appropriate transfers of Company Shares, which it holds in custody for the respective holders. Shares may be transferred from Clearstream to participants in the clearing facilities of The Depository Trust Company, or DTC, in the U.S., thereby adding potential liquidity for holders of shares held in custody. Banco Universal holds substantially all Company Shares held by smaller shareholders. As a service to its smaller shareholders and to promote shareholder liquidity generally, the Company pays market-based fees to Banco Universal both a per account fee for serving as custodian and transaction fees for assisting with changes in share ownership, including distribution of any payments from the Company in respect of Company Shares that may be repurchased.

Communications with Venezuela may be difficult, especially since there is no effective postal service. Banco Universal serves as the Company’s information agent in Venezuela, distributes shareholder communications and press releases and responds to inquiries from Company shareholders in Venezuela.

The agreements between the Company and Banco Universal provide for monthly fees payable by the Company and have an initial term of one year, subject to renewal for an additional year. If applicable, the agreements shall terminate, if the Company repurchases all or substantially all smaller shareholders’ holdings of Company Shares.

Cayman Bank Acquisition

The Separation Agreement contemplates the Bank’s purchase from a MSF subsidiary of the Cayman Bank, a bank and trust company located in St. George, Grand Cayman. The Bank intends to acquire the Cayman Bank for cash at its fair market value based on the Cayman Bank’s shareholder’s equity, adjusted to reflect income and losses to the closing date and purchase accounting adjustments, including the mark to market of all assets and liabilities at the closing date, plus a premium of $885,000. The premium is based upon a valuation of the Cayman Bank prepared for us by Hovde Group, an investment banking firm. Based on the Cayman Bank’s October 31, 2018 balance sheet, marked to market with purchase accounting adjustments as of that date, the estimated purchase price would be approximately $13.9 to $14.9 million.

This acquisition is subject to the negotiation of a definitive purchase agreement and the receipt of necessary Federal Reserve and CIMA approvals. It is anticipated that the necessary bank regulatory approvals will take 3 to 6 months to complete. The acquisition is expected to be completed promptly after the receipt of the last required bank regulatory approval.

Distribution Trust

The trustee of the Distribution Trust is TMI Trust Company, a Texas trust company. The trustee of the Distribution Trust is required to vote any Retained Shares, which are entitled to vote on a matter, pro rata in accordance with the votes of the other holders of Class A common stock and Class B common stock. The Retained Shares will be released from the Distribution Trust, the Trustee’s voting directors power automatically will be revoked as to particular Company Shares upon the sale of Retained Shares in Offering or upon any sale or transfer of such shares from MSF to a person unaffiliated with MSF.

Registration Rights Agreement

In connection with the Separation Agreement, we entered into a registration rights agreement with MSF with regard to MSF’s resale of the Retained Shares after the Distribution. Pursuant to the registration rights agreement, for as long as MSF holds the Retained Shares and such shares are not otherwise eligible for resale under SEC Rule 144, without volume or manner of sale restrictions, we have agreed to grant MSF “piggyback” registration rights that would require us to include, subject to certain conditions, the offering for resale of the Retained Shares on the same registration statement we use for any of our own underwritten offerings of our Company Shares. MSF could only sell, pursuant to piggy back registration rights, the same class of common stock as the Company determines to sell on its own behalf. MSF is the selling shareholder in this prospectus pursuant to the registration rights agreement.

In addition, during that same time period, we have agreed to use our commercially reasonable efforts to file, at MSF’s request, a “shelf” registration statement registering the Retained Shares for resale from time to time. MSF may request that one offering conducted under the shelf registration statement be underwritten, as long as such offering is for at least 25% of the then-outstanding Retained Shares and the aggregate offering price, net of underwriting discounts and commissions, is expected to be at least $50.0 million. We will be required to maintain the effectiveness of the shelf registration statement until the earlier of two years and such time as MSF no longer holds the Retained Shares, or such shares are otherwise eligible for resale under SEC Rule 144 without volume or manner of sale restrictions.

We will be responsible for all costs associated with preparing any such registration statements, while MSF will be responsible for all of its sales costs, including underwriting discounts, selling commissions and expenses with respect to the Retained Shares. The registration rights agreement includes customary indemnification provisions, a requirement that we remain current in our Exchange Act reporting, and a provision requiring MSF and its executives officers and directors to enter into customary lock-up agreements in connection with any public offering of our common stock that we may undertake.

Certain Offering Related Matters

The Company and MSF are parties to a letter agreement, or Letter Agreement, which amends certain of their respective obligations under the registration rights agreement and in connection with the Offering, and irrevocably authorizes and directs the MSF Representatives (as defined in the Separation Agreement) and the Distribution Trustee and to take various actions to complete the Offering. The Letter Agreement also provides, among other things, for cooperation in connection with Offering and that any representations, warranties and covenants made by MSF, as selling shareholder in the underwriting agreement are deemed made to us. MSF will indemnify, defend and hold harmless the MSF Representatives, the Distribution Trustee, Raymond James & Associates, Inc. and the Company for any actions taken by them in good faith reliance on the Letter Agreement.

The Letter Agreement does not change any liabilities of the parties to the Raymond James & Associates, Inc., individually under its engagement letter with the Company or as Representative of the various underwriters under the underwriting agreement, but does allocate such obligations between the Company and MSF. The Company and MSF will share any and all costs and expenses related to the Offering, including all Registration Expenses (as defined in the Registration Rights Agreement), including, but not limited to, SEC registration fees, fees and expenses of counsel for each of the Company and the underwriters and accountants for which the Company is responsible, financial printing expenses, FINRA and Blue Sky-related expenses and “road show” travel and other investor presentation expenses (“Offering Expenses”). MSF and the Company will share these costs and expenses and any indemnification liability to Raymond James & Associates, Inc. pro rata based on their respective prospective economic benefit with respect to the Offering. MSF’s economic benefit will be based upon the price or estimated price of Class A common stock sold (i) by MSF in the Offering and (ii) sold by the Company in the Offering where the proceeds are used to purchase Class B common stock from MSF. MSF will pay any underwriting discount on the sale of its Class A common stock sold by it as the selling shareholder and on any shares of Class A common stock sold by the Company where the proceeds are used to purchase Class B common stock from MSF.

Purchase of Class B Retained Shares

We intend to use approximately $55.7 million of the net proceeds to us from this Offering to repurchase, at or about the closing of the offering, subject to Federal Reserve approval, up to all shares of our Class B common stock held as Retained Shares by the Distribution Trust on behalf of MSF. We anticipate that we will price these repurchases of Class B common stock at the public offering price of the Class A common stock in this offering less a discount of approximately 3% of such public offering price. This discount reflects the limited voting rights of the Class B common stock.

Directed Share Program

Certain of our employees, customers, directors and other persons resident in the United States designated by the Company who have expressed an interest in purchasing at least $2,500 of our Class A common stock in this Offering may participate in our Directed Share Program and purchase shares of Class A common stock at the public offering price. See “Underwriting—Directed Share Program.”

Proposed Lease Agreement

The Bank expects to lease on market terms approximately 2,000 square feet in its headquarters building pursuant to a net lease on market terms and conditions to MSF or a service company that MSF may form to perform services solely for MSF and its non-U.S. affiliates. The annual rent is expected to be approximately $72,000, including sales tax, per year. The lease will contain customary 3% rent escalation provisions, and any tenant improvements will be conducted at MSF’s expense.

Service Agreements

The Bank provides non-U.S. subsidiaries of MSF with various services consistent with our related party transactions approval policy and in compliance with applicable laws regarding related party transactions (including Federal Reserve Regulation W). These services are provided pursuant to transition service agreements with 12-month terms (one agreement has an 18-month term), subject to a 6-month extension, unless terminated earlier. A transition service agreement will be terminated automatically upon any change of control of MSF or the particular non-U.S. subsidiary, or if the Bank is prohibited from providing the particular service by law, regulation, or order. The aggregate annual charges for these services are expected to be approximately $1.6 million, but charges will be reevaluated and reset at least semi-annually.

Related Party Employees

The brother in law of Gustavo Marturet M., one of our directors, is a salaried employee of ours and received total compensation of less than $175,000 in each of 2017, 2016 and 2015 and is expected to receive comparable total compensation in 2018. His compensation was established by us in accordance with our compensation practices, generally, and applicable to employees in similar positions with comparable qualifications, tenure and responsibilities and without the involvement of Mr. Marturet.

The son in law of Alejandro Gonzalez S., one of our directors, is a salaried employee of ours and is expected to receive total compensation of approximately $130,000 in 2018, but has received less than $120,000 of total compensation, each year, since he was hired in 2015. His compensation is established by us in accordance with our compensation practices, generally, and applicable to employees in similar positions with comparable qualifications, tenure and responsibilities and without the involvement of Mr. Gonzalez.

DESCRIPTION OF CAPITAL STOCK

The following information reflects our amended and restated articles of incorporation and amended and restated bylaws as they will be in effect upon completion of the Offering.

Authorized Capital Stock

Our authorized capital stock consists of 400 million shares of Class A common stock, 100 million shares of Class B common stock and 50 million shares of Preferred Stock. Our Class A common stock and Class B common stock are registered under the Exchange Act.

The following statements set forth the material terms of our authorized capital stock; however, reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, our amended and restated articles of incorporation, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part. As of November 5, 2018, there were 1,493 holders of record of shares of our Class A common stock and 1,573 holders of record of shares of our Class B common stock, in each case, including Cede & Co., a nominee for DTC, which holds shares of our Class A common stock and shares of our Class B common stock on behalf of an indeterminate number of beneficial owners. All of the Company Shares held by brokerage firms, banks and other financial institutions as nominees for beneficial owners are deposited into participant accounts at DTC, and are considered to be held of record by Cede & Co. as one shareholder. Because many of our Company Shares are held by brokers and other institutions on behalf of shareholders, we are unable to estimate the total number of shareholders represented by these record holders.

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of our Class A common stock are entitled to share ratably upon liquidation of the Company, and in dividends, if any, as may be declared from time to time by our board of directors in its discretion from funds legally available therefor.

As of November 5, 2018, 24,737,470 shares of our Class A common stock are outstanding and there are approximately 1,493 holders of record of our Class A common stock.

Class B Common Stock

Holders of shares of our Class B common stock have no voting rights, except as mandated by Florida law, and separately as a voting group as to amendments or changes to our amended and restated articles of incorporation that would significantly and adversely affect the rights of Class B common stock, or upon a reorganization event, such as a merger, where the Class B common stock does not remain outstanding or the rights and powers of the Class B common stock are changed materially and adversely. If and when we ask our shareholders to approve our recommendation of independent certified accountants for a given fiscal year, holders of shares of our Class B common stock will be entitled to one-tenth of a vote for each share, voting together with the holders of the Class A common stock on the matter. Shares of Class B common stock otherwise have the same rights and entitlements as the Class A common stock, including the right to share ratably upon liquidation of the Company, and in dividends, if any, as may be declared from time to time by our board of directors in its discretion from funds legally available therefor, except that shares of Class B common stock are not entitled to receive dividends in the form of shares of Class A common stock. Shares of Class B common stock are not convertible into Shares of Class A common stock.

As of November 5, 2018, 17,751,053 shares of our Class B common stock are outstanding and there are approximately 1,573 holders of record of our Class B common stock.

Preferred Stock

Our board of directors has the authority to fix the price, dividend rates, rights, preferences, privileges and restrictions, including voting rights, of one or more series of our preferred stock, from time to time, without any further vote or action by our shareholders. There are currently no shares of our preferred stock outstanding.

Anti-Takeover Effects of Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, Florida Law and U.S. Banking Laws

Some provisions of our amended and restated articles of incorporation and amended and restated bylaws, as well as certain provisions of Florida law and U.S. banking laws, could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and takeover bids that are not in the best interest of our shareholders. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of this increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Articles of Incorporation and Bylaws

Our amended and restated articles of incorporation and amended and restated bylaws contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are summarized below.

Authorized but Unissued Shares of Common Stock. As of September 30, 2018, we have approximately 375,262,531 shares of Class A common stock and 82,248,948 shares of Class B common stock authorized but unissued, and available for future issuance without additional shareholder approval, except as otherwise restricted by the rules of the Nasdaq Stock Market, Florida law, or federal banking laws. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

Undesignated Preferred Stock. Our amended and restated articles of incorporation authorize 50 million shares of preferred stock, which our board has the authority, without any further vote or action by our shareholders, to issue from time to time, in one or more series of preferred stock, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid, or the shares may contain terms, such as “poison pill” rights, that a potential acquirer may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the Company Shares at a premium over the market price of the Company Shares, and may adversely affect the market price of, and the voting and other rights of the holders of, the Company Shares.

Size of Board and Vacancies. Our amended and restated articles of incorporation provide that the number of directors on our board will be fixed exclusively by our board. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies in our board resulting from death, resignation, retirement, disqualification, removal from office or other causes will be filled solely by the vote of our remaining directors in office.

Shareholder Meetings. Under our amended and restated articles of incorporation, a special meeting of shareholders may only be called by our board, the chairman, CEO, or president, or by the holders of not less than 25% of all the votes entitled to be cast on any issue proposed. In addition, our shareholders are prohibited from taking action by written consent.

Advance Notice Requirements. Our amended and restated bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors before an annual meeting of our shareholders, or to bring other business before an annual or special meeting of our shareholders. The amended and restated bylaws provide that any shareholder wishing to nominate persons for election as directors at, or bring other business before, a meeting must deliver to our corporate secretary a written notice of the shareholder’s intention to do so. These provisions make it more procedurally difficult for a shareholder to place a proposal or nomination on the meeting agenda, and therefore may reduce the likelihood that a shareholder will seek to take independent action to replace directors or seek a shareholder vote with respect to other matters that are not supported by management. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Florida Law and Federal Banking Laws

The Florida Business Corporation Act contains a control-share acquisition statute that provides that a person who acquires shares in an “issuing public corporation,” as defined in the statute, in excess of certain specified thresholds generally will not have any voting rights with respect to such shares unless such voting rights are approved by the holders of a majority of the votes of each class of securities entitled to vote separately, excluding shares held or controlled by the acquiring person.

The Florida Business Corporation Act also provides that an “affiliated transaction” between a Florida corporation with an “interested shareholder,” as those terms are defined in the statute, generally must be approved by the affirmative vote of the holders of two-thirds of the outstanding voting shares, other than the shares beneficially owned by the interested shareholder. The Florida Business Corporation Act defines an “interested shareholder” as any person who is the beneficial owner of 10% or more of the outstanding voting shares of the corporation.

Furthermore, the BHC Act and Change in Bank Control Act banking laws impose notice, application and approvals and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect “control” of bank holding companies. These laws could delay or prevent an acquisition.

Annual Meeting of Shareholders

Our amended and restated bylaws provide that an annual meeting of shareholders will be held each year on a date fixed by resolution of our board. We expect to hold our first annual shareholders’ meeting in Spring 2019.

In order for a shareholder to bring, pursuant to our amended and restated bylaws, nominations or other proposals before the 2019 annual shareholders meeting, the shareholder must comply with the requirements for shareholder proposals set forth in our amended and restated bylaws and described in a proxy statement that we will prepare and distribute relating to such meeting.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and Computershare, Inc. is the registrar for all Company Shares.

Stock Exchange Listing

Our Class A common stock and our Class B common stock are listed on the Nasdaq Global Select Market under the trading symbols “AMTB” and “AMTBB,” respectively. Trading in shares of our Class A common stock and Class B common stock has been limited since Company Shares were listed on August 13, 2018, the first trading day after the Distribution of the Company Shares in the Spin-off.

SUPERVISION AND REGULATION

We and the Bank are extensively regulated under U.S. Federal and state laws applicable to financial institutions. Our supervision, regulation and examination, and that of the Bank are primarily intended to protect depositors, and maintain the safety and soundness of financial institutions and the federal deposit insurance system. Such supervision and regulation are not intended to protect the holders of our capital stock and other securities issued by us. Any change in applicable law or regulation may have a material effect on our business. The following discussion is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below.

Bank Holding Company Regulation

As a bank holding company, we are subject to supervision, regulation and examination by the Federal Reserve under the BHC Act. Bank holding companies generally are limited to the business of banking, managing or controlling banks, and certain related activities. We are required to file periodic reports and other information with the Federal Reserve. The Federal Reserve examines us and our non-bank subsidiaries.

The BHC Act requires prior Federal Reserve approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or “control” of more than 5% of the voting shares or substantially all the assets of any bank, or for a merger or consolidation of a bank holding company with another bank holding company. With certain exceptions, the BHC Act prohibits a bank holding company from acquiring direct or indirect ownership or “control” of voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities that the Federal Reserve has determined by regulation, or order, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

We are a legal entity separate and distinct from the Bank. Various legal limitations restrict the Bank from lending or otherwise supplying funds to us. We and the Bank are subject to Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W thereunder. The Federal Reserve has indicated that MSF “controls” us and the Bank even following the Spin-off due to MSF’s Retained Shares and the common directors shared by MSF and us. Accordingly, we expect that the Bank’s relationship with MSF and its subsidiaries will continue to be subject to Regulation W, until the Federal Reserve determines that MSF no longer “controls” us under the BHC Act.

Section 23A defines “covered transactions,” which include extensions of credit, and limits a bank’s covered transactions with any affiliate to 10% of such bank’s capital and surplus. All covered and exempt transactions between a bank and its affiliates must be on terms and conditions consistent with safe and sound banking practices, and banks and their subsidiaries are prohibited from purchasing low-quality assets from the bank’s affiliates. Finally, Section 23A requires that all of a bank’s extensions of credit to its affiliates be appropriately secured by permissible collateral, generally U.S. government or agency securities. Section 23B of the Federal Reserve Act generally requires covered and other transactions among affiliates to be on terms and under circumstances, including credit standards, that are substantially the same as or at least as favorable to the bank or its subsidiary as those prevailing at the time for similar transactions with unaffiliated companies.

Federal Reserve policy requires a bank holding company to act as a source of financial and managerial strength to its FDIC-insured bank subsidiaries. The Federal Deposit Insurance Act was amended by the Dodd-Frank Act to require that any company controlling an FDIC-insured institution must act as a source of financial strength to such insured institution. These may require bank holding companies to support bank subsidiaries with additional investments, including in situations where additional investments in the bank subsidiary may not otherwise be warranted. In the event an FDIC-insured subsidiary becomes subject to a capital restoration plan with its regulators, the parent bank holding company is required to guarantee performance of such plan up to 5% of the bank’s assets, and such guarantee is given priority in bankruptcy of the bank holding company. In addition, where a bank holding company has more than one bank or thrift subsidiary, each of the bank holding company’s subsidiary depository institutions may be held responsible for any losses to DIF if an affiliated depository institution fails. As a result, a bank holding company may be required to loan money to a bank subsidiary in the form of subordinate capital notes or other instruments which qualify as capital under bank regulatory rules. However, any loans from the holding company to such subsidiary banks likely will be unsecured and subordinated to such bank’s depositors and to other creditors of the bank. See “—Capital.”

Bank Regulation

As a national bank, the Bank is subject to regulation and regular examinations by the OCC. OCC regulations govern permissible activities, capital requirements, branching, dividend limitations, investments, loans and other matters. Under the Bank Merger Act, prior OCC approval is required for a national bank to merge or consolidate with, or purchase the assets or assume the deposits of, another bank. In reviewing applications to approve mergers and other acquisition transactions, the OCC is required to consider factors similar to the Federal Reserve under the BHC Act, including the applicant’s financial and managerial resources, competitive effects and public benefits of the transactions, the applicant’s performance in meeting community needs, and the effectiveness of the entities in combatting money laundering activities.

The Bank is a member of the FDIC’s DIF and its deposits are insured by the FDIC to the fullest extent permitted by law. As a result, it is subject to regulation and deposit insurance assessments by the FDIC. Under the Dodd-Frank Act, the Bank also is subject to regulations issued by the CFPB, with respect to consumer financial services and products. See “—FDIC Insurance Assessments”.

The OCC has adopted the FFIEC’s Uniform Financial Institutions Rating System, which assigns each financial institution a confidential composite “CAMELS” rating based on an evaluation and rating of six essential components of an institution’s financial condition and operations: Capital Adequacy, Asset Quality, Management, Earnings, Liquidity and Sensitivity to market risk, as well as the quality of risk management practices. For most institutions, the FFIEC has indicated that market risk primarily reflects exposures to changes in interest rates, and the ability to manage market risk.

Evaluations of the component areas take into consideration the institution’s size and sophistication, the nature and complexity of its activities, its risk profile, and the adequacy of its capital and earnings in relation to its level of market risk exposure. Market risk is rated based upon, but not limited to, an assessment of the sensitivity of the financial institution’s earnings or the economic value of its capital to adverse changes in interest rates, foreign exchange rates, commodity prices or equity prices, management’s ability to identify, measure, monitor, and control the risks of its operations and the nature and complexity of interest rate risk exposure arising from non-trading positions. The OCC considers anti-money laundering / Bank Secrecy Act, or AML/BSA, examination findings in a safety and soundness context when assigning the management component rating. Serious deficiencies in a bank’s AML/BSA compliance create a presumption that the management rating will be adversely affected because risk management practices are less than satisfactory.

Composite ratings are based on an evaluation of an institution’s managerial, operational, financial, and compliance performance. The composite CAMELS rating is not an arithmetical formula or rigid weighting of numerical component ratings. Elements of subjectivity and examiner judgment, especially as these relate to qualitative assessments, are important elements in assigning ratings.

The Gramm-Leach-Bliley Act, or the GLB Act, and related regulations require banks and their affiliated companies to adopt and disclose privacy policies, including policies regarding the sharing of personal information with third-parties. The GLB Act also permits bank subsidiaries to engage in “financial activities” similar to those permitted to financial holding companies.

A variety of federal and state privacy laws govern the collection, safeguarding, sharing and use of customer information, and require that financial institutions have policies regarding information privacy and security. Some state laws also protect the privacy of information of state residents and require adequate security of such data, and certain state laws may, in some circumstances, require us to notify affected individuals of security breaches of computer databases that contain their personal information. These laws may also require us to notify law enforcement, regulators or consumer reporting agencies in the event of a data breach, as well as businesses and governmental agencies that own data.

The Bank maintains a LPO in New York City. This office may only engage in certain functions on behalf of the Bank, such as soliciting loans (including assembling credit information, property inspections and appraisals, securing title information, preparing loan applications, solicitation loan servicing), and acting as a liaison with customers of the Bank. Loans and credit extensions cannot be approved by a LPO. The LPO is not a banking center of the Bank and cannot engage in general banking transactions, deposit taking and lending money. The LPO is subject to supervision and examination by the OCC.

Supervision of Parallel Banking Organizations

The federal bank regulators view us and MSF as parallel banking organizations due to MSF’s Retained Shares, certain common directors of MSF and us, and the common principal shareholders of MSF and us. A parallel banking organization exists when at least one U.S. depository institution, such as the Bank, and one foreign bank or holding company of a foreign bank, such as MSF, are controlled either directly or indirectly by the same person or group of persons who are closely associated in their business dealings or are otherwise acting in concert. At the time of the Offering, we and MSF will have the same principal shareholders, including certain controlling shareholder groups. After the Offering and the substantial, if not complete, reduction of MSF’s Company Shares, we may no longer be viewed as a parallel banking organization with MSF.

The fundamental risk presented by parallel banking organizations is that they may be acting as a de facto single organization, which, because it is not formalized, is not subject to comprehensive consolidated supervision. Consequently, relationships between the U.S. depository institution and other affiliates may be more difficult to understand and monitor. This raises numerous management and supervisory risks, including, among other things:

•

officers and directors may not exercise independent control to ensure transactions with affiliates have legitimate business reasons and comply with applicable laws and regulations, including Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W thereunder;

•	money laundering concerns may be heightened due to the potential lack of arms-length transactions between the U.S. depository institution and the foreign parallel bank and its affiliates;

•

the home country of the foreign parallel bank may have insufficient mechanisms or authority to monitor changes in ownership or to ensure arms-length intercompany transactions between the foreign parallel bank and other members of the group; and

•	political, legal or economic events in the foreign country may affect the U.S. depository institution.

To minimize such risks, the federal bank regulators will coordinate their supervision of a parallel-owned banking organization’s U.S. operations. The supervisory approach may include unannounced coordinated examination of us and our subsidiaries by the OCC and the Federal Reserve. Such examinations may be conducted if regulators suspect irregular transactions between parallel banks. The regulators will consider several factors in determining whether to conduct coordinated reviews of an organization’s U.S. operations, including political, legal or economic events in the foreign country, and compliance with commitments or representations made or conditions imposed by the banking agencies. The factors above are likely to especially influence our regulators and their requirements under the parallel banking policy statement.

In addition, we expect we may be requested to make various commitments to the Federal Reserve and the OCC in furtherance of their requirement that we minimize the risks associated with parallel-owned banking organizations, which may continue, even after MSF is no longer deemed in “control” of us.

We have also adopted policies and procedures that are designed to minimize risk and to provide guidance on how personnel should treat MSF and our other affiliates. The Bank’s relations with MSF and its subsidiaries are currently subject to Regulation W, and we believe our existing Regulation W policies and procedures will remain effective after the Spin-off, for as long as MSF is an affiliate. All related party transactions are subject to review and approval by our Audit Committee.

CRA and Consumer Laws

The Bank is subject to the CRA and the OCC’s regulations thereunder. Under the CRA, all FDIC-insured institutions have a continuing and affirmative obligation, consistent with their safe and sound operation, to help meet the credit needs of their entire communities, including low- and moderate-income neighborhoods. The CRA requires a depository institution’s primary federal regulator, in connection with its examination of the institution, to assess the institution’s record of assessing and meeting the credit needs of the communities served by that institution, including low- and moderate-income neighborhoods. The bank regulatory agency’s assessment of the institution’s record is made available to the public. Further, such assessment is required of any institution that has applied to:

•	charter a national bank;

•	obtain deposit insurance coverage for a newly chartered institution;

•	establish new branch offices (banking centers) that accept deposits;

•	relocate an office; or

•	merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution.

In the case of bank holding company applications to acquire a bank or other bank holding company, the Federal Reserve will assess the performance of each subsidiary depository institution of the applicant bank holding company, and such performance may be the basis for denying the application. A less than satisfactory CRA rating will slow, if not preclude, acquisitions, and new banking centers and other expansion activities and will prevent a company from becoming a financial holding company.

As a result of the GLB Act, CRA agreements with private parties must be disclosed and annual CRA reports must be made. The federal CRA regulations require that evidence of discriminatory, illegal or abusive lending practices be considered in the CRA evaluation.

On August 28, 2018, the OCC proposed rulemaking to modernize the regulatory framework implementing the CRA. The proposal seeks comments on ways to increase lending and services to people and in low- and moderate-income areas and clarify and expand the types of activities eligible for CRA consideration.

The Bank is also subject to, among other things, fair lending laws, including the ECOA and the Fair Housing Act, both of which prohibit discrimination based on race or color, religion, national origin, sex and familial status in any aspect of a consumer or commercial credit or residential real estate transaction. The DOJ and the federal bank regulators have issued an Interagency Policy Statement on Discrimination in Lending to provide guidance to financial institutions in determining whether discrimination exists, how the agencies will respond to lending discrimination, and what steps lenders might take to prevent discriminatory lending practices. The DOJ has increased its efforts to prosecute what it regards as violations of the ECOA and Fair Housing Act, and the fair lending laws, generally.

The federal bank regulators have updated their guidance several times on how banks treat deposit account overdrafts, including overdrafts incurred at automated teller machines and point of sale terminals. Overdrafts have become a focus of the CFPB. Among other things, the federal regulators require banks to monitor accounts and to limit the use of overdrafts by customers as a form of short-term, high-cost credit, including, for example, giving customers who overdraw their accounts on more than six occasions where a fee is charged in a rolling 12 month period a reasonable opportunity to choose a less costly alternative and decide whether to continue with fee-based overdraft coverage. It also encourages placing appropriate daily limits on overdraft fees, and asks banks to consider eliminating overdraft fees for transactions that overdraw an account by a de minimis amount. Overdraft policies, processes, fees and disclosures are frequently the subject of litigation against banks in various jurisdictions. In May 2018, the OCC encouraged national banks to offer short-term, small-Dollar installment lending. The Federal Reserve expressed similar support for responsible small Dollar lending in its June 2018 Consumer Compliance Supervision Bulletin and recently commented on certain bank practices with respect to overdraft fees being unfair or deceptive acts or practices in violation of Section 5 of the Federal Trade Commission Act.

The CFPB began exercising its regulatory authority upon the recess appointment of its director on January 4, 2012. The CFPB has the authority, previously exercised by the federal bank regulators, to adopt regulations and enforce various laws, including the ECOA, and other fair lending laws, the Truth in Lending Act, the Electronic Funds Transfer Act, mortgage lending rules, the Truth in Savings Act, the Fair Credit Reporting Act and the Privacy of Consumer Financial Information Rule. Although the CFPB does not examine or supervise banks with less than $10 billion in assets, it exercises broad authority in making rules and providing guidance that affects bank regulation in these areas and the scope of bank regulators’ consumer regulation, examination and enforcement. Banks of all sizes are affected by the CFPB’s regulations, and the precedents set by CFPB enforcement actions and interpretations. The CFPB has focused on various practices to date, including revising mortgage lending rules, overdrafts, credit card add-on products, indirect automobile lending, student lending, and payday and similar short-term lending, and has a broad mandate to regulate consumer financial products and services, whether or not offered by banks or their affiliates. The CFPB Statement of Payday Rule (Jan. 16, 2018) indicated that the CFPB would engage in a rulemaking process to reconsider its payday rule, and an OCC priority is to encourage banks to meet customers’ needs for small-Dollar short term credit.

Residential Mortgages

CFPB regulations that require lenders to determine whether a consumer has the ability to repay a mortgage loan became effective on January 10, 2014. These established certain minimum requirements for creditors when making ability to repay determinations, and provide certain safe harbors from liability for mortgages that are “qualified mortgages” and are not “higher-priced.” Generally, these CFPB regulations apply to all consumer, closed-end loans secured by a dwelling, including home-purchase loans, refinancing and home equity loans (whether first or subordinate lien). Qualified mortgages must generally satisfy detailed requirements related to product features, underwriting standards, and requirements where the total points and fees on a mortgage loan cannot exceed specified amounts or percentages of the total loan amount. Qualified mortgages must have: (1) a term not exceeding 30 years; (2) regular periodic payments that do not result in negative amortization, deferral of principal repayment, or a balloon payment; (3) and be supported with documentation of the borrower and his or her credit worthiness. We anticipate focusing our residential mortgage origination on qualified mortgages and those that meet our investors’ requirements, but we may make loans that do not meet the safe harbor requirements for “qualified mortgages.”

The 2018 Growth Act provides for certain residential mortgages held in portfolio by banks with less than $10 billion in consolidated assets to automatically be deemed “qualified mortgages.” This relieves such institutions from many of the requirements to satisfy the criteria listed above for “qualified mortgages.” Mortgages meeting the “qualified mortgage” safe harbor may not have negative amortization, must follow prepayment penalty limitations included in the Truth in Lending Act, and may not have fees greater than three percent of the total value of the loan.

The Bank generally services the loans it originates, excluding those it sells. The CFPB adopted mortgage servicing standards, effective in January 2014. These include requirements regarding force-placed insurance, certain notices prior to rate adjustments on adjustable rate mortgages, and periodic disclosures to borrowers. Servicers will be prohibited from processing foreclosures when a loan modification is pending, and must wait until a loan is more than 120 days delinquent before initiating a foreclosure action. Servicers must provide borrower’s direct and ongoing access to its personnel, and provide prompt review of any loss mitigation application. Servicers must maintain accurate and accessible mortgage records for the life of a loan and until one year after the loan is paid off or transferred. These new standards are expected to increase the cost and compliance risks of servicing mortgage loans, and the mandatory delays in foreclosures could result in loss of value on collateral or the proceeds we may realize from a sale of foreclosed property.

The FHFA updated Fannie Mae’s and Freddie Mac’s, which are GSEs, repurchase rules, including the kinds of loan defects that could lead to a repurchase request to, or alternative remedies with, the mortgage loan originator or seller. These rules became effective January 1, 2016. FHFA also has updated these GSEs’ representations and warranties framework and announced on February 2, 2016 an independent dispute resolution, or IDR, process to allow a neutral third-party to resolve demands after the GSEs’ quality control and appeal processes have been exhausted.

The CFPB’s TRID rules adversely affected our mortgage originations in 2016, while we revised our systems and processes to comply with these rules. Our residential mortgage strategy, product offerings, and profitability may change as these regulations are interpreted and applied in practice, and may also change due to any restructuring of Fannie Mae and Freddie Mac as part of the resolution of their conservatorships. The 2018 Growth Act reduces TRID rules by eliminating the wait time for a mortgage, if an additional creditor offers a consumer a second offer with a lower annual percentage rate. Congress expressed its desire to provide better guidance on TRID in an effort to provide a clearer understanding for consumers and bankers alike. The new law also provides partial exemptions from the collection, recording, and reporting requirements under sections 304(b)(5) and (6) of the Home Mortgage Disclosure Act, or HMDA, for those banks with fewer than 500 closed-end mortgages or less than 500 open-end lines of credit in both of the preceding two years, provided the bank’s rating under the CRA for the previous two years has been at least “satisfactory.”

Other Laws and Regulations

The International Money Laundering Abatement and Anti-Terrorism Funding Act of 2001 (Title III of the USA PATRIOT Act) specifies “know your customer” requirements that obligate financial institutions to take actions to verify the identity of the account holders in connection with opening an account at any U.S. financial institution. Bank regulators are required to consider compliance with this act’s anti-money laundering provisions before acting upon acquisition and merger proposals. Furthermore, significant civil and criminal monetary penalties for violations of this Act can be imposed.

Additional FinCEN rules, effective as of May 2018, require banks to know the beneficial owners of customers that are not natural persons, to update customer information to develop a customer risk profile, as well as to monitor such matters.

Under the USA PATRIOT Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as to enhanced due diligence and “know your customer” standards in their dealings with certain foreign financial institutions.

The USA PATRIOT Act requires financial institutions to establish anti-money laundering programs, and sets forth minimum standards, which the regulators refer to as pillars for these programs, including:

•	the development of internal policies, procedures, and controls;

•	the designation of a compliance officer;

•	an ongoing employee training program;

•	an independent audit function to test the programs; and

•	ongoing customer due diligence and monitoring.

We will also be required to comply with various corporate governance and financial reporting requirements under the Sarbanes-Oxley Act, as well as new rules and regulations adopted by the SEC, the Public Company Accounting Oversight Board and the Nasdaq Stock Market. As a newly public company, and as an emerging growth company, we will not be required to comply with various provisions of the Sarbanes-Oxley Act. See “Summary—Emerging Growth Company Status.”

Payment of Dividends

We are a legal entity separate and distinct from the Bank. Our primary source of cash is dividends from the Bank. Prior regulatory approval is required if the total of all dividends declared by a national bank (such as the Bank) in any calendar year will exceed the sum of such bank’s net profits for the year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. During 2017, the Bank paid cash dividends of approximately $6.0 million to Mercantil Florida. At December 31, 2017, the Bank could have declared additional dividends of approximately $84.4 million, without prior OCC approval. After payment of the $40 million Special Dividend in March 2018, $66.4 million may be paid by the Bank as dividends as of September 30, 2018 without prior OCC approval.

In addition, we and the Bank are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate federal regulatory authorities are authorized to determine when the payment of dividends would be an unsafe or unsound practice, and may prohibit such dividends.

The Federal Reserve has indicated that paying dividends that deplete a bank holding company’s capital base to an inadequate level would be an unsafe and unsound banking practice. The Federal Reserve has indicated that depository institutions and their holding companies should generally pay dividends only out of current year’s operating earnings.

Under Federal Reserve Supervisory Letter SR-09-4 (February 24, 2009), as revised December 21, 2015, the board of directors of a bank holding company must consider different factors to ensure that its dividend level is prudent relative to maintaining a strong financial position, is not based on overly optimistic earnings scenarios, and the absence of potential events that could affect a company’s ability to pay a dividend while still maintaining a strong financial position. As a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce the bank holding company’s dividends if:

•	its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•	its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or

•	it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

When fully-phased in by 2019, the Basel III Capital Rules will further limit our permissible dividends, stock repurchases and discretionary bonuses, including those of the Bank, unless we and the Bank meet the fully phased-in capital conservation buffer requirement. The Company and the Bank meet the current capital conservation requirement. See “Basel III Capital Rules.”

Capital

The Federal Reserve has risk-based capital rules for bank holding companies and the OCC has similar rules for national banks, respectively. These guidelines required at year end 2017 a minimum ratio of capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) and capital conservation buffer of 9.25%. Tier 1 capital includes common equity and related retained earnings and a limited amount of qualifying preferred stock, less goodwill and certain core deposit intangibles. Voting common equity must be the predominant form of capital. Tier 2 capital consists of non-qualifying preferred stock, qualifying subordinated, perpetual, and/or mandatory convertible debt, term subordinated debt and intermediate term preferred stock, up to 45% of pre-tax unrealized holding gains on available for sale equity securities with readily determinable market values that are prudently valued, and a limited amount of general loan loss allowance. We collectively refer to Tier 1 capital and Tier 2 capital as Total risk-based capital.

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies which provide for a minimum leverage ratio of Tier 1 capital to total on-balance sheet assets equal to 4%. The guidelines also provide that institutions experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Higher capital may be required in individual cases and depending upon a bank holding company’s risk profile. All bank holding companies and banks are expected to hold capital commensurate with the level and nature of their risks, including the volume and severity of their problem loans. The level of Tier 1 capital to risk-adjusted assets is becoming more widely used by the bank regulators to measure capital adequacy. The Federal Reserve has not advised us or the Bank of any specific minimum leverage ratio or tangible Tier 1 leverage ratio applicable to them. Under Federal Reserve policies, bank holding companies are generally expected to operate with capital positions well above the minimum ratios. The Federal Reserve believes the risk-based ratios do not fully take into account the quality of capital and interest rate, liquidity, market and operational risks. Accordingly, supervisory assessments of capital adequacy may differ significantly from conclusions based solely on the level of an organization’s risk-based capital ratio.

The Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, among other things, requires the federal bank regulators to take “prompt corrective action” regarding depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

All of the federal bank regulators also have regulations establishing risk-adjusted measures and relevant capital levels which implement the “prompt corrective action” standards applicable to banks. The relevant capital measures are the total risk-based capital ratio, Tier 1 risk-based capital ratio, CET1 capital ratio, as well as, the leverage capital ratio. Under the regulations, national banks will be:

•

well-capitalized if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 8% or greater, a CET1 capital ratio of 6.5% or greater, a leverage capital ratio of 5% or greater and is not subject to any written agreement, order, capital directive or prompt corrective action directive by a federal bank regulatory agency to maintain a specific capital level for any capital measure;

•

“adequately capitalized” if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 6% or greater, a CET1 capital ratio of 4.5% or greater, and generally has a leverage capital ratio of 4% or greater;

•

“undercapitalized” if it has a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 6%, a CET1 capital ratio of less than 4.5% or generally has a leverage capital ratio of less than 2%;

•

“significantly undercapitalized” if it has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 4%, a CET1 capital ratio of less than 3%, or a leverage capital ratio of less than 3%; or

•	“critically undercapitalized” if its tangible equity is equal to or less than 2% to total assets.

The federal bank regulators have authority to require additional capital.

The Dodd-Frank Act significantly modified the capital rules applicable to us and call for increased capital, generally.

•

the generally applicable prompt corrective action leverage and risk-based capital standards, or generally applicable standards, including the types of instruments that may be counted as Tier 1 capital, will be applicable on a consolidated basis to depository institution holding companies, as well as their bank and thrift subsidiaries.

•	the generally applicable standards in effect prior to the Dodd-Frank Act will be “floors” for the standards to be set by the regulators.

•

bank and thrift holding companies with assets of less than $15 billion as of December 31, 2009, will be permitted to include trust preferred securities that were issued before May 19, 2010, as Tier 1 capital, but trust preferred securities issued by a bank holding company after May 19, 2010 will no longer count as Tier 1 capital.

Information concerning our and the Bank’s regulatory capital ratios at September 30, 2018 and December 31, 2017 is included under the heading “Regulatory Capital Requirements” in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

Depository institutions that are “adequately capitalized” for bank regulatory purposes must receive a waiver from the FDIC prior to raising or renewing brokered deposits, and cannot pay interest rates that significantly exceed market rates. FDICIA generally prohibits a depository institution from making any capital distribution (including paying dividends) or paying any management fee to its holding company, if the depository institution thereafter would be “undercapitalized.” Institutions that are “undercapitalized” are subject to prohibitions on brokered deposits, growth limitations and are required to submit a capital restoration plan for approval. A depository institution’s parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of 5% of the depository institution’s total assets at the time it became undercapitalized and the amount necessary to bring the institution into compliance with applicable capital standards. If a depository institution fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” If the controlling holding company fails to fulfill its obligations under FDICIA and files (or has filed against it) a petition under the Federal Bankruptcy Code, the claim against the holding company’s capital restoration obligation would be entitled to a priority in such bankruptcy proceeding over third-party creditors of the bank holding company. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become “adequately capitalized”, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator.

The prompt corrective action rules have been conformed by the Basel III Capital Rules, as discussed below.

Basel III Capital Rules

The Federal Reserve, the OCC and the other bank regulators adopted in June 2013 final capital rules for bank holding companies and banks implementing the Basel Committee on Banking Supervision’s “Basel III: A Global Regulatory Framework for more Resilient Banks and Banking Systems.” These new U.S. capital rules are called the Basel III Capital Rules, and are generally fully phased-in by January 1, 2019.

The Basel III Capital Rules limit Tier 1 capital to common stock and noncumulative perpetual preferred stock, as well as qualifying trust preferred securities and cumulative perpetual preferred stock issued before May 19, 2010, each of which are grandfathered in Tier 1 capital for bank holding companies with less than $15 billion in assets. A new capital measure CET1, has been added by the Basel III Capital Rules. CET1 includes common stock and related surplus, retained earnings and, subject to certain adjustments, minority common equity interests in subsidiaries. CET1 is reduced by deductions for:

•	goodwill and other intangibles, other than mortgage servicing assets, which are treated separately, net of associated DTLs;

•	DTAs arising from operating losses and tax credit carryforwards net of allowances and DTLs;

•	gains on sale from any securitization exposure; and

•	defined benefit pension fund net assets (i.e., excess plan assets), net of associated DTLs.

Additional “threshold deductions” of the following that are individually greater than 10% of CET1 or collectively greater than 15% of CET1 (after the above deductions are also made):

•	Mortgage service assets, net of associated DTLs;

•	DTAs arising from temporary differences that could not be realized through net operating loss carrybacks, net of any valuation allowances and DTLs;

•	significant common stock investments in unconsolidated financial institutions, net of associated DTLs; and

•

Noncumulative perpetual preferred stock, Tier 1 minority interest not included in CET1, subject to limits, and current Tier 1 capital instruments issued to the U.S. Treasury, including shares issued pursuant to the TARP or SBLF programs, will qualify as additional Tier 1 capital (all other qualifying preferred stock, subordinated debt and qualifying minority interests will be included in Tier 2 capital).

In addition to the minimum risk-based capital requirements, a new “capital conservation buffer” of CET1 capital of at least 2.5% of total risk-weighted assets, will be required. The capital conservation buffer will be calculated as the lowest of:

•	the banking organization’s CET1 capital ratio minus 4.5%;

•	the banking organization’s Tier 1 risk-based capital ratio minus 6.0%; and

•	the banking organization’s total risk-based capital ratio minus 8.0%.

The capital conservation buffers and the related restrictions on permissible dividends, stock repurchases and discretionary bonuses were applicable for the first time in 2016. The capital conservation buffer of 0.625% or less became effective in 2016. In 2018, the capital conservation buffer is 1.875% or less.

Full compliance with the capital conservation buffer is required by January 1, 2019. When fully phased-in by 2019, permissible dividends, stock repurchases and discretionary bonuses will be limited to the following percentages based on the capital conservation buffer as calculated above, subject to any further regulatory limitations, including those based on risk assessments and enforcement actions:

Buffer%	% Limit
More than 2.50%	None
> 1.875% - 2.50%	60.00%
> 1.250% - 1.875%	40.00%
> 0.625% - 1.250%	20.00%
< 0.625%	-0-

The various capital elements and total capital under the Basel III Capital Rules, at December 31, 2017, and when fully phased-in by January 1, 2019 are:

	December 31, 2017	Fully Phased In January 1, 2019
Minimum CET1	4.50%	4.50%
Capital Conservation Buffer	1.25%	2.50%
Total CET1	5.75%	7.00%
Deductions from CET1	80.00%	100.00%
Minimum Tier 1 Capital	6.00%	6.00%
Minimum Tier 1 Capital plus conservation buffer [1]	7.88%	8.50%
Minimum Total Capital	8.00%	8.00%
Minimum Total Capital plus conservation buffer [1]	9.88%	10.50%

1	For 2018.

Changes in Risk-Weightings

The Basel III Capital Rules significantly change the risk-weightings used to determine risk-weighted capital adequacy. Among various other changes, the Basel III Capital Rules apply a 250% risk-weighting to MSRs, DTAs that cannot be realized through net operating loss carry-backs and significant (greater than 10%) investments in other financial institutions. The proposal also would change the risk-weighting for residential mortgages, including mortgages sold. A new 150% risk-weighted category applies to “high volatility CRE loans,” which are credit facilities for the acquisition, construction or development of real property other than one-to-four family residential properties or commercial real projects where: (i) the loan-to-value ratio is not in excess of interagency real estate lending standards; and (ii) the borrower has contributed capital equal to not less than 15% of the real estate’s “as completed” value before the loan was made.

The Basel III Capital Rules also change some of the risk-weightings used to determine risk-weighted capital adequacy. Among other things, the Basel III Capital Rules:

•	assign a 250% risk-weight to MSRs;

•	assign up to a 1,250% risk-weight to structured securities, including private label mortgage securities and asset backed securities;

•	retain existing risk-weights for residential mortgages, but assign a 100% risk-weight to most CRE loans and a 150% risk-weight for “high volatility” CRE loans, which we refer to as HVCRE;

•	assign a 150% risk-weight to past due exposures (other than sovereign exposures and residential mortgages);

•	assign a 250% risk-weight to DTAs, to the extent not deducted from capital (subject to certain maximums);

•	retain the existing 100% risk-weight for corporate and retail loans; and

•	increase the risk-weight for exposures to qualifying securities firms from 20% to 100%.

HVCRE loans currently have a risk weight of 150%. Section 214 of the 2018 Growth Act, restricts the federal bank regulators from applying this risk weight except to certain ADC loans. The federal bank regulators issued a notice of a proposed rule on September 18, 2018 to implement Section 214 of the 2018 Growth Act, by revising the definition HVCRE. If this proposal is adopted, it is expected that this proposal would reduce the Company’s risk weighted assets and thereby increase the Company’s risk-weighted capital. For example, if the proposed rule had been in effect at September 30, 2018, the Company’s risk weighted assets would have been $72.4 million less, and the Company’s Tier 1 capital ratio would have been approximately 12 basis points greater.

Illustrative Changes to Prompt Corrective Action Rules

Under the Basel III Capital Rules, the prompt corrective action rules and categories changed as of January 1, 2015. The following illustrates the range of the changes from well capitalized, to undercapitalized, to critically undercapitalized categories. The adequately capitalized and significantly undercapitalized categories also were retained with appropriate changes, but are not included in the following illustration.

	Minimums
	Pre-2015	Basel III
Well capitalized
CET1	—	6.5%
Tier 1 risk-based capital	6.0%	8.0%
Total risk-based capital	10.0%	10.0%
Tier 1 leverage ratio	5.0%	5.0%
Undercapitalized
CET1	—	< 4.5%
Tier 1 risk-based capital	< 4.0%	≤ 6.0%
Total risk-based capital	< 8.0%	< 8.0%
Tier 1 leverage ratio	< 5.0%	< 4.0%
Critically undercapitalized	Tangible equity to total assets ≤ 2.0%	Tier 1 capital plus non-Tier 1 perpetual preferred stock to total assets ≤ 2.0%

Section 201 of the 2018 Growth Act provides that banks and bank holding companies with consolidated assets of less than $10 billion that meet a “community bank leverage ratio,” established by the federal bank regulators between 8% and 10%, are deemed to satisfy applicable risk-based capital requirements necessary to be considered “well capitalized.” The federal banking agencies have the discretion to determine that an institution does not qualify for such treatment due to its risk profile. An institution’s risk profile may be assessed by its off-balance sheet exposure, trading of assets and liabilities, notional derivatives’ exposure, and other methods.

FDICIA

FDICIA directs that each federal bank regulatory agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth composition, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares, safety and soundness, and such other standards as the federal bank regulators deem appropriate.

Enforcement Policies and Actions

The Federal Reserve and the OCC monitor compliance with laws and regulations. The CFPB monitors compliance with laws and regulations applicable to consumer financial products and services. Violations of laws and regulations, or other unsafe and unsound practices, may result in these agencies imposing fines, penalties and/or restitution, cease and desist orders, or taking other formal or informal enforcement actions. Under certain circumstances, these agencies may enforce similar remedies directly against officers, directors, employees and others participating in the affairs of a bank or bank holding company, including fines, penalties and the recovery, or claw-back, of compensation.

Fiscal and Monetary Policy

Banking is a business that depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank’s earnings. Thus, our earnings and growth, and that of the Bank, as well as the values of, and earnings on, our assets and the costs of our deposits and other liabilities are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the U.S. and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in U.S. government securities, the setting of the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits.

The Federal Reserve has been paying interest on depository institutions’ required and excess reserve balances since October 6, 2008. The payment of interest on excess reserve balances was expected to give the Federal Reserve greater scope to use its lending programs to address conditions in credit markets while also maintaining the Federal Funds rate close to the target rate established by the Federal Open Market Committee, or FOMC. The Federal Reserve has indicated that it may use this authority to implement a mandatory policy to reduce excess liquidity, in the event of, or threat of, inflation.

On April 30, 2010, the Federal Reserve Board amended Regulation D (Reserve Requirements of Depository Institutions) authorizing the Reserve Banks to offer term deposits to certain institutions. Term deposits, which are deposits with specified maturity dates, will be offered through a Term Deposit Facility. Term deposits will be one of several tools that the Federal Reserve could employ to drain reserves when policymakers judge that it is appropriate to begin moving to a less accommodative stance of monetary policy.

In 2011, the Federal Reserve repealed its historical Regulation Q to permit banks to pay interest on demand deposits. The Federal Reserve also engaged in several rounds of quantitative easing, or QE, to reduce interest rates by buying bonds, and “Operation Twist” to reduce long term interest rates by buying long term bonds, while selling intermediate term securities. Beginning in December 2013, the Federal Reserve began to taper the level of bonds purchased in December 2013, but continued to reinvest the principal of its securities as these mature.

The Federal Reserve Normalization Policy adopted September 2014, includes gradually raising the Federal Reserve’s target range for the Federal Funds rate to more normal levels and gradually reducing the Federal Reserve’s holdings of U.S. government and agency securities. The Federal Reserve’s target Federal Funds rate has increased eight times since December 2015 in 25 basis point increments from 0.25% to 2.25% on September 27, 2018. Although the Federal Reserve considers the target Federal Funds rate its primary means of monetary policy normalization, in September 2017, it began reducing its securities holding by not reinvesting the principal of maturing securities, subject to certain monthly caps on amounts not reinvested.

The nature and timing of any changes in monetary policies and their effect on us and the Bank cannot be predicted. The turnover of a majority of the Federal Reserve Board and the members of its FOMC and the appointment of a new Federal Reserve Chairman may result in changes in policy and the timing and amount of monetary policy normalization.

FDIC Insurance Assessments

The Bank’s deposits are insured by DIF and the Bank is subject to FDIC assessments for its deposit insurance, as well as assessments by the FDIC to pay interest on Financing Corporation, or FICO, bonds.

Effective April 1, 2011, the FDIC began calculating assessments based on an institution’s average consolidated total assets less its average tangible equity, or FDIC Assessment Base, in accordance with changes mandated by the Dodd-Frank Act. The FDIC’s changes shifted part of the burden of deposit insurance premiums toward depository institutions relying on funding sources other than customer deposits.

Effective July 1, 2016, the FDIC again changed its deposit insurance pricing and eliminated all risk categories and now uses a “financial ratios method” based on CAMELS composite ratings to determine assessment rates for small established institutions with less than $10 billion in assets, or Small Banks. The financial ratios method sets a maximum assessment for CAMELS 1 and 2 rated banks, and sets minimum assessments for lower rated institutions. All basis points are annual amounts.

The following table shows the FDIC assessment schedule for 2017 applicable to Small Banks, such as the Bank.

Established Small Institution CAMELS Composite
	1 or 2	3	4 or 5
Initial Base Assessment Rule	3 to 16 basis points	6 to 30 basis points	16 to 30 basis points
Unsecured Debt Adjustment	-5 to 0 basis points	-5 to 0 basis points	-5 to 0 basis points
Total Base Assessment Rate	1.5 to 16 basis points	3 to 30 basis points	11 to 30 basis points

The FDIC’s “reserve ratio” of the DIF to total industry deposits reached its 1.15% target effective June 30, 2016. On March 15, 2016 the FDIC implemented Dodd-Frank Act provisions by raising the DIF’s minimum reserve ratio from 1.15% to 1.35%. The FDIC imposed a 4.5 basis point annual surcharge on insured depository institutions with total consolidated assets of $10 billion or more, or Large Banks. The new rules grant credits to smaller banks for the portion of their regular assessments that contribute to increasing the reserve ratio from 1.15% to 1.35%.

Prior to when the new assessment system became effective, the Bank’s overall rate for assessment calculations was 9 basis points or less, which was within the range of assessment rates for the lowest “risk category” under the former FDIC assessment rules. In 2017, 2016 and 2015, we recorded a FDIC insurance premium expense of $5.2 million, $5.1 million and $4.9 million, respectively.

In addition, all FDIC-insured institutions are required to pay a pro rata portion of the interest due on FICO bonds, which mature during 2017 through 2019. FICO assessments are set by the FDIC quarterly on each institution’s FDIC Assessment Base. The FICO assessment was 0.600 basis points in three quarters of 2015 and 0.580 basis points in one quarter of 2015, except for the third quarter of 2015, when the FICO assessment declined 140 basis points. The FICO assessment rate was 0.580 basis points in the first quarter of 2016, and 0.560 basis points for the remainder of that year. The FICO Assessment rate was 0.560 basis points in the first quarter of 2017, and 0.540 basis points through December 31, 2017. FICO assessments of less than $500 thousand were paid to the FDIC in 2015, 2016 and 2017, respectively. FICO assessments have been set at 0.460 basis points in the first quarter of 2018, 0.440 basis points in the second quarter of 2018 and 0.320 basis points for the third and fourth quarters of 2018. The FICO assessments should continue to decline through 2019 when the last FICO bonds mature and such assessments end.

Lending Practices

The federal bank regulators released guidance in 2006 on “Concentrations in Commercial Real Estate Lending.” The guidance defines CRE loans as exposures secured by raw land, land development and construction (including 1-4 family residential construction), multi-family property, and non-farm nonresidential property where the primary or a significant source of repayment is derived from rental income associated with the property (that is, loans for which 50% or more of the source of repayment comes from third party, non-affiliated, rental income) or the proceeds of the sale, refinancing, or permanent financing of this property. Loans to REITs and unsecured loans to developers that closely correlate to the inherent risks in CRE markets would also be considered CRE loans under the guidance. Loans on owner occupied CRE are generally excluded.

The guidance requires that appropriate processes be in place to identify, monitor and control risks associated with real estate lending concentrations. This could include enhanced strategic planning, CRE underwriting policies, risk management, internal controls, portfolio stress testing and risk exposure limits as well as appropriately designed compensation and incentive programs. Higher allowances for loan losses and capital levels may also be required. The guidance is triggered when either:

•	Total reported loans for construction, land development, and other land of 100% or more of a bank’s total capital; or

•	Total reported loans secured by multifamily and nonfarm nonresidential properties and loans for construction, land development, and other land are 300% or more of a bank’s total risk-based capital.

This guidance was supplemented by the Interagency Statement on Prudent Risk Management for Commercial Real Estate Lending (December 18, 2015). The guidance also applies when a bank has a sharp increase in CRE loans or has significant concentrations of CRE secured by a particular property type.

The Bank monitors its concentration of CRE loans and its relationship to its Total Risk-based Capital. The following table depicts the exposure for the nine months ending September 30, 2018 and 2017 and for the last three years ending December 31 2017, 2016 and 2015:

	As of September 30,		As of December 31,
	2018	2017	2017	2016	2015
	(in thousands except percentages)
Commercial Real Estate (CRE)
Non-owner occupied	$1,792,708	$1,596,037	$1,713,104	$1,377,753	$1,072,469
Multi-family residential	847,873	746,309	839,709	667,256	452,699
Land development and construction loans	401,339	537,638	406,940	429,085	332,747

Total CRE	$3,041,920	$2,879,984	$2,959,753	$2,474,094	$1,857,915

% of Risk-based Capital	347.46%	324.70%	334.11%	291.75%	227.20%
% of Total Loan Portfolio	49.39%	47.08%	48.79%	42.92%	33.04%

Land development and construction loans	$401,339	$537,638	$406,940	$429,085	$332,747

% of Risk-based Capital	45.84%	60.62%	45.94%	50.60%	40.69%
% of Total Loan Portfolio	6.52%	8.79%	6.71%	7.44%	5.92%
Total Risk-based Capital	$875,482	$886,968	$885,855	$848,029	$817,728
Total Loan Portfolio	$6,159,279	$6,116,971	$6,066,225	$5,764,761	$5,623,222

We have always had significant exposures to loans secured by CRE due to the nature of our markets and the loan needs of our retail customers. We believe our long term experience in CRE lending, underwriting policies, internal controls, and other policies currently in place, as well as our loan and credit monitoring and administration procedures, are generally appropriate to manage our concentrations as required under the guidance.

The federal bank regulators continue to look at the risks of various assets and asset categories and risk management. In December 2015, the Federal Reserve and other bank regulators issued an interagency statement to highlight prudent risk management practices, within existing guidance, that regulated financial institutions should implement along with maintaining capital levels commensurate with the level and nature of their CRE concentration risk.

In 2013, the Federal Reserve and other banking regulators issued their “Interagency Guidance on Leveraged Lending” highlighting standards for originating leveraged transactions and managing leveraged portfolios, as well as requiring banks to identify their highly leveraged transactions, or HLTs. The Bank adjusted its lending practices to conform to this guidance. Beginning September 30, 2017 the Company updated application of the definition of HLT to include unfunded commitments as part of the leverage ratio calculation. As of September 30, 2018, syndicated loans that financed HLTs of $250.9 million, or 4.07% of total loans, compared to $141.3 million, or 2.33% of total loans, as of December 31, 2017 and $174.7 million, or 3.03% of total loans, as of December 31, 2016. The Government Accountability Office issued a statement on October 23, 2017 that this guidance constituted a “rule” for purposes of the Congressional Review Act, which provides Congress with the right to review the guidance and issue a joint resolution for signature by the President disapproving it. Such a disapproval would mean that the guidance has no further force and effect and is treated as if it never had any force or effect and (2) it cannot be reissued in substantially the same form, unless authorized by a later-enacted law.

Other Dodd-Frank Act Provisions

In addition to the capital, liquidity and FDIC deposit insurance changes discussed above, some of the provisions of the Dodd-Frank Act that we believe may affect us are set forth below.

Financial Stability Oversight Council

The Dodd-Frank Act created the Financial Stability Oversight Council, or FSOC, which is chaired by the Secretary of the Treasury and composed of representatives from various financial services regulators. The FSOC has responsibility for identifying risks and responding to emerging threats to financial stability.

Executive Compensation

The Dodd-Frank Act provides shareholders of all public companies with a say on executive pay. Under the Dodd-Frank Act, each company must give its shareholders the opportunity to vote on the compensation of its executives, on a non-binding advisory basis, at least once every three years. The Dodd-Frank Act also adds disclosure and voting requirements for golden parachute compensation that is payable to named executive officers in connection with sale transactions.

The SEC is required under the Dodd-Frank Act to issue rules obligating companies to disclose in proxy materials for annual shareholders meetings, information that shows the relationship between executive compensation actually paid to their named executive officers and their financial performance, taking into account any change in the value of the shares of a company’s stock and dividends or distributions. The Dodd-Frank Act also provides that a company’s compensation committee may only select a consultant, legal counsel or other advisor on matters of compensation after taking into consideration factors to be identified by the SEC that affect the independence of a compensation consultant, legal counsel or other advisor.

Section 954 of the Dodd-Frank Act added section 10D to the Exchange Act. Section 10D directs the SEC to adopt rules prohibiting a national securities exchange or association from listing a company unless it develops, implements, and discloses a policy regarding the recovery or “claw-back” of executive compensation in certain circumstances. The policy must require that, in the event an accounting restatement due to material noncompliance with a financial reporting requirement under the federal securities laws, we will recover from any current or former executive officer any incentive-based compensation (including stock options) received during the three year period preceding the date of the restatement, which is in excess of what would have been paid based on the restated financial statements. There is no requirement of wrongdoing by the executive, and the claw-back is mandatory and applies to all executive officers. Section 954 augments section 304 of the Sarbanes-Oxley Act, which requires the Chief Executive Officer and Chief Financial Officer to return any bonus or other incentive or equity-based compensation received during the 12 months following the date of similarly inaccurate financial statements, as well as any profit received from the sale of employer securities during the period, if the restatement was due to misconduct. Unlike section 304, under which only the SEC may seek recoupment, the Dodd-Frank Act requires us to seek the return of compensation.

The SEC adopted rules in September 2013 to implement pay ratios pursuant to Section 953 of the Dodd-Frank Act, beginning with fiscal year 2017 annual reports and proxy statements. The SEC proposed Rule 10D-1 under Section 954 on July 1, 2015 which would direct the Nasdaq Stock Market and the other national securities exchanges to adopt listing standards requiring companies to adopt policies requiring executive officers to pay back erroneously awarded incentive-based compensation. In February 2017, the acting SEC Chairman indicated interest in reconsidering the pay ratio rule.

The Dodd-Frank Act, Section 955, requires the SEC, by rule, to require that each company disclose in the proxy materials for its annual meetings whether an employee or board member is permitted to purchase financial instruments designed to hedge or offset decreases in the market value of equity securities granted as compensation or otherwise held by the employee or board member. The SEC proposed implementing rules in February 2015, though the rules have not been implemented to date.

Section 956 of the Dodd-Frank Act prohibits incentive-based compensation arrangements that encourage inappropriate risk taking by covered financial institutions, are deemed to be excessive, or that may lead to material losses. On June 21, 2010, the federal bank regulators adopted guidance on Sound Incentive Compensation Policies, which, although targeted to larger, more complex organizations than us, include principles that have been applied to smaller organizations similar to us. This guidance applies to incentive compensation to executives as well as employees, who, “individually or a part of a group, have the ability to expose a banking organization to material amounts of risk.” Incentive compensation should:

•	provide employees incentives that appropriately balance risk and reward;

•	be compatible with effective controls and risk-management; and

•	be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors.

The federal bank regulators, the SEC and other regulators proposed regulations implementing Section 956 in April 2011, which would have been applicable to, among others, depository institutions and their holding companies with $1 billion or more in assets. An advance notice of a revised proposed joint rulemaking under Section 956 was published by the financial services regulators in May 2016, but these rules have not been adopted.

As an emerging growth company, we are eligible to take advantage of exemptions to some of the requirements detailed above that are imposed upon us as a public company, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirement to provide information on the relationship between executive compensation actually paid to our named executive officers and our financial performance, exemptions from the requirement to disclose the ratio of our Chief Executive Officer pay to the pay of our median employee, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Other

The Dodd-Frank Act requires an estimated 240-300 rulemakings and an estimated 130 studies. Many of these rules and studies have been completed. Generally, the Dodd-Frank Act and the related rules are complex, have increased our compliance costs, as well as costs imposed on the markets and on others with whom we do business. Many of the rules still lack authoritative interpretative guidance from the applicable government agencies.

Credit Ratings

The Dodd-Frank Act includes a number of provisions that are targeted at improving the reliability of credit ratings. The federal bank regulators and the SEC have adopted rules to implement the Securities Act’s requirement to delete references to rating agency ratings for various purposes, including “investment securities,” which are permissible bank investments.

Derivatives

The Dodd-Frank Act requires a new regulatory system for the U.S. market for swaps and other over-the counter derivatives, which includes strict capital and margin requirements, central clearing of standardized over-the-counter derivatives, and heightened supervision of over-the-counter derivatives dealers and major market participants. These rules likely have increased the costs and collateral required to utilize derivatives, that we may determine are useful to reduce our interest rate and other risks.

Other Legislative and Regulatory Changes

Various legislative and regulatory proposals, including substantial changes in banking, and the regulation of banks, thrifts and other financial institutions, compensation, and the regulation of financial markets and their participants and financial instruments, and the regulators of all of these, as well as the taxation of these entities, are being considered by the executive branch of the federal government, Congress and various state governments.

The President of the U.S. and the majority party in both houses of Congress appear committed to financial regulatory reform, including changes to the Dodd-Frank Act. The President has frozen new rulemaking generally, and on February 3, 2017 issued an executive order containing “Core Principles for Regulating the United States Financial System,” or the Core Principals. The executive order directs the Secretary of the Treasury to consult with heads of Financial Stability Oversight Council’s members and report to the President within 120 days and periodically thereafter on how laws and government policies promote the Core Principles and to identify laws, regulations, guidance and reporting that restrain financial services regulation in a manner consistent with the Core Principles. Another executive order requires the repeal of two existing rules for any new significant regulatory proposal. Although this executive order does not apply to the SEC, the federal bank regulators or the CFPB, these independent agencies are encouraged to seek cost savings that would offset the costs of new significant regulatory actions.

Congress is also considering re-examining regulations adopted by the prior administration since June 13, 2016 under the Congressional Review Act. More sweeping changes to the Dodd-Frank Act are expected to be introduced by the Chairman of the House Financial Services Committee similar to the Financial CHOICE Act legislation introduced in 2016. These may include proposals to reduce regulation on banks and their holding companies that are well capitalized, well managed, and less risky, and eliminate or reduce regulation based on asset size alone.

Certain of these proposals, if adopted, could significantly change the regulation or operations of banks and the financial services industry. New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation’s financial institutions.

The 2018 Growth Act, which, as noted above, was enacted on May 24, 2018, amends the Dodd-Frank Act, the BHC Act, the Federal Deposit Insurance Act and other federal banking and securities laws to provide regulatory relief in these areas:

•	consumer credit and mortgage lending;

•	capital requirements;

•	Volcker Rule compliance;

•	stress testing and enhanced prudential standards; and

•	capital formation.

On July 6, 2018, the Federal Reserve, OCC and FDIC issued an interagency statement describing their interim positions on regulations affected by the 2018 Growth Act that remain in effect until the agencies amend their regulations to conform to that Act.

We are evaluating the 2018 Growth Act and its likely effects on us. We believe it will facilitate our business, subject to its interpretation and implementation by our regulators. The following provisions of the 2018 Growth Act may be especially helpful to banks of our size:

•

“qualifying community banks,” defined as institutions with total consolidated assets of less than $10 billion, which meet a “community bank leverage ratio” of 8.00% to 10.00%, may be deemed to have satisfied applicable risk based capital requirements as well as the capital ratio requirements;

•

section 13(h) of the BHC Act, or the “Volcker Rule,” is amended to exempt from the Volcker Rule, banks with total consolidated assets valued at less than $10 billion, and trading assets and liabilities comprising not more than 5.00% of total assets;

•	“reciprocal deposits” will not be considered “brokered deposits” for FDIC purposes, provided such deposits do not exceed the lesser of $5 billion or 20% of the bank’s total liabilities; and

•

the consolidated asset threshold at which company-run stress tests are required increased from $10 billion to $250 billion, and the consolidated asset threshold for mandatory risk committees increased from $10 billion to $50 billion.

The Volcker Rule change may enable us to invest in certain collateralized loan obligations that are treated as “covered funds” prohibited to banking entities by the Volcker Rule. Reciprocal deposits, such as CDARs, may expand our funding sources without being subjected to FDIC limitations and potential insurance assessments increases for brokered deposits. The FDIC announced on September 12, 2018 proposed rules that change existing rules to comply with the 2018 Growth Act’s reciprocal deposits provisions, and plans to later seek comments on its brokered deposits rules generally.

UNDERWRITING

Raymond James & Associates, Inc. is acting as the representative of each of the underwriters named below. Subject to the conditions set forth in an underwriting agreement among us, the selling shareholder and the underwriters, we and the selling shareholder have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase the number of shares of our Class A common stock set forth opposite its name below:

Underwriters	Number of Shares
Raymond James & Associates, Inc.
Keefe, Bruyette & Woods, Inc.
Stephens Inc.
SunTrust Robinson Humphrey, Inc.
FIG Partners, LLC

Total	11,022,477

The underwriters are Offering the shares subject to their acceptance of the shares and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the Offering may be terminated.

The underwriters initially propose to offer part of the shares directly to the public at the Offering price listed on the cover page of this prospectus and part to certain dealers at that price less a concession not in excess of $        per share. After the initial Offering of the shares, the Offering price and other selling terms may be changed by the underwriters.

Option to Purchase Additional Shares

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 1,653,372 additional shares of our Class A common stock from us at the Offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares listed next to the names of all underwriters in the above table.

Commissions and Expenses

The following table shows the per share and total Offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling shareholder.

	Per Class A Company Share	Total Without Over- Allotment Exercise	Total With Over- Allotment Per Share
Offering price	$	$	$
Underwriting discounts payable by us	$	$	$
Proceeds to us (before expenses)	$	$	$
Proceeds to the selling shareholder (before expenses)	$	$	$

The estimated Offering expenses payable by us, exclusive of the underwriting discounts and commissions and the portion of the estimated Offering expenses to be paid by the selling shareholder, are approximately $4 million. We have agreed to reimburse the underwriters for expenses related to the clearance of this Offering with FINRA and, if necessary, compliance with state securities or “blue sky” laws. We also have agreed to pay for up to $500,000 of the underwriters’ reasonable and documented legal fees and expenses incurred in connection with the Offering and, if such fees and expenses exceed $500,000, 50% of such fees and expenses over $500,000, provided, however, that certain of these expenses will be paid by the selling shareholder based upon a calculation that apportions the expenses pro rata based on their respective economic benefit with respect to the Offering.

Directed Share Program

At our request, the underwriters have reserved for sale at the Offering price up to 15% of the shares of our Class A common stock being offered by this prospectus for sale to certain of our employees, customers, directors and other persons resident in the United States designated by the Company who have expressed an interest in purchasing at least $2,500 of our Class A common stock in this Offering. We do not know if these persons will choose to purchase all or any portion of the reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

Indemnification

We and the selling shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Lock-Up Agreements

In connection with this Offering, we have agreed with the underwriters not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or other designated securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, without, in each case, the prior written consent of Raymond James & Associates, Inc. for a period of 180 days after the date of the Offering, subject to certain exceptions.

In connection with this Offering, the selling shareholder (other than with respect to a de minimis number of shares), our officers and directors have agreed with the underwriters not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Raymond James & Associates, Inc. for a period of 180 days after the date of the Offering, subject to certain exceptions and to possible waiver by Raymond James & Associates, Inc. The foregoing restrictions are not applicable to:

(i)	the Class A common stock offered by this prospectus;

(ii)	any grant or exercise of options, restricted stock or restricted stock awards pursuant to our Long-Term Incentive Plan, the Deferred Compensation Plan or any employee stock ownership plan;

(iii)	a bona fide gift or gifts or transfer by will or intestacy;

(iv)	a transfer pursuant to domestic relations or court orders;

(v)	any trust or limited partnership for the direct or indirect benefit of the lock-up signatory or the family of the lock-up signatory;

(vi)	any family member or dependent of the lock-up signatory;

(vii)	a distribution by a trust pursuant to its terms;

(viii)

a distribution to partners, members, subsidiaries, affiliates or stockholders of the lock-up signatory or to any investment fund or other entity that directly or indirectly controls or manages, is under common control with, or is controlled or managed by, the lock-up signatory; or

(ix)	a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under the foregoing clauses (iii) through (viii);

provided, however, that in the case of any transfer or distribution pursuant to the foregoing clauses (iii) through (ix) above, it will be a condition of such transfer or distribution that the transferee agrees to be bound in writing by the restrictions set forth above. Furthermore, the lock-up agreement executed by the selling shareholder will provide an exception to the above restrictions that permits the Company to repurchase shares of Class B common stock beneficially owned by the selling shareholder, if any, remain following this Offering and the Company’s repurchase of Class B common stock with net proceeds from this Offering.

Other

We and the selling shareholder have agreed, as between ourselves and without affecting our obligations to the underwriters, to reimburse and pay certain costs and expenses in connection with the Offering. See “Certain Relationships and Related Party Transactions—Certain Offering Related Matters.”

Listing

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “AMTB”

Stabilization

Until this Offering is completed, rules of the SEC may limit the ability of the underwriters and various selling group members to bid for and purchase the shares of our Class A common stock. As an exception to these rules and in accordance with Regulation M under the Exchange Act, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our Class A common stock in order to facilitate the Offering of the Class A common stock, including: short sales; syndicate covering transactions; imposition of penalty bids; and purchases to cover positions created by short sales.

Stabilizing transactions may include making short sales of shares of our Class A common stock, which involve the sale by the underwriters of a greater number of shares than it is required to purchase in this Offering and purchasing shares of Class A common stock from us by exercising the option or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

Each underwriter may close out any covered short position either by exercising its option, in whole or in part, or by purchasing shares of Class A common stock in the open market after the distribution has been completed. In making this determination, each underwriter will consider, among other things, the price of shares of our Class A common stock available for purchase in the open market compared to the price at which the underwriter may purchase shares of our Class A common stock pursuant to the underwriters’ option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of shares of our Class A common stock in the open market after pricing that could adversely affect investors who purchased in this Offering. To the extent that the underwriters create a naked short position, they will purchase shares of our Class A common stock in the open market to cover the position after the pricing of this Offering.

The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase shares of our Class A common stock in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of this Offering to repay the selling concession received by them.

As a result of these activities, the price of shares of our Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them without notice at any time. The underwriters may carry out these transactions on the Nasdaq Global Select Market or otherwise.

The underwriters are not required to engage in these activities and may end any of these activities at any time.

Relationships and Conflicts of Interest

Certain of the underwriters and their affiliates may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates, and for the selling shareholder and their affiliates, in the ordinary course of their business, for which they will receive customary fees and commissions, as applicable, and reimbursement for out-of-pocket expenses. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Raymond James & Associates, Inc. acted as our financial advisor in connection with the Spin-off and received fees and expenses totaling $500,000 for such service. In addition, we have granted Raymond James & Associates, Inc. a right of first refusal for a period of 24 months from October 2, 2018 to provide us certain investment banking services, including financial advisory, underwriting, capital raising and other services, for which it may receive fees. The terms of any such future engagement of Raymond James & Associates, Inc. will be set forth in one or more separate agreements.

Electronic Prospectus

A prospectus in electronic format may be made available by e-mail or on the websites or through other online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view Offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of Class A common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained on any other website maintained by any of the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by the underwriters or us and should not be relied upon by investors.

Selling Restrictions

General

Other than in the U.S., no action has been taken by us or the underwriters that would permit a public offering of the shares of Class A common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the shares of our Class A common stock offered by this prospectus will be passed upon for us by Jones Day, Atlanta, Georgia. Certain other matters in connection with this Offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC an Offering Registration Statement, of which this prospectus forms a part, under the Securities Act with respect to the shares of our Class A common stock being offered as contemplated by this prospectus. This prospectus does not contain all of the information set forth in the Offering Registration Statement and its exhibits and schedules, to which reference is made hereby. Statements in this prospectus as to the contents of any contract, agreement or other document are qualified in all respects by reference to such contract, agreement or document. If we have filed any of those contracts, agreements or other documents as an exhibit to the Offering Registration Statement, you should read the full text of such contract, agreement or document for a more complete understanding of the document or matter involved. For further information with respect to us and our Class A common stock, we refer you to the Offering Registration Statement, of which this prospectus forms a part, including the exhibits and the schedules filed as a part of it.

We intend to furnish the holders of our Class A common stock with annual reports and proxy statements containing financial statements audited by an independent public accounting firm and file with the SEC quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information. We also intend to furnish other reports as we may determine or as required by law.

The Offering Registration Statement, of which this prospectus forms a part, and its exhibits and schedules, and other documents which we file with the SEC are available to the public at the SEC’s web site at http://www.sec.gov. You can also obtain reports, proxy statements and other information about us, free of charge, at our web site at https://www.mercantilbank.com/. The information contained on or accessible from our website does not constitute a part of this prospectus and is not incorporated by reference herein

Information that we file with the SEC after the date of this prospectus may supersede the information in this prospectus. You may read these reports, proxy statements and other information and obtain copies of such documents and information as described above.

No person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth or in our affairs since the date hereof.

INDEX TO FINANCIAL STATEMENTS

Mercantil Bank Holding Corporation and Subsidiaries

*	All references to “Notes” from pages F-7 through F-74 pertain to our audited consolidated financial statements, unless otherwise stated.

**	All references to “Notes” from pages F-79 through F-100 pertain to our unaudited interim consolidated financial statements, unless otherwise stated.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of Mercantil Bank Holding Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Mercantil Bank Holding Corporation and its subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income, of changes in stockholder’s equity, and of cash flows for each of the three years in the period ended December 31, 2017, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Certified Public Accountants

Fort Lauderdale, Florida

March 12, 2018, except for the effects of (i) the revision discussed in Note 10 to the consolidated financial statements, as to which the date is June 15, 2018, (ii) the revision discussed in Note 1 to the consolidated financial statements, as to which the date is October 4, 2018, and (iii) the stock split discussed in Note 22 to the consolidated financial statements, as to which the date is November 16, 2018

We have served as the Company’s auditor since 1987.

PricewaterhouseCoopers LLP, 401 East Las Olas Boulevard, Suite 1800, Ft. Lauderdale, Florida 33301.

T: (305) 375 7400, F: (305) 375 6221, www.pwc.com/us

Mercantil Bank Holding Corporation and Subsidiaries

Consolidated Balance Sheets (Audited)

(in thousands of dollars, except per share data)	December 31, 2017	December 31, 2016
Assets
Cash and due from banks	$44,531	$32,956
Interest earning deposits with banks	108,914	102,033

Cash and cash equivalents	153,445	134,989

Securities
Available for sale	1,687,157	2,123,247
Held to maturity	89,860	—
Federal Reserve Bank and Federal Home Loan Bank stock	69,934	59,490
Loans held for sale	5,611	—
Loans, gross	6,066,225	5,764,761
Less: Allowance for loan losses	72,000	81,751

Loans, net	5,994,225	5,683,010
Bank owned life insurance	200,318	164,860
Premises and equipment, net	129,357	148,712
Deferred tax assets, net	14,583	30,730
Goodwill	19,193	19,193
Accrued interest receivable and other assets	73,084	70,033

	$8,436,767	$8,434,264

Liabilities and Stockholder’s Equity
Deposits
Demand
Noninterest bearing	$895,710	$1,106,834
Interest bearing	1,496,749	1,736,136
Savings and money market	1,684,080	1,897,136
Time	2,246,434	1,837,259

Total deposits	6,322,973	6,577,365
Advances from the Federal Home Loan Bank and other borrowings	1,173,000	931,000
Junior subordinated debentures held by trust subsidiaries	118,110	118,110
Securities sold under agreements to repurchase	—	50,000
Accounts payable, accrued liabilities and other liabilities	69,234	53,052

	7,683,317	7,729,527

Commitments and contingencies (Note 16)

Stockholder’s equity (Notes 1 and 22)
Class A common stock, $0.10 par value, 400,000,000 shares authorized; 24,737,470 shares issued and outstanding in 2017 and 2016	2,474	2,474
Class B common stock, $0.10 par value, 100,000,000 shares authorized; 17,751,053 shares issued and outstanding in 2017 and 2016	1,775	1,775
Additional paid in capital	367,505	367,505
Retained earnings	387,829	343,678
Accumulated other comprehensive loss	(6,133)	(10,695)

	753,450	704,737

	$8,436,767	$8,434,264

Mercantil Bank Holding Corporation and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Audited)

	Years ended December 31,
(in thousands of dollars, except per share data)	2017	2016	2015
Interest income
Loans	$223,765	$188,526	$160,893
Investment securities	47,913	49,495	46,898
Interest earning deposits with banks	1,642	806	408

Total interest income	273,320	238,827	208,199

Interest expense
Interest bearing demand deposits	394	653	1,187
Savings and money market deposits	8,856	8,306	7,426
Time deposits	26,787	16,576	8,016
Advances from the Federal Home Loan Bank	18,235	10,971	8,787
Junior subordinated debentures	7,456	7,129	6,868
Securities sold under agreements to repurchase	1,882	3,259	3,630

Total interest expense	63,610	46,894	35,914

Net interest income	209,710	191,933	172,285
(Reversal of) provision for loan losses	(3,490)	22,110	11,220

Net interest income after (reversal of) provision for loan losses	213,200	169,823	161,065

Noninterest income
Deposits and service fees	19,560	20,928	21,147
Brokerage, advisory and fiduciary activities	20,626	20,282	19,047
Change in cash surrender value of bank owned life insurance	5,458	4,422	438
Cards and trade finance servicing fees	4,589	4,250	5,175
Data processing, rental income and fees for other services to related parties	3,593	4,409	4,342
Securities (losses) gains, net	(1,601)	1,031	1,062
Other noninterest income	19,260	6,948	3,545

Total noninterest income	71,485	62,270	54,756

Noninterest expense
Salaries and employee benefits	131,800	129,681	122,230
Occupancy and equipment	17,381	18,368	16,441
Professional and other services fees	16,399	11,937	16,892
FDIC assessments and insurance	7,624	7,131	7,579
Telecommunication and data processing	9,825	8,392	7,494
Depreciation and amortization	9,040	9,130	8,381
Other operating expenses	15,567	13,664	13,245

Total noninterest expenses	207,636	198,303	192,262

Net income before income tax	77,049	33,790	23,559
Income tax expense	(33,992)	(10,211)	(8,514)

Net income	43,057	23,579	15,045

Other comprehensive income (loss), net of tax
Net unrealized holding gains (losses) on securities available for sale arising during the year	3,577	(3,839)	(11,456)
Net unrealized holding gains (losses) on cash flow hedges arising during the year	152	3,598	(114)
Reclassification adjustment for net losses (gains) included in net income	833	(1,004)	(1,258)

Other comprehensive income (loss)	4,562	(1,245)	(12,828)

Comprehensive income	$47,619	$22,334	$2,217

Basic and diluted earnings per share:
Net income available to common shareholders	$43,057	$23,579	$15,045
Basic and diluted weighted average shares outstanding	42,488,523	42,488,523	42,488,523

Basic and diluted income per common share	1.01	0.55	0.35

The accompanying notes are an integral part of these consolidated financial statements.

Mercantil Bank Holding Corporation and Subsidiaries

Consolidated Statements of Changes in Stockholder’s Equity (Audited)

Each of the Three Years Ended December 31, 2017

	Common Stock				Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholder’s Equity
	Class A		Class B
(in thousands of dollars, except per share data)	Shares Issued and Outstanding	Par value	Shares Issued and Outstanding	Par value
Balances at December 31, 2014	24,737,470	$2,474	17,751,053	$1,775	$367,505	$305,054	$3,378	$680,186
Net income	—	—	—	—	—	15,045	—	15,045
Other comprehensive loss	—	—	—	—	—	—	(12,828)	(12,828)

Balances at December 31 2015	24,737,470	$2,474	17,751,053	$1,775	$367,505	$320,099	$(9,450)	$682,403
Net income	—	—	—	—	—	23,579	—	23,579
Other comprehensive loss	—	—	—	—	—	—	(1,245)	(1,245)

Balance at December 31 2016	24,737,470	$2,474	17,751,053	$1,775	$367,505	$343,678	$(10,695)	$704,737
Net income	—	—	—	—	—	43,057	—	43,057
Reclassification of tax law impact on AOCI	—	—	—	—	—	1,094	(1,094)	—
Other comprehensive income	—	—	—	—	—	—	5,656	5,656

Balance at December 31 2017	24,737,470	$2,474	17,751,053	$1,775	$367,505	$387,829	$(6,133)	$753,450

The accompanying notes are an integral part of these consolidated financial statements.

Mercantil Bank Holding Corporation and Subsidiaries

Consolidated Statements of Cash Flows (Audited)

	Years ended December 31,

(in thousands of dollars)	2017	2016	2015
Cash flows from operating activities
Net income	$43,057	$23,579	$15,045
Adjustments to reconcile net income to net cash provided by operating activities
(Reversal of) provision for loan losses	(3,490)	22,110	11,220
Net premium amortization on securities	19,357	27,264	36,702
Depreciation and amortization	9,040	9,130	8,381
Increase in cash surrender value of bank owned life insurance	(5,458)	(4,422)	(438)
Net gain on sale of premises and equipment	(11,319)	(1,956)	(189)
Deferred taxes, securities net gains or losses and others	14,684	(4,705)	(2,315)
Net changes in operating assets and liabilities
Loans held for sale	(5,705)	(4,730)	(2,788)
Accrued interest receivable and other assets	(1,257)	(7,937)	(3,118)
Account payable, accrued liabilities and other liabilities	14,373	16,935	1,134

Net cash provided by operating activities	73,282	75,268	63,634

Cash flows from investing activities
Purchases of investment securities
Available for sale	(231,675)	(1,084,029)	(633,527)
Held to maturity securities	(90,196)	—	—
Federal Reserve Bank and Federal Home Loan Bank stock	(41,044)	(53,350)	(59,143)
Maturities, sales and calls of investment securities
Available for sale	655,305	986,041	707,557
Held to maturity securities	315	—	—
Federal Reserve Bank and Federal Home Loan Bank stock	30,600	44,253	58,749
Net increase in loans	(393,636)	(259,931)	(420,742)
Proceeds from loan sales	85,767	105,164	84,107
Purchase of bank owned life insurance	(30,000)	(60,000)	(100,000)
Purchases of bank premises and equipment	(8,606)	(8,535)	(15,028)
Net proceeds from sales of premises and equipment and others	30,737	8,159	5,137

Net cash provided by (used in) investing activities	7,567	(322,228)	(372,890)

Cash flows from financing activities
Net decrease in demand, savings and money market accounts	(663,568)	(388,520)	(278,204)
Net increase in time deposits	409,175	446,211	522,798
Net decrease in securities sold under agreements to repurchase	(50,000)	(23,488)	(25,887)
Proceeds from Advances from the Federal Home Loan Bank and other banks	1,771,500	2,239,000	1,781,800
Repayments of Advances from the Federal Home Loan Bank and other banks	(1,529,500)	(2,029,536)	(1,741,800)

Net cash (used in) provided by financing activities	(62,393)	243,667	258,707

Net increase (decrease) in cash and cash equivalents	18,456	(3,293)	(50,549)
Cash and cash equivalents
Beginning of year	134,989	138,282	188,831

End of year	153,445	134,989	138,282

Supplemental disclosures of cash flow information
Cash paid:
Interest	$61,590	$46,109	$35,035
Income taxes	18,881	9,264	10,137
Noncash investing activities:
Loans transferred to other assets	319	5,545	2,475
Loans held for sale exchanged for securities	4,710	4,659	2,762

The accompanying notes are an integral part of these consolidated financial statements.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

1.	Organization and Summary of Significant Accounting Policies

Mercantil Bank Holding Corporation (the “Company”), a Florida Corporation incorporated in 1985 and operating since January 1987, is a bank holding company registered under the Bank Holding Company Act of 1956. The Company’s principal office is in the City of Coral Gables, Florida. The Company is a wholly owned subsidiary of Mercantil Servicios Financieros, C.A. (“MSF”), a corporation domiciled in the Bolivarian Republic of Venezuela.

On December 15, 2017, MSF shareholders voted to approve the spin-off of the Company from MSF. Following the spin-off, the Company will operate as a separate organization. In connection with the spin-off, each MSF shareholder of record will be entitled to receive one share of the Company’s Class A and Class B common stock for each share of MSF of the same class held by the MSF record holder as of the record date, which is to be determined by MSF’s Board of Directors as soon as practicable. MSF will retain shares of the Company’s common stock representing 19.9% of the Company’s outstanding common stock, through MSF’s beneficial interest in a newly-created trust for the benefit of MSF’s shareholders of record, until such time as MSF can divest those shares. The spin-off is expected to be completed in the first half of 2018, subject to the receipt of various regulatory actions, including the effectiveness of a registration statement to be filed by the Company with the U.S. Securities and Exchange Commission (“SEC”). In February 2018, the Company’s Articles of Incorporation were amended and restated. See Note 22. “Subsequent Events” for additional information.

In October 2008, MSF, the Company and various individuals as Voting Trustees (“Voting Trustees”), entered into a Voting Trust Agreement (the “Voting Trust”). The Voting Trust’s purposes are to promote the interests of Mercantil Bank, N.A. (the “Bank”) and expand its business in the United States by facilitating access to the United States’ capital markets, and to provide continued appropriate corporate governance of the Bank upon the occurrence of certain changes or threatened changes in control of MSF not approved by MSF’s board of directors (“Control Changes”). The Voting Trust was amended and restated in 2017 to clarify its terms and governance, and to extend the Voting Trust’s original 10-year term by an additional 25 years.

The Voting Trust is organized under the laws of Florida and is a grantor trust for Federal income tax purposes. It holds all the issued and outstanding shares of capital stock of Mercantil Florida Bancorp, Inc., which is the Bank’s immediate parent and sole shareholder. The Voting Trust is a “company” subject to supervision and regulation under the Bank Holding Company of 1956 (the “BHC Act”). The Voting Trust has issued Voting Trust certificates representing the entire interest in the Voting Trust to the Company. In the event of Control Changes in MSF, the Voting Trustees, may cancel the existing Voting Trust certificates and distribute these to MSF’s shareholders pro rata to preserve the Bank and MSF’s shareholders’ economic interests in the Bank. No Control Change had occurred as of December 31, 2017.

The Company has determined that it is the sole beneficial owner of the Voting Trust. Accordingly, the Voting Trust’s financial statements are consolidated with the Company’s financial statements for regulatory reporting purposes.

The Bank and its subsidiaries have been serving the communities in which they operates for over 35 years. The Bank is headquartered in the City of Coral Gables, Florida and has 23 Banking Centers, including 15 located in South Florida, seven in the Greater Houston area, Texas and a loan production office in New York City, New York. As the main operating subsidiary of the Company, the Bank offers a wide variety of domestic, international, personal and commercial banking services. Investment, trust, fiduciary and wealth management services are provided through the Bank’s main operating subsidiaries Mercantil Investment Services, Inc. and Mercantil Trust Company, N.A.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Most of the Company’s investments are U.S. government, U.S. government agencies and U.S. government-sponsored entity securities. Most of the Company’s banking activity is with domestic customers located within the States of Florida, Texas and New York, and with international customers located in Latin America. The Company’s banking activities are concentrated in its primary markets. The Company does not have any significant concentrations to any one customer.

The effects of significant subsequent events, if any, have been adequately recognized or disclosed in these consolidated financial statements. Subsequent events have been evaluated through March 12, 2018, the date when these consolidated financial statements were available to be issued. See Note 22. “Subsequent Events” for additional information.

The following is a description of the significant accounting policies and practices followed by the Company in the preparation of the accompanying consolidated financial statements. These policies conform with generally accepted accounting principles in the United States (U.S. GAAP).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include: i) the determination of the allowance for loan losses; (ii) the fair values of securities, bank owned life insurance and the reporting unit to which goodwill has been assigned during the annual goodwill impairment test; and (iii) the determination of whether the amount of deferred tax assets will more likely than not be realized. Management believes that these estimates are appropriate. Actual results could differ from these estimates.

Income Recognition

Interest income is generally recognized on the accrual basis using the interest method. Non-refundable loan origination fees, net of direct costs of originating or acquiring loans, as well as loan purchase premiums and discounts, are deferred and amortized over the term of the related loans as adjustments to interest income using the level yield method. Purchase premiums and discounts on debt securities are amortized as adjustments to interest income over the estimated lives of the securities using the level yield method.

Brokerage and advisory activities include brokerage commissions and advisory fees. Brokerage commissions earned are related to the dollar amount of trading volume of customers’ transactions. Commissions and related clearing expenses are recorded on a trade-date basis as securities transactions occur. Advisory fees are derived from investment advisory fees and account administrative services. Investment advisory fees are recorded as earned on a pro rata basis over the term of the contracts, based on a percentage of the average value of assets managed during the period. These fees are assessed and collected quarterly. Account administrative fees are charged to customers for the maintenance of their accounts and are earned and collected on a quarterly basis. Fiduciary activities fee income is recognized as earned on a pro rate basis over the term of contracts.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Card servicing fees include credit card issuance fees, and debit and credit card interchange fees. Annual credit card membership fees are generally recognized in the period over which the cardholders are entitled to use the cards. Interchange fees are recognized when earned. Trade finance servicing fees are generally recognized over the service period on a straight line basis.

Earnings per Share

Basic and diluted earnings per share are computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during each period. As of December 31, 2017, 2016 and 2015, the Company had no outstanding dilutive instruments. Changes in the number of shares outstanding as a result of stock dividends, stock splits, stock exchanges or reverse stock splits are given effect retroactively for all periods presented to reflect those changes in capital structure. See Note 22. “Subsequent Events” for additional information.

Cash and Cash Equivalents

The Company has defined as cash equivalents those highly liquid instruments purchased with an original maturity of three months or less and include cash and cash due from banks, federal funds sold and deposits with banks.

The Company must comply with federal regulations requiring the maintenance of minimum reserve balances against its deposits. At December 31, 2017 and 2016, these reserve balances amounted to approximately $1.2 million and $4.2 million, respectively.

Securities

The Company classifies its investments in securities as available for sale and held to maturity. Securities classified as available for sale are carried at fair value with unrealized gains and losses included in accumulated other comprehensive income (“AOCI”) in stockholder’s equity on an after-tax basis. Securities classified as held to maturity are securities the Company has both the ability and intent to hold until maturity and are carried at amortized cost. Investments in stock issued by the Federal Reserve Bank of Atlanta (“FRB”) and Federal Home Loan Bank of Atlanta (“FHLB”) are stated at their original cost, which approximates their realizable value. Realized gains and losses from sales of securities are recorded on the trade date and are determined using the specific identification method. Securities purchased are recorded on the consolidated balance sheets as of the trade date. Receivables and payables to and from clearing organizations relating to outstanding transactions are included in other assets or other liabilities. At December 31, 2017 and 2016 securities receivables amounted to $6.5 million and $5.6 million, respectively.

The Company considers an investment security to be impaired when a decline in fair value below the amortized cost basis is other-than-temporary. When an investment security is considered to be other-than-temporarily impaired, the cost basis of the individual investment security is written down through earnings by an amount that corresponds to the credit component of the other-than-temporary impairment. The amount of the other-than-temporary impairment that corresponds to the noncredit component of the other-than-temporary impairment is recorded in AOCI and is associated with securities which the Company does not intend to sell and it is more likely than not that the Company will not be required to sell the securities prior to the recovery of its fair value.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

The Company estimates the credit component of other-than-temporary impairment using a discounted cash flow model. The Company estimates the expected cash flows of the underlying collateral using third party vendor models that incorporate management’s best estimate of current key assumptions, such as default rates, loss severity and prepayment rates (based on historical performance and stress test scenarios). Assumptions used can vary widely from security to security and are influenced by such factors as current debt service coverage ratio, historical prepayment rates, expected prepayment rates, and loans’ current interest rates. The Company then uses, as it deems appropriate, a third party vendor to determine how the underlying collateral cash flows will be distributed to each security. The present value of an impaired debt security results from estimating its future cash flows, discounted at the security’s effective interest rate. The Company expects to recover the remaining noncredit related unrealized losses included as a component of AOCI.

Loans Held for Sale

Loans are transferred into the held for sale classification at the lower of carrying amount or fair value when they are specifically identified for sale and a formal plan exists to sell them.

Loans

Loans represent extensions of credit which the Company has the intent and ability to hold for the foreseeable future or until maturity or payoff. These extensions of credit consist of commercial real estate (including land acquisition, development and construction loans), single-family residential, commercial loans, loans to financial institutions and acceptances, and consumer loans. Amounts included in the loan portfolio are stated at the amount of unpaid principal, reduced by unamortized net deferred loan fees and origination costs and an allowance for loan losses. Unamortized net deferred loan fees and origination costs amounted to $7.4 million and $5.3 million at December 31, 2017 and 2016, respectively.

A loan is placed in nonaccrual status when management believes that collection in full of the principal amount of the loan or related interest is in doubt. Management considers that collectability is in doubt when any of the following factors are present, among others: (1) there is a reasonable probability of inability to collect principal, interest or both, on a loan for which payments are current or delinquent for less than ninety days; and (2) when a required payment of principal, interest or both is delinquent for ninety days or longer, unless the loan is considered well secured and in the process of collection in accordance with regulatory guidelines. Once a loan to a single borrower has been placed in nonaccrual status, management reviews all loans to the same borrower to determine their appropriate accrual status. When a loan is placed in nonaccrual status, accrual of interest and amortization of net deferred loan fees or costs are discontinued, and any accrued interest receivable is reversed against interest income.

Payments received on a loan in nonaccrual status are generally applied to its outstanding principal amount, unless there are no doubts on the full collection of the remaining recorded investment in the loan. When there are no doubts on the full collection of the remaining recorded investment in the loan, and there is sufficient documentation to support the collectability of that amount, payments of interest received may be recorded as interest income.

A loan in nonaccrual status is returned to accrual status when none of the conditions noted when first placed in nonaccrual status are currently present, none of its principal and interest is past due, and management believes there are reasonable prospects of the loan performing in accordance with its terms. For this purpose, management generally considers there are reasonable prospects of performance in accordance with the loan terms when at least six months of principal and interest payments or principal curtailments have been received, and current financial information of the borrower demonstrates that performance will continue into the near future.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

The total outstanding principal amount of a loan is reported as past due thirty days following the date of a missed scheduled payment, based on the contractual terms of the loan.

Loans which have been modified because the borrowers were experiencing financial difficulty and the Company, for economic or legal reasons related to the debtors’ financial difficulties, granted a concession to the debtors that it would not have otherwise considered, are accounted for as troubled debt restructurings.

Allowance for Loan Losses

The allowance for loan losses represents an estimate of the current amount of principal that is probable the Company will be unable to collect given facts and circumstances as of the evaluation date, and includes amounts arising from loans individually and collectively evaluated for impairment. These estimated amounts are recorded through a provision for loan losses charged against income. Management periodically evaluates the adequacy of the allowance for loan losses to ensure it is maintained at a reasonable level to provide for recognized and unrecognized but inherent losses in the loan portfolio. The Company uses the same methods used to determine the allowance for loan losses, to assess any reserves needed for off-balance sheet credit risks such as unfunded loan commitments and contingent obligations on letters of credit. These reserves for off-balance sheet credit risks are presented in the liabilities section in the consolidated balance sheets.

The Company develops and documents its methodology to determine the allowance for loan losses at the portfolio segment level. The Company determines its loan portfolio segments based on the type of loans it carries and their associated risk characteristics. The Company’s loan portfolio segments are: Real Estate, Commercial, Financial Institutions, Consumer and Other. Loans in these portfolio segments have distinguishing borrower needs and differing risks associated with each product type.

Real estate loans include commercial loans secured by real estate properties. Commercial loans secured by non-owner occupied real estate properties are generally granted to finance the acquisition or operation of commercial real estate properties, with terms similar to the properties’ useful lives or the operating cycle of the businesses. The main source of repayment of these real estate loans is derived from cash flows or conversion of productive assets and not from the income generated by the disposition of the property held as collateral. The main repayment source of loans granted to finance land acquisition, development and construction projects is generally derived from the disposition of the properties held as collateral, with the repayment capacity of the borrowers and any guarantors considered as alternative sources of repayment.

Commercial loans correspond to facilities established for specific business purposes such as financing working capital and capital improvements projects and asset-based lending, among others. These may be loan commitments, uncommitted lines of credit to qualifying customers, short term (one year or less) or longer term credit facilities, and may be secured, unsecured or partially secured. Terms on commercial loans generally do not exceed five years, and exceptions are documented. Commercial loans secured by owner-occupied real estate properties are generally granted to finance the acquisition or operation of commercial real estate properties, with terms similar to the properties’ useful lives or the operating cycle of the businesses. The main source of repayment of these commercial real estate loans is derived from cash flows and not from the income generated by the disposition of the property held as collateral. Commercial loans to borrowers in similar businesses or products with similar characteristics or specific credit requirements are generally evaluated under a standardized commercial credit program. Commercial loans outside the scope of those programs are evaluated on a case by case basis, with consideration of any exposure under an existing commercial credit program.

Loans to financial institutions and acceptances are facilities granted to fund certain transactions classified according to their risk level, and primarily include trade financing facilities through letters of credits, bankers’

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

acceptances, pre and post-export financing, and working capital loans, among others. Loans in this portfolio segment are generally granted for terms not exceeding three years and on an unsecured basis under the limits of an existing credit program, primarily to the largest financial institutions that our credit analyzes indicate are of high quality in Brazil, Chile, Colombia, Mexico and Peru, as well as a limited number of other countries in Latin America. Prior to approval, management also considers cross-border and portfolio limits set forth in its programs and credit policies.

Consumer and other loans are retail open-end and closed-end credits extended to individuals for household, family and other personal expenditures. These loans include loans to individuals secured by their personal residence, including first mortgage, home equity and home improvement loans as well as revolving credit card agreements. Because these loans generally consist of a large number of relatively small-balance, homogeneous loans, their risk is generally evaluated collectively.

An individual loan is considered impaired when it is probable that the Company will be unable to collect all amounts due, including both principal and interest, according to the contractual terms of the loan agreement. The Company generally considers as impaired all loans in nonaccrual status, and other loans classified in accordance with an internal risk grading system exceeding a defined threshold when it is probable that an impairment exists and the amount of the potential impairment is reasonably estimable. To determine when it is probable that an impairment exists, the Company considers the extent to which a loan may be inadequately protected by the current net worth and paying capacity of the borrower or any guarantor, or by the current value of the assets pledged as collateral.

When a loan is considered impaired, the potential impairment is measured as the excess of the carrying value of the loan over the present value of expected future cash flows at the measurement date, or the fair value of the collateral in the case where the loan is considered collateral-dependent. If the amount of the present value of the loan’s expected future cash flows exceeds the loan’s carrying amount, the loan is still considered impaired but no impairment is recorded. The present value of an impaired loan results from estimating its future cash flows, discounted at the loan’s effective interest rate. In the case of loans considered collateral-dependent, which are generally certain real estate loans for which repayment is expected to be provided solely by the operation or sale of the underlying collateral, the potential impairment is measured based on the fair value of the asset pledged as collateral. The allowance for loan losses on loans considered troubled debt restructuring is generally determined by discounting the restructured cash flows by the original effective rate of the loan.

Loans that do not meet the criteria of an individually impaired loan are collectively evaluated for impairment. These loans include large groups of smaller homogeneous loan balances, such as loans in the consumer and other loan portfolio segment, and all other loans that have not been individually identified as impaired. This group of collective loans is evaluated for impairment based on measures of historical losses associated with loans within their respective portfolio segments adjusted by a variety of qualitative factors. These qualitative factors incorporate the most recent data reflecting current economic conditions, industry performance trends or obligor concentrations within each portfolio segment, among other factors. Other adjustments may be made to the allowance for loans collectively evaluated for impairment based on any other pertinent information that management considers may affect the estimation of the allowance for loan losses, including a judgmental assessment of internal and external influences on credit quality that are not fully reflected in historical loss or their risk rating data. The measures of historical losses and the related qualitative adjustments are updated quarterly and semi-annually, respectively, to incorporate the most recent loan loss data reflecting current economic conditions.

Loans to borrowers that are domiciled in foreign countries, primarily loans in the Financial Institutions portfolio segment, are also evaluated for impairment by assessing the probability of additional losses arising from

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

the Company’s exposure to transfer risk. The Company defines transfer risk exposure as the possibility that a loan obligation cannot be serviced in the currency of payment because the borrower’s country of origin may not have sufficient available currency of payment or may have put restraints on its availability, such as currency controls. To determine an individual country’s transfer risk probability, the Company assigns numerical values corresponding to the perceived performance of that country in certain macroeconomic, social and political factors generally considered in the banking industry for evaluating a country’s transfer risk. A defined country’s transfer risk probability is assigned to that country based on an average of the individual scores given to those factors, calculated using an interpolation formula. The results of this evaluation are also updated semi-annually.

Loans in the real estate, commercial and financial institutions portfolio segments are charged off against the allowance for loan losses when they are considered uncollectable. These loans are considered uncollectable when a loss becomes evident to management, which generally occurs when the following conditions are present, among others: (1) a loan or portions of a loan are classified as “loss” in accordance with the internal risk grading system; (2) a collection attorney has provided a written statement indicating that a loan or portions of a loan are considered uncollectible; and (3) the carrying value of a collateral-dependent loan exceeds the appraised value of the asset held as collateral.

Consumer and other retail loans are charged off against the allowance for loan losses at the earlier of (1) when management becomes aware that a loss has occurred, or (2) when closed-end retail loans become past due 120 cumulative days or open-end retail loans become past due 180 cumulative days from the contractual due date. For open and closed-end retail loans secured by residential real estate, any outstanding loan balance in excess of the fair value of the property, less cost to sell, is charged off no later than when the loan is 180 days past due. Consumer and other retail loans may not be charged off when management can clearly document that a past due loan is well secured and in the process of collection such that collection will occur regardless of delinquency status in accordance with regulatory guidelines applicable to these types of loans.

Recoveries on loans represent collections received on amounts that were previously charged off against the allowance for loan losses. Recoveries are credited to the allowance for loan losses when received, to the extent of the amount previously charged off against the allowance for loan losses on the related loan. Any amounts collected in excess of this limit are first recognized as interest income, then as a reduction of collection costs, and then as other income.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales or purchases when control over the assets has been surrendered by the transferor. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the transferor, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the transferor does not maintain effective control over the transferred assets.

Premises and Equipment, Net

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed on the straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized over the remaining term of the lease. Repairs and maintenance are charged to operations as incurred; renewals, betterments and interest during construction are capitalized. Gains or losses on sales of premises and equipment are recorded as other noninterest income or noninterest expense at the date of the sales.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of recognition and measurement of an impairment loss, when the independent and identifiable cash flow of a single asset may not be determinable, the long-lived asset may be grouped with other assets of like cash flows. Recoverability of an asset or group of assets to be held and used is measured by comparing the carrying amount with future undiscounted net cash flows expected to be generated by the asset or group of assets. If an asset is considered impaired, the impairment recognized is generally measured by the amount by which the carrying amount of the asset or group exceeds its fair value.

Bank Owned Life Insurance

Bank owned life insurance policies (“BOLI”) are recorded at the cash surrender value of the insurance contracts, which represent the amount that may be realizable under the contracts, at the consolidated balance sheet dates. Changes to the cash surrender value are recorded as other noninterest income in the consolidated statements of operations.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the resulting net deferred tax asset is determined based on the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis. The effect of changes in tax laws or rates is recognized in results in the period that includes the legislation enactment date. A valuation allowance is established against the deferred tax asset to the extent that management believes that it is more likely than not that any tax benefit will not be realized. Income tax expense is recognized on the periodic change in deferred tax assets and liabilities at the current statutory rates.

The results of operations of the Company and the majority of its wholly owned subsidiaries are included in the consolidated income tax return of the Company and its subsidiaries as members of the same consolidated tax group.

Under the intercompany income tax allocation policy, the Company and the subsidiaries included in the consolidated tax group are allocated current and deferred taxes as if they were separate taxpayers. As a result, the subsidiaries included in the consolidated group pay their allocation of income taxes to the Company, or receive payments from the Company to the extent that tax benefits are realized.

Goodwill

Goodwill is not amortized but is reviewed for potential impairment at the reporting unit level on an annual basis, or on an interim basis if events or circumstances indicate a potential impairment. The impairment test is performed in two steps. The first step of the goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired. However, if the carrying amount of the reporting unit exceeds its fair value, an additional procedure must be performed as a second step. In that second step, the implied fair value of the reporting unit’s goodwill is compared to the carrying amount of goodwill allocated to that reporting unit. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value at the measurement date. At December 31, 2017 and 2016, goodwill was considered not impaired and, therefore, no impairment charges were recorded.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase are classified as secured borrowings and are reflected at the amount of cash received in connection with the transaction.

Derivative Instruments

Derivative instruments are recognized on the consolidated balance sheet as other assets or other liabilities, at their respective fair values. The accounting for changes in the fair value of a derivative instrument is dependent upon whether the derivative has been designated and qualifies as part of a hedging relationship. For derivative instruments that have not been designated and qualified as hedging relationships, the change in their fair value is recognized in current period earnings. For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instruments is initially recognized as a component of other comprehensive income (loss), and subsequently reclassified into earnings in the same period during which the hedged transactions affect earnings. The ineffective portion of the gain or loss, if any, is recognized immediately in earnings. The Company has designated certain derivatives as cash flow hedges. Management periodically evaluates the effectiveness of these hedges in offsetting the fluctuations in cash flows due to changes in benchmark interest rates.

Fair Value Measurement

Financial instruments are classified based on a three-level valuation hierarchy required by U.S. GAAP. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1

Inputs to the valuation methodology are quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities may include debt and equity securities that are traded in an active exchange market, as well as certain U.S. securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange traded instruments which value is determined by using a pricing model with inputs that are observable in the market or can be derived principally from, or corroborated by, observable market data. This category generally may include U.S. Government and U.S. Government Sponsored Enterprise mortgage backed debt securities and corporate debt securities.

Level 3

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities may include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Recently Issued Accounting Pronouncements

Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income

In February 2018, the Financial Accounting Standards Board (“FASB”) issued guidance that allows a reclassification from AOCI to retained earnings for stranded tax effects resulting from the newly enacted federal corporate income tax rate. The amount of the reclassification is the difference between the historical corporate income tax rate and the newly enacted 21% corporate income tax rate pursuant to H.R. 1, An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal year 2018, known as the Tax Cuts and Jobs Act of 2017 (“the 2017 Tax Act”). This guidance is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted for (1) public business entities for reporting periods for which financial statements have not been issued, and (2) for other entities for reporting periods for which financial statements have not yet been made available for issuance. The Company early-adopted this guidance and reclassified the effect of remeasuring net deferred tax assets related to items within AOCI to retained earnings resulting in a $1.1 million increase in retained earnings in 2017.

Targeted Improvements to Accounting for Hedging Activities

In August 2017, the FASB issued targeted amendments to the guidance for recognition, presentation and disclosure of hedging activities. These targeted amendments expand and refine hedge accounting for both nonfinancial and financial risk components and align the recognition and presentation of the effects of the hedging instrument and the hedged item in the financial statements. The amendments also simplify the application of hedge accounting guidance. This guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years for public business entities. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company is in the process of determining whether the adoption of this guidance will have a material impact on the Company’s consolidated financial statements and disclosures.

Statement of Cash Flows Classification of Certain Receipts and Payments

In August 2016 , the FASB issued specific guidance for the classification of a number of cash receipts and payments, including debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, proceeds from the settlement of insurance claims and proceeds from the settlement of bank-owned life insurance policies. The new guidance is effective for years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, for private companies, and for years beginning after December 15, 2017 and interim periods within those fiscal years for public companies. Early adoption is permitted. The Company is in the process of understanding whether this new guidance will have a material impact on its consolidated statement of cash flows when adopted.

Accounting for Credit Losses on Financial Instruments

In June 2016, the FASB issued new guidance for the accounting for credit losses on instruments within its scope. The new guidance introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments. It also modifies the impairment model for available-for-sale debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. The standard is effective for fiscal years beginning after December 15, 2020, and interim periods

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

within fiscal years beginning after December 15, 2021, for private companies, and for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, for public companies. Early adoption is permitted for fiscal years beginning after December 15, 2018. The Company is in the process of determining whether these changes will have a material impact on its consolidated financial position or results of operations or disclosures.

Accounting for Leases

In February 2016, the FASB issued guidance for the recognition and measurement of all leases. The new guidance requires lessees to recognize a right-of-use asset and a lease liability for most leases within the scope of the guidance. There were no significant changes to the guidance for lessors. The standard is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, for private companies, and for fiscal periods beginning after December 15, 2018, and interim periods within those fiscal years, for public companies. Early adoption is permitted. The new standard must be adopted using a modified retrospective transition at the beginning of the earliest comparative period presented, and provides for certain practical expedients. The Company is in the process of determining whether this new guidance will have a material impact on its consolidated financial position, results of operations and disclosures, when adopted.

Recognition and Measurement of Financial Instruments

In January 2016, the FASB issued changes to the guidance on the recognition and measurement of financial instruments. The changes include, among others, the removal of the available-for-sale category for equity securities and updates to certain disclosure requirements. This standard is effective for annual reporting periods beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, for private companies, and for fiscal periods beginning December 15, 2017, and interim periods within those fiscal years, for public companies, with limited early adoption permitted. The Company is in the process of determining whether these changes will have a material impact on its consolidated financial position or results of operations or disclosures.

Revenue from Contracts with Customers

In May 2014, the FASB issued a common revenue standard for recognizing revenue from contracts with customers. This new standard establishes principles for reporting information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amended effective date is annual reporting periods beginning after December 15, 2018, and interim periods beginning after December 15, 2019, for private companies, and for annual reporting periods beginning after December 15, 2017, and interim periods within that reporting period, for public companies. Earlier adoption continues to be permitted. The Company is in the process of determining whether the new guidance will have a material impact on its consolidated financial position or results of operations.

Reclassifications

Certain reclassifications have been made to the December 31, 2016 and 2015 consolidated financial statements to conform to current year presentation.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Revisions

During the second quarter of 2018, the Company determined to revise its presentation of loans by classes to correct for certain immaterial misclassifications in the presentation of loans by classes in the footnotes to the Company’s consolidated financial statements as of December 31, 2017 and 2016. The Company assessed the impact of these misclassifications and determined they had no effect on the Consolidated Balance Sheet as of December 31, 2017 and 2016, and the Consolidated Statements of Operations and Comprehensive Income or the Consolidated Statement of Cash Flows for the three years ended December 31, 2017.

The following tables show the effects of the correction of the misclassifications to the footnotes to the Company’s consolidated financial statements as of December 31, 2017 and 2016.

Loan portfolio by class:

	December 31, 2017
(in thousands)	As Reported	As Revised	Effect of change
Real estate loans
Commercial real estate
Non-owner occupied	$1,745,839	$1,713,104	$(32,735)
Multi-family residential	795,912	839,709	43,797
Land development and construction loans	421,285	406,940	(14,345)

	2,963,036	2,959,753	(3,283)
Single-family residential	515,237	512,754	(2,483)
Owner-occupied	429,803	610,386	180,583

	3,908,076	4,082,893	174,817
Commercial loans	1,529,572	1,354,755	(174,817)
Loans to financial institutions and acceptances	497,626	497,626	—
Consumer loans and overdrafts	130,951	130,951	—

	$6,066,225	$6,066,225	$—

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Loan portfolio by class:

	December 31, 2016
(in thousands)	As Reported	As Revised	Effect of change
Real estate loans
Commercial real estate
Non-owner occupied	$1,445,243	$1,377,753	$(67,490)
Multi-family residential	669,659	667,256	(2,403)
Land development and construction loans	429,085	429,085	—

	2,543,987	2,474,094	(69,893)
Single-family residential	476,840	470,489	(6,351)
Owner-occupied	463,040	610,657	147,617

	3,483,867	3,555,240	71,373
Commercial loans	1,742,192	1,670,802	(71,390)
Loans to financial institutions and acceptances	416,293	416,293	—
Consumer loans and overdrafts	122,409	122,426	17

	$5,764,761	$5,764,761	$—

Age analysis of the loan portfolio by class:

As reported:

	December 31, 2017
	Total Loans, Net of Unearned Income	Current	Past Due				Total Loans in Nonaccrual Status	Total Loans 90 Days or More Past Due and Accruing
(in thousands)			30-59 Days	60-89 Days	Greater than 90 Days	Total Past Due
Real estate loans
Commercial real estate
Non-owner occupied	$1,745,839	$1,745,686	$—	$—	$153	$153	$162	$—
Multi-family residential	795,912	795,912	—	—	—	—	—	—
Land development and construction loans	421,285	421,285	—	—	—	—	—	—

	2,963,036	2,962,883	—	—	153	153	162	—
Single-family residential	515,237	504,204	6,609	2,421	2,003	11,033	5,004	226
Owner-occupied	429,803	423,560	1,571	503	4,169	6,243	10,398	—

	3,908,076	3,890,647	8,180	2,924	6,325	17,429	15,564	226
Commercial loans	1,529,572	1,523,329	1,814	5	4,424	6,243	11,103	—
Loans to financial institutions and acceptances	497,626	497,626	—	—	—	—	—	—
Consumer loans and overdrafts	130,951	130,846	57	29	19	105	55	—

	$6,066,225	$6,042,448	$10,051	$2,958	$10,768	$23,777	$26,722	$226

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Age analysis of the loan portfolio by class:

As revised:

	December 31, 2017
	Total Loans, Net of Unearned Income	Current	Past Due				Total Loans in Nonaccrual Status	Total Loans 90 Days or More Past Due and Accruing
(in thousands)			30-59 Days	60-89 Days	Greater than 90 Days	Total Past Due
Real estate loans
Commercial real estate
Non-owner occupied	$1,713,104	$1,712,624	$—	$—	$480	$480	$489	$—
Multi-family residential	839,709	839,709	—	—	—	—	—	—
Land development and construction loans	406,940	406,940	—	—	—	—	—	—

	2,959,753	2,959,273	—	—	480	480	489	—
Single-family residential	512,754	501,393	6,609	2,750	2,002	11,361	5,004	226
Owner-occupied	610,386	602,643	3,000	174	4,569	7,743	12,227	—

	4,082,893	4,063,309	9,609	2,924	7,051	19,584	17,720	226
Commercial loans	1,354,755	1,350,667	385	5	3,698	4,088	8,947	—
Loans to financial institutions and acceptances	497,626	497,626	—	—	—	—	—	—
Consumer loans and overdrafts	130,951	130,846	57	29	19	105	55	—

	$6,066,225	$6,042,448	$10,051	$2,958	$10,768	$23,777	$26,722	$226

Effects of change:

	December 31, 2017
	Total Loans, Net of Unearned Income	Current	Past Due				Total Loans in Nonaccrual Status	Total Loans 90 Days or More Past Due and Accruing
(in thousands)			30-59 Days	60-89 Days	Greater than 90 Days	Total Past Due
Real estate loans
Commercial real estate
Non-owner occupied	$(32,735)	$(33,062)	$—	$—	$327	$327	$327	$—
Multi-family residential	43,797	43,797	—	—	—	—	—	—
Land development and construction loans	(14,345)	(14,345)	—	—	—	—	—	—

	(3,283)	(3,610)	—	—	327	327	327	—
Single-family residential	(2,483)	(2,811)	—	329	(1)	328	—	—
Owner-occupied	180,583	179,083	1,429	(329)	400	1,500	1,829	—

	174,817	172,662	1,429	—	726	2,155	2,156	—
Commercial loans	(174,817)	(172,662)	(1,429)	—	(726)	(2,155)	(2,156)	—
Loans to financial institutions and acceptances	—	—	—	—	—	—	—	—
Consumer loans and overdrafts	—	—	—	—	—	—	—	—

	$—	$—	$—	$—	$—	$—	$—	$—

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Age analysis of the loan portfolio by class:

As reported:

	December 31, 2016
	Total Loans, Net of Unearned Income	Current	Past Due				Total Loans in Nonaccrual Status	Total Loans 90 Days or More Past Due and Accruing
(in thousands)			30-59 Days	60-89 Days	Greater than 90 Days	Total Past Due
Real estate loans
Commercial real estate
Non-owner occupied	$1,445,243	$1,444,591	$346	$—	$305	$651	$1,169	$—
Multi-family residential	669,659	660,394	—	—	9,265	9,265	9,265	—
Land development and construction loans	429,085	426,366	—	—	2,719	2,719	2,719	—

	2,543,987	2,531,351	346	—	12,289	12,635	13,153	—
Single-family residential	476,840	464,051	4,675	1,433	6,681	12,789	8,893	116
Owner-occupied	463,040	449,582	2,819	1,713	8,926	13,458	17,090	—

	3,483,867	3,444,984	7,840	3,146	27,896	38,882	39,136	116
Commercial loans	1,742,192	1,718,789	4,141	—	19,262	23,403	31,236	—
Loans to financial institutions and acceptances	416,293	416,293	—	—	—	—	—	—
Consumer loans and overdrafts	122,409	120,489	1,098	443	380	1,921	74	370

	$5,764,761	$5,700,555	$13,079	$3,589	$47,538	$64,206	$70,446	$486

Age analysis of the loan portfolio by class:

As revised:

	December 31, 2016
	Total Loans, Net of Unearned Income	Current	Past Due				Total Loans in Nonaccrual Status	Total Loans 90 Days or More Past Due and Accruing
(in thousands)			30-59 Days	60-89 Days	Greater than 90 Days	Total Past Due
Real estate loans
Commercial real estate
Non-owner occupied	$1,377,753	$1,367,801	$347	$—	$9,605	$9,952	$10,256	$—
Multi-family residential	667,256	667,256	—	—	—	—	215	—
Land development and construction loans	429,085	426,366	—	—	2,719	2,719	2,719	—

	2,474,094	2,461,423	347	—	12,324	12,671	13,190	—
Single-family residential	470,489	457,700	4,675	1,433	6,681	12,789	8,893	116
Owner-occupied	610,657	597,101	2,819	1,713	9,024	13,556	17,185	—

	3,555,240	3,516,224	7,841	3,146	28,029	39,016	39,268	116
Commercial loans	1,670,802	1,647,532	4,141	—	19,129	23,270	31,104	—
Loans to financial institutions and acceptances	416,293	416,293	—	—	—	—	—	—
Consumer loans and overdrafts	122,426	120,505	1,098	443	380	1,921	74	370

	$5,764,761	$5,700,554	$13,080	$3,589	$47,538	$64,207	$70,446	$486

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Age analysis of the loan portfolio by class:

Effects of change:

	December 31, 2016
	Total Loans, Net of Unearned Income		Past Due				Total Loans in Nonaccrual Status	Total Loans 90 Days or More Past Due and Accruing
(in thousands)		Current	30-59 Days	60-89 Days	Greater than 90 Days	Total Past Due
Real estate loans
Commercial real estate
Non-owner occupied	$(67,490)	$(76,790)	$1	$—	$9,300	$9,301	$9,087	$—
Multi-family residential	(2,403)	6,862	—	—	(9,265)	(9,265)	(9,050)	—
Land development and construction loans	—	—	—	—	—	—	—	—

	(69,893)	(69,928)	1	—	35	36	37	—
Single-family residential	(6,351)	(6,351)	—	—	—	—	—	—
Owner-occupied	147,617	147,519	—	—	98	98	95	—

	71,373	71,240	1	—	133	134	132	—
Commercial loans	(71,390)	(71,257)	—	—	(133)	(133)	(132)	—
Loans to financial institutions and acceptances	—	—	—	—	—	—	—	—
Consumer loans and overdrafts	17	16	—	—	—	—	—	—

	$—	$(1)	$1	$—	$—	$1	$—	$—

Loans by credit quality indicators:

As reported:

	December 31, 2017
	Credit Risk Rating
		Classified
(in thousands)	Nonclassified	Substandard	Doubtful	Loss	Total
Real estate loans
Commercial real estate
Non-owner occupied	$1,745,677	$162	$—	$—	$1,745,839
Multi-family residential	795,912	—	—	—	795,912
Land development and construction loans	421,285	—	—	—	421,285

	2,962,874	162	—	—	2,963,036
Single-family residential	509,368	5,869	—	—	515,237
Owner-occupied	417,694	12,109	—	—	429,803

	3,889,936	18,140	—	—	3,908,076
Commercial loans	1,513,375	16,197	—	—	1,529,572
Loans to financial institutions and acceptances	497,626	—	—	—	497,626
Consumer loans and overdrafts	125,762	5,189	—	—	130,951

	$6,026,699	$39,526	$—	$—	$6,066,225

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Loans by credit quality indicators:

As revised:

	December 31, 2017
	Credit Risk Rating
		Classified
(in thousands)	Nonclassified	Substandard	Doubtful	Loss	Total
Real estate loans
Commercial real estate
Non-owner occupied	$1,712,615	$489	$—	$—	$1,713,104
Multi-family residential	839,709	—	—	—	839,709
Land development and construction loans	406,940	—	—	—	406,940

	2,959,264	489	—	—	2,959,753
Single-family residential	506,885	5,869	—	—	512,754
Owner-occupied	596,519	13,867	—	—	610,386

	4,062,668	20,225	—	—	4,082,893
Commercial loans	1,340,643	14,112	—	—	1,354,755
Loans to financial institutions and acceptances	497,626	—	—	—	497,626
Consumer loans and overdrafts	126,838	4,113	—	—	130,951

	$6,027,775	$38,450	$—	$—	$6,066,225

Loans by credit quality indicators:

Effects of change:

	December 31, 2017
	Credit Risk Rating
		Classified
(in thousands)	Nonclassified	Substandard	Doubtful	Loss	Total
Real estate loans
Commercial real estate
Non-owner occupied	$(33,062)	$327	$—	$—	$(32,735)
Multi-family residential	43,797	—	—	—	43,797
Land development and construction loans	(14,345)	—	—	—	(14,345)

	(3,610)	327	—	—	(3,283)
Single-family residential	(2,483)	—	—	—	(2,483)
Owner-occupied	178,825	1,758	—	—	180,583

	172,732	2,085	—	—	174,817
Commercial loans	(172,732)	(2,085)	—	—	(174,817)
Loans to financial institutions and acceptances	—	—	—	—	—
Consumer loans and overdrafts	1,076	(1,076)	—	—	—

	$1,076	$(1,076)	$—	$—	$—

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Loans by credit quality indicators:

As reported:

	December 31, 2016
	Credit Risk Rating				Total
	Nonclassified	Classified
(in thousands)		Substandard	Doubtful	Loss
Real estate loans
Commercial real estate
Non-owner occupied	$1,441,148	$4,095	$—	$—	$1,445,243
Multi-family residential	660,253	9,406	—	—	669,659
Land development and construction loans	426,366	2,719	—	—	429,085

	2,527,767	16,220	—	—	2,543,987
Single-family residential	467,831	9,009	—	—	476,840
Owner-occupied	442,071	20,969	—	—	463,040

	3,437,669	46,198	—	—	3,483,867
Commercial loans	1,710,394	31,798	—	—	1,742,192
Loans to financial institutions and acceptances	416,293	—	—	—	416,293
Consumer loans and overdrafts	117,189	5,220	—	—	122,409

	$5,681,545	$83,216	$—	$—	$5,764,761

As revised:

	December 31, 2016
	Credit Risk Rating
		Classified
(in thousands)	Nonclassified	Substandard	Doubtful	Loss	Total
Real estate loans
Commercial real estate
Non-owner occupied	$1,364,571	$13,182	$—	$—	$1,377,753
Multi-family residential	666,901	355	—	—	667,256

Land development and construction loans	426,366	2,719	—	—	429,085

	2,457,838	16,256	—	—	2,474,094
Single-family residential	461,480	9,009	—	—	470,489
Owner-occupied	589,592	21,065	—	—	610,657

	3,508,910	46,330	—	—	3,555,240
Commercial loans	1,639,136	31,666	—	—	1,670,802

Loans to financial institutions and acceptances	416,293	—	—	—	416,293
Consumer loans and overdrafts	117,206	5,220	—	—	122,426

	$5,681,545	$83,216	$—	$—	$5,764,761

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Loans by credit quality indicators:

Effects of change:

	December 31, 2016
	Credit Risk Rating
		Classified
(in thousands)	Nonclassified	Substandard	Doubtful	Loss	Total
Real estate loans
Commercial real estate
Non-owner occupied	$(76,577)	$9,087	$—	$—	$(67,490)
Multi-family residential	6,648	(9,051)	—	—	(2,403)
Land development and construction loans	—	—	—	—	—

	(69,929)	36	—	—	(69,893)
Single-family residential	(6,351)	—	—	—	(6,351)
Owner-occupied	147,521	96	—	—	147,617

	71,241	132	—	—	71,373
Commercial loans	(71,258)	(132)	—	—	(71,390)
Loans to financial institutions and acceptances	—	—	—	—	—
Consumer loans and overdrafts	17	—	—	—	17

	$—	$—	$—	$—	$—

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Changes in the allocation of allowance for loan losses and its allocation by impairment methodology and the related investment in loans:

As reported:

	December 31
	2017		2016		2015
(in thousands)	Real Estate	Commercial	Real Estate	Commercial	Real Estate	Commercial
Balances at beginning of the period	$31,055	$40,555	$19,253	$43,812	$17,591	$34,349
(Reversal of) provision for loan losses	(1,607)	359	7,990	16,733	1,059	9,352
Loans charged-off
Domestic	(97)	(1,979)	(94)	(1,496)	(197)	(1,612)
International	—	(6,166)	—	(19,610)	—	(73)
Recoveries	895	962	3,906	1,116	800	1,796

Balances at end of the period	$30,246	$33,731	$31,055	$40,555	$19,253	$43,812

Allowance for loan losses by impairment methodology
Individually evaluated	$—	$2,866	$—	$6,596	$—	$9,094
Collectively evaluated	30,246	30,865	31,055	33,959	19,253	34,718

	$30,246	$33,731	$31,055	$40,555	$19,253	$43,812

Investment in loans, net of unearned income
Individually evaluated	$1,318	$20,907	$13,888	$51,236	$22,404	$61,254
Collectively evaluated	2,816,541	2,169,596	2,391,363	2,371,350	1,797,383	2,514,798

	$2,817,859	$2,190,503	$2,405,251	$2,422,586	$1,819,787	$2,576,052

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

As revised:

	December 31
	2017		2016		2015
(in thousands)	Real Estate	Commercial	Real Estate	Commercial	Real Estate	Commercial
Balances at beginning of the period	$30,713	$40,897	$18,331	$44,734	$17,603	$34,337
Reversal of loan losses	(221)	(1,027)	8,570	16,153	125	10,286
Loans charged-off
Domestic	(97)	(1,979)	(94)	(1,496)	(197)	(1,612)
International	—	(6,166)	—	(19,610)	—	(73)
Recoveries	895	962	3,906	1,116	800	1,796

Balances at end of the period	$31,290	$32,687	$30,713	$40,897	$18,331	$44,734

Allowance for loan losses by impairment methodology
Individually evaluated	$—	$2,866	$—	$6,596	$—	$9,094
Collectively evaluated	31,290	29,821	30,713	34,301	18,331	35,640

	$31,290	$32,687	$30,713	$40,897	$18,331	$44,734

Investment in loans, net of unearned income
Individually evaluated	$1,318	$20,907	$13,792	$51,332	$22,404	$61,254
Collectively evaluated	2,912,786	2,073,351	2,364,161	2,398,552	1,728,953	2,583,228

	$2,914,104	$2,094,258	$2,377,953	$2,449,884	$1,751,357	$2,644,482

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Changes in the allocation of allowance for loan losses and its allocation by impairment methodology and the related investment in loans:

Effects of change:

	December 31
	2017		2016		2015
(in thousands)	Real Estate	Commercial	Real Estate	Commercial	Real Estate	Commercial
Balances at beginning of the period	$(342)	$342	$(922)	$922	$12	$(12)
Provision for (reversal of) loan losses	1,386	(1,386)	580	(580)	(934)	934
Loans charged-off
Domestic	—	—	—	—	—	—
International	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—

Balances at end of the period	$1,044	$(1,044)	$(342)	$342	$(922)	$922

Allowance for loan losses by impairment methodology
Individually evaluated	$—	$—	$—	$—	$—	$—
Collectively evaluated	1,044	(1,044)	(342)	342	(922)	922

	$1,044	$(1,044)	$(342)	$342	$(922)	$922

Investment in loans, net of unearned income
Individually evaluated	$—	$—	$(96)	$96	$—	$—
Collectively evaluated	96,245	(96,245)	(27,202)	27,202	(68,430)	68,430

	$96,245	$(96,245)	$(27,298)	$27,298	$(68,430)	$68,430

Allocation of allowance for loan losses at end of the period, as reported, revised and effects of change:

	December 31, 2014
	As Reported	As Revised	Effects of change
	Allowance
Real estate	$17,591	$17,603	$12
Commercial	34,349	34,337	(12)
Financial institutions	9,849	9,849	—
Consumer and others	3,596	3,596	—

	$65,385	$65,385	$—

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Summary of impaired loans:

As reported:

	December 31, 2017
	Recorded Investment
(in thousands)	With a Valuation Allowance	Without a Valuation Allowance	Total	Year Average	Total Unpaid Principal Balance	Valuation Allowance	Interest Income Recognized
Real estate loans
Commercial real estate
Nonowner occupied	$—	$—	$—	$143	$—	$—	$—
Multi-family residential	—	1,318	1,318	7,898	1,330	—	54
Land development and construction loans	—	—	—	1,359	—	—	—

	—	1,318	1,318	9,400	1,330	—	54
Single-family residential	—	877	877	3,100	871	—	1,101
Owner-occupied	—	9,488	9,488	13,080	10,494	—	11

	—	11,683	11,683	25,580	12,695	—	1,166
Commercial loans	7,173	3,743	10,916	18,653	16,940	2,866	12

Loans to financial institutions and acceptances	—	—	—	—	—	—	—
Consumer loans and overdrafts	—	—	—	—	—	—	—
	$7,173	$15,426	$22,599	$44,233	$29,635	$2,866	$1,178

Summary of impaired loans:

As revised:	December 31, 2017
	Recorded Investment
(in thousands)	With a Valuation Allowance	Without a Valuation Allowance	Total	Year Average	Total Unpaid Principal Balance	Valuation Allowance	Interest Income Recognized
Real estate loans
Commercial real estate
Nonowner occupied	$—	$327	$327	$225	$327	$—	$—
Multi-family residential	—	1,318	1,318	7,898	1,330	—	54
Land development and construction loans	—	—	—	1,359	—	—	—

	—	1,645	1,645	9,482	1,657	—	54
Single-family residential	—	877	877	3,100	871	—	1,101
Owner-occupied	—	10,918	10,918	13,440	12,323	—	11

	—	13,440	13,440	26,022	14,851	—	1,166
Commercial loans	7,173	1,986	9,159	18,211	14,784	2,866	12

Loans to financial institutions and acceptances	—	—	—	—	—	—	—
Consumer loans and overdrafts	—	—	—	—	—	—	—
	$7,173	$15,426	$22,599	$44,233	$29,635	$2,866	$1,178

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Summary of impaired loans:

Effects of change:

	December 31, 2017
	Recorded Investment
(in thousands)	With a Valuation Allowance	Without a Valuation Allowance	Total	Year Average	Total Unpaid Principal Balance	Valuation Allowance	Interest Income Recognized
Real estate loans
Commercial real estate
Nonowner occupied	$—	$327	$327	$82	$327	$—	$—
Multi-family residential	—	—	—	—	—	—	—
Land development and construction loans	—	—	—	—	—	—	—

	—	327	327	82	327	—	—
Single-family residential	—	—	—	—	—	—	—
Owner-occupied	—	1,430	1,430	360	1,829	—	—

	—	1,757	1,757	442	2,156	—	—
Commercial loans	—	(1,757)	(1,757)	(442)	(2,156)	—	—
Loans to financial institutions and acceptances	—	—	—	—	—	—	—
Consumer loans and overdrafts	—	—	—	—	—	—	—

	$—	$—	$—	$—	$—	$—	$—

Summary of impaired loans:

As reported:

	December 31, 2016
	Recorded Investment
(in thousands)	With a Valuation Allowance	Without a Valuation Allowance	Total	Year Average	Total Unpaid Principal Balance	Valuation Allowance	Interest Income Recognized
Real estate loans
Commercial real estate
Nonowner occupied	$—	$885	$885	$4,105	$1,600	$—	$314
Multi-family residential	—	10,758	10,758	6,107	10,771	—	64
Land development and construction loans	—	2,719	2,719	8,454	2,719	—	450

	—	14,362	14,362	18,666	15,090	—	828
Single-family residential	—	6,852	6,852	5,391	8,146	—	186
Owner-occupied	—	16,529	16,529	15,466	17,916	—	201

	—	37,743	37,743	39,523	41,152	—	1,215
Commercial loans	21,536	10,050	31,586	23,165	31,600	6,596	1,984
Loans to financial institutions and acceptances	—	—	—	—	—	—	—
Consumer loans and overdrafts	—	—	—	5	—	—	—

	$21,536	$47,793	$69,329	$62,693	$72,752	$6,596	$3,199

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Summary of impaired loans:

As revised:

	December 31, 2016
	Recorded Investment
(in thousands)	With a Valuation Allowance	Without a Valuation Allowance	Total	Year Average	Total Unpaid Principal Balance	Valuation Allowance	Interest Income Recognized
Real estate loans
Commercial real estate
Nonowner occupied	$—	$10,186	$10,186	$6,431	$10,806	$—	$314
Multi-family residential	—	1,492	1,492	3,790	1,506	—	64
Land development and construction loans	—	2,719	2,719	8,454	2,719	—	450

	—	14,397	14,397	18,675	15,031	—	828
Single-family residential	—	6,852	6,852	5,391	8,146	—	186
Owner-occupied	—	16,625	16,625	15,490	18,108	—	201

	—	37,874	37,874	39,556	41,285	—	1,215
Commercial loans	21,536	9,919	31,455	23,132	31,467	6,596	1,984
Loans to financial institutions and acceptances	—	—	—	—	—	—	—
Consumer loans and overdrafts	—	—	—	5	—	—	—

	$21,536	$47,793	$69,329	$62,693	$72,752	$6,596	$3,199

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Summary of impaired loans:

Effect of change:

	December 31, 2016
	Recorded Investment
(in thousands)	With a Valuation Allowance	Without a Valuation Allowance	Total	Year Average	Total Unpaid Principal Balance	Valuation Allowance	Interest Income Recognized
Real estate loans
Commercial real estate
Nonowner occupied	$—	$9,301	$9,301	$2,326	$9,206	$—	$—
Multi-family residential	—	(9,266)	(9,266)	(2,317)	(9,265)	—	—
Land development and construction loans	—	—	—	—	—	—	—

	—	35	35	9	(59)	—	—
Single-family residential	—	—	—	—	—	—	—
Owner-occupied	—	96	96	24	192	—	—

	—	131	131	33	133	—	—
Commercial loans	—	(131)	(131)	(33)	(133)	—	—
Loans to financial institutions and acceptances	—	—	—	—	—	—	—
Consumer loans and overdrafts	—	—	—	—	—	—	—

	$—	$—	$—	$—	$—	$—	$—

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Credit Quality Indicators – Consumer Loan Classes: Single-family residential loans portfolio

As reported:

	As of December 31,
	2017		2016		2015
(in thousands of dollars, except percentages)	Loan Balance	%	Loan Balance	%	Loan Balance	%
Accrual Loans
Current	$502,118	97.45%	$461,761	96.84%	$417,332	97.21%

30-59 Days Past Due	6,025	1.17%	4,675	0.98%	2,807	0.65%
60-89 Days Past Due	1,864	0.36%	1,395	0.29%	1,258	0.29%
90+ Days Past Due	226	0.04%	116	0.02%	—	—%

	8,115	1.58%	6,186	1.30%	4,065	0.95%

Total Accrual Loans	$510,233	99.03%	$467,947	98.14%	$421,397	98.16%

Non-Accrual Loans
Current	$2,086	0.40%	$2,290	0.48%	$3,820	0.89%

30-59 Days Past Due	584	0.11%	—	—%	—	—%
60-89 Days Past Due	557	0.11%	38	0.01%	530	0.12%
90+ Days Past Due	1,777	0.34%	6,565	1.38%	3,561	0.83%

	2,918	0.57%	6,603	1.38%	4,091	0.95%

Total Non-Accrual Loans	5,004	0.97%	8,893	1.86%	7,911	1.84%

	$515,237	100.00%	$476,840	100.00%	$429,308	100.00%

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Credit Quality Indicators – Consumer Loan Classes: Single-family residential loans portfolio

As revised:

	As of December 31,
	2017		2016		2015
(in thousands of dollars, except percentages)	Loan Balance	%	Loan Balance	%	Loan Balance	%
Accrual Loans
Current	$499,307	97.38%	$455,410	96.80%	$411,217	97.17%

30-59 Days Past Due	6,025	1.17%	4,675	0.99%	2,807	0.66%
60-89 Days Past Due	2,193	0.43%	1,395	0.30%	1,258	0.30%
90+ Days Past Due	225	0.04%	116	0.02%	—	—%

	8,443	1.64%	6,186	1.31%	4,065	0.96%

Total Accrual Loans	$507,750	99.02%	$461,596	98.11%	$415,282	98.13%

Non-Accrual Loans
Current	$2,086	0.41%	$2,290	0.49%	$3,820	0.90%

30-59 Days Past Due	584	0.11%	—	—%	—	—%
60-89 Days Past Due	557	0.11%	38	0.01%	530	0.13%
90+ Days Past Due	1,777	0.35%	6,565	1.39%	3,561	0.84%

	2,918	0.57%	6,603	1.40%	4,091	0.97%

Total Non-Accrual Loans	5,004	0.98%	8,893	1.89%	7,911	1.87%

	$512,754	100.00%	$470,489	100.00%	$423,193	100.00%

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Credit Quality Indicators – Consumer Loan Classes: Single-family residential loans portfolio

Effects of change:

	As of December 31,
	2017		2016		2015
(in thousands of dollars, except percentages)	Loan Balance	%	Loan Balance	%	Loan Balance	%
Accrual Loans
Current	$(2,811)	(0.07)%	$(6,351)	(0.04)%	$(6,115)	(0.04)%

30-59 Days Past Due	—	—%	—	0.01%	—	0.01%
60-89 Days Past Due	329	0.07%	—	0.01%	—	0.01%
90+ Days Past Due	(1)	—%	—	—%	—	—%

	328	0.06%	—	0.01%	—	0.01%

Total Accrual Loans	$(2,483)	(0.01)%	$(6,351)	(0.03)%	$(6,115)	(0.03)%

Non-Accrual Loans
Current	$—	0.01%	$—	0.01%	$—	0.01%

30-59 Days Past Due	—	—%	—	—%	—	—%
60-89 Days Past Due	—	—%	—	—%	—	0.01%
90+ Days Past Due	—	0.01%	—	0.01%	—	0.01%

	—	—%	—	0.02%	—	0.02%

Total Non-Accrual Loans	—	0.01%	—	0.03%	—	0.03%

	$(2,483)	—%	$(6,351)	—%	$(6,115)	—%

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Credit Quality Indicators – Consumer Loan Classes: Consumer loans and overdraft loans portfolio

As reported:

	As of December 31,
	2017		2016		2015
(in thousands of dollars, except percentages)	Loan Balance	%	Loan Balance	%	Loan Balance	%
Accrual Loans
Current	$130,830	99.91%	$120,446	98.40%	$125,229	98.55%

30-59 Days Past Due	48	0.04%	1,076	0.88%	745	0.59%
60-89 Days Past Due	18	0.01%	443	0.36%	168	0.13%
90+ Days Past Due	—	—%	370	0.30%	809	0.64%

	66	0.05%	1,889	1.54%	1,722	1.36%

Total Accrual Loans	$130,896	99.96%	$122,335	99.94%	$126,951	99.91%

Non-Accrual Loans
Current	$16	0.01%	$43	0.04%	$32	0.03%

30-59 Days Past Due	9	0.01%	22	0.02%	—	—%
60-89 Days Past Due	11	0.01%	—	—%	47	0.04%
90+ Days Past Due	19	0.01%	9	0.01%	39	0.03%

	39	0.03%	31	0.03%	86	0.07%

Total Non-Accrual Loans	55	0.04%	74	0.06%	118	0.09%

	$130,951	100.00%	$122,409	100.00%	$127,069	100.00%

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Credit Quality Indicators – Consumer Loan Classes: Consumer loans and overdraft loans portfolio

As revised:

	As of December 31,
	2017		2016		2015
(in thousands of dollars, except percentages)	Loan Balance	%	Loan Balance	%	Loan Balance	%
Accrual Loans
Current	$130,830	99.91%	$120,463	98.40%	$125,229	98.55%

30-59 Days Past Due	48	0.04%	1,076	0.88%	745	0.59%
60-89 Days Past Due	18	0.01%	443	0.36%	168	0.13%
90+ Days Past Due	—	—%	370	0.30%	809	0.64%

	66	0.05%	1,889	1.54%	1,722	1.36%

Total Accrual Loans	$130,896	99.96%	$122,352	99.94%	$126,951	99.91%

Non-Accrual Loans
Current	$16	0.01%	$43	0.03%	$32	0.02%

30-59 Days Past Due	9	0.01%	22	0.02%	—	—%
60-89 Days Past Due	11	0.01%	—	—%	47	0.04%
90+ Days Past Due	19	0.01%	9	0.01%	39	0.03%

	39	0.03%	31	0.03%	86	0.07%

Total Non-Accrual Loans	55	0.04%	74	0.06%	118	0.09%

	$130,951	100.00%	$122,426	100.00%	$127,069	100.00%

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Credit Quality Indicators – Consumer Loan Classes: Consumer loans and overdraft loans portfolio

Effects of change:

	As of December 31,
	2017		2016		2015
(in thousands of dollars, except percentages)	Loan Balance	%	Loan Balance	%	Loan Balance	%
Accrual Loans
Current	$—	—%	$17	—%	$—	—%

30-59 Days Past Due	—	—%	—	—%	—	—%
60-89 Days Past Due	—	—%	—	—%	—	—%
90+ Days Past Due	—	—%	—	—%	—	—%

	—	—%	—	—%	—	—%

Total Accrual Loans	$—	—%	$17	—%	$—	—%

Non-Accrual Loans
Current	$—	—%	$—	(0.01)%	$—	(0.01)%

30-59 Days Past Due	—	—%	—	—%	—	—%
60-89 Days Past Due	—	—%	—	—%	—	—%
90+ Days Past Due	—	—%	—	—%	—	—%

	—	—%	—	—%	—	—%

Total Non-Accrual Loans	—	—%	—	—%	—	—%

	$—	—%	$17	—%	$—	—%

Commitment and contingencies:

The Company previously disclosed in Note 16 “Commitments and Contingencies” to its audited consolidated financial statements as of December 31, 2017, the approximate contract amount of credit card facilities of $266.8 million. This amount should have been disclosed as $200.2 million. This change has no effect on the Consolidated Statements of Operations and Comprehensive Income, Balance Sheets or Cash Flows.

2.	Interest Earning Deposits with Banks

At December 31, 2017 and 2016 interest earning deposits with banks are comprised of deposits with the FRB in the amount of approximately $109 million and $102 million, respectively. At December 31, 2017 and 2016, the average interest rate on these deposits was approximately 1.10% and 0.51%, respectively. These deposits mature within one year.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

3.	Securities

Amortized cost and approximate fair values of securities available for sale are summarized as follows:

	December 31, 2017

	Amortized Cost	Gross Unrealized		Estimated Fair Value
(in thousands of dollars)		Gains	Losses
U.S. government sponsored enterprise debt securities	$889,396	$1,784	$(15,514)	$875,666
Corporate debt securities	310,781	3,446	(835)	313,392
U.S. government agency debt securities	293,908	870	(3,393)	291,385
Municipal bonds	179,524	2,343	(1,471)	180,396
Mutual funds	24,262	—	(645)	23,617
U.S. treasury securities	2,700	2	(1)	2,701

	$1,700,571	$8,445	$(21,859)	$1,687,157

	December 31, 2016

	Amortized Cost	Gross Unrealized		Estimated Fair Value
(in thousands of dollars)		Gains	Losses
U.S. government sponsored enterprise debt securities	$1,017,957	$4,497	$(17,991)	$1,004,463
U.S. government agency debt securities	553,257	2,519	(6,692)	549,084
Corporate debt securities	370,042	2,468	(1,256)	371,254
Municipal bonds	171,693	167	(4,971)	166,889
Mutual funds	24,260	—	(645)	23,615
Foreign sovereign debt	5,228	9	—	5,237
U.S. treasury securities	2,701	9	(5)	2,705

	$2,145,138	$9,669	$(31,560)	$2,123,247

At December 31, 2017, the Company had no foreign sovereign debt securities. At December 31, 2016, foreign sovereign debt available for sale securities included only securities issued or guaranteed by the government of Colombia.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

The Company’s investment securities available for sale with unrealized losses that are deemed temporary, aggregated by length of time that individual securities have been in a continuous unrealized loss position, are summarized below:

	December 31, 2017
	Less Than 12 Months		12 Months or More		Total
(in thousands of dollars)	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
U.S. government sponsored enterprise debt securities	$333,232	$(2,956)	$485,555	$(12,558)	$818,787	$(15,514)
U.S. government agency debt securities	92,138	(728)	128,316	(2,665)	220,454	(3,393)
Municipal bonds	4,895	(8)	76,003	(1,463)	80,898	(1,471)
Corporate debt securities	94,486	(751)	3,694	(84)	98,180	(835)
Mutual funds	—	—	23,375	(645)	23,375	(645)
U.S. treasury securities	—	—	2,199	(1)	2,199	(1)

	$524,751	$(4,443)	$719,142	$(17,416)	$1,243,893	$(21,859)

	December 31, 2016
	Less Than 12 Months		12 Months or More		Total
(in thousands of dollars)	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
U.S. government sponsored enterprise debt securities	$735,759	$(16,212)	$57,914	$(1,779)	$793,673	$(17,991)
U.S. government agency debt securities	183,299	(1,659)	263,526	(5,033)	446,825	(6,692)
Municipal bonds	140,864	(4,971)	—	—	140,864	(4,971)
Corporate debt securities	116,073	(1,255)	1,111	(1)	117,184	(1,256)
Mutual funds	23,375	(645)	—	—	23,375	(645)
U.S. treasury securities	2,195	(5)	—	—	2,195	(5)

	$1,201,565	$(24,747)	$322,551	$(6,813)	$1,524,116	$(31,560)

At December 31, 2017 and 2016 debt securities issued by U.S. government-sponsored entities and agencies held by the Company were issued by institutions which the government has affirmed its commitment to support. Because the decline in fair value is attributable to changes in interest rates, and not credit quality, and because the Company does not have the intent to sell these debt securities and it is more likely than not that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired.

Unrealized losses on municipal and corporate debt securities, at December 31, 2017 and 2016, are attributable to normal fluctuations in interest rates and investment securities markets, and as a result, temporary in nature. In addition, the issuers of these debt securities are considered to be high quality, and management does not intend to sell these investments and it is more likely than not that it will not be required to sell these investments before their anticipated recovery. As a result, the Company does not consider these securities to be other-than-temporarily impaired.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Amortized cost and approximate fair values of securities held to maturity at December 31, 2017 are summarized as follows:

	December 31, 2017
	Amortized Cost	Gross Unrealized		Estimated Fair Value
(in thousands of dollars)		Gains	Losses
U.S. government sponsored enterprise debt securities	$86,826	$47	$(441)	$86,432
U.S. Government agency debt securities	3,034	—	—	3,034

	$89,860	$47	$(441)	$89,466

Contractual maturities of securities at December 31, 2017 are as follows:

	Available for Sale		Held to Maturity
(in thousands of dollars)	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Within 1 year	$6,745	$6,737	$—	$—
After 1 year through 5 years	272,928	273,483	—	—
After 5 years through 10 years	252,512	252,315	—	—
After 10 years	1,144,124	1,131,005	89,860	89,466
No contractual maturities	24,262	23,617	—	—

	$1,700,571	$1,687,157	$89,860	$89,466

Actual maturities of investment securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties. Proceeds from sales and calls of securities available for sale in 2017 and 2016 were approximately $393 million and $584 million, respectively, with gross realized gains of $2.6 million and gross realized losses of $4.2 million in 2017, gross realized gains of $7.3 million and gross realized losses of $6.2 million in 2016.

At December 31, 2017 and 2016, securities available for sale with a fair value of approximately $246 million and $371 million, respectively, were pledged as collateral to secure securities sold under agreements to repurchase and advances from the FHLB.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

4.	Loans

The loan portfolio consists of the following loan classes:

(in thousands of dollars)	2017	2016
Real estate loans
Commercial
Nonowner-occupied	$1,713,104	$1,377,753
Multi-family residential	839,709	667,256
Land development and construction loans	406,940	429,085

	2,959,753	2,474,094
Single-family residential	512,754	470,489
Owner-occupied	610,386	610,657

	4,082,893	3,555,240
Commercial loans	1,354,755	1,670,802
Loans to financial institutions and acceptances	497,626	416,293
Consumer loans and overdrafts	130,951	122,426

	$6,066,225	$5,764,761

The amounts in the table above include loans under syndication facilities for approximately $989 million and $996 million at December 31, 2017 and 2016, respectively. These loans are primarily designed for providing working capital to certain qualified domestic and international commercial entities meeting strict credit quality criteria and concentration limits, and approved in accordance with credit policies.

While maintaining a diversified loan portfolio, the Company is dependent mostly on the economic conditions that affect South Florida, greater Houston and the greater New York City area, especially the five New York City boroughs. Also, the Company’s loans to financial institutions and acceptances primarily include trade financing facilities through letters of credits, bankers’ acceptances, pre and post-export financing, and working capital loans, among others. Loans in this portfolio segment are generally granted for terms not exceeding three years and on an unsecured basis under the limits of an existing credit program, primarily to the largest financial institutions that we believe are of the highest quality in Brazil, Chile, Colombia, Mexico and Peru, as well as other countries in Latin America. Diversification is managed through policies with limitations for exposure to individual or related debtors and for country risk exposure.

The following tables summarize international loans by country, net of loans fully collateralized with cash of approximately $32 million and $63 million at December 31, 2017 and 2016, respectively.

	December 31, 2017
(in thousands of dollars)	Brazil	Venezuela	Chile	Others (1)	Total
Real estate loans
Single-family residential (2)	$219	$145,069	$179	$7,246	$152,713
Loans to financial institutions and acceptances	129,372	—	93,000	258,811	481,183
Commercial loans	8,451	—	—	60,843	69,294
Consumer loans and overdrafts	3,046	37,609	1,364	10,060	52,079

	$141,088	$182,678	$94,543	$336,960	$755,269

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

(1)	Includes loans to borrowers in eighteen other countries which do not individually exceed 1% of total assets.
(2)	Includes mortgage loans for single-family residential properties located in the U.S.

	December 31, 2016
(in thousands of dollars)	Brazil	Venezuela	Colombia	Others (1)	Total
Real estate loans
Single-family residential (2)	$233	$147,041	$1,947	$5,620	$154,841
Commercial loans	79,738	468	19,704	138,375	238,285
Loans to financial institutions and acceptances	151,493	—	84,667	170,803	406,963
Consumer loans and overdrafts	2,757	36,639	1,070	7,385	47,851

	$234,221	$184,148	$107,388	$322,183	$847,940

(1)	Includes loans to borrowers in twenty other countries which do not individually exceed 1% of total assets.
(2)	Includes mortgage loans for single-family residential properties located in the U.S.

The age analysis of the loan portfolio by class, including nonaccrual loans, as of December 31, 2017 and 2016 are summarized in the following tables:

	December 31, 2017
	Total Loans, Net of Unearned Income		Past Due				Total Loans in Nonaccrual Status	Total Loans 90 Days or More Past Due and Accruing
(in thousands of dollars)		Current	30-59 Days	60-89 Days	Greater than 90 Days	Total Past Due
Real estate loans
Commercial
Nonowner occupied	$1,713,104	$1,712,624	$—	$—	$480	$480	$489	$—
Multi-family residential	839,709	839,709	—	—	—	—	—	—
Land development and construction loans	406,940	406,940	—	—	—	—	—	—

	2,959,753	2,959,273	—	—	480	480	489	—
Single-family residential	512,754	501,393	6,609	2,750	2,002	11,361	5,004	226
Owner-occupied	610,386	602,643	3,000	174	4,569	7,743	12,227	—

	4,082,893	4,063,309	9,609	2,924	7,051	19,584	17,720	226
Commercial loans	1,354,755	1,350,667	385	5	3,698	4,088	8,947	—
Loans to financial institutions and acceptances	497,626	497,626	—	—	—	—	—	—
Consumer loans and overdrafts	130,951	130,846	57	29	19	105	55	—

	$6,066,225	$6,042,448	$10,051	$2,958	$10,768	$23,777	$26,722	$226

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

	December 31, 2016
	Total Loans, Net of Unearned Income		Past Due				Total Loans in Nonaccrual Status	Total Loans 90 Days or More Past Due and Accruing
(in thousands of dollars)		Current	30-59 Days	60-89 Days	Greater than 90 Days	Total Past Due
Real estate loans
Commercial
Nonowner occupied	$1,377,753	$1,367,801	$347	$—	$9,605	$9,952	$10,256	$—
Multi-family residential	667,256	667,256	—	—	—	—	215	—
Land development and construction loans	429,085	426,366	—	—	2,719	2,719	2,719	—

	2,474,094	2,461,423	347	—	12,324	12,671	13,190	—
Single-family residential	470,489	457,700	4,675	1,433	6,681	12,789	8,893	116
Owner-occupied	610,657	597,101	2,819	1,713	9,024	13,556	17,185	—

	3,555,240	3,516,224	7,841	3,146	28,029	39,016	39,628	116
Commercial loans	1,670,802	1,647,532	4,141	—	19,129	23,270	31,104	—
Loans to financial institutions and acceptances	416,293	416,293	—	—	—	—	—	—
Consumer loans and overdrafts	122,426	120,505	1,098	443	380	1,921	74	370

	$5,764,761	$5,700,554	$13,080	$3,589	$47,538	$64,207	$70,446	$486

At December 31, 2017 and 2016, loans with an outstanding principal balance of $1,476 million and $1,040 million, respectively, were pledged as collateral to secure advances from the FHLB.

5.	Allowance for Loan Losses

An analysis by loan segment of the changes in the allowance for loan losses for the years ended December 31, 2017, 2016 and 2015, and its allocation by impairment methodology and the related investment in loans, net as of December 31, 2017, 2016 and 2015 are summarized in the following tables.

	December 31, 2017
(in thousands of dollars)	Real Estate	Commercial	Financial Institutions	Consumer and Others	Total
Balances at beginning of year	$30,713	$40,897	$5,304	$4,837	$81,751
Reversal of loan losses	(221)	(1,027)	(942)	(1,300)	(3,490)
Loans charged-off
Domestic	(97)	(1,979)	—	(424)	(2,500)
International	—	(6,166)	—	(757)	(6,923)
Recoveries	895	962	—	1,305	3,162

Balances at end of year	$31,290	$32,687	$4,362	$3,661	$72,000

Allowance for loan losses by impairment methodology
Individually evaluated	$—	$2,866	$—	$—	$2,866
Collectively evaluated	31,290	29,821	4,362	3,661	69,134

	$31,290	$32,687	$4,362	$3,661	$72,000

Investment in loans, net of unearned income
Individually evaluated	$1,318	$20,907	$—	$374	$22,599
Collectively evaluated	2,912,786	2,073,351	497,626	559,863	6,043,626

	$2,914,104	$2,094,258	$497,626	$560,237	$6,066,225

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

	December 31, 2016
(in thousands of dollars)	Real Estate	Commercial	Financial Institutions	Consumer and Others	Total
Balances at beginning of year	$18,331	$44,734	$9,226	$4,752	$77,043
(Reversal of) provision for loan losses	8,570	16,153	(3,922)	1,309	22,110
Loans charged-off
Domestic	(94)	(1,496)	—	(224)	(1,814)
International	—	(19,610)	—	(1,186)	(20,796)
Recoveries	3,906	1,116	—	186	5,208

Balances at end of year	$30,713	$40,897	$5,304	$4,837	$81,751

Allowance for loan losses by impairment methodology
Individually evaluated	$—	$6,596	$—	$—	$6,596
Collectively evaluated	30,713	34,301	5,304	4,837	75,155

	$30,713	$40,897	$5,304	$4,837	$81,751

Investment in loans, net of unearned income
Individually evaluated	$13,792	$51,332	$—	$4,205	$69,329
Collectively evaluated	2,364,161	2,398,552	416,336	516,383	5,695,432

	$2,377,953	$2,449,884	$416,336	$520,588	$5,764,761

	December 31, 2015
(in thousands of dollars)	Real Estate	Commercial	Financial Institutions	Consumer and Others	Total
Balances at beginning of year	$17,603	$34,337	$9,849	$3,596	$65,385
(Reversal of) provision for loan losses	125	10,286	(623)	1,432	11,220
Loans charged-off
Domestic	(197)	(1,612)	—	(162)	(1,971)
International	—	(73)	—	(300)	(373)
Recoveries	800	1,796	—	186	2,782

Balances at end of year	$18,331	$44,734	$9,226	$4,752	$77,043

Allowance for loan losses by impairment methodology
Individually evaluated	$—	$9,094	$—	$—	$9,094
Collectively evaluated	18,331	35,640	9,226	4,752	67,949

	$18,331	$44,734	$9,226	$4,752	$77,043

Investment in loans, net of unearned income
Individually evaluated	$22,404	$61,254	$—	$3,361	$87,019
Collectively evaluated	1,728,953	2,583,228	742,622	481,400	5,536,203

	$1,751,357	$2,644,482	$742,622	$484,761	$5,623,222

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

The following is a summary of the recorded investment amount of loan sales by portfolio segment in the years ended December 31, 2017, 2016 and 2015:

(in thousands of dollars)	Real Estate	Commercial	Financial Institutions	Consumer and others	Total
2017	$15,040	$35,260	$40,177	$—	$90,477

2016	$9,151	$72,597	$23,500	$—	$105,248

2015	$7,893	$45,714	$30,500	$—	$84,107

The following is a summary of impaired loans as of December 31, 2017 and 2016:

	December 31, 2017
	Recorded Investment
(in thousands of dollars)	With a Valuation Allowance	Without a Valuation Allowance	Total	Average	Total Unpaid Principal Balance	Valuation Allowance	Interest Income Recognized
Real estate loans
Commercial
Nonowner occupied	$—	$327	$327	$225	$327	$—	$—
Multi-family residential	—	1,318	1,318	7,898	1,330	—	54
Land development and construction loans	—	—	—	1,359	—	—	—

	—	1,645	1,645	9,482	1,657	—	54
Single-family residential	—	877	877	3,100	871	—	1,101
Owner-occupied	—	10,918	10,918	13,440	12,323	—	11

	—	13,440	13,440	26,022	14,851	—	1,166
Commercial loans	7,173	1,986	9,159	18,211	14,784	2,866	12
Loans to financial institutions and acceptances	—	—	—	—	—	—	—
Consumer loans and overdrafts	—	—	—	—	—	—	—

	$7,173	$15,426	$22,599	$44,233	$29,635	$2,866	$1,178

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

	December 31, 2016
	Recorded Investment
(in thousands of dollars)	With a Valuation Allowance	Without a Valuation Allowance	Total	Average	Total Unpaid Principal Balance	Valuation Allowance	Interest Income Recognized
Real estate loans
Commercial
Nonowner occupied	$—	$10,186	$10,186	$6,431	$10,806	$—	$314
Multi-family residential	—	1,492	1,492	3,790	1,506	—	64
Land development and construction loans	—	2,719	2,719	8,454	2,719	—	450

	—	14,397	14,397	18,675	15,031	—	828
Single-family residential	—	6,852	6,852	5,391	8,146	—	186
Owner-occupied	—	16,625	16,625	15,490	18,108	—	201

	—	37,874	37,874	39,556	41,285	—	1,215
Commercial loans	21,536	9,919	31,455	23,132	31,467	6,596	1,984
Loans to financial institutions and acceptances	—	—	—	—	—	—	—
Consumer loans and overdrafts	—	—	—	5	—	—	—

	$21,536	$47,793	$69,329	$62,693	$72,752	$6,596	$3,199

The recorded investment in loans considered troubled debt restructuring (“TDR”) completed during 2017 totaled approximately $1.5 million as of December 31, 2017 ($12.3 million as of December 31, 2016 for TDR loans completed in 2016, and $6.3 million as of December 31, 2015 for TDR loans completed in 2015). In 2017, there was one commercial real estate owner-occupied TDR loan for $0.6 million completed since 2016, which subsequently defaulted under the modified terms of the loan agreement. In 2016, there were four commercial real estate owner-occupied TDR loans totaling $3.0 million, and six single-family residential TDR loan totaling $2.9 million completed since 2015, which subsequently defaulted under the modified terms of the loan agreement. In 2015, there no TDR loans completed since 2014, which subsequently defaulted under the modified terms of the loan agreement. In 2017, the Company charged-off $6.0 million against the allowance for loan losses as a result of the designation of a commercial loan as TDR. In 2017, 2016 and 2015, all TDR loans were commercial and real estate loans under modified terms that did not substantially impact the allowance for loan losses since these impaired loans were recorded at their realizable value, which approximated their fair value previous to their designation as TDR loans.

Credit Risk Quality

The sufficiency of the allowance for loan losses is reviewed monthly by the Chief Risk Officer and the Chief Financial Officer. These recommendations are reviewed and approved monthly by the Executive Committee. The Board of Directors considers the allowance for loan losses as part of its review of the Company’s consolidated financial statements. As of December 31, 2017 and 2016, the Company considers the allowance for loan losses to be sufficient to absorb losses in the loans portfolio in accordance with U.S. GAAP.

Loans may be classified but not considered impaired due to one of the following reasons: (1) the Company has established minimum dollar amount thresholds for loan impairment testing, which results in loans under those thresholds being excluded from impairment testing and therefore not included in impaired loans; (2) classified loans may be considered nonimpaired because collection of all amounts due is probable.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

As part of the on-going monitoring of the credit quality of the Company’s loan portfolio, management tracks certain credit quality indicators including trends related primarily to (i) the risk rating of loans, (ii) the loan payment status, (iii) net charge-offs, (iv) nonperforming loans and (v) the general economic conditions in the main geographies where the Company’s borrowers conduct their businesses.

The Company utilizes a credit risk rating system to identify the risk characteristics of each of its loans. Loans are rated on a quarterly basis (or more frequently when the circumstances require it) on a scale from 1 (worst credit quality) to 10 (best credit quality). Loans are then grouped in five master risk categories for purposes of monitoring rising levels of potential loss risks and to enable the activation of collection or recovery processes as defined in the Company’s Credit Risk Policy. The following is a summary of the master risk categories and their associated loan risk ratings, as well as a description of the general characteristics of the master risk category:

Loan Risk Rating
Master risk category
Nonclassified	4 to 10
Classified	1 to 3
Substandard	3
Doubtful	2
Loss	1

Nonclassified

This category includes loans considered as Pass and Special Mention. A loan classified as pass is considered of sufficient quality to preclude a lower adverse rating. These loans are generally well protected by the current net worth and paying capacity of the borrower or by the value of any collateral received. Special Mention loans are defined as having potential weaknesses that deserve management’s close attention which, if left uncorrected, could potentially result in further credit deterioration. Special Mention loans may include loans originated with certain credit weaknesses or that developed those weaknesses since their origination.

Classified

This classification indicates the presence of credit weaknesses which could make loan repayment unlikely, such as partial or total late payments and other contractual defaults.

Substandard

A loan classified substandard is inadequately protected by the sound worth and paying capacity of the borrower or the collateral pledged. They are characterized by the distinct possibility that the Company will sustain some loss if the credit weaknesses are not corrected. Loss potential, while existing in the aggregate amount of substandard loans, does not have to exist in individual assets.

Doubtful

These loans have all the weaknesses inherent in a loan classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. These are poor quality loans in which neither the

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

collateral, if any, nor the financial condition of the borrower presently ensure collectability in full in a reasonable period of time. As a result, the possibility of loss is extremely high; in fact, there is a permanent impairment in the collateral securing the loan.

Loss

Loans classified as loss are considered uncollectible and of such little value that the continuance as bankable assets is not warranted. This classification does not mean that the assets have absolutely no recovery or salvage value, but not to the point where a write-off should be deferred even though partial recoveries may occur in the future. This classification is based upon current facts, not probabilities. As a result, loans in this category should be promptly charged off in the period in which they surface as uncollectible.

The Company’s investment in loans by credit quality indicators as of December 31, 2017 and 2016 are summarized in the following tables.

	December 31, 2017
	Credit Risk Rating
		Classified
(in thousands of dollars)	Nonclassified	Substandard	Doubtful	Loss	Total
Real estate loans
Commercial
Nonowner occupied	$1,712,615	$489	$—	$—	$1,713,104
Multi-family residential	839,709	—	—	—	839,709
Land development and construction loans	406,940	—	—	—	406,940

	2,959,264	489	—	—	2,959,753
Single-family residential	506,885	5,869	—	—	512,754
Owner-occupied	596,519	13,867	—	—	610,386

	4,062,668	20,225	—	—	4,082,893
Commercial loans	1,340,643	14,112	—	—	1,354,755
Loans to financial institutions and acceptances	497,626	—	—	—	497,626
Consumer loans and overdrafts	126,838	4,113	—	—	130,951

	$6,027,775	$38,450	$—	$—	$6,066,225

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

	December 31, 2016
	Credit Risk Rating
		Classified
(in thousands of dollars)	Nonclassified	Substandard	Doubtful	Loss	Total
Real estate loans
Commercial
Nonowner occupied	$1,364,571	$13,182	$—	$—	$1,377,753
Multi-family residential	666,901	355	—	—	667,256
Land development and construction loans	426,366	2,719	—	—	429,085

	2,457,838	16,256	—	—	2,474,094
Single-family residential	461,480	9,009	—	—	470,489
Owner-occupied	589,592	21,065	—	—	610,657

	3,508,910	46,330	—	—	3,555,240
Commercial loans	1,639,136	31,666	—	—	1,670,802
Loans to financial institutions and acceptances	416,293	—	—	—	416,293
Consumer loans and overdrafts	117,206	5,220	—	—	122,426

	$5,681,545	$83,216	$—	$—	$5,764,761

Credit Risk Quality Indicators - Consumer Loan Classes

The credit risk quality of the Company’s residential real estate and consumer loan portfolios is evaluated by considering the repayment performance of individual borrowers, and then classified on an aggregate or pool basis. Loan secured by real estate in these classes which have been past due 90 days or more, and 120 days (non-real estate secured) or 180 days or more, are classified as Substandard and Loss, respectively. When the Company has documented that past due loans in these classes are well-secured and in the process of collection, then the loans may not be classified. These indicators are updated at least quarterly.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Single-family residential loans portfolio:

	As of December 31,
	2017		2016		2015
(in thousands of dollars, except percentages)	Loan Balance	%	Loan Balance	%	Loan Balance	%
Accrual Loans
Current	$499,307	97.38%	$455,410	96.80%	$411,217	97.17%

30-59 Days Past Due	6,025	1.17%	4,675	0.99%	2,807	0.66%
60-89 Days Past Due	2,193	0.43%	1,395	0.30%	1,258	0.30%
90+ Days Past Due	225	0.04%	116	0.02%	—	—%

	8,443	1.64%	6,186	1.31%	4,065	0.96%

Total Accrual Loans	$507,750	99.02%	$461,596	98.11%	$415,282	98.13%

Non-Accrual Loans
Current	$2,086	0.41%	$2,290	0.49%	$3,820	0.90%

30-59 Days Past Due	584	0.11%	—	—%	—	—%
60-89 Days Past Due	557	0.11%	38	0.01%	530	0.13%
90+ Days Past Due	1,777	0.35%	6,565	1.39%	3,561	0.84%

	2,918	0.57%	6,603	1.40%	4,091	0.97%

Total Non-Accrual Loans	5,004	0.98%	8,893	1.89%	7,911	1.87%

	$512,754	100.00%	$470,489	100.00%	$423,193	100.00%

Consumer loans and overdrafts:

	As of December 31,
	2017		2016		2015
(in thousands of dollars, except percentages)	Loan Balance	%	Loan Balance	%	Loan Balance	%
Accrual Loans
Current	$130,830	99.91%	$120,463	98.40%	$125,229	98.55%

30-59 Days Past Due	48	0.04%	1,076	0.88%	745	0.59%
60-89 Days Past Due	18	0.01%	443	0.36%	168	0.13%
90+ Days Past Due	—	—%	370	0.30%	809	0.64%

	66	0.05%	1,889	1.54%	1,722	1.36%

Total Accrual Loans	$130,896	99.96%	$122,352	99.94%	$126,951	99.91%

Non-Accrual Loans
Current	$16	0.01%	$43	0.03%	$32	0.02%

30-59 Days Past Due	9	0.01%	22	0.02%	—	—%
60-89 Days Past Due	11	0.01%	—	—%	47	0.04%
90+ Days Past Due	19	0.01%	9	0.01%	39	0.03%

	39	0.03%	31	0.03%	86	0.07%

Total Non-Accrual Loans	55	0.04%	74	0.06%	118	0.09%

Total Loans	$130,951	100.00%	$122,426	100.00%	$127,069	100.00%

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

The Company generally takes into account the views of its regulators as to loan classification and impairment.

6.	Premises and Equipment, Net

Premises and equipment, net include the following:

	December 31,
(in thousands of dollars)	2017	2016	Estimated Useful Lives (in Years)
Land	$18,307	$19,325	NA
Buildings and improvements	93,848	115,053	10–30
Equipment leased under operating lease	19,626	19,626	15
Furniture and equipment	19,832	19,903	3–10
Computer equipment and software	29,749	27,968	3
Leasehold improvements	18,260	18,732	5–10
Work in progress	6,532	4,474	NA

	$206,154	$225,081
Less: Accumulated depreciation and amortization	(76,797)	(76,369)

	$129,357	$148,712

In 2017 and 2016, the Company sold properties with a carrying value of approximately $19.1 million and $1.0 million, respectively, and realized a gain on sale of approximately $11.3 million and $2.0 million, respectively. There were no significant sales of property and equipment in 2015.

Depreciation and amortization expense was approximately $9.0 million, $9.1 million and $8.4 million at December 31, 2017, 2016 and 2015, respectively. In 2017 and 2016 fully-depreciated equipment with an original cost of approximately $1.4 million and $1.9 million were written-off with a charge to their respective accumulated depreciation.

7.	Time Deposits

Time deposits in denominations of $100,000 or more amounted to approximately $1.2 billion and $922 million at December 31, 2017 and 2016, respectively. Time deposits in denominations of $250,000 or more amounted to approximately $624 million and $536 million at December 31, 2017 and 2016, respectively. The average interest rate paid on time deposits, was approximately 1.26% in 2017 and 1.01% in 2016. Time deposits include brokered time deposits, all in denominations of less than $100,000. As of December 31, 2017 and 2016 these time deposits amounted to $780 million and $691 million, respectively.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

At December 31, 2017 and 2016 time deposits maturities were as follows:

(in thousands, except percentages)	2017		2016
Year of Maturity	Amount	%	Amount	%
2017	$—	—%	$1,150,587	62.63%
2018	1,357,668	60.44%	396,019	21.55%
2019	331,515	14.76%	142,316	7.75%
2020	194,175	8.64%	19,766	1.08%
2021	103,781	4.62%	104,066	5.66%
2022 and thereafter	259,295	11.54%	24,502	1.33%

	$2,246,434	100.00%	$1,837,259	100.00%

8.	Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase are primarily used to fund asset matching transactions or to accommodate major customer deposits. At December 31, 2017, there were no securities sold under agreements to repurchase. At December 31, 2016, securities sold under agreements to repurchase amounted to approximately $50 million. In 2017, the highest month-end outstanding balance and monthly average outstanding balance was approximately $50 million ($73 million in 2016). The average interest rate paid in 2017 and 2016 was 3.8% and 4.5%, respectively.

9.	Advances From the Federal Home Loan Bank and Other Borrowings

At December 31, 2017 and 2016, the Company had outstanding advances from the FHLB and other borrowings as follows:

Year of Maturity	Interest Rate	2017	2016
(in thousands of dollars)
2017	0.37% to 1.08%	$—	$455,000
2018	0.90% to 2.03%	567,000	65,000
2019	1.00% to 3.86%	155,000	130,000
2020	1.50% to 2.74%	211,000	181,000
2021	1.93% to 2.50%	240,000	100,000

		$1,173,000	$931,000

At December 31, 2017, advances from the FHLB include $255 million ($225 million in 2016) which have variable interest rates ranging from 1.23% to 1.71% with maturities in 2018 and 2019 (0.75% to 1.08% with maturities within a year in 2016).

At December 31, 2017 and 2016, the Company held stock of the FHLB for approximately $57 million and $46 million, respectively. The terms of the advance agreement require the Company to maintain certain investment securities and loans as collateral for these advances. At December 31, 2017 and 2016, the Company was in compliance with this requirement of the FHLB membership agreement.

Other borrowings as of December 31, 2017 and 2016 include $12 million and $10 million in advances from other banks, respectively, which matured in January 2018 and 2017, respectively.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

10.	Derivative Instruments

From time to time, the Company enters into derivative financial instruments as part of its interest rate management activities and to facilitate customer transactions. Those instruments may or not be designated and qualify as part of a hedging relationship.

At December 31, 2017 and 2016 the fair value of the Company’s derivative instruments was as follows:

	2017		2016
(in thousands of dollars)	Other Assets	Other Liabilities	Other Assets
Interest rate swaps designated as cash flow hedges	$5,462	$—	$5,309

Interest rate swaps not designated as hedging instruments:
Customers	1,375	—	—
Third party broker	—	1,375	—

	1,375	1,375	—

Interest Rate Caps not designated as hedging instruments:
Customers	—	195	—
Third party broker	195	—	—

	195	195	—

	$7,032	$1,570	$5,309

Derivatives Designated as Hedging Instruments

During 2017 and 2016 the Company entered into interest rate swaps that were designated and qualified as cash flow hedges. These interest rate swaps were designed as cash flow hedges to manage the exposure that arises from differences in the amount of the Company’s known or expected cash receipts and the known or expected cash payments related to the Company’s borrowings from the FHLB, the value of which are determined by interest rates.

At December 31, 2017 and 2016 the Company’s interest rate swaps designated as cash flow hedges involve the payment of fixed-rate amounts in exchange for the Company receiving variable-rate payments over the life of the agreements without exchange of the underlying notional amount.

As of December 31, 2017 and 2016 the Company had 15 interest rate swap contracts with a total notional amount of $255 million that were designated as cash flow hedges of floating rate interest payments on the currently outstanding and expected subsequent rollover of advances from the FHLB. As of December 31, 2017, these advances have a carrying amount of $366 million and maturities ranging from two to nine years ($255 million with maturities ranging from four to ten years as of December 31, 2016). The interest rate swaps mature in 3 to 9 years (four to ten years in 2016). The Company expects the hedge relationships to be highly effective in offsetting the effects of changes in interest rates in the cash flows associated with the advances from the FHLB. No hedge ineffectiveness gains or losses were recognized in 2017 and 2016.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Derivatives Not Designated as Hedging Instruments

At December 31, 2017, the Company had one interest rate swap contract with a customer with a total notional amount of $54.6 million (none in 2016). These instruments involve the payment of fixed-rate amounts in exchange for the Company receiving variable-rate payments over the life of the contracts. In addition, at December 31, 2017, the Company had an interest rate swap mirror contract with a third party broker with similar terms. These instruments mature in 10 years and do not involve the exchange of the underlying notional amount.

At December 31, 2017, the Company had seven interest rate cap contracts with customers with a total notional amount of $162.1 million (none in 2016). In addition, the Company had seven interest rate cap mirror contracts with a third party broker with similar terms. These instruments’ maturities range from one and a half years to four years.

Related to its derivatives not designated as hedging instruments, the Company previously disclosed in Note 10 of its audited consolidated financial statements as of and for the year ended December 31, 2017, notional amounts of interest rate swaps and interest cap contracts of $111 million and $206 million, respectively. These amounts should have been disclosed as $54.6 million and $162.1 million, respectively, as reflected above. These changes to the previously disclosed amounts have no impact on the Consolidated Statements of Operations and Comprehensive Income, Balance Sheets or Cash Flows.

11.	Junior Subordinated Debentures Held by Trust Subsidiaries

At December 31, 2017 and 2016, the Company owns all of the common capital securities issued by 8 trust subsidiaries (“the Trust Subsidiaries”). These Trust Subsidiaries were first formed by the Company for the purpose of issuing trust preferred securities (“the Trust Preferred Securities”) and investing the proceeds in the junior subordinated debentures issued by the Company. The common securities issued by the Trust Subsidiaries were received and the obligations under the junior subordinated debentures were assumed by the Company in 2008 as part of the corporate reorganization described in Note 1. The debentures have the full and unconditional guarantee of the Company. The Company records the common capital securities issued by the Trust Subsidiaries in other assets in its consolidated balance sheets using the equity method. The junior subordinated debentures issued to the Trust Subsidiaries, less the common securities of the Trust Subsidiaries, qualify as Tier 1 regulatory capital.

The following table provides information of the outstanding Trust Preferred Securities issued by, and the junior subordinated debentures issued to, each of the Trust Subsidiaries as of December 31, 2017 and 2016:

(in thousands of dollars)	Amount of Trust Preferred Securities Issued by Trust	Principal Amount of Debenture Issued to Trust	Year of Issuance	Annual Rate of Trust Preferred Securities and Debentures	Year of Maturity
Commercebank Capital Trust I	$26,830	$28,068	1998	8.9%	2028
Commercebank Statutory Trust II	15,000	15,464	2000	10.6%	2030
Commercebank Capital Trust III	10,000	10,400	2001	10.18%	2031
Commercebank Capital Trust VI	9,250	9,537	2002	3-M LIBOR + 3.35%	2033
Commercebank Capital Trust VII	8,000	8,248	2003	3-M LIBOR + 3.25%	2033
Commercebank Capital Trust VIII	5,000	5,155	2004	3-M LIBOR + 2.85%	2034
Commercebank Capital Trust IX	25,000	25,774	2006	3-M LIBOR + 1.75%	2038
Commercebank Capital Trust X	15,000	15,464	2006	3-M LIBOR + 1.78%	2036

	$114,080	$118,110

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

The Company and the Trust Subsidiaries have the option to defer payment of interest on the obligations for up to ten semi-annual periods. In 2017 and 2016, no payment of interest have been deferred on these obligations. The Trust Preferred Securities are subject to mandatory redemption, in whole or in part, upon the maturity or early redemption of the debentures.

12.	Income Taxes

The components of the income tax expense for the years ended December 31, 2017, 2016, and 2015 are as follows:

(in thousands of dollars)	2017	2016	2015
Current provision
Federal	$19,194	$10,981	$9,095
State	1,763	844	782
Impact of lower rate under the 2017 Tax Act -
Remeasurement of net deferred tax assets, other than balances corresponding to items in AOCI	8,470	—	—
Remeasurement of net deferred tax assets corresponding to items in AOCI	1,094	—	—
Deferred tax expense (benefit)	3,471	(1,614)	(1,363)

	$33,992	$10,211	$8,514

On December 22, 2017, the 2017 Tax Act was signed into law. This law significantly changes U.S. tax law by, among other things, lowering corporate federal income tax rates and implementing a territorial tax system. The legislation permanently reduces the U.S. corporate income tax rate from 35% to 21%, effective January 1, 2018. As a result of the reduction in the U.S. corporate federal income tax rate, the Company remeasured its ending net deferred tax assets at December 31, 2017 and recognized a total of $9.6 million tax expense in the Company’s consolidated statement of income for the year ended December 31, 2017.

A reconciliation of the income tax expense at the statutory federal income tax rate to the Company’s effective income tax rate for the years ended December 31, 2017, 2016, and 2015 follows:

	2017		2016		2015
(in thousands of dollars)	Amount	%	Amount	%	Amount	%
Tax expense calculated at the statutory federal income tax rate	$26,967	35.0%	$11,827	35.0%	$8,246	35.0%
Increases (decreases) resulting from:
Impact of the 2017 Tax Act -
Remeasurement of net deferred tax assets	9,564	12.41%	—	—%	—	—%
Income not subject to tax	(3,553)	(4.61)%	(2,679)	(7.93)%	(454)	(1.93)%
Disallowed interest expense and other expenses	577	0.75%	464	1.37%	164	0.7%
State and city income taxes, net of federal income tax benefit	1,146	1.49%	549	1.62%	508	2.16%
Other, net	(709)	(0.92)%	51	0.16%	50	0.21%

	$33,992	44.12%	$10,211	30.22%	$8,514	36.14%

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

The composition of the net deferred tax asset is as follows:

	December 31,
(in thousands of dollars)	2017	2016
Tax effect of temporary differences
Provision for loan losses	$13,372	$25,704
Deferred compensation expense	3,460	4,437
Net unrealized losses in other comprehensive income	1,680	5,886
Dividend income	946	1,693
Interest income on nonaccrual loans	599	1,558
Goodwill amortization	(3,223)	(4,866)
Depreciation and amortization	(3,601)	(6,032)
Other	1,350	2,350

Net deferred tax asset amount	$14,583	$30,730

The Company evaluates the deferred tax asset for recoverability using a consistent approach which considers the relative impact of negative and positive evidence, including its own historical financial performance and that of its operating subsidiaries and projections of future taxable income. This evaluation involves significant judgment by management about assumptions that are subject to change from period to period. Management believes that the weight of all the positive evidence currently available exceeds the negative evidence in support of the realization of the future tax benefits associated with the federal net deferred tax asset. As a result, management has concluded that the federal net deferred tax asset in its entirety will more likely than not be realized. Therefore, a valuation allowance is not considered necessary. If future results differ significantly from the Company’ current projections, a valuation allowance against the net deferred tax asset may be required.

At December 31, 2017 and 2016 the Company had accumulated net operating losses (“NOLs”) in the State of Florida of approximately $143.6 million and $132.3 million, respectively. These NOLs are carried forward for a maximum of 20 years based on applicable Florida law. The deferred tax asset related to these NOLs at December 31, 2017 and 2016 is approximately $6.2 million and $4.7 million, respectively. A valuation allowance has been recorded against the state deferred tax asset related to these NOLs as management believes it is more likely than not that the tax benefit will not be realized.

At December 31, 2017 and 2016, the Company had no unrecognized tax benefits or associated interest or penalties that needed to be accrued.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

13.	Other Comprehensive Income (Loss)

The related tax effect allocated to each component of other comprehensive income (loss) for the years ended December 31, 2017, 2016, and 2015 is as follows:

	2017
(in thousands of dollars)	Before Tax Amount	Tax Effect	Net of Tax Amount
Net unrealized holding gain on securities available for sale arising during the year	$6,875	$(3,298)	$3,577
Net unrealized holding gains on cash flow hedges arising during the year	293	(141)	152
Reclassification adjustment for net losses on sale of securities included in net income	1,601	(768)	833

Other comprehensive income	$8,769	$(4,207)	$4,562

	2016
(in thousands of dollars)	Before Tax Amount	Tax Effect	Net of Tax Amount
Net unrealized holding losses on securities available for sale arising during the year	$(5,952)	$2,113	$(3,839)
Net unrealized holding gains on cash flow hedges arising during the year	5,578	(1,980)	3,598
Reclassification adjustment for net gains on sale of securities included in net income	(1,556)	552	(1,004)

Other comprehensive loss	$(1,930)	$685	$(1,245)

	2015
(in thousands of dollars)	Before Tax Amount	Tax Effect	Net of Tax Amount
Net unrealized holding losses on securities available for sale arising during the year	$(17,762)	$6,306	$(11,456)
Net unrealized holding losses on cash flow hedges arising during the year	(177)	63	(114)
Reclassification adjustment for net gains on sale of securities included in net income	(1,950)	692	(1,258)

Other comprehensive loss	$(19,889)	$7,061	$(12,828)

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

14.	Related Party Transactions

The Company considers entities that are part of the MSF group worldwide as related parties given that they share a common parent. Included in the consolidated balance sheets and the consolidated statements of operations are amounts with related parties as follows:

	December 31,
(in thousands of dollars)	2017	2016
Assets
Other assets	$—	$446

Liabilities
Demand deposits, noninterest bearing	$24,879	$20,248
Demand deposits, interest bearing	21,071	54,330
Money market	449	282
Time deposits and accounts payable	7,636	2,652

Total due to related parties	54,035	77,512

Net due to related parties	$(54,035)	$(77,066)

	Year ended December 31
(in thousands of dollars)	2017	2016	2015
Income
Data processing and other services	$1,532	$2,328	$2,287
Rental income from operating lease	1,971	1,976	1,971
Service charges	90	83	84

	$3,593	$4,387	$4,342

Expenses
Interest expense	$85	$73	$157
Loss on sale of securities	—	796	—
Fees and other expenses	302	504	600

	387	1,373	757

	$3,206	$3,014	$3,585

The Company makes loans in the normal course of business to certain related parties. At December 31, 2017 and 2016, these loans amounted to $4.8 million and $12.6 million, respectively. These loans are generally made to persons who participate or have authority to participate (other than in the capacity of a director) in major policymaking functions of the Company or its affiliates, such as principal owners and management of the entity and their immediate families.

In 2016, the Company sold securities guaranteed by the government of Venezuela to a non-U.S. affiliate at their fair value of approximately $11.8 million and realized a loss on the sale of approximately $0.8 million. Such securities had been held by the Company as available for sale.

In 2016, the Company bought from the Bank a non-performing loan to a Canadian oil company’ Colombian operation at its fair value at the time of the transaction. Subsequently, the Company sold to a non-U.S. affiliate shares received in a restructuring of the same loan at their estimated fair value of approximately $4.9 million, which was included in other assets in the cash flow statement, and realized no gain or loss on sale of such shares.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

For the years ended December 31, 2017 and 2016, participations in corporate financial institution loans that were sold to non- U.S. affiliates amounted to approximately $45 million and $50 million, respectively. There were no participations purchased from affiliates in 2017, 2016 and 2015. These participated loans were made to unaffiliated borrowers under terms consistent with the Company’s normal lending practices. The Company recorded no gain or loss on these loan participation transactions.

The Company provides certain data processing and corporate services to non-U.S. affiliates under the term of certain service level agreements. Fee income for those services are included in data processing and other fees above.

Through one of its operating subsidiaries, G200 Leasing, LLC (“G200 Leasing”), the Company leases to MSF an aircraft the Company owns. Under the terms of the lease agreement, MSF has sole use of the aircraft and provides for all of its scheduled maintenance, including maintaining sufficient qualified collateral in accordance with U.S. banking regulatory requirements. MSF had time deposits with the Company of $2.0 million at December 31, 2017 and 2016, to meet those collateral requirements. MSF makes monthly payments to G200 Leasing in accordance with the lease agreement. Income from this lease agreement is included in Rental income from operating lease in the table above. As amended in 2017, the lease agreement will expire in February 2023.

On February 15, 2018, the Company sold all of its interest in G200 Leasing to a non-U.S. subsidiary of MSF. See Note 22. “Subsequent Events.”

Transactions with related parties are entered into pursuant to the Company’s policies and procedures on substantially the same terms and conditions as transactions with unaffiliated third parties.

15.	Employee Benefit Plan

The Mercantil Bank U.S.A. Retirement Plan (formerly Mercantil Commercebank U.S.A. Retirement Plan) (the “Plan”) is a 401(k) benefit plan covering substantially all employees of the Company.

The Company matches 100% of each participant’s contribution up to a maximum of 5% of their annual salary. Contributions by the Company to the Plan are based upon a fixed percentage of participants’ salaries as defined by the Plan. The Plan enables Highly Compensated employees to contribute up to the maximum allowed without further restrictions. All contributions made by the Company to the participants’ accounts are vested immediately. In addition, employees with at least three months of service and who have reached the age of 21 may contribute a percentage of their salaries to the Plan as elected by each participant.

The Company contributed to the Plan approximately $4 million in 2017 and 2016, in matching contributions.

16.	Commitments and Contingencies

The Company and its subsidiaries are party to various legal actions arising in the ordinary course of business. In the opinion of management, the outcome of these proceedings litigation will not have a significant effect on the Company’s consolidated financial position or results of operations.

The Company occupies various banking centers under noncancelable lease agreements expiring through the year 2046. Actual rental payments expenses may include deferred rents but are recognized as rent expense on a straight line basis. Rent expense under these leases was approximately $6 million for each of the years ended December 31, 2017 and 2016, respectively.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Future minimum annual lease payments under such leases are as follows:

(in thousands of dollars)
Years	Approximate Amount
2018	$5,582
2019	5,390
2020	5,456
2021	5,207
2022	4,707
Thereafter	44,434

$70,776

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the financial statements.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making loan commitments and letters of credit as it does for on-balance sheet instruments. The Company controls the credit risk of loan commitments and letters of credit through credit approvals, customer limits, and monitoring procedures.

Loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include cash, accounts receivable, inventory, property and equipment, real estate in varying stages of development, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support borrowing arrangements. They generally have one year terms and are renewable on a yearly basis. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds deposits, investments and real estate as collateral supporting those commitments. The extent of collateral held for those commitments at December 31, 2017 ranges from unsecured commitments to commitments fully collateralized by cash and securities.

Commercial letters of credit are conditional commitments issued by the Company to guarantee payment by a customer to a third party upon proof of shipment or delivery of goods as agreed. Commercial letters of credit are used primarily for importing or exporting goods and are terminated when proper payment is made by the customer.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Financial instruments whose contract amount represents off-balance sheet credit risk at December 31, 2017 are generally short-term and are as follows:

(in thousands of dollars)	Approximate Contract Amount
Commitments to extend credit	$762,437
Credit card facilities	200,229
Standby letters of credit	17,369
Commercial letters of credit	981

$981,016

17.	Fair Value Measurement

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	December 31, 2017
(in thousands of dollars)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Third-Party Models with Observable Market Inputs (Level 2)	Internal Models with Unobservable Market Inputs (Level 3)	Total Carrying Value in the Consolidated Balance Sheet
Assets
Securities available for sale
U.S. government sponsored enterprise debt securities	$—	$875,666	$—	$875,666
Corporate debt securities	—	313,392	—	313,392
U.S. government agency debt securities	—	291,385	—	291,385
Municipal bonds	—	180,396	—	180,396
Mutual funds	—	23,617	—	23,617
U.S. treasury securities	—	2,701	—	2,701

	—	1,687,157	—	1,687,157
Bank owned life insurance	—	200,318	—	200,318
Derivative instruments	—	7,032	—	7,032

	$—	$1,894,507	$—	$1,894,507

Liabilities
Derivative instruments	$—	$1,570	$—	$1,570

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

	December 31, 2016
(in thousands of dollars)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Third-Party Models with Observable Market Inputs (Level 2)	Internal Models with Unobservable Market Inputs (Level 3)	Total Carrying Value in the Consolidated Balance Sheet
Assets
Securities available for sale
U.S. government sponsored enterprise debt securities	$—	$1,004,463	$—	$1,004,463
U.S. government agency debt securities	—	549,084	—	549,084
Corporate debt securities	—	371,254	—	371,254
Municipal bonds	—	166,889	—	166,889
Mutual funds	—	23,615	—	23,615
Foreign sovereign debt	—	5,237	—	5,237
U.S. treasury securities	—	2,705	—	2,705

	—	2,123,247	—	2,123,247
Bank owned life insurance	—	164,860		164,860
Derivative instruments	—	5,309		5,309

	$—	$2,293,416	$—	$2,293,416

Level 2 Valuation Techniques

The valuation of securities and derivative instruments is performed through a monthly pricing process using data provided by third parties considered leading global providers of independent data pricing services (“the Pricing Providers”). These pricing providers collect, use and incorporate descriptive market data from various sources, quotes and indicators from leading broker dealers to generate independent and objective valuations.

The valuation techniques and the inputs used in our consolidated financial statements to measure the fair value of our recurring Level 2 financial instruments consider, among other factors, the following:

•	Similar securities actively traded which are selected from recent market transactions.

•	Observable market data which includes spreads in relationship to LIBOR, swap curve, and prepayment speed rates, as applicable.

•	The captured spread and prepayment speed is used to obtain the fair value for each related security.

On a quarterly basis, the Company evaluates the reasonableness of the monthly pricing process described for the valuation of securities and derivative instruments. This evaluation includes the challenging of a random sample selection of the different types of securities in the investment portfolio as of the end of the quarter selected. This challenge consists of obtaining from the pricing providers a document explaining the methodology applied to obtain their fair value assessments for each type of investment included in the sample selection. The Company then analyzes in detail the various inputs used in the fair value calculation, both observable and unobservable (e.g., prepayment speeds, yield curve benchmarks, spreads, delinquency rates). Management

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

considers that the consistent application of this methodology allows the Company to understand and evaluate the categorization of the investment portfolio.

The methods described above may produce a fair value calculation that may differ from the net realizable value or may not be reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of its financial instruments could result in different estimates of fair value at the reporting date.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The following table presents the major category of assets measured at fair value on a nonrecurring basis:

	December 31, 2017
(in thousands of dollars)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total Impairments
Description
Loans held for sale	$5,611	$—	$—	$—

As of December 31, 2016 there were no significant assets or liabilities measured at fair value on a nonrecurring basis.

Loans Held for Sale

The Company measures the impairment of loans held for sale based on the amount by which the carrying values of those loans exceed their fair values. The Company primarily uses independent third party quotes to measure any subsequent decline in the value of loans held for sale. As a consequence, the fair value of these loans held for sale are considered a Level 1 valuation.

18.	Fair Value of Financial Instruments

The fair value of a financial instrument represents the price that would be received to sell it in an orderly transaction between market participants at the measurement date. The best indication of the fair value of a financial instrument is determined based upon quoted market prices. However, in many cases, there are no quoted market prices for the Company’s various financial instruments. As a result, the Company derives the fair value of the financial instruments held at the reporting period-end, in part, using present value or other valuation techniques. Those techniques are significantly affected by management’s assumptions, the estimated amount and timing of future cash flows and estimated discount rates included in present value and other techniques. The use of different assumptions could significantly affect the estimated fair values of the Company’s financial instruments. Accordingly, the net realized values could be materially different from the estimates presented below.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

•

Because of their nature and short-term maturities, the carrying values of the following financial instruments were used as a reasonable estimate of their fair value: cash and cash equivalents, interest

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

earning deposits with banks, variable-rate loans with re-pricing terms shorter than twelve months, demand and savings deposits, short-term time deposits and securities sold under agreements to repurchase, and other borrowings.

•

The fair value of loans held for sale, securities including securities sold under agreements to repurchase, bank owned life insurance and derivative instruments, are based on quoted market prices, when available. If quoted market prices are unavailable, fair value is estimated using the pricing process described in Note 17.

•

The fair value of commitments and letters of credit is based on the assumption that the Company will be required to perform on all such instruments. The commitment amount approximates estimated fair value.

•

The fair value of fixed-rate loans, advances from the FHLB, and junior subordinated debentures are estimated using a present value technique by discounting the future expected contractual cash flows using the current rates at which similar instruments would be issued with comparable credit ratings and terms at the measurement date.

•

The fair value of long-term time or certificate of deposits is determined using a present value technique by discounting the future expected contractual cash flows using current rates at which similar instruments would be issued at the measurement date.

The estimated fair value of financial instruments where fair value differs from book value are as follows:

	December 31,
	2017		2016
(in thousands of dollars)	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets
Loans	$2,682,790	$2,566,197	$2,716,107	$2,619,238
Financial liabilities
Time deposits	1,466,464	1,461,908	1,146,316	1,143,053
Securities sold under agreements to repurchase	—	—	50,000	51,446
Advances from the Federal Home Loan Bank	1,161,000	1,164,686	921,000	927,259
Junior subordinated debentures	118,110	95,979	118,110	89,481

19.	Regulatory Matters

The Company and the Bank are subject to various regulatory requirements administered by federal banking agencies. The following is a summary of restrictions related to dividend payments and capital adequacy.

Dividend Restrictions

Dividends payable by the Bank as a national bank subsidiary of the Company, are limited by law and Office of the Comptroller of the Currency (“OCC”) regulation to the lesser of the amounts calculated under a “recent earnings” test and an “undivided profits” test. Under the recent earnings test, a dividend may not be paid if the total of all dividends declared by a bank in any calendar year is in excess of the current year’s net income combined with the retained net income of the two preceding years, unless the national bank obtains the approval

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

of the OCC. Under the undivided profits test, a dividend may not be paid in excess of a bank’s “undivided profits.” In 2017 and 2016, the Bank was in compliance with these requirements. Under regulatory capital rules, the Bank and the Company can only pay dividends to the extent either have sufficient “capital buffer” as defined in the rules.

In addition, the Company and the Bank are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums and the maintenance of capital in excess of capital conservation buffers required by the Federal Reserve and OCC capital regulations. The appropriate federal and state regulatory authorities are authorized to determine when the payment of dividends would be an unsafe or unsound practice, and may prohibit such dividends.

Capital Adequacy

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Company and the Bank on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. The Company and the Bank opted to not include the net unrealized gains or losses on available for sale securities in computing regulatory capital. Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios. As of December 31, 2017, management believes that the Company and the Bank meet all capital adequacy requirements to which they are subject, and are well capitalized. In addition, the Company and the Bank must hold a capital conservation buffer above the adequately capitalized risk-based ratios. The capital conservation buffer is being phased in from 0.0% in 2015 to 2.50% by 2019. The Company’s capital conservation buffer at year end 2017 and 2016 was 5.3% and 5.05%, respectively.

The Bank’s actual capital amounts and ratios are presented in the following table:

	Actual		Required for Capital Adequacy Purposes		Regulatory Minimums To be Well Capitalized
(in thousands of dollars)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2017
Total capital ratio	$885,855	12.7%	$556,446	8.0%	$695,557	10.0%
Tier I capital ratio	812,631	11.7%	417,334	6.0%	556,446	8.0%
Tier I leverage ratio	812,631	9.7%	335,600	4.0%	419,500	5.0%
Common Equity Tier I	812,631	11.7%	313,001	4.5%	452,112	6.5%

December 31, 2016
Total capital ratio	$848,029	12.4%	$545,608	8.0%	$682,010	10.0%
Tier I capital ratio	767,048	11.3%	409,206	6.0%	545,608	8.0%
Tier I leverage ratio	767,048	9.2%	326,305	4.0%	407,881	5.0%
Common Equity Tier I	767,048	11.3%	306,905	4.5%	443,307	6.5%

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

The Company’s actual capital amounts and ratios are presented in the following table:

	Actual		Required for Capital Adequacy Purposes		Regulatory Minimums To be Well Capitalized
(in thousands of dollars)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2017
Total capital ratio	$926,049	13.3%	$556,578	8.0%	$695,722	10.0%
Tier I capital ratio	852,825	12.3%	417,433	6.0%	556,578	8.0%
Tier I leverage ratio	852,825	10.2%	335,647	4.0%	419,559	5.0%
Common Equity Tier I	753,545	10.7%	313,075	4.5%	452,220	6.5%

December 31, 2016
Total capital ratio	$890,147	13.1%	$545,727	8.0%	$682,159	10.0%
Tier I capital ratio	809,167	11.9%	409,295	6.0%	545,727	8.0%
Tier I leverage ratio	809,167	9.6%	328,392	4.0%	410,490	5.0%
Common Equity Tier I	699,046	10.3%	306,971	4.5%	443,403	6.5%

20.	Segment Information

We determine our business segments based upon the products and services they provide, the functions performed, or the type of customers served. The business segment information presented in this section reflects our current organizational structure as currently evaluated by management. There are four reportable business segments: Personal and Commercial Banking (“PAC”), Corporate LATAM, Treasury, and Institutional. Corporate activities, including the activities of the Bank’s trust company and broker-dealer subsidiaries, as well as eliminations of balances and transactions between business segments and other corporate allocations are reported under Institutional. Results of these lines of business are presented on a managed basis. Substantially all revenues are generated within the U.S.

The following is a description of each of the Company’s business segments, and the products and services they provide to their respective client bases:

Personal and Commercial Banking

PAC delivers the subsidiary Bank’s core services and products to personal and commercial customers in domestic and international markets. Through this segment, both domestic and international customers are introduced to delivery channels including U.S. retail banking centers, online banking, mobile banking, and an ATM network. Targeting the needs of individuals and businesses, its products and services include consumer and commercial banking products such as checking accounts, savings accounts, time deposits, loans and lines of credit, residential and commercial mortgage lending, and unsecured loans and lines of credit, among others.

Corporate LATAM

Corporate LATAM serves financial institutions using a tiered approach, and companies in target countries in Latin America generally with over $1 billion in annual sales in several large industries. The segment combines the team’s expertise in domestic and international markets under one reporting structure to leverage relationship attraction and retention opportunities throughout all markets served. Results of this segment are primarily driven by changes in short-term interest rates, the credit quality of its loan portfolio and, the impact of the economic environment in borrower performance.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Treasury

Treasury is responsible for managing interest rate risk and liquidity risk for the Bank’s balance sheet. Treasury management services complement the mix of products, including loan syndications and accounts receivables, channeled through PAC, and help businesses monitor banking transactions and manage their cash flows. Additionally, Treasury manages credit risk in the Bank’s investment portfolio and supports bank-wide initiatives for increasing non-investment portfolio profitability. This process has the goal of enhancing overall returns for the Bank while keeping the management of liquidity and interest rate costs within approved limits.

Institutional

Results and balances of this segment correspond to all other corporate activities not previously discussed, including Funds Transfer Pricing (“FTP”) capital compensation, excess or deficits in the required level of provision for loan losses not born by the business units, the residual amounts of corporate expenses after allocations to other business units, as well as eliminations of balances and transactions between business segments.

Segment results

The following tables provide a summary of the Company’s financial information as of and for the years ended December 31, 2017, 2016 and 2015 on a managed basis. The Company’s definition of managed basis starts with the reported U.S. GAAP results and includes FTP compensation and allocations of direct and indirect expenses from overhead, internal support centers, and product support centers. This allows management to assess the comparability of results from year-to-year arising from segment operations. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense/(benefit).

	PAC	Corporate LATAM	Treasury	Institutional	Total
For the year ended December 31, 2017
Income Statement:
Net interest income	$182,872	$9,514	$6,649	$10,675	$209,710
(Reversal of) provision for loan losses	42	(3,879)	(1,547)	1,894	(3,490)

Net interest income after (reversal of) provision for loan losses	182,830	13,393	8,196	8,781	213,200
Noninterest income	26,468	509	8,920	35,588	71,485
Noninterest expense	161,002	4,894	11,256	30,484	207,636

Income (Loss) before income tax benefit (provision):
Banking	48,296	9,008	5,860	13,885	77,049
Non-banking contribution	4,788	55	—	(4,843)	—

	53,084	9,063	5,860	9,042	77,049
Income tax benefit (expense)	(18,784)	(3,207)	1,106	(13,107)	(33,992)

Net Income (Loss)	$34,300	$5,856	$6,966	$(4,065)	$43,057

As of December 31, 2017
Loans, net	$5,542,545	$521,616	$—	$(64,325)	$5,999,836

Deposits	$5,454,216	$18,670	$779,969	$70,118	$6,322,973

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

	PAC	Corporate LATAM	Treasury	Institutional	Total
For the year ended December 31, 2016
Income Statement:
Net interest income	$157,325	$15,302	$12,586	$6,720	$191,933
Provision for loan losses	5,795	13,620	(1,069)	3,764	22,110

Net interest income after provision for loan losses	151,530	1,682	13,655	2,956	169,823
Noninterest income	26,461	843	7,808	27,158	62,270
Noninterest expense	156,146	8,295	9,041	24,821	198,303

Income (Loss) before income tax benefit (provision):
Banking	21,845	(5,770)	12,422	5,293	33,790
Non-banking contribution	5,136	(124)	—	(5,012)	—

	26,981	(5,894)	12,422	281	33,790
Income tax (expense) benefit	(10,068)	2,200	(1,473)	(870)	(10,211)

Net Income (Loss)	$16,913	$(3,694)	$10,949	$(589)	$23,579

As of December 31, 2016
Loans, net	$5,163,655	$601,016	$—	$(81,661)	$5,683,010

Deposits	$5,728,228	$68,332	$691,000	$89,805	$6,577,365

	PAC	Corporate LATAM	Treasury	Institutional	Total
For the year ended December 31, 2015
Income Statement:
Net interest income	$127,148	$22,334	$17,474	$5,329	$172,285
Provision for loan losses	9,263	1,059	(223)	1,121	11,220

Net interest income after provision for loan losses	117,885	21,275	17,697	4,208	161,065
Noninterest income	24,512	1,588	2,631	26,025	54,756
Noninterest expense	142,845	10,344	7,150	31,923	192,262

(Loss) Income before income tax benefit (provision):
Banking	(448)	12,519	13,178	(1,690)	23,559
Non-banking contribution	4,256	(197)	—	(4,059)	—

	3,808	12,322	13,178	(5,749)	23,559
Income tax (expense) benefit	(1,457)	(4,715)	(4,254)	1,912	(8,514)

Net Income (Loss)	$2,351	$7,607	$8,924	$(3,837)	$15,045

As of December 31, 2015
Loans, net	$4,525,302	$1,105,139	$—	$(74,530)	$5,555,911

Deposits	$5,673,119	$53,156	$535,963	$257,436	$6,519,674

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

21.	Condensed Unconsolidated Financial Statements

The condensed unconsolidated financial statements of the Company and its wholly-owned subsidiary Mercantil Florida Bancorp, Inc. have been prepared using the same basis of accounting that the Company used to prepare its consolidated financial statements described in Note 1, except for its investment in subsidiaries which is accounted for using the equity method.    Under the equity method, investments in subsidiaries are initially recorded at cost, and they are periodically adjusted due to changes in the interest of the parent company over the net assets of the subsidiaries. The Company records on the result of the period its participation in the profit or loss of the subsidiaries, and in AOCI its participation in the “Other comprehensive income account” of the subsidiary. In applying equity method the Company uses the subsidiaries consolidated financial statements at the end of the period prepared under U.S. GAAP.

Condensed financial statements of Mercantil Bank Holding Corporation are presented below:

Condensed Balance Sheets:

	As of December 31
(in thousands of dollars)	2017	2016
Assets
Cash and due from banks	$1,420	$1,334
Investments in subsidiaries	752,409	702,445
Other assets	1,798	1,133

	$755,627	$704,912

Liabilities and Stockholder’s Equity
Other liabilities	$2,177	$175
Stockholder’s equity	753,450	704,737

	$755,627	$704,912

Condensed Statements of Income:

	Years ended December 31
(in thousands of dollars)	2017	2016	2015
Income:
Interest	$3	$2	$2
Equity in earnings of subsidiary	45,008	23,996	15,434

Total income	45,011	23,998	15,436

Expenses:
Employee compensation and benefit	350	350	350
Other expenses	2,539	250	251

Total expense	2,889	600	601

Net income before income tax benefit	42,122	23,398	14,835
Income tax benefit	935	181	210

Net income	$43,057	$23,579	$15,045

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Condensed Statements of Cash Flows:

	Years ended December 31
(in thousands of dollars)	2017	2016	2015
Cash flows from operating activities
Net income	$43,057	$23,579	$15,045
Adjustments to reconcile net income to net cash used in operating activities - Equity in earnings of subsidiaries	(45,008)	(23,996)	(15,434)
Net change in other assets and liabilities	1,337	(2)	(8)

Net cash used in operating activities	(614)	(419)	(397)
Cash provided by investing activities
Dividends from subsidiary	700	400	400

Net increase (decrease) in cash and cash equivalents	86	(19)	3
Cash and cash equivalents
Beginning of year	1,334	1,353	1,350

End of year	$1,420	$1,334	$1,353

Condensed financial statements of Mercantil Florida Bancorp, Inc are presented below:

Condensed Balance Sheets:

	As of December 31
(in thousands of dollars)	2017	2016
Assets
Cash and due from banks	$39,089	$39,748
Investments in subsidiaries	821,982	771,613
Other assets	9,775	9,467

	$870,846	$820,828

Liabilities and Stockholder’s Equity
Junior subordinated debentures held by trust subsidiaries	$118,110	$118,110
Other liabilities	979	944
Stockholder’s equity	751,757	701,774

	$870,846	$820,828

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Condensed Statements of Income:

	Years ended December 31
(in thousands of dollars)	2017	2016	2015
Income:
Interest	$85	$33	$61
Equity in earnings of subsidiary	50,982	31,282	20,874

Total income	51,067	31,315	20,935

Expenses:
Interest expense	7,456	7,129	6,868
Provision for loan losses	—	1,838	—
Other expenses	1,310	1,361	1,394

Total expense	8,766	10,328	8,262

Net income before income tax benefit	42,301	20,987	12,673
Income tax benefit	2,726	3,031	2,783

Net income	$45,027	$24,018	$15,456

Condensed Statements of Cash Flows:

	Years ended December 31
(in thousands of dollars)	2017	2016	2015
Cash flows from operating activities
Net income	$45,027	$24,018	$15,456
Adjustments to reconcile net income to net cash used in operating activities - Equity in earnings of subsidiaries	(50,982)	(31,282)	(20,874)
Net change in other assets and liabilities	(4)	(35)	75

Net cash used in operating activities	(5,959)	(7,299)	(5,343)
Cash flows from investing activities
Dividends received from subsidiary	6,000	6,000	6,000
Dividends paid	(700)	(400)	(400)

Net cash provided by investing activities	5,300	5,600	5,600

Net (decrease) increase in cash and cash equivalents	(659)	(1,699)	257
Cash and cash equivalents
Beginning of year	39,748	41,447	41,190

End of year	$39,089	$39,748	$41,447

Investment in subsidiaries corresponds to the Company’s direct beneficial ownership of the Voting Trust. As discussed in Note 1, the Company has determined that it is the sole beneficial owner of the Voting Trust and consolidates that financial statements of the Voting Trust with its own financial statements for regulatory reporting purposes. The Voting Trust wholly-owns Mercantil Florida Bancorp, Inc., which in turn wholly-owns the Bank and its subsidiaries.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

22.	Subsequent Events

(a) Amended and Restated Articles of Incorporation

On February 6, 2018, the Company filed amended and restated articles of incorporation with the Secretary of State of Florida. Pursuant to the amended and restated articles, the total number of shares of all classes of capital stock that the Company have the authority to issue is 550,000,000, consisting of the following classes:

Class	Number of Shares	Par Value per Share
Common Stock:
Class A	400,000,000	$0.10
Class B	100,000,000	0.10

	500,000,000
Preferred Stock	50,000,000	0.10

	550,000,000

Common Stock

Holders of Class A Common Shares and Class B Common Shares have identical rights in all respects other than voting rights. Class B Common Shares are not convertible into Class A Common Shares or vice versa. Class A Common Shares are entitled to one vote per share on all matters. Holders of Class B Common Shares are entitled to one-tenth of a vote per Class B Common Share, voting (i) together with the Class A Common Shares as a single voting group on proposals to appoint the Company’s independent auditors, if the Company seeks such a vote, (ii) as required by the Florida Business Corporation Act, and (iii) as a single voting group in other circumstances, including a reorganization event that adversely affects the rights of the Class B Common Shares.

Preferred Stock

The Board of Directors is authorized to provide for, out of the authorized but non-issued shares of Preferred Stock, one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares, the voting powers, if any, the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series of Preferred Stock. Shares of Preferred Stock of different series may have different rights and limitations from each other, including dividend rates.

Dividends

Dividends shall be payable only when, as and if declared by the Board of Directors and may be paid in cash, property, or shares of any class or series or other securities or evidences of indebtedness of the Company or any other issuer, as may be determined by resolution or resolutions of the Board of Directors. Shares of Class B Common Stock are not entitled to receive dividends or distributions payable in shares of Class A Common Stock.

Distribution of Company Shares

MSF is the 100% holder of all Company Class A and Class B common stock (“Company Shares”). MSF’s board of directors and shareholders have approved MSF’s distribution of 80.1% of the Company’s Class A and Class B common stock (the “Distributed Shares”) on a one-for-one basis to holders of record of

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

MSF Class A and Class B common stock, respectively (the “Distribution”) . The Distribution is expected to be effected through a distribution trust (the “Distribution Trust”), which will hold the Distributed Shares pending the effectiveness of the Company’s SEC registration statement covering Company Shares, when these will be distributed to MSF shareholders. The Distribution Trust is expected to hold the 19.9% of Company Shares retained by MSF for up to two years pending MSF’s sale or disposition of the Retained Shares.

Effective February 6, 2018, the Company exchanged 100% of the 298,570,328 Class A and 215,188,764 Class B Company Shares outstanding, for 74,212,408 Class A and 53,253,157 Class B Company Shares. All references made to share or per share amounts in the consolidated financial statements for the periods presented and applicable disclosures have been retroactively adjusted to reflect this exchange and Stock Split. In addition, as a result of this exchange and Stock Split, the Company reclassified an amount equal to the reduction in the number of Company Shares at par value to additional paid-in capital on its consolidated financial statements for the periods presented. See paragraph (c) below for more information regarding the Stock Split.

(b) Sale of G200 Leasing

On February 15, 2018, the Company sold its membership interest in G200 Leasing to a non-U.S. affiliate subsidiary of MSF. Prior to the sale, G200 Leasing distributed $19.8 million in cash to the Bank. All of the membership interests in G200 Leasing were sold for $8.5 million, which approximated the fair value. The Company recorded no gain or loss on this sale.

(c) Stock Split

On October 23, 2018, the Company completed a 1-for-3 reverse stock split of the Company’s issued and outstanding shares of its Class A and Class B common stock (the “Stock Split”). As a result of the Stock Split, every three shares of issued and outstanding Class A common stock were combined into one issued and outstanding share of Class A common stock, and every three shares of issued and outstanding Class B common stock were combined into one issued and outstanding share of Class B common stock, without any change in the par value per share. Fractional shares were issued and no cash was paid by the Company in respect of fractional shares or otherwise in the Stock Split. The Stock Split reduced the number of shares of Class A common stock issued and outstanding from 74,212,408 shares to 24,737,470 shares, and reduced the number of shares of Class B common stock issued and outstanding from 53,253,157 shares to 17,751,053 shares.

Mercantil Bank Holding Corporation and Subsidiaries

Interim Consolidated Balance Sheets (Unaudited)

(in thousands, except per share data)	September 30, 2018	December 31, 2017
Assets
Cash and due from banks	$37,507	$44,531
Interest earning deposits with banks	66,072	108,914

Cash and cash equivalents	103,579	153,445

Securities
Available for sale	1,628,121	1,687,157
Held to maturity	86,324	89,860
Federal Reserve Bank and Federal Home Loan Bank stock	77,414	69,934
Loans held for sale	—	5,611
Loans, gross	6,159,279	6,066,225
Less: Allowance for loan losses	69,471	72,000

Loans, net	6,089,808	5,994,225
Bank owned life insurance	204,690	200,318
Premises and equipment, net	122,350	129,357
Deferred tax assets, net	22,787	14,583
Goodwill	19,193	19,193
Accrued interest receivable and other assets	81,536	73,084

Total assets	$8,435,802	$8,436,767

Liabilities and Stockholders’ Equity
Deposits
Demand
Noninterest bearing	$843,768	$895,710
Interest bearing	1,348,967	1,496,749
Savings and money market	1,617,645	1,684,080
Time	2,379,123	2,246,434

Total deposits	6,189,503	6,322,973
Advances from the Federal Home Loan Bank and other borrowings	1,338,000	1,173,000
Junior subordinated debentures held by trust subsidiaries	118,110	118,110
Accounts payable, accrued liabilities and other liabilities	62,514	69,234

Total liabilities	7,708,127	7,683,317

Commitments and contingencies (Note 12)

Stockholders’ equity (Note 1)
Class A common stock, $0.10 par value, 400 million shares authorized; 24,737,470 shares issued and outstanding	2,474	2,474
Class B common stock, $0.10 par value, 100 million shares authorized; 17,751,053 shares issued and outstanding	1,775	1,775
Additional paid in capital	367,505	367,505
Retained earnings	379,232	387,829
Accumulated other comprehensive loss	(23,311)	(6,133)

Total stockholders’ equity	727,675	753,450

Total liabilities and stockholders’ equity	$8,435,802	$8,436,767

The accompanying notes are an integral part of these consolidated financial statements (unaudited).

Mercantil Bank Holding Corporation and Subsidiaries

Interim Consolidated Statements of Operations and Comprehensive Income (Unaudited)

	Nine Months Ended September 30,
(in thousands, except per share data)	2018	2017
Interest income
Loans	$188,894	$162,847
Investment securities	36,633	37,039
Interest earning deposits with banks	1,945	1,228

Total interest income	227,472	201,114

Interest expense
Interest bearing demand deposits	413	284
Savings and money market deposits	9,165	6,528
Time deposits	30,403	18,864
Advances from the Federal Home Loan Bank	19,217	13,359
Junior subordinated debentures	6,017	5,559
Securities sold under agreements to repurchase	2	1,662

Total interest expense	65,217	46,256

Net interest income	162,255	154,858
Provision for loan losses	1,750	8,898

Net interest income after provision for loan losses	160,505	145,960

Noninterest income
Deposits and service fees	13,322	14,615
Brokerage, advisory and fiduciary activities	12,989	15,210
Change in cash surrender value of bank owned life insurance	4,372	3,952
Cards and trade finance servicing fees	3,380	3,449
Gain on early extinguishment of advances from the Federal Home Loan Bank	882	—
Data processing, rental income and fees for other services to related parties	2,017	2,576
Securities gains (losses), net	1	(1,687)
Other noninterest income	4,918	17,951

Total noninterest income	41,881	56,066

Noninterest expense
Salaries and employee benefits	102,940	98,122
Occupancy and equipment	11,819	12,978
Professional and other services fees	16,099	8,674
FDIC assessments and insurance	4,493	5,754
Telecommunication and data processing	9,138	6,700
Depreciation and amortization	6,083	6,787
Other operating expenses	9,753	13,020

Total noninterest expenses	160,325	152,035

Net income before income tax	42,061	49,991
Income tax expense	(10,658)	(15,752)

Net income	$31,403	$34,239

Other comprehensive (loss) income, net of tax
Net unrealized holding (losses) gains on securities available for sale arising during the period	$(25,369)	$9,450
Net unrealized holding gains (losses) on cash flow hedges arising during the period	8,209	(2,292)
Reclassification adjustment for net (gains) losses included in net income	(18)	2,118

Other comprehensive (loss) income	(17,178)	9,276

Comprehensive income	$14,225	$43,515

Basic and diluted earnings per share:
Net income available to common shareholders	$31,403	$34,239
Basic and diluted weighted average shares outstanding	42,489	42,489

Basic and diluted income per common share	$0.74	$0.81

The accompanying notes are an integral part of these consolidated financial statements (unaudited).

Mercantil Bank Holding Corporation and Subsidiaries

Interim Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)

Nine Months Ended September 30, 2018 and 2017

	Common Stock				Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Class A		Class B
(in thousands, except share data)	Shares Issued and Outstanding	Par value	Shares Issued and Outstanding	Par value
Balance at December 31, 2016	24,737,470	$2,474	17,751,053	$1,775	$367,505	$343,678	$(10,695)	$704,737
Net income	—	—	—	—	—	34,239	—	34,239
Other comprehensive income	—	—	—	—	—	—	9,276	9,276

Balance at September 30, 2017	24,737,470	$2,474	17,751,053	$1,775	$367,505	$377,917	$(1,419)	$748,252

Balance at December 31, 2017	24,737,470	$2,474	17,751,053	$1,775	$367,505	$387,829	$(6,133)	$753,450
Net income	—	—	—	—	—	31,403	—	31,403
Dividends (Note 1)	—	—	—	—	—	(40,000)	—	(40,000)
Other comprehensive loss	—	—	—	—	—	—	(17,178)	(17,178)

Balance at September 30, 2018	24,737,470	$2,474	17,751,053	$1,775	$367,505	$379,232	$(23,311)	$727,675

The accompanying notes are an integral part of these consolidated financial statements (unaudited).

Mercantil Bank Holding Corporation and Subsidiaries

Interim Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(in thousands)	2018	2017
Cash flows from operating activities
Net income	$31,403	$34,239
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	1,750	8,898
Net premium amortization on securities	12,855	14,505
Depreciation and amortization	6,083	6,787
Increase in cash surrender value of bank owned life insurance	(4,372)	(3,952)
Net gain on sale of premises and equipment	—	(11,321)
Deferred taxes, securities net gains or losses and others	(3,143)	2,151
Net changes in operating assets and liabilities
Accrued interest receivable and other assets	2,543	(17,056)
Account payable, accrued liabilities and other liabilities	(6,430)	54,343

Net cash provided by operating activities	40,689	88,594

Cash flows from investing activities
Purchases of investment securities:
Available for sale	(166,703)	(183,943)
Held to maturity securities	—	(42,770)
Federal Reserve Bank and Federal Home Loan Bank stock	(24,055)	(25,744)
Maturities, sales and calls of investment securities:
Available for sale	178,981	596,006
Held to maturity	3,335	116
Federal Reserve Bank and Federal Home Loan Bank stock	16,576	22,950
Net increase in loans	(153,019)	(413,788)
Proceeds from loan portfolio sales	60,856	55,691
Purchase of bank owned life insurance	—	(30,000)
Net (purchases) proceeds from sales of premises and equipment, and others	(5,556)	26,457
Net proceeds from sale of subsidiary	7,500	—

Net cash (used in) provided by investing activities	(82,085)	4,975

Cash flows from financing activities
Net decrease in demand, savings and money market accounts	(266,159)	(403,547)
Net increase in time deposits	132,689	324,429
Net decrease in securities sold under agreements to repurchase	—	(15,000)
Proceeds from Advances from the Federal Home Loan Bank and other banks	941,000	1,089,500
Repayments of Advances from the Federal Home Loan Bank and other banks	(776,000)	(1,027,500)
Dividend paid	(40,000)	—

Net cash used in financing activities	(8,470)	(32,118)

Net (decrease) increase in cash and cash equivalents	(49,866)	61,451
Cash and cash equivalents
Beginning of period	153,445	134,989

End of period	$103,579	$196,440

Supplemental disclosures of cash flow information
Cash paid:
Interest	$63,987	$44,405
Income taxes	18,649	7,931

The accompanying notes are an integral part of these consolidated financial statements (unaudited).

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Interim Consolidated Financial Statements (Unaudited)

1.	Basis of Presentation and Summary of Significant Accounting Policies

Mercantil Bank Holding Corporation (the “Company”), is a Florida corporation incorporated in 1985, which has operated since January 1987. The Company is a bank holding company registered under the Bank Holding Company Act of 1956, as a result of its 100% indirect ownership of Amerant Bank, N.A. (the “Bank”). The Company’s principal office is in the City of Coral Gables, Florida. The Bank is a member of the Federal Reserve Bank of Atlanta (“Federal Reserve Bank”) and the Federal Home Loan Bank of Atlanta (“FHLB”). The Bank has two principal subsidiaries, Amerant Investments, Inc. a securities broker-dealer, and Amerant Trust, N.A.

As of December 31, 2017 the Company was a wholly owned subsidiary of Mercantil Servicios Financieros, C.A. (“MSF”). On March 15, 2018, MSF transferred ownership of 100% of the Company Shares to a non-discretionary common law, grantor trust governed by the laws of the State of Florida (the “Distribution Trust”). The Company and MSF are parties to an Amended and Restated Separation and Distribution Agreement dated as of June 12, 2018 that provided for the spin-off (the “Spin-off”) of the Company from MSF.

On February 6, 2018, the Company filed amended and restated articles of incorporation with the Secretary of State of the State of Florida. Pursuant to this action, the total number of Class A and Class B common shares (“Company Shares”), which the Company is authorized to issue is 400,000,000 and 100,000,000, respectively. In addition, effective on February 6, 2018, the Company exchanged 100% of the 298,570,328 Class A and 215,188,764 Class B Company Shares outstanding, for 74,212,408 Class A and 53,253,157 Class B Company Shares. This facilitated the distribution of one share of Class A and Class B Company Shares for each outstanding share of MSF Class A and Class B common stock, respectively. See Note 22 to the audited consolidated financial statements as of December 31, 2017, which are included in the Company’s definitive Information Statement filed with the Securities and Exchange Commission (“SEC”) as Exhibit 99.1 to its Current Report on Form 8-K on August 10, 2018 (the “Information Statement”), and within the Company’s preliminary Registration Statement on Form S-1 filed with the SEC on October 5, 2018 (the “Registration Statement”).

On March 13, 2018, the Company paid a special, one-time, cash dividend of $40.0 million to MSF, or $0.94 per common share.

The Distribution Trust was established by MSF and the Company pursuant to a Distribution Trust Agreement, as amended, with a Texas trust company, unaffiliated with MSF, as trustee. The Distribution Trust held 80.1% of the Company Shares (the “Distributed Shares”) for the benefit of MSF’s Class A and Class B common shareholders of record (“Record Holders”) on April 2, 2018 (“Record Date”). The remaining 19.9% of all Company Shares of each Class held in the Distribution Trust for the benefit of MSF and its subsidiaries are the “Retained Shares.”

The Distributed Shares were distributed to MSF shareholders on August 10, 2018 (the “Distribution”). As a result of the Distribution, the Company is a separate company whose common stock has been listed on the Nasdaq Stock Market under the symbols “MBNAA” (for the Company’s Class A common stock) and “MBNAB” (for the Company’s Class B common stock). The Distribution Trust continues to hold the Retained Shares pending their sale or disposition by MSF or, in certain circumstances where there is a change in control of MSF, their contribution by MSF to the Company.

MSF, the Company and various individuals as Voting Trustees, entered into a Voting Trust Agreement (the “Voting Trust”) in October 2008 to promote the interests of the Bank and expand its business in the United States, and to provide continued appropriate corporate governance of the Bank upon the occurrence of certain changes or threatened changes in control of MSF not approved by MSF’s board of directors.

On July 24, 2018, the Voting Trust was terminated. The Company is now the sole shareholder of Mercantil Florida Bancorp, Inc. and the indirect owner of 100% of the Bank.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Interim Consolidated Financial Statements (Unaudited)

On August 8, 2018, the Company became subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Securities Act”).

On October 23, 2018, the Company completed a 1-for-3 reverse stock split of the Company’s issued and outstanding shares of its Class A and Class B common stock (the “Stock Split”). As a result of the Stock Split, every three shares of issued and outstanding Class A common stock were combined into one issued and outstanding share of Class A common stock, and every three shares of issued and outstanding Class B common stock were combined into one issued and outstanding share of Class B common stock, without any change in the par value per share. Fractional shares were issued and no cash was paid by the Company in respect of fractional shares or otherwise in the Stock Split. The Stock Split reduced the number of shares of Class A common stock issued and outstanding from 74,212,408 shares to approximately 24,737,470 shares, and reduced the number of shares of Class B common stock issued and outstanding from 53,253,157 shares to approximately 17,751,053 shares.

On October 24, 2018, the Company announced it will be rebranding as “Amerant.” The Company’s principal subsidiaries have adopted this name and logo. The Company will use the Amerant brand and will officially change its corporate name at its annual shareholders’ meeting in 2019.

As a result of the rebranding and in connection with the Stock Split, the Company’s Class A and Class B common stock began trading on a Stock Split-adjusted basis on October 24, 2018 under the symbols “AMTB” (for the Company’s Class A common stock) and “AMTBB” (for the Company’s Class B common stock). All references made to share or per share amounts in these unaudited interim consolidated financial statements for the periods presented and applicable disclosures have been retroactively adjusted to reflect the Stock Split.

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Accordingly, they do not include all of the information and footnotes required for a fair statement of financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”). These unaudited interim consolidated financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. These adjustments are of a normal, recurring nature. Interim period operating results may not be indicative of the operating results for a full year or any other period. These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 and the accompanying footnote disclosures for the Company, which are included in the Information Statement and within the Registration Statement.

The effects of significant subsequent events, if any, have been recognized or disclosed in these unaudited interim consolidated financial statements. Subsequent events have been evaluated through November 13, 2018, the date when these consolidated financial statements were available to be issued.

For a complete summary of our significant accounting policies, please see Note 1 to the audited consolidated financial statements as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, which are included in the Information Statement and within the Registration Statement.

Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Interim Consolidated Financial Statements (Unaudited)

assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Significant estimates made by management include: (i) the determination of the allowance for loan losses; (ii) the fair values of securities, bank owned life insurance and the reporting unit to which goodwill has been assigned during the annual goodwill impairment test; and (iii) the determination of whether the amount of deferred tax assets will more likely than not be realized. Management believes that these estimates are appropriate. Actual results could differ from these estimates.

2.	Recently Issued Accounting Pronouncements

Issued and Adopted

Removal of Outdated OCC Guidance

In May 2018, the Financial Accounting Standards Board (“FASB”) issued amendments which removed outdated guidance related to the Office of the Comptroller of the Currency (“OCC”)’s Banking Circular 202, Accounting for Net Deferred Tax Changes. This guidance, which limited the net deferred tax debits that can be carried on a bank’s statement of condition for regulatory purposes, has been rescinded by the OCC. These amendments became effective immediately upon issuance and had no impact to the Company’s unaudited interim consolidated financial statements.

Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income

In February 2018, the FASB issued guidance that allows a reclassification from AOCI to retained earnings for stranded tax effects resulting from the newly enacted federal corporate income tax rate. The amount of the reclassification is the difference between the historical corporate income tax rate and the newly enacted 21% corporate income tax rate pursuant to H.R. 1, An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal year 2018, known as the Tax Cuts and Jobs Act of 2017 (“the 2017 Tax Act”). This guidance is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted for (1) public business entities for reporting periods for which financial statements have not been issued, and (2) for other entities for reporting periods for which financial statements have not yet been made available for issuance. The Company early-adopted this guidance and reclassified the effect of remeasuring net deferred tax assets related to items within AOCI to retained earnings resulting in a $1.1 million increase in retained earnings in 2017.

Issued and Not Yet Adopted

Emerging Growth Company

Section 107 of the JOBS Act provides that, as an “emerging growth company” we can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Therefore, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period, for as long as it is available and consistent with bank regulatory requirements.

Changes to the Disclosure Requirements for Fair Value Measurements

In August 2018, the FASB issued amendments to the disclosure requirements for fair value measurements. The amendments modify the fair value measurements disclosures with the primary focus to improve

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Interim Consolidated Financial Statements (Unaudited)

effectiveness of disclosures in the notes to the financial statements that is most important to the users. The new guidance modifies the required disclosures related to the valuation techniques and inputs used, uncertainty in measurement, and changes in measurements applied. These amendments are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The Company is currently assessing the impact this new guidance may have on the Company’s consolidated financial statements and footnote disclosures.

Narrow Amendments to Pending New Guidance on Leases

In July 2018, the FASB issued amendments to narrow aspects of the new guidance issued in February 2016 for the recognition and measurement of all leases which is not yet effective. These amendments, and the related pending new guidance, are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, for private companies, and for fiscal periods beginning after December 15, 2018, and interim periods within those fiscal years, for public companies. Early adoption is permitted. The Company is in the process of determining whether these amendments and the related new pending guidance will have a material effect on its consolidated financial statements, when adopted.

Targeted Improvements to Accounting for Hedging Activities

In August 2017, the FASB issued targeted amendments to the guidance for recognition, presentation and disclosure of hedging activities. These targeted amendments expand and refine hedge accounting for both nonfinancial and financial risk components and align the recognition and presentation of the effects of the hedging instrument and the hedged item in the financial statements. The amendments also simplify the application of hedge accounting guidance. This guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years for public business entities. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company is in the process of determining whether the adoption of this guidance will have a material impact on the Company’s consolidated financial statements and disclosures.

Statement of Cash Flows Classification of Certain Receipts and Payments

In August 2016, the FASB issued specific guidance for the classification of a number of cash receipts and payments, including debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, proceeds from the settlement of insurance claims and proceeds from the settlement of bank-owned life insurance policies. The new guidance is effective for years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, for private companies, and for years beginning after December 15, 2017 and interim periods within those fiscal years for public companies. Early adoption is permitted. The Company is in the process of understanding whether this new guidance will have a material impact on its consolidated statement of cash flows when adopted.

Accounting for Credit Losses on Financial Instruments

In June 2016, the FASB issued new guidance for the accounting for credit losses on instruments within its scope. The new guidance introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments. It also modifies the impairment model for available-for-sale debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. The standard is effective for fiscal years beginning after December 15, 2020, and interim periods

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Interim Consolidated Financial Statements (Unaudited)

within fiscal years beginning after December 15, 2021, for private companies, and for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, for public companies. Early adoption is permitted for fiscal years beginning after December 15, 2018. The Company is in the process of determining whether these changes will have a material impact on its consolidated financial position or results of operations or disclosures.

Accounting for Leases

In February 2016, the FASB issued guidance for the recognition and measurement of all leases. The new guidance requires lessees to recognize a right-of-use asset and a lease liability for most leases within the scope of the guidance. There were no significant changes to the guidance for lessors. The standard is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, for private companies, and for fiscal periods beginning after December 15, 2018, and interim periods within those fiscal years, for public companies. Early adoption is permitted. The new standard must be adopted using a modified retrospective transition at the beginning of the earliest comparative period presented, and provides for certain practical expedients. The Company is in the process of determining whether this new guidance will have a material impact on its consolidated financial position, results of operations and disclosures, when adopted.

Recognition and Measurement of Financial Instruments

In January 2016, the FASB issued changes to the guidance on the recognition and measurement of financial instruments. The changes include, among others, the removal of the available-for-sale category for equity securities and updates to certain disclosure requirements. This standard is effective for annual reporting periods beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, for private companies, and for fiscal periods beginning December 15, 2017, and interim periods within those fiscal years, for public companies, with limited early adoption permitted. The Company is in the process of determining whether these changes will have a material impact on its consolidated financial position or results of operations or disclosures.

Revenue from Contracts with Customers

In May 2014, the FASB issued a common revenue standard for recognizing revenue from contracts with customers. This new standard establishes principles for reporting information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amended effective date is annual reporting periods beginning after December 15, 2018, and interim periods beginning after December 15, 2019, for private companies, and for annual reporting periods beginning after December 15, 2017, and interim periods within that reporting period, for public companies. Earlier adoption continues to be permitted. The Company is in the process of determining whether the new guidance will have a material impact on its consolidated financial position or results of operations.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Interim Consolidated Financial Statements (Unaudited)

3.	Securities

Amortized cost and approximate fair values of securities available for sale are summarized as follows:

	September 30, 2018
	Amortized Cost	Gross Unrealized		Estimated Fair Value
(in thousands)		Gains	Losses
U.S. government sponsored enterprise debt securities	$837,796	$1,008	$(34,130)	$804,674
Corporate debt securities	369,496	2,332	(3,417)	368,411
U.S. government agency debt securities	266,758	210	(6,197)	260,771
Municipal bonds	176,825	10	(5,980)	170,855
Mutual funds	24,265	—	(1,355)	22,910
Commercial paper	500	—	—	500

	$1,675,640	$3,560	$(51,079)	$1,628,121

	December 31, 2017
	Amortized Cost	Gross Unrealized		Estimated Fair Value
(in thousands)		Gains	Losses
U.S. government sponsored enterprise debt securities	$889,396	$1,784	$(15,514)	$875,666
Corporate debt securities	310,781	3,446	(835)	313,392
U.S. government agency debt securities	293,908	870	(3,393)	291,385
Municipal bonds	179,524	2,343	(1,471)	180,396
Mutual funds	24,262	—	(645)	23,617
U.S. treasury securities	2,700	2	(1)	2,701

	$1,700,571	$8,445	$(21,859)	$1,687,157

At September 30, 2018 and December 31, 2017, the Company had no foreign sovereign debt securities.

The Company’s investment securities available for sale with unrealized losses that are deemed temporary, aggregated by length of time that individual securities have been in a continuous unrealized loss position, are summarized below:

	September 30, 2018
	Less Than 12 Months		12 Months or More		Total
(in thousands)	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
U.S. government sponsored enterprise debt securities	$257,674	$(8,239)	$487,848	$(25,891)	$745,522	$(34,130)
U.S. government agency debt securities	111,541	(2,144)	129,299	(4,053)	240,840	(6,197)
Municipal bonds	88,908	(1,840)	76,246	(4,140)	165,154	(5,980)
Corporate debt securities	179,134	(2,475)	20,772	(942)	199,906	(3,417)
Mutual funds	—	—	22,665	(1,355)	22,665	(1,355)

	$637,257	$(14,698)	$736,830	$(36,381)	$1,374,087	$(51,079)

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Interim Consolidated Financial Statements (Unaudited)

	December 31, 2017
	Less Than 12 Months		12 Months or More		Total
(in thousands)	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
U.S. government sponsored enterprise debt securities	$333,232	$(2,956)	$485,555	$(12,558)	$818,787	$(15,514)
U.S. government agency debt securities	92,138	(728)	128,316	(2,665)	220,454	(3,393)
Municipal bonds	4,895	(8)	76,003	(1,463)	80,898	(1,471)
Corporate debt securities	94,486	(751)	3,694	(84)	98,180	(835)
Mutual funds	—	—	23,375	(645)	23,375	(645)
U.S. treasury securities	—	—	2,199	(1)	2,199	(1)

	$524,751	$(4,443)	$719,142	$(17,416)	$1,243,893	$(21,859)

At September 30, 2018 and December 31, 2017 debt securities issued by U.S. government-sponsored entities and agencies held by the Company were issued by institutions which the government has affirmed its commitment to support. The Company does not consider these securities to be other-than-temporarily impaired because the decline in fair value is attributable to changes in interest rates and investment securities markets, generally, and not credit quality. The Company does not have the intent to sell these debt securities and it is more likely than not that it will not be required to sell the securities before their anticipated recovery.

Unrealized losses on municipal and corporate debt securities, at September 30, 2018 and December 31, 2017, are attributable to changes in interest rates and investment securities markets, generally, and as a result, temporary in nature. The Company does not consider these securities to be other-than-temporarily impaired because the issuers of these debt securities are considered to be high quality, and management does not intend to sell these investments and it is more likely than not that it will not be required to sell these investments before their anticipated recovery.

Amortized cost and approximate fair values of securities held to maturity, are summarized as follows:

	September 30, 2018
	Amortized Cost	Gross Unrealized		Estimated Fair Value
(in thousands)		Gains	Losses
Securities Held to Maturity -
U.S. government sponsored enterprise debt securities	$83,408	$—	$(4,204)	$79,204
U.S. Government agency debt securities	2,916	—	(117)	2,799

	$86,324	$—	$(4,321)	$82,003

	December 31, 2017
	Amortized Cost	Gross Unrealized		Estimated Fair Value
(in thousands)		Gains	Losses
Securities Held to Maturity -
U.S. government sponsored enterprise debt securities	$86,826	$47	$(441)	$86,432
U.S. Government agency debt securities	3,034	—	—	3,034

	$89,860	$47	$(441)	$89,466

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Interim Consolidated Financial Statements (Unaudited)

Contractual maturities of securities at September 30, 2018 are as follows:

	Available for Sale		Held to Maturity
(in thousands)	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Within 1 year	$44,543	$44,234	$—	$—
After 1 year through 5 years	303,053	300,596	—	—
After 5 years through 10 years	239,839	235,495	—	—
After 10 years	1,063,940	1,024,886	86,324	82,003
No contractual maturities	24,265	22,910	—	—

	$1,675,640	$1,628,121	$86,324	$82,003

At September 30, 2018 and December 31, 2017, securities available for sale with a fair value of approximately $243 million and $246 million, respectively, were pledged as collateral to secure securities sold under agreements to repurchase and advances from the FHLB.

4.	Loans

The loan portfolio consists of the following loan classes:

(in thousands)	September 30, 2018	December 31, 2017
Real estate loans
Commercial real estate
Non-owner occupied	$1,792,708	$1,713,104
Multi-family residential	847,873	839,709
Land development and construction loans	401,339	406,940

	3,041,920	2,959,753
Single-family residential	509,460	512,754
Owner-occupied	710,125	610,386

	4,261,505	4,082,893
Commercial loans	1,470,222	1,354,755
Loans to financial institutions and acceptances	310,967	497,626
Consumer loans and overdrafts	116,585	130,951

	$6,159,279	$6,066,225

The amounts above include loans under syndication facilities of approximately $971 million and $989 million at September 30, 2018 and December 31, 2017, respectively.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Interim Consolidated Financial Statements (Unaudited)

The following tables summarize international loans by country, net of loans fully collateralized with cash of approximately $23.7 million and $31.9 million at September 30, 2018 and December 31, 2017, respectively.

	September 30, 2018
(in thousands)	Brazil	Venezuela	Others (1)	Total
Real estate loans
Single-family residential (2)	$361	$134,090	$6,289	$140,740
Loans to financial institutions and acceptances	130,866	—	163,750	294,616
Commercial loans	3,365	—	83,902	87,267
Consumer loans and overdrafts (3)	5,022	28,022	6,081	39,125

	$139,614	$162,112	$260,022	$561,748

(1)	Loans to borrowers in 19 other countries; the total by country does not individually exceed 1% of total assets.
(2)	Mortgage loans secured by single-family residential properties located in the U.S.
(3)	Mostly comprised of credit card extensions of credit to customers with deposits with the Bank. Charging privileges are suspended, if the deposits decline below the authorized credit line.

	December 31, 2017
(in thousands)	Brazil	Venezuela	Chile	Others (1)	Total
Real estate loans
Single-family residential (2)	$219	$145,069	$179	$7,246	$152,713
Loans to financial institutions and acceptances	129,372	—	93,000	258,811	481,183
Commercial loans	8,451	—	—	60,843	69,294
Consumer loans and overdrafts (3)	3,046	37,609	1,364	10,060	52,079

	$141,088	$182,678	$94,543	$336,960	$755,269

(1)	Loans to borrowers in 18 other countries; the total by country does not individually exceed 1% of total assets.
(2)	Mortgage loans secured by single-family residential properties located in the U.S.
(3)	Mostly comprised of credit card extensions of credit secured to customers with deposits with the Bank. Charging privileges are suspended, if the deposits decline below the authorized credit line.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Interim Consolidated Financial Statements (Unaudited)

The analysis of the loan portfolio delinquencies by class, including nonaccrual loans, as of September 30, 2018 and December 31, 2017 are summarized in the following tables:

	September 30, 2018
	Total Loans, Net of Unearned Income		Past Due				Total Loans in Nonaccrual Status	Total Loans 90 Days or More Past Due and Accruing
(in thousands)		Current	30-59 Days	60-89 Days	Greater than 90 Days	Total Past Due
Real estate loans
Commercial real estate
Non-owner occupied	$1,792,708	$1,792,639	$69	$—	$—	$69	$10,244	$—
Multi-family residential	847,873	847,873	—	—	—	—	—	—
Land development and construction loans	401,339	401,339	—	—	—	—	—	—

	3,041,920	3,041,851	69	—	—	69	10,244	—
Single-family residential	509,460	502,345	618	1,765	4,732	7,115	7,047	251
Owner-occupied	710,125	708,487	1,094	355	189	1,638	4,808	—

	4,261,505	4,252,683	1,781	2,120	4,921	8,822	22,099	251
Commercial loans	1,470,222	1,468,777	371	422	652	1,445	6,461	—
Loans to financial institutions and acceptances	310,967	310,967	—	—	—	—	—	—
Consumer loans and overdrafts	116,585	115,066	402	269	848	1,519	57	834

	$6,159,279	$6,147,493	$2,554	$2,811	$6,421	$11,786	$28,617	$1,085

	December 31, 2017
	Total Loans, Net of Unearned Income		Past Due				Total Loans in Nonaccrual Status	Total Loans 90 Days or More Past Due and Accruing
(in thousands)		Current	30-59 Days	60-89 Days	Greater than 90 Days	Total Past Due
Real estate loans
Commercial real estate
Non-owner occupied	$1,713,104	$1,712,624	$—	$—	$480	$480	$489	$—
Multi-family residential	839,709	839,709	—	—	—	—	—	—
Land development and construction loans	406,940	406,940	—	—	—	—	—	—

	2,959,753	2,959,273	—	—	480	480	489	—
Single-family residential	512,754	501,393	6,609	2,750	2,002	11,361	5,004	226
Owner-occupied	610,386	602,643	3,000	174	4,569	7,743	12,227	—

	4,082,893	4,063,309	9,609	2,924	7,051	19,584	17,720	226
Commercial loans	1,354,755	1,350,667	385	5	3,698	4,088	8,947	—
Loans to financial institutions and acceptances	497,626	497,626	—	—	—	—	—	—
Consumer loans and overdrafts	130,951	130,846	57	29	19	105	55	—

	$6,066,225	$6,042,448	$10,051	$2,958	$10,768	$23,777	$26,722	$226

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Interim Consolidated Financial Statements (Unaudited)

At September 30, 2018 and December 31, 2017, loans with an outstanding principal balance of $1,675 million and $1,476 million, respectively, were pledged as collateral to secure advances from the FHLB.

5.	Allowance for Loan Losses

The analyses by loan segment of the changes in the allowance for loan losses for the nine months periods ended September 30, 2018 and 2017, and its allocation by impairment methodology and the related investment in loans, net as of September 30, 2018 and 2017 are summarized in the following tables:

	Nine Months Ended September 30, 2018
(in thousands)	Real Estate	Commercial	Financial Institutions	Consumer and Others	Total
Balances at beginning of the period	$31,290	$32,687	$4,362	$3,661	$72,000
(Reversal of) provision for loan losses	(2,249)	(199)	(1,527)	5,725	1,750
Loans charged-off
Domestic	—	(3,263)	—	(183)	(3,446)
International	—	(1,473)	—	(913)	(2,386)
Recoveries	38	1,288	—	227	1,553

Balances at end of the period	$29,079	$29,040	$2,835	$8,517	$69,471

	September 30, 2018
(in thousands)	Real Estate	Commercial	Financial Institutions	Consumer and Others	Total
Allowance for loan losses by impairment methodology
Individually evaluated	$5,783	$969	$—	$1,620	$8,372
Collectively evaluated	23,296	28,071	2,835	6,897	61,099

	$29,079	$29,040	$2,835	$8,517	$69,471

Investment in loans, net of unearned income
Individually evaluated	$10,965	$11,887	$—	$4,538	$27,390
Collectively evaluated	2,991,808	2,288,635	311,324	540,122	6,131,889

	$3,002,773	$2,300,522	$311,324	$544,660	$6,159,279

	Nine Months Ended September 30, 2017
(in thousands)	Real Estate	Commercial	Financial Institutions	Consumer and Others	Total
Balances at beginning of the period	$30,713	$40,897	$5,304	$4,837	$81,751
Provision for (reversal of) loan losses	6,130	3,823	(914)	(141)	8,898
Loans charged-off
Domestic	(97)	(1,445)	—	(137)	(1,679)
International	—	(6,167)	—	(757)	(6,924)
Recoveries	861	491	—	1,236	2,588

Balances at end of the period	$37,607	$37,599	$4,390	$5,038	$84,634

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Interim Consolidated Financial Statements (Unaudited)

	September 30, 2017
(in thousands)	Real Estate	Commercial	Financial Institutions	Consumer and Others	Total
Allowance for loan losses by impairment methodology
Individually evaluated	$—	$3,107	$—	$—	$3,107
Collectively evaluated	37,607	34,492	4,390	5,038	81,527

	$37,607	$37,599	$4,390	$5,038	$84,634

Investment in loans, net of unearned income
Individually evaluated	$8,744	$24,493	$—	$1,828	$35,065
Collectively evaluated	2,797,265	2,266,440	471,445	546,756	6,081,906

	$2,806,009	$2,290,933	$471,445	$548,584	$6,116,971

The following is a summary of the recorded investment amount of loan sales by portfolio segment:

Nine Months Ended September 30, (in thousands)	Real Estate	Commercial	Financial Institutions	Consumer and others	Total
2018	$2,000	$47,577	$—	$11,279	$60,856

2017	$91	$34,202	$14,677	$10,794	$59,764

The following is a summary of impaired loans as of September 30, 2018 and December 31, 2017:

	September 30, 2018
	Recorded Investment
(in thousands)	With a Valuation Allowance	Without a Valuation Allowance	Total	Year-To- Date Average	Total Unpaid Principal Balance	Valuation Allowance
Real estate loans
Commercial real estate
Non-owner occupied	$10,244	$—	$10,244	$10,580	$10,295	$5,783
Multi-family residential	—	721	721	727	726	—
Land development and construction loans	—	—	—	—	—	—

	10,244	721	10,965	11,307	11,021	5,783
Single-family residential	4,553	282	4,835	4,264	4,842	1,760
Owner-occupied	172	4,788	4,960	5,833	4,954	77

	14,969	5,791	20,760	21,404	20,817	7,620
Commercial loans	2,019	4,579	6,598	8,374	7,861	743
Consumer loans and overdrafts	22	10	32	13	156	9

	$17,010	$10,380	$27,390	$29,791	$28,834	$8,372

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Interim Consolidated Financial Statements (Unaudited)

During the nine months ended September 30, 2018, the Company recognized interest income of $119 thousand on impaired loans.

	December 31, 2017
	Recorded Investment
(in thousands)	With a Valuation Allowance	Without a Valuation Allowance	Total	Year Average	Total Unpaid Principal Balance	Valuation Allowance
Real estate loans
Commercial real estate
Non-owner occupied	$—	$327	$327	$225	$327	$—
Multi-family residential	—	1,318	1,318	7,898	1,330	—
Land development and construction loans	—	—	—	1,359	—	—

	—	1,645	1,645	9,482	1,657	—
Single-family residential	—	877	877	3,100	871	—
Owner-occupied	—	10,918	10,918	13,440	12,323	—

	—	13,440	13,440	26,022	14,851	—
Commercial loans	7,173	1,986	9,159	18,211	14,784	2,866

	$7,173	$15,426	$22,599	$44,233	$29,635	$2,866

During the nine months ended September 30, 2017, the Company recognized interest income of $1.1 million on impaired loans.

The recorded investment in loans considered troubled debt restructurings (“TDRs”) completed during the nine months ended September 30, 2018 totaled approximately $12.7 million, which includes $10.2 million in a commercial real estate non-owner occupied loan, $1.9 million in a real estate owner-occupied loan and $0.6 million in a commercial loan. During the nine months ended September 30, 2018, the Company charged off $1.1 million against the allowance for loan losses as a result of these TDR loans. As of September 30, 2018, there were no TDRs completed since September 30, 2017 which subsequently defaulted under the modified terms of the loan agreement. As of September 30, 2018, all TDR loans were primarily real estate and commercial loans under modified terms that did not substantially impact the allowance for loan losses since the recorded investment in these impaired loans corresponded to their realizable value, which approximated their fair values, or higher, prior to their designation as TDR.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Interim Consolidated Financial Statements (Unaudited)

Credit Risk Quality

The Company’s investment in loans by credit quality indicators as of September 30, 2018 and December 31, 2017 are summarized in the following tables:

	September 30, 2018
	Credit Risk Rating
		Classified
(in thousands)	Nonclassified	Substandard	Doubtful	Loss	Total
Real estate loans
Commercial real estate
Non-owner occupied	$1,782,188	$10,520	$—	$—	$1,792,708
Multi-family residential	847,873	—	—	—	847,873
Land development and construction loans	401,339	—	—	—	401,339

	3,031,400	10,520	—	—	3,041,920
Single-family residential	502,096	7,364	—	—	509,460
Owner-occupied	703,278	6,847	—	—	710,125

	4,236,774	24,731	—	—	4,261,505
Commercial loans	1,460,907	8,716	599	—	1,470,222
Loans to financial institutions and acceptances	310,967	—	—	—	310,967
Consumer loans and overdrafts	110,648	5,937	—	—	116,585

	$6,119,296	$39,384	$599	$—	$6,159,279

	December 31, 2017
	Credit Risk Rating
		Classified
(in thousands)	Nonclassified	Substandard	Doubtful	Loss	Total
Real estate loans
Commercial real estate
Non-owner occupied	$1,712,615	$489	$—	$—	$1,713,104
Multi-family residential	839,709	—	—	—	839,709
Land development and construction loans	406,940	—	—	—	406,940

	2,959,264	489	—	—	2,959,753
Single-family residential	506,885	5,869	—	—	512,754
Owner-occupied	596,519	13,867	—	—	610,386

	4,062,668	20,225	—	—	4,082,893
Commercial loans	1,340,643	14,112	—	—	1,354,755
Loans to financial institutions and acceptances	497,626	—	—	—	497,626
Consumer loans and overdrafts	126,838	4,113	—	—	130,951

	$6,027,775	$38,450	$—	$—	$6,066,225

6.	Time Deposits

Time deposits in denominations of $100,000 or more amounted to approximately $1.4 billion and $1.2 billion at September 30, 2018 and December 31, 2017, respectively. Time deposits in denominations of $250,000 or more amounted to approximately $723 million and $624 million at September 30, 2018 and December 31, 2017, respectively. Time deposits include brokered time deposits, all in denominations of less than

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Interim Consolidated Financial Statements (Unaudited)

$100,000. As of September 30, 2018 and December 31, 2017 brokered time deposits amounted to $643 million and $780 million, respectively.

7.	Advances From the Federal Home Loan Bank and Other Borrowings

The Company had outstanding advances from the FHLB and other borrowings. These borrowings bear fixed interest rates or variable rates based on 3-month LIBOR as follows:

Year of Maturity	Interest Rate	September 30, 2018	December 31, 2017
(in thousands, except percentages)
2018	0.90% to 2.38%	$437,000	$567,000
2019	1.00% to 3.86%	225,000	155,000
2020	1.50% to 2.74%	306,000	211,000
2021	1.93% to 3.08%	210,000	240,000
2022 and after	2.48% to 3.14%	160,000	—

		$1,338,000	$1,173,000

8.	Derivative Instruments

At September 30, 2018 and December 31, 2017 the fair values of the Company’s derivative instruments were as follows:

	September 30, 2018		December 31, 2017
(in thousands)	Other Assets	Other Liabilities	Other Assets	Other Liabilities
Interest rate swaps designated as cash flow hedges	$16,627	$—	$5,462	$—

Interest rate swaps not designated as hedging instruments:
Customers	—	760	1,375	—
Third party broker	760	—	—	1,375

	760	760	1,375	1,375

Interest rate caps not designated as hedging instruments:
Customers	—	1,209	—	195
Third party broker	1,209	—	195	—

	1,209	1,209	195	195

	$18,596	$1,969	$7,032	$1,570

Derivatives Designated as Hedging Instruments

At September 30, 2018 and December 31, 2017 the Company’s interest rate swaps designated as cash flow hedges involve the payment of fixed-rate amounts in exchange for the Company receiving variable-rate payments over the life of the agreements without exchange of the underlying notional amount.

As of September 30, 2018 and December 31, 2017, respectively, the Company had 16 and 15 interest rate swap contracts with total notional amounts of $280 million and $255 million, respectively, that were designated as cash flow hedges of floating rate interest payments on the currently outstanding and expected subsequent rollover of FHLB advances. The Company expects the hedge relationships to be highly effective in offsetting the

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Interim Consolidated Financial Statements (Unaudited)

effects of changes in interest rates in the cash flows associated with the advances from the FHLB. No hedge ineffectiveness gains or losses were recognized in the nine months ended September 30, 2018 and 2017.

Derivatives Not Designated as Hedging Instruments

At September 30, 2018 and December 31, 2017, the Company had four and one interest rate swap contracts with customers with a total notional amount of $64.6 million and $54.6 million, respectively. These instruments involve a variable-rate payment to the customer in exchange for the Company receiving from the customer a fixed-rate payment over the life of the contract. In addition, at September 30, 2018 and December 31, 2017, the Company had interest rate swap mirror contracts with a third party broker with similar terms.

At September 30, 2018 and December 31, 2017, the Company had thirteen and seven interest rate cap contracts with customers with a total notional amount of $286.1 million and $162.1 million, respectively. In addition, at September 30, 2018 and December 31, 2017, the Company had interest rate cap mirror contracts with a third party broker with similar terms.

9.	Net Gain on Sale of Premises and Equipment

During the nine months ended September 30, 2017, the Company sold one property in New York City (the “New York Building”) and another property with a carrying value of approximately $19.1 million and realized net aggregate gains on sale of approximately $11.3 million. There were no significant sales of property and equipment during the same period in 2018.

10.	Income Taxes

The Company uses an estimated annual effective tax rate method in computing its interim tax provision. This effective tax rate is based on forecast annual consolidated pre-tax income, permanent tax differences and statutory tax rates. Under this method, the tax effect of certain items that do not meet the definition of ordinary income or expense are computed and recognized as discrete items when they occur.

The effective combined federal and state tax rates for the nine months ended September 30, 2018 and 2017 were 25.34% and 31.51%, respectively. Effective tax rates differ from the statutory rates mainly due to the impact of forecast permanent non-taxable interest and other income, and the impact of permanent non-deductible discrete expense items incurred during the period, which primarily include the non-deductible Spin-off costs and the effect of corporate state taxes.

11.	Accumulated Other Comprehensive Loss (“AOCL”):

The components of AOCL are summarized as follows using applicable blended average federal and state tax rates for each period:

	September 30, 2018			December 31, 2017
(in thousands)	Before Tax Amount	Tax Effect	Net of Tax Amount	Before Tax Amount	Tax Effect	Net of Tax Amount
Unrealized losses on available for sale securities	$(47,519)	$11,618	$(35,901)	$(13,415)	$2,884	$(10,531)
Unrealized gains on interest rate swaps designated as cash flow hedges	16,627	(4,037)	$12,590	5,602	(1,204)	$4,398

Total AOCL	$(30,892)	$7,581	$(23,311)	$(7,813)	$1,680	$(6,133)

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Interim Consolidated Financial Statements (Unaudited)

The components of other comprehensive loss for the periods presented is summarized as follows:

	Nine Months Ended September 30,
	2018			2017
(in thousands)	Before Tax Amount	Tax Effect	Net of Tax Amount	Before Tax Amount	Tax Effect	Net of Tax Amount
Unrealized (losses) gains on available for sale securities:
Change in fair value arising during the period	$(34,103)	$8,734	$(25,369)	$14,653	$(5,203)	$9,450
Reclassification adjustment for net (gains) losses included in net income	(1)	—	(1)	1,687	(598)	1,089

	(34,104)	8,734	(25,370)	16,340	(5,801)	10,539

Unrealized gains (losses) on interest rate swaps designated as cash flow hedges:
Change in fair value arising during the period	11,045	(2,836)	8,209	(3,553)	1,261	(2,292)
Reclassification adjustment for net interest (income) expense included in net income	(20)	3	(17)	1,595	(566)	1,029

	11,025	(2,833)	8,192	(1,958)	695	(1,263)

Total other comprehensive (loss) income	$(23,079)	$5,901	$(17,178)	$14,382	$(5,106)	$9,276

12.	Commitments and Contingencies

The Company and its subsidiaries are party to various legal actions arising in the ordinary course of business. In the opinion of management, the outcome of these proceedings will not have a significant effect on the Company’s consolidated financial position or results of operations.

The Company occupies various premises under noncancelable lease agreements expiring through the year 2046. Actual rental expenses may include deferred rents that are recognized as rent expense on a straight line basis. Rent expense under these leases was approximately $4.5 million and $4.4 million for the nine months ended September 30, 2018 and 2017, respectively.

Financial instruments whose contract amount represents off-balance sheet credit risk at September 30, 2018 are generally short-term and are as follows:

(in thousands)	Approximate Contract Amount
Commitments to extend credit	$843,850
Credit card facilities	202,873
Standby letters of credit	20,447
Commercial letters of credit	41

$1,067,211

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Interim Consolidated Financial Statements (Unaudited)

13.	Fair Value Measurements

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	September 30, 2018
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Third-Party Models with Observable Market Inputs (Level 2)	Internal Models with Unobservable Market Inputs (Level 3)	Total Carrying Value in the Consolidated Balance Sheet
Assets
Securities available for sale
U.S. government sponsored enterprise debt securities	$—	$804,674	$—	$804,674
Corporate debt securities	—	368,411	—	368,411
U.S. government agency debt securities	—	260,771	—	260,771
Municipal bonds	—	170,855	—	170,855
Mutual funds	—	22,910	—	22,910
Commercial paper	—	500	—	500

	—	1,628,121	—	1,628,121
Bank owned life insurance	—	204,690	—	204,690
Derivative instruments	—	18,596	—	18,596

	$—	$1,851,407	$—	$1,851,407

Liabilities
Derivative instruments	$—	$1,969	$—	$1,969

	December 31, 2017
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Third-Party Models with Observable Market Inputs (Level 2)	Internal Models with Unobservable Market Inputs (Level 3)	Total Carrying Value in the Consolidated Balance Sheet
Assets
Securities available for sale
U.S. government sponsored enterprise debt securities	$—	$875,666	$—	$875,666
Corporate debt securities	—	313,392	—	313,392
U.S. government agency debt securities	—	291,385	—	291,385
Municipal bonds	—	180,396	—	180,396
Mutual funds	—	23,617	—	23,617
U.S. treasury securities	—	2,701	—	2,701

	—	1,687,157	—	1,687,157
Bank owned life insurance	—	200,318	—	200,318
Derivative instruments	—	7,032	—	7,032

	$—	$1,894,507	$—	$1,894,507

Liabilities
Derivative instruments	$—	$1,570	$—	$1,570

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Interim Consolidated Financial Statements (Unaudited)

Level 2 Valuation Techniques

The valuation of securities and derivative instruments is performed through a monthly pricing process using data provided by third parties considered leading global providers of independent data pricing services (the “Pricing Providers”). These Pricing Providers collect, use and incorporate descriptive market data from various sources, quotes and indicators from leading broker dealers to generate independent and objective valuations.

The valuation techniques and the inputs used in our consolidated financial statements to measure the fair value of our recurring Level 2 financial instruments consider, among other factors, the following:

•	Similar securities actively traded which are selected from recent market transactions;

•	Observable market data which includes spreads in relationship to LIBOR, swap curve, and prepayment speed rates, as applicable; and

•	The actual interest rate spread and prepayment speed are used to obtain the fair value for each related security.

On a quarterly basis, the Company evaluates the reasonableness of the monthly pricing process for the valuation of securities and derivative instruments. This evaluation includes challenging a random sample of the different types of securities in the investment portfolio as of the end of the quarter selected. This challenge consists of obtaining from the Pricing Providers a document explaining the methodology applied to obtain their fair value assessments for each type of investment included in the sample selection. The Company then analyzes in detail the various inputs used in the fair value calculation, both observable and unobservable (e.g., prepayment speeds, yield curve benchmarks, spreads, delinquency rates). Management considers that the consistent application of this methodology allows the Company to understand and evaluate the categorization of its investment portfolio.

The methods described above may produce a fair value calculation that may differ from the net realizable value or may not be reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of its financial instruments could result in different estimates of fair value at the reporting date.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

There were no assets or liabilities measured at fair value on a nonrecurring basis at September 30, 2018. The following table presents the major category of assets measured at fair value on a nonrecurring basis at December 31, 2017:

	December 31, 2017
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total Impairments
Description
Loans held for sale	$5,611	$—	$—	$—

Loans Held for Sale. The Company measures the impairment of loans held for sale based on the amount by which the carrying values of those loans exceed their fair values. The Company primarily uses independent third

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Interim Consolidated Financial Statements (Unaudited)

party quotes to measure any subsequent decline in the value of loans held for sale. As a consequence, the fair value of these loans held for sale are considered a Level 1 valuation.

Fair Value of Financial Instruments

The fair value of a financial instrument represents the price that would be received from its sale in an orderly transaction between market participants at the measurement date. The best indication of the fair value of a financial instrument is determined based upon quoted market prices. However, in many cases, there are no quoted market prices for the Company’s various financial instruments. As a result, the Company derives the fair value of the financial instruments held at the reporting period-end, in part, using present value or other valuation techniques. Those techniques are significantly affected by management’s assumptions, the estimated amount and timing of future cash flows and estimated discount rates included in present value and other techniques. The use of different assumptions could significantly affect the estimated fair values of the Company’s financial instruments. Accordingly, the net realized values could be materially different from the estimates presented below.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

•

Because of their nature and short-term maturities, the carrying values of the following financial instruments were used as a reasonable estimate of their fair value: cash and cash equivalents, interest earning deposits with banks, variable-rate loans with re-pricing terms shorter than twelve months, demand and savings deposits, short-term time deposits and other borrowings.

•

The fair value of loans held for sale, securities, bank owned life insurance and derivative instruments, are based on quoted market prices, when available. If quoted market prices are unavailable, fair value is estimated using the pricing process described in Note 17 to the audited consolidated financial statements for the three years ended December 31, 2017 and as of December 31, 2017 and 2016.

•

The fair value of commitments and letters of credit is based on the assumption that the Company will be required to perform on all such instruments. The commitment amount approximates estimated fair value.

•

The fair value of fixed-rate loans, advances from the FHLB, and junior subordinated debentures are estimated using a present value technique by discounting the future expected contractual cash flows using the current rates at which similar instruments would be issued with comparable credit ratings and terms at the measurement date.

•

The fair value of long-term time deposits, including certificates of deposit, is determined using a present value technique by discounting the future expected contractual cash flows using current rates at which similar instruments would be issued at the measurement date.

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Interim Consolidated Financial Statements (Unaudited)

The estimated fair value of financial instruments where fair value differs from carrying value are as follows:

	September 30, 2018		December 31, 2017
(in thousands)	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets
Loans	$2,809,731	$2,689,753	$2,682,790	$2,566,197
Financial liabilities
Time deposits	1,736,021	1,724,786	1,466,464	1,461,908
Advances from the Federal Home Loan Bank	1,336,000	1,329,389	1,161,000	1,164,686
Junior subordinated debentures	118,110	100,331	118,110	95,979

14.	Segment Information

The following tables provide a summary of the Company’s financial information as of September 30, 2018 and December 31, 2017 and for the nine months periods ended September 30, 2018 and 2017 on a managed basis. The Company’s definition of managed basis starts with the reported U.S. GAAP results and includes funds transfer pricing (“FTP”) compensation and allocations of direct and indirect expenses from overhead, internal support centers, and product support centers. This allows management to assess the comparability of results from period-to-period arising from segment operations. The corresponding income tax impact related to tax-exempt items is recorded within income tax (expense)/benefit.

(in thousands)	Personal and Commercial Banking (“PAC”)	Corporate LATAM	Treasury	Institutional	Total
Nine Months Ended September 30, 2018
Income Statement:
Net interest income	$143,603	$3,779	$3,598	$11,275	$162,255
Provision for (reversal of) loan losses	611	(1,315)	(443)	2,897	1,750

Net interest income after provision for (reversal of) loan losses	142,992	5,094	4,041	8,378	160,505
Noninterest income	16,936	290	7,241	17,414	41,881
Noninterest expense	119,585	3,391	8,823	28,526	160,325

Net income (loss) before income tax:
Banking	40,343	1,993	2,459	(2,734)	42,061
Non-banking contribution(1)	2,000	1	—	(2,001)	—

	42,343	1,994	2,459	(4,735)	42,061
Income tax (expense) benefit	(9,975)	(470)	1,054	(1,267)	(10,658)

Net income (loss)	$32,368	$1,524	$3,513	$(6,002)	$31,403

Mercantil Bank Holding Corporation and Subsidiaries

Notes to Interim Consolidated Financial Statements (Unaudited)

(in thousands)	Personal and Commercial Banking (“PAC”)	Corporate LATAM	Treasury	Institutional	Total
As of September 30, 2018
Loans, net(2)	$5,843,823	$313,735	$—	$(67,750)	$6,089,808

Deposits	$5,488,775	$14,955	$643,102	$42,671	$6,189,503

(in thousands)	Personal and Commercial Banking (“PAC”)	Corporate LATAM	Treasury	Institutional	Total
Nine Months Ended September 30, 2017
Income Statement:
Net interest income	$133,145	$7,084	$6,419	$8,210	$154,858
Provision for (reversal of) loan losses	6,265	(1,260)	(1,257)	5,150	8,898

Net interest income after provision for (reversal of) loan losses	126,880	8,344	7,676	3,060	145,960
Noninterest income	20,337	395	6,924	28,410	56,066
Noninterest expense	119,679	3,811	8,196	20,349	152,035

Net income before income tax:
Banking	27,538	4,928	6,404	11,121	49,991
Non-banking contribution(1)	3,469	39	—	(3,508)	—

	31,007	4,967	6,404	7,613	49,991
Income tax (expense) benefit	(11,025)	(1,765)	38	(3,000)	(15,752)

Net income	$19,982	$3,202	$6,442	$4,613	$34,239

(in thousands)	Personal and Commercial Banking (“PAC”)	Corporate LATAM	Treasury	Institutional	Total
As of December 31, 2017
Loans, net(2)(3)	$5,542,545	$521,616	$—	$(64,325)	$5,999,836

Deposits	$5,454,216	$18,670	$779,969	$70,118	$6,322,973

(1)	Non-banking contribution reflects allocations of the net results of the Trust Company and Investment Services subsidiaries to the customers’ primary business unit.
(2)

Provisions for the periods presented are allocated to each applicable reportable segment. The allowance for loan losses and unearned deferred loan costs and fees are reported entirely within Institutional.

(3)	Balances include loans held for sale of $5.6 million which are allocated to PAC.

            Shares

Class A Common Stock

PRELIMINARY PROSPECTUS

RAYMOND JAMES

KEEFE, BRUYETTE & WOODS

                                                     A Stifel Company

STEPHENS INC.

SUNTRUST ROBINSON HUMPHREY

FIG PARTNERS, LLC

                    , 2018

Through and including                     , 2018 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotment or subscription.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Amount to Be Paid
SEC registration fee	$27,270
FINRA filing fee	34,250
NASDAQ listing fees and expenses	0
Transfer agent’s and registrar’s fees	8,000
Printing and engraving expenses	200,000
Legal fees and expenses	3,000,000
Accounting fees and expenses	705,000
Miscellaneous	35,000
Total	$3,974,520

Each of the amounts set forth above, other than the SEC registration fee, the NASDAQ listing fee and the FINRA filing fee, is an estimate. Certain of these expenses will be paid by the selling shareholder based upon a calculation that apportions the expenses pro rata based on their respective economic benefit with respect to the Offering.

Item 14. Indemnification of Directors and Officers

The Florida Business Corporation Act permits, under certain circumstances, the indemnification of officers, directors, employees and agents of a corporation with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of a corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (1) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (2) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In the case of proceedings by or in the right of the corporation, the statute permits indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and certain amounts paid in settlement in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, the statute provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Also, under the statute, expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Our amended and restated articles of incorporation provide that our officers and directors will be indemnified by us to the fullest extent authorized by Florida law and any other applicable law, as it now exists or may in the future be amended.

Our amended and restated bylaws contain indemnification provisions similar to the Florida Business Corporation Act, and further provide that we may purchase and maintain insurance on behalf of our directors, officers, employees and agents in their capacities as such, or serving at the request of us, against any liabilities asserted against such persons and incurred by such persons in any capacity, or arising of such persons status as such, whether or not we would have the power to indemnify such persons against such liability under our amended and restated bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors and officers, or for persons controlling us, pursuant to our amended and restated articles of incorporation, amended and restated bylaws or the Florida Business Corporation Act, we acknowledge that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition to the authority granted to us by the Florida Business Corporation Act to indemnify our directors, certain other provisions of the Florida Business Corporation Act have the effect of further limiting the personal liability of our directors. For example, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act regarding corporate management or policy except in the case of certain qualifying breaches of the director’s duties.

Item 15. Recent Sales of Unregistered Securities

We have not sold any securities, registered or otherwise, within the past three years.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description

1.1	Form of Underwriting Agreement

3.1**	Amended and Restated Articles of Incorporation of Mercantil Bank Holding Corporation, adopted February 5, 2018

3.2**	Amended and Restated Bylaws of Mercantil Bank Holding Corporation, adopted as of May 7, 2018

Exhibit Number	Description

3.3	Form of Amended and Restated Bylaws, as amended, of Mercantil Bank Holding Corporation, to be in effect upon the completion of this Offering

5.1	Opinion of Jones Day

10.1**	Amended and Restated Separation and Distribution Agreement between Mercantil Servicios Financieros, C.A. and Mercantil Bank Holding Corporation, dated as of June 12, 2018

10.2**	Distribution Trust Agreement by and among Mercantil Servicios Financieros, C.A., Mercantil Bank Holding Corporation and TMI Trust Company, dated as of March 12, 2018

10.3**	Amendment No. 1, dated as of June 12, 2018, to the Distribution Trust Agreement by and among Mercantil Servicios Financieros, C.A., Mercantil Bank Holding Corporation and TMI Trust Company, dated as of March 12, 2018

10.4**	Registration Rights Agreement between Mercantil Servicios Financieros, C.A. and Mercantil Bank Holding Corporation, dated as of March 12, 2018

21.1	List of Subsidiaries of Mercantil Bank Holding Corporation

23.1	Consent of Independent Registered Certified Public Accounting Firm

23.2	Form of Consent of Jones Day (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

**	Previously filed

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes that:

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Offering Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Offering Registration Statement as of the time it was declared effective.

(3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment no. 2 to the Offering Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Coral Gables, State of Florida, on November 26, 2018.

MERCANTIL BANK HOLDING CORPORATION

By:	/s/ Millar Wilson
Name: Millar Wilson
Title: Vice-Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Millar Wilson, Alberto Peraza and Iván E. Trujillo and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Offering Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment no. 2 to the Offering Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Millar Wilson Millar Wilson	Chief Executive Officer (principal executive officer)	November 26, 2018

/s/ Alberto Peraza Alberto Peraza	Chief Financial Officer and Co-President (principal financial officer)	November 26, 2018

/s/ Jorge Trabanco Jorge Trabanco	Chief Accounting Officer (principal accounting officer)	November 26, 2018

* Gustavo J. Vollmer A.	Chairman	November 26, 2018

* Miguel A. Capriles L.	Director	November 26, 2018

* Frederick C. Copeland, Jr.	Director	November 26, 2018

* Rosa M. Costantino	Director	November 26, 2018

Signature	Title	Date

* Pamella J. Dana, Ph.D.	Director	November 26, 2018

* Alejandro Gonzalez S.	Director	November 26, 2018

* Gustavo Marturet M.	Director	November 26, 2018

* Jose Antonio Villamil	Director	November 26, 2018

* Guillermo Villar	Director	November 26, 2018

* By: /s/ Iván E. Trujillo Attorney-in-fact		November 26, 2018